As filed with the Securities and Exchange Commission on April 4, 2013

Registration No. 333-

UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VWR FUNDING, INC.

Additional Registrants listed on Schedule A hereto

(Exact name of registrant as specified in its charter)

Delaware	5049	56-2445503
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

P.O. Box 6660

Radnor, Pennsylvania 19087

(610) 386-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George Van Kula

Senior Vice President, General Counsel and Corporate Secretary

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

P.O. Box 6660

Radnor, Pennsylvania 19087

(610) 386-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7.25% Senior Notes Due 2017	$750,000,000	$750,000,000	$102,300
Guarantees of 7.25% Senior Notes Due 2017	—	—	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

BioExpress, LLC	Utah	420 N. Kays Drive Kaysville, Utah 84037	5049	87-0418368

AMRESCO, LLC	Ohio	6681 Cochran Road Solon, Ohio 44139	2869	34-1194130

Anachemia Chemicals, LLC	New York	3 Lincoln Boulevard Rouses Point, New York 12979	2899	80-0745252

Anachemia Mining, LLC	Delaware	783 Spice Island Drive Sparks, Nevada 89431	5049	90-0745339

Sovereign Scientific, LLC	Florida	2022 NE 153rd Street Suite 102 North Miami Beach, Florida 33162	5049	65-0058692

VWR, Inc.	Delaware	Radnor Corporate Center Building One, Suite 200 100 Matsonford Road P.O. Box 6660 Radnor, Pennsylvania 19087	5049	51-0397263

VWR International, LLC	Delaware	Radnor Corporate Center Building One, Suite 200 100 Matsonford Road P.O. Box 6660 Radnor, Pennsylvania 19087	5049	91-1319190

VWR Management Services, LLC	Delaware	Radnor Corporate Center Building One, Suite 200 100 Matsonford Road P.O. Box 6660 Radnor, Pennsylvania 19087	5049	59-3830720

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offering is not permitted.

Subject to Completion, dated April 4, 2013

Preliminary Prospectus

$750,000,000

VWR FUNDING, INC.

Exchange Offer for

7.25% Senior Notes due 2017

Offer for the outstanding 7.25% Senior Notes due 2017 of VWR Funding, Inc. in the aggregate principal amount of $750,000,000 (which we refer to as the “7.25% Senior Notes” or “senior notes”) in exchange for up to $750,000,000 in aggregate principal amount of 7.25% Senior Notes due 2017, which have been registered under the Securities Act of 1933, as amended (which we refer to as the “senior exchange notes”). In this prospectus, we refer to the senior exchange notes and the senior notes as the “notes.”

Material Terms of the Exchange Offer:

•	Expires 12:00 a.m., New York City time, on , 2013, unless extended.

•	You may withdraw tendered outstanding senior notes any time before the expiration of the exchange offer.

•	Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the United States Securities and Exchange Commission (the “SEC”).

•	We can amend or terminate the exchange offer.

•	We will exchange all outstanding senior notes that are validly tendered and not validly withdrawn for an equal principal amount of senior exchange notes that are freely tradable.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

Terms of the Senior Exchange Notes:

•

The terms of the senior exchange notes are substantially identical to those of the senior notes, except the transfer restrictions, registration rights and additional interest provisions relating to the senior notes do not apply to the senior exchange notes.

•

The senior exchange notes will be our senior unsecured obligations, will rank equally with all of our existing and future senior unsecured debt and will be senior to all our existing and future subordinated debt. Holdings of our secured indebtedness, including borrowings under our Senior Secured Credit Facility (as defined herein), will have a priority claim on our assets that secure our secured indebtedness to the extent of the value of the collateral securing such debt. The senior exchange notes will also be structurally subordinated to all existing and future liabilities of our non-guarantor subsidiaries, including the A/R Facility (as defined herein). Our obligations under the senior exchange notes will be jointly and severally guaranteed on a senior unsecured basis by each of our present and future domestic restricted subsidiaries (other than certain immaterial subsidiaries).

•

The senior exchange notes will mature on September 15, 2017. The senior exchange notes will bear interest semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2013. The terms of the senior exchange notes will be identical to those of the outstanding senior notes.

•	We may redeem the senior exchange notes in whole or in part from time to time.

•

Upon the occurrence of specific kinds of changes of control, we must offer to repurchase all of the senior exchange notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

For a discussion of the specific risks that you should consider before tendering your outstanding senior notes in the exchange offer, see “Risk Factors” beginning on page 16 of this prospectus.

There is no established trading market for the senior notes or the senior exchange notes. Each broker-dealer that receives senior exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such senior exchange notes. A broker dealer who acquired senior notes as a result of market-making activities or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the senior exchange notes.

Neither the SEC nor any state securities commission has approved or disapproved of the senior exchange notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2013.

Each broker-dealer that receives senior exchange notes for its own account in exchange for senior notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such senior exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker-dealer who acquired the senior notes as a result of market-making activities or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the senior exchange notes. For a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 7.25% Senior Notes due 2017.

MARKET AND INDUSTRY DATA

Information included in this prospectus about the global laboratory supply industry and the science education supply industry, including our general expectations concerning these industries, are based on estimates prepared using data from various sources and on assumptions made by us. We believe data regarding these industries is inherently imprecise, but based on management’s understanding of the markets in which we compete, management believes that such data is generally indicative of these industries. Our estimates, in particular as they relate to our general expectations concerning these industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

i

PROSPECTUS SUMMARY

The following summary highlights selected information about this exchange offer and our business. It does not contain all of the information that may be important to you. You should read this entire prospectus, including the information described under the heading “Risk Factors” and the financial statements and related notes contained in this prospectus, before participating in the exchange offer. Except as otherwise stated or required by the context, references in this prospectus to the “Company,” “VWR,” “we,” “us” and “our” refer to VWR Funding, Inc. and its consolidated subsidiaries and references to the “Issuer” refer to VWR Funding, Inc.

Our Business

We are a leader in the global laboratory supply industry. VWR enables the advancement of the world’s critical research through the distribution of a highly diversified product line to most of the world’s leading pharmaceutical and biotech companies, as well as industrial, educational and governmental organizations. With over 150 years of industry experience, VWR offers a well-established distribution network that reaches thousands of specialized labs and facilities spanning the globe.

VWR has approximately 8,600 associates around the world working to streamline the way researchers across North America, South America, Europe and Asia Pacific stock and maintain their labs. In addition, VWR further supports its customers by providing onsite services, storeroom management, product procurement, supply chain systems integration and technical services.

We provide distribution services to a highly fragmented supply chain by offering products from a wide range of manufacturers to customers in 34 countries. In 2012, we generated $4,129.4 million in total net sales, $252.0 million in operating income and $401.5 million in Adjusted EBITDA.

For 2012, our North American laboratory distribution segment (“North American Lab”) generated $2,388.2 million in net sales which accounted for 57% of total net sales. For the same period, our European laboratory distribution segment (“European Lab”) generated $1,637.4 million in net sales, which accounted for 40% of total net sales, while our Science Education segment generated $103.8 million in net sales, which accounted for 3% of total net sales.

Our Business Segments

We report our financial results on the basis of the following three business segments: North American Lab; European Lab; and Science Education. The results of our operations in the Asia Pacific and South American regions, which are not material, are included in our North American Lab segment. Both the North American Lab and European Lab segments are engaged in the distribution of laboratory supplies to customers in the pharmaceutical, biotechnology, medical device, chemical, technology, food processing, healthcare, mining and consumer products industries, as well as governmental agencies, universities and research institutes and environmental organizations. Science Education is engaged in the assembly, manufacturing and distribution of scientific supplies and specialized kits, principally to academic institutions, including primary and secondary schools, colleges and universities.

We offer a mixture of consumable products, chemicals, services and equipment and instrumentation. The following charts set forth our consolidated product and customer mix for 2012:

North American Lab Business

Our major U.S.-based distribution centers in California, New Jersey, Illinois, Georgia and Colorado, along with our Quebec, Canada distribution center, provide our customers with same-day delivery options throughout North America.

We also manufacture and sell products through our AMRESCO subsidiary, which is a manufacturer and supplier of high quality biochemicals and reagents for molecular biology, life sciences, proteomics, clinical and histology areas of research. Founded in 1976, AMRESCO supplies standard and custom products to our customers in the following market segments: diagnostics, molecular biology, biotechnology and research specialty chemicals.

Our Anachemia subsidiary complements our core laboratory supply business by providing chemical blending, distilling and down packing services to support our North American business. In addition, Anachemia offers a complete range of products for mining sample preparation and metals analysis by fire assay and other analytical techniques. These products are available for shipping worldwide.

European Lab Business

We have operations in 19 European countries, and we have major distribution centers in Germany, France and Belgium, complemented with smaller distribution centers throughout the regions we serve. In addition, we have manufacturing centers in France and Belgium providing chemical blending and down-packing services to support our European Lab business.

In 2012, aggregate net sales from our operations in Germany, France, the UK, Belgium and Switzerland comprised approximately 64% of our total European Lab net sales while aggregate net sales from our operations in Spain, Italy, Ireland and Portugal comprised approximately 11% of our total European Lab net sales.

Science Education Business

Our Science Education segment operates through a family of businesses focused on providing creative, accessible solutions for classroom and laboratory learning. Sargent-Welch, WARD’S Natural Science, Science Kit, and Boreal Northwest are brands that bring strength and ability to the VWR Education family. The diversity of products and services available through these companies allows us to offer our customers a comprehensive collection of high-quality learning materials, coupled with quality customer support.

We have specialized manufacturing facilities in Rochester, NY involved in the preparation of educational and natural science products and the assembly of specialized kits for our science education products.

Industry Overview

Management estimates that industry-wide revenues in the global laboratory supply industry in which our North American Lab and European Lab segments operate are approximately $37 billion, based on trade association data. Our net sales in these segments are influenced by, but not directly correlated with, the growth of research and development spending from a diversified group of end-users, and we expect that demand may vary by type of end-user.

In regard to our Science Education segment, industry sales levels are subject to fluctuations driven by state budgetary status, changes in state and local government funding and spending patterns, the timing of state by state new textbook adoption cycles and population changes. Our Science Education segment is seasonal, with increased net sales and operating income in the third quarter resulting from school supply purchases in preparation for the beginning of the new school year.

We maintain a diverse and stable customer base across a diversified array of end-users and geographies. Our customers include pharmaceutical, biotechnology, medical device, chemical, technology, food processing, healthcare, mining and consumer products companies. They also include universities and research institutes, governmental agencies, environmental organizations and primary and secondary schools.

We serve our customers globally through our operations in 34 countries. We established a presence in Asia Pacific in 2006 and continue to expand in this region to respond to the needs of our global customers who are also expanding operations there. We established a presence in South America through targeted acquisitions completed in 2011 and 2012. We expect to continue to extend our footprint to both Central and South America as we seek to expand sales to existing global customers and leverage our global purchasing power.

We seek to be the principal provider of laboratory supplies to our customer base. We are a significant provider of laboratory supplies to a majority of the world’s 20 largest pharmaceutical companies. Pharmaceutical and biotechnology companies (collectively, “BioPharma”) represented approximately 38% of our 2012 net sales, and together with universities and colleges, accounted for approximately 53% of our 2012 net sales. In 2012, our top 20 customers accounted for approximately 22% of our net sales, with no single customer representing more than 4% of our net sales.

Our Competitive Strengths

We offer our customers a valuable combination of choice, scale and services:

Choice. VWR offers the ability to access a vast number of laboratory supply product choices at various price points without investing in a large procurement infrastructure. VWR purchases more than a million unique products from thousands of suppliers. Our vast selection of products can be accessed via industry specific catalogues or through our website, which creates a personalized purchasing experience for each customer. For example, we stock over 350 lines of gloves with variations in style, chemical composition, size, use and brand. Through vwr.com, our customers can quickly refine their glove choice to specific product categories and brands that meet their specific needs.

Scale. VWR’s global distribution network, including over 4 million square feet of distribution and manufacturing space strategically located in approximately 50 different cities worldwide, enables us to serve our customers globally. We believe our number one market position in Europe combined with our number two market position in the U.S. offers our large customers with scientists in multiple locations throughout the world an opportunity to reduce the number of vendors and purchase in larger quantities. Further, we believe our customers benefit from our scale of operations and leading market position, which enable us to source products from a wide range of manufacturers and offer a broad product portfolio.

Services. We offer innovative, flexible and customized solutions to our customers. Our broad distribution network and large product offerings assure our customers that the laboratory supplies they need will arrive on time directly to their research facilities. We also provide various on-site storeroom management, product delivery, usage tracking and order replenishment services to further enhance the customer experience. Our approximately 8,600 associates help us establish long-term, strategic relationships with our customers. Our top 10 customers in 2012 have had relationships with us averaging more than 12 years. Our broad product offerings, coupled with our wide array of customized value-added services, have strengthened these relationships and provide meaningful incentives for our customers to continue to purchase through us.

We offer our suppliers access to our diverse customer base and broad geographic reach:

Diverse Customer Base. We maintain a fragmented and stable customer base across a diversified array of end-users and geographies. Our customers include major pharmaceutical, biotechnology, chemical, technology, food processing and consumer products companies as well as primary and secondary schools, universities and research institutes, governmental agencies and environmental organizations. We have established long-term, strategic relationships with our customers, and we believe we are a significant provider of laboratory supplies to a majority of the world’s 20 largest pharmaceutical companies.

Reach. VWR offers the ability to access research professionals and customers worldwide. We ship products to more than 275,000 unique customer locations worldwide. By entering into a distribution agreement with VWR, a supplier has immediate market access to thousands of potential users of its products worldwide to expand its market penetration.

Commitment. We believe that our suppliers value our diverse customer base, broad geographic reach, investment in distribution technology and commitment to customer service. Our top 10 suppliers have had relationships with us averaging more than 12 years.

Experienced Management Team

We believe we have a committed and experienced management team with proven capabilities in operating a global business. Our business leaders have an average of 20 years of experience in the industry and have strong track records with respect to both increasing earnings and successfully implementing operating improvements. In addition, our existing management team has operating experience in a highly leveraged environment.

Our Business Strategies

Our primary goal is to enhance our position as a leader in the global laboratory supply industry. Toward this end, we have instituted a number of strategies to drive sustainable, profitable growth through organic sales growth and selective acquisitions. The principal elements of our strategy are outlined below:

Enhance Customer Focus. We are aligning our worldwide sales teams with our customer segments to give us the ability to more closely and effectively understand the unique industry drivers affecting our customers. This alignment will provide us with the ability to better tailor our product and service offerings to meet our customers’ distinct needs.

Increase Productivity and Profitability. Achieving operational excellence in our customer service and support and distribution operations remains a cornerstone of our strategy. We will continue to leverage our shared service operations to provide cost-effective business support and enhanced service capabilities. Ongoing standardization of processes and systems within our customer service network will bring enhanced service to our customer and supplier base.

Expand Global Presence. An important part of our strategy is to accelerate the Company’s growth by expanding existing operations and capabilities, and completing selective acquisitions in various locations throughout the world. We will continue to seek opportunities to expand our presence in Asia Pacific, Central and South America and other emerging markets. Selective acquisitions present opportunities to leverage our existing infrastructure, pursue new lines of business in new industries and establish in-country operations in new geographic areas.

Continue Sourcing Strategy. By utilizing our global scale and strong relationships with our multinational customers and suppliers and maintaining our primary focus on distribution, we intend to continue developing mutually beneficial relationships with leading manufacturers. An important part of our strategy involves providing our customers with a choice of products at varying price points. Continuing to expand our global sourcing activities and supplier integration are key elements of this strategy.

Increase Sales of Private Label Products. Due to increasing demand by our customers for the broadest possible product choice, we will direct our sales and marketing efforts to strike a balance between exclusive, branded and private label product offerings. We believe this strategy is timely as customers seek to realize productivity gains and reduce operating costs.

Corporate Information

The origins of our business date to 1852. We became a leader in the global laboratory supply industry in 2001 when our then-existing owner, Merck KGaA (“Merck”), combined our operations with those of its European scientific supplies distribution business under a common parent known as “VWR International Corporation.” On April 7, 2004, VWR International Corporation was acquired from Merck by CDRV Holdings, Inc., a newly formed entity controlled by Clayton, Dubilier & Rice, Inc., a private equity firm, in a leveraged transaction. In June 2007, our business was renamed VWR Funding, Inc. and after giving effect to a series of related transactions (the “Merger”), we became a direct, wholly owned subsidiary of VWR Investors, Inc., a Delaware corporation (“VWR Investors”), which is a direct, wholly owned subsidiary of Varietal Distribution Holdings, LLC (“Holdings”). Holdings is a holding company owned by private equity funds managed by Madison Dearborn Partners, LLC (“Madison Dearborn”), other co-investors and certain members of our management who have been given the opportunity to purchase equity in Holdings pursuant to an equity incentive plan established at the time of the Merger.

Our corporate headquarters are located at 100 Matsonford Road, Building One, Suite 200, P.O. Box 6660, Radnor, Pennsylvania 19087-8660. Our telephone number is (610) 386-1700, and our website address is vwr.com. The information on our website, however, does not constitute a part of, and is not incorporated into, this prospectus.

Equity Sponsor

Madison Dearborn, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. Madison Dearborn has raised six funds with aggregate capital of over $18 billion since its formation in 1992 and has completed investments in approximately 125 companies. Madison Dearborn-affiliated investment funds invest in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services and health care. Madison Dearborn’s objective is to invest in companies with strong competitive characteristics that it believes have potential for significant long-term equity appreciation. To achieve this objective, Madison Dearborn seeks to partner with outstanding management teams who have a solid understanding of their businesses and track records of building shareholder value.

Summary of the Exchange Offer

The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Exchange Offer” section of this prospectus contains a more detailed description of the terms and conditions of the exchange offer.

Initial Offering of Outstanding Senior Notes	On September 4, 2012, we sold, through an offering exempt from the registration requirements of the Securities Act, $750,000,000 of our 7.25% Senior Notes due 2017. All of the senior notes are eligible to be exchanged for senior exchange notes.

Exchange and Registration Rights Agreement	Simultaneously with the initial sale of the senior notes, we entered into an exchange and registration rights agreement for the exchange offer. In the exchange and registration rights agreement, we agreed, among other things, to file a registration statement with the SEC within 270 days of issuing the outstanding notes, to use commercially reasonable efforts to (i) cause the registration statement to become effective no later than 60 days after the filing of the registration statement and (ii) commence the exchange offer promptly (but no later than 10 business days) after the effectiveness of the registration statement. The exchange offer is intended to satisfy your rights under the exchange and registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer	We are offering to exchange the senior exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on September 4, 2012, in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue senior exchange notes promptly after the expiration of the exchange offer.

Resales	We believe that the senior exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• the senior exchange notes are being acquired in the ordinary course of your business;

•    you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the senior exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any senior exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your senior exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued senior exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the senior exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the senior exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2013.

Expiration Date	The exchange offer will expire at 12:00 a.m., New York City time, , 2013, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	The senior notes were issued as global securities and were deposited upon issuance with Law Debenture Trust Company, as custodian for The Depository Trust Company (“DTC”).

Beneficial interests in the outstanding senior notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the senior notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding senior notes by instructing your broker or bank where you keep the senior notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your senior notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Your outstanding senior notes must be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of senior notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or senior notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your senior notes and your senior notes are not immediately available or you cannot deliver your senior notes, the letter of transmittal or any other documents required by the letter of transmittal prior to the expiration date or you cannot comply with the procedures of the Automated Tender Offer Program System of DTC prior to the expiration date, you must tender your senior notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Procedures for Tendering Senior Notes—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m, New York City time on , 2013.

Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of senior exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	Law Debenture Trust Company of New York is serving as the exchange agent in connection with the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of our outstanding senior notes may require us to register their outstanding senior notes under a shelf registration statement.

Consequences of Not Exchanging Your Outstanding Senior Notes

If you do not exchange your outstanding senior notes in the exchange offer, your outstanding senior notes will continue to be subject to the restrictions on transfer currently applicable to the outstanding senior notes. In general, you may offer or sell your outstanding senior notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the outstanding senior notes under the Securities Act. Under some circumstances, however, holders of the outstanding senior notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell senior exchange notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the outstanding senior notes by these holders.

Summary of Terms of the Senior Exchange Notes

The form and terms of the senior exchange notes are the same as the form and terms of the outstanding senior notes, except that the senior exchange notes will be registered under the Securities Act. As a result, the senior exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding senior notes. The senior exchange notes represent the same debt as the outstanding senior notes. Both the outstanding senior notes and the senior exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding senior notes and the senior exchange notes.

Issuer	VWR Funding, Inc.

Senior Exchange Notes	$750.0 million aggregate principal amount of 7.25% Senior Notes due 2017.

Maturity	September 15, 2017.

Interest	Interest on the senior exchange notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2013.

Guarantees	Our obligations under the senior exchange notes will be jointly and severally guaranteed on a senior unsecured basis by each of our present and future domestic restricted subsidiaries (other than certain future immaterial subsidiaries). See “Description of Notes—Brief Description of the Notes and the Guarantees—The Guarantees of the Notes.”

Our non-guarantor subsidiaries held approximately 62% of our total assets as of December 31, 2012, and generated approximately 50% of our net sales for the year ended December 31, 2012.

Ranking

The senior exchange notes and the respective guarantees thereof will be our and the guarantors’ senior unsecured obligations and will be:

•   pari passu with all of our and the guarantors’ existing and future senior unsecured indebtedness;

•   senior to all of our and our guarantors’ existing and future subordinated indebtedness, including the senior subordinated notes and the guarantees thereof;

•   effectively junior to our and the guarantors’ existing and future senior secured debt, including borrowings under our Credit Agreement, dated as of June 29, 2007, (as amended, restated, supplemented or otherwise modified from time to time) (the “Senior Secured Credit Facility”) to the extent of the value of the collateral securing such indebtedness; and

•   structurally subordinated to all existing and future liabilities of our non-guarantor subsidiaries, including our accounts receivable securitization facility entered into on November 4, 2011, (the “A/R Facility”), trade debts and other payables. See “Capitalization.”

Because the senior exchange notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the company or the guarantors or upon a default in payment with respect to, or acceleration of, any indebtedness under our Senior Secured Credit Facility or other secured indebtedness, the assets of the company and guarantors that secure secured indebtedness will be available to pay obligations on the senior exchange notes and the guarantees only after all indebtedness under such other secured indebtedness has been repaid in full from such assets. See “Description of Certain Other Indebtedness.”

Optional Redemption	We may, at our option, redeem some or all of the senior exchange notes at 100% of the principal amount thereof plus a “make-whole premium” at any time from time to time prior to September 15, 2014. We may, at our option, redeem some or all of the senior exchange notes, at any time and from time to time after September 15, 2014, at the redemption prices listed under “Description of Notes—Optional Redemption.”

In addition, prior to September 15, 2014, we may, at our option, redeem up to 35% of the senior exchange notes with the proceeds from certain sales of our equity at the redemption price listed under “Description of Notes—Optional Redemption.”

Change of Control Offer	If we experience specific types of changes of control, we must offer to repurchase the senior exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, subject to the rights of holders of senior exchange notes on the relevant record date to receive interest due on the relevant payment date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants

The indenture governing the senior exchange notes will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

•   incur additional debt;

•   pay dividends and make other distributions;

•   make certain investments;

•   repurchase stock;

•   incur liens;

•   enter into transactions with affiliates;

•   merge or consolidate; and

•   transfer or sell assets.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes—Certain Covenants.”

Certain of these covenants will cease to be applicable if the senior exchange notes are assigned an investment grade rating by Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and no default has occurred and is continuing. These covenants will not be reinstated if the senior exchange notes are subsequently no longer rated investment grade by either agency. See “Description of Notes—Certain Covenants—Fall Away Event.”

Risk Factors

You should carefully consider the information set forth under the caption “Risk Factors” beginning on page 16 of this prospectus before participating in the exchange offer.

Summary Historical and Pro Forma Consolidated Financial Data

The following tables set forth our summary historical and pro forma consolidated financial data as of and for the periods indicated. We have derived the summary historical consolidated financial data as of December 31, 2012, 2011 and 2010, and for the fiscal years then ended from our audited consolidated financial statements for such years.

This information is only a summary and should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Data” and our consolidated historical financial statements and the related notes thereto, included elsewhere in this prospectus.

	Year Ended December 31,
(in millions)	2012	2011	2010
Income Statement Data:
Net sales	$4,129.4	$4,161.1	$3,638.7
Cost of goods sold	2,962.0	2,981.6	2,599.8

Gross profit	1,167.4	1,179.5	1,038.9
Selling, general and administrative expenses(1)(2)(3)	915.4	913.6	853.5

Operating income	252.0	265.9	185.4
Interest expense, net(4)	(199.5)	(199.6)	(202.7)
Other income (expense), net(5)	(15.1)	21.8	66.8
Loss on extinguishment of long-term debt(6)	(25.5)	—	—

Income before income taxes	11.9	88.1	49.5
Income tax provision	(8.1)	(30.4)	(28.0)

Net income	$3.8	$57.7	$21.5

Pro forma net income(7)	$10.5

(in millions)	Year Ended December 31,
	2012	2011	2010
Other Financial Data:
Depreciation and amortization	$125.9	$120.9	$116.5
Capital expenditures	51.8	42.5	41.6
Gross profit as a percentage of net sales	28.3%	28.3%	28.6%
Adjusted EBITDA(8)	401.5	398.9	358.2

	As of December 31,
(in millions)	2012	2011	2010
Balance Sheet Data(9):
Cash and cash equivalents	$139.8	$164.6	$142.1
Total assets	5,402.0	5,189.7	5,001.4
Total debt	3,148.6	2,908.7	2,757.7
Total stockholders’ equity	992.6	960.8	965.2
Net Debt(10)	2,761.9	2,558.7	2,530.2

(1)	We recognized share-based compensation expense of $0.9 million, $2.3 million and $3.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.
(2)	The results of our 2011 and 2010 impairment testing identified impairments of our goodwill and other indefinite-lived intangible assets aggregating $3.3 million and $48.1 million, respectively. The impairment charges from 2011 and 2010 were recognized at our Science Education segment. We believe that the impairment charges recognized in our Science Education segment were due to industry-specific factors.

(3)	We recognized charges related to implementing organizational and operational changes and cost reduction initiatives of $16.9 million, $5.9 million and $3.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.
(4)	Interest rate swap arrangements have contributed to volatility in interest expense, net.
(5)	Subsequent to June 29, 2007, we have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. As a result, the Company’s operating results are exposed to foreign currency translation risk.
(6)	We recognized a loss on extinguishment of long-term debt in 2012 resulting from a tender offer and related call for redemption of our 10.25%/11.25% unsecured senior notes due 2015 (the “10.25% Senior Notes”).
(7)	Pro forma net income gives effect to an amendment to our Senior Secured Credit Facility of June 4, 2012, prepayment of the 10.25% Senior Notes and the issuance of the 7.25% Senior Notes (collectively, the “2012 Refinancing Transactions”) as if such transactions were completed on January 1, 2012. Pro forma net income reflects the interest rate with respect to the 7.25% Senior Notes and LIBOR plus a variable margin of 4.25% per annum or EURIBOR plus a variable margin of 4.50% per annum, as applicable, with respect to the Senior Secured Credit Facility. Pro forma net income includes the write-off of approximately $6.6 million of deferred financing costs associated with the prepayment of the 10.25% Senior Notes and does not include any adjustments of amortization of deferred financing costs as reported. We converted the interest expense associated with the term loans of the Senior Secured Credit Facility denominated in euros into U.S. dollars, using an exchange rate of $1.29011 = €1.00. Taxes on pro forma adjustments were assumed at an annual effective rate of 39%. This unaudited pro forma financial data should not be considered indicative of actual results that would have been achieved had the 2012 Refinancing Transactions been consummated on January 1, 2012. This unaudited pro forma financial data does not purport to indicate consolidated results of operations as of any future date or for any period. Pro forma net income does not give effect to an Incremental Amendment of our Senior Secured Credit Facility of January 31, 2013. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”
(8)	The following table sets forth our Adjusted EBITDA (net income adjusted for the items described below), which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that Adjusted EBITDA provides investors with helpful information with respect to our operations and cash flows. We included it to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA is calculated as follows:

	Year Ended December 31,
	2012	2011	2010
Net income (GAAP)	$3.8	$57.7	$21.5
Income tax provision	8.1	30.4	28.0
Interest expense, net	199.5	199.6	202.7
Depreciation and amortization	125.9	120.9	116.5
Non-cash equity compensation expense(a)	0.9	2.3	3.4
Goodwill & intangible asset impairment(b)	—	3.3	48.1
Charges associated with cost reduction initiatives(c)	16.9	5.9	3.1
Net unrealized translation loss (gain)(d)	16.0	(22.7)	(65.1)
Debt refinancing fees and extinguishments(e)	26.2	—	—
Other(f)	4.2	1.5	—

Adjusted EBITDA (Non-GAAP)	$401.5	$398.9	$358.2

(a)	See Note (1) above.
(b)	See Note (2) above.
(c)	See Note (3) above.
(d)	See Note (5) above.
(e)	See Note (6) above.
(f)	Other for 2012 includes $6.2 million for charges for severance payments associated with executive departures, partially offset by a $2.0 million gain due to a reduction in the estimate fair value of contingent consideration associated with business combinations. Other for 2011 includes acquisition-related charges relating to the sale of inventories revalued at the date of their acquisition.
(9)	Unaudited pro forma condensed consolidated balance sheet data is not presented because the 2012 Refinancing Transactions are included in our consolidated balance sheet as of December 31, 2012.
(10)	Net Debt is not a defined term under GAAP. Net Debt is calculated as total debt less cash and cash equivalents and our compensating cash balance. The table presented below reconciles this non-GAAP measure to total debt:

	As of December 31,
	2012	2011	2010
Total debt (GAAP)	$3,148.6	$2,908.7	$2,757.7
Less:
Cash and cash equivalents	(139.8)	(164.6)	(142.1)
Compensating cash balance(a)	(246.9)	(185.4)	(85.4)

Net Debt (Non-GAAP)	$2,761.9	$2,558.7	$2,530.2

(a)	Compensating cash balance represents bank overdraft positions of subsidiaries participating in our notional global cash pooling arrangement with a third-party bank. Due to the nature of these overdrafts, all amounts have been classified within the current portion of debt at each period end.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information included in this prospectus before deciding whether to participate in the exchange offer. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such case, you may lose all or part of your investment in the notes.

Risks Related to the Senior Exchange Notes

Our substantial indebtedness could have a material adverse effect on our financial condition and prevent us from fulfilling our debt or contractual obligations.

We have a substantial amount of debt, which requires significant interest and principal payments. As of December 31, 2012, we had an aggregate principal amount of debt outstanding of $3,148.6 million, including our 7.25% Senior Notes, our 10.75% unsecured senior subordinated notes due 2017 (the “Senior Subordinated Notes”), our Senior Secured Credit Facility and our A/R Facility. Our high level of debt could have important consequences to us including the following:

•	making it more difficult for us to satisfy our debt or contractual obligations;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Senior Secured Credit Facility and our A/R Facility, are at variable rates of interest;

•

requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments, which would reduce the funds available for working capital, capital expenditures, investments, acquisitions and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business, future business opportunities and the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less leveraged competitors;

•	increasing our vulnerability to a downturn in our business and both general and industry-specific adverse economic conditions; and

•

limiting our ability to obtain additional financing at a favorable cost of borrowing, or if at all, to fund future working capital, capital expenditures, investments, acquisitions or other general corporate requirements.

Despite current indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future, which would intensify our leverage risks.

Although the terms of the indentures governing the 7.25% Senior Notes and Senior Subordinated Notes and the credit agreement governing the Senior Secured Credit Facility restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to exceptions and qualifications, including with respect to our ability to incur additional senior secured debt. The risks that we and our subsidiaries face as a result of our leverage could intensify to the extent that we incur additional indebtedness.

Our debt agreements contain restrictions on our ability to operate our business and to pursue our business strategies, and our failure to comply with, cure breaches of, or obtain waivers for covenants could result in an acceleration of the due date of our indebtedness.

The credit agreement governing our Senior Secured Credit Facility and the indentures governing the 7.25% Senior Notes and Senior Subordinated Notes contain, and agreements governing future debt issuances may contain, covenants that restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. The credit agreement and the indentures restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur or create additional indebtedness;

•	pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

•	purchase or redeem stock;

•	make investments;

•	create liens;

•	sell assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	enter into mergers, consolidations and sales of substantially all assets.

Additionally, our Senior Secured Credit Facility contains a financial maintenance covenant for the benefit of our revolving commitment lenders. Specifically, we are required to maintain a Senior Secured Net Leverage Ratio (as defined) of not more than 5.50:1.00. We cannot assure you that we will be able to maintain compliance with the covenants related to our debt in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders or note holders and/or amend the covenants. In particular, if our financial condition or operating results deteriorate, our relations with our lenders and noteholders may be materially and adversely affected, which could impact our ability to obtain waivers if necessary.

Any breach of the covenants in the credit agreement or the indentures could result in a default of the obligations under such debt and cause a default under other debt. If there were an event of default under the credit agreement related to our Senior Secured Credit Facility that was not cured or waived, the lenders under our Senior Secured Credit Facility could cause all amounts outstanding with respect to the borrowings under the Senior Secured Credit Facility to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our Senior Secured Credit Facility and our obligations under the 7.25% Senior Notes and Senior Subordinated Notes if accelerated upon an event of default. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our Senior Secured Credit Facility, the lenders under our Senior Secured Credit Facility could institute foreclosure proceedings against the assets securing borrowings under the Senior Secured Credit Facility. Any such acceleration may also constitute a termination event under our A/R Facility, which could result in the amount outstanding under that facility becoming due and payable.

We may not be able to generate sufficient cash flows or access sufficient additional capital to meet our debt obligations or to fund our other liquidity needs.

Our business may not generate sufficient cash flow from operations, or future borrowings under our Senior Secured Credit Facility, our A/R Facility or from other sources may not be available to us in an amount sufficient to enable us to make required interest payments on our indebtedness or to fund our other liquidity needs, including capital expenditure requirements, investments, acquisitions and other transactions that are important to the execution of our business strategy. Although we have extended the maturity of the revolving loan and the term loans, each outstanding under our Senior Secured Credit Facility, to April 3, 2016 and April 3, 2017, respectively, our A/R Facility terminates on November 4, 2014, unless extended. We will need to refinance or satisfy this debt as it matures. We may not be able to refinance our maturing debt on favorable terms, or at all, based on general economic or market conditions, our historical or projected growth or other factors, including those beyond our control. If our cash flow from operations or other liquidity sources are not sufficient to make required interest payments or we are not able to refinance maturing debt on favorable terms, we may have to take actions such as selling assets, seeking additional equity or debt capital on commercially unreasonable terms or reducing or delaying important business transactions. Our Senior Secured Credit Facility and the indentures governing the 7.25% Senior Notes and Senior Subordinated Notes restrict our ability to sell assets and use the proceeds from such sales for purposes other than debt payment obligations.

Our ability to make payments on our debt obligations, including the senior exchange notes, depends on our ability to receive dividends, payments or other distributions from our subsidiaries.

We are a holding company operating principally through VWR International, LLC (“VWR International”) and certain of its subsidiaries. As a result, we are substantially dependent on dividends, payments or other distributions from VWR International (and such subsidiaries) to make payments on the 7.25% Senior Notes, Senior Subordinated Notes and borrowings under the Senior Secured Credit Facility. VWR International’s ability to make such dividends, payments or other distributions will depend on its and its subsidiaries’ financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and financial and business factors, such as the following, which may be beyond our control:

•	operating difficulties;

•	increased operating costs;

•	decreased demand for the products and services we offer;

•	market cyclicality;

•	product prices;

•	the response of competitors or suppliers;

•	regulatory developments;

•	failure to successfully complete or integrate acquisitions; and

•	delays in implementing or our inability to fund strategic projects.

In addition, the ability of VWR International and its subsidiaries to pay such dividends and other distributions also may be restricted by law.

The senior exchange notes are unsecured and are effectively subordinated to our secured indebtedness, including our Senior Secured Credit Facility.

Our obligations under the senior exchange notes and the guarantors’ obligations under the guarantees of the senior exchange notes are not secured by any of our or our subsidiaries’ assets. The indenture governing the senior exchange notes permits us and our subsidiaries to incur secured indebtedness, including pursuant to our Senior Secured Credit Facility, purchase money instruments and other forms of secured indebtedness. As a result, the senior exchange notes and the guarantees are effectively subordinated to all of our and the guarantors’ secured indebtedness and other obligations to the extent of the value of the assets securing such obligations. As of December 31, 2012, we had $1,475.7 million of secured indebtedness under our Senior Secured Credit Facility and an additional $109.4 million of availability under our revolving multi-currency credit facility, net of approximately $17.4 million of undrawn letters of credit. If we and the guarantors were to become insolvent or otherwise fail to make payments on the senior exchange notes, holders of our and our guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the senior exchange notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the senior exchange notes.

The senior exchange notes are structurally subordinate to all indebtedness of our subsidiaries that are not guarantors of the senior exchange notes.

The subsidiary guarantors will include only our material domestic subsidiaries. As a result, the senior exchange notes are effectively subordinated to all existing and future liabilities (including trade payables) of our non-guarantor subsidiaries. Thus, our right to participate in any distribution of assets of our non-guarantor subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequential right of the holders of the notes to participate in the distribution of those assets) are subject to the prior claims of such subsidiary’s creditors. As of December 31, 2012, the aggregate amount of liabilities of our non-guarantor subsidiaries was approximately $1,524.3 million. Our non-guarantor subsidiaries held approximately 62% of our total assets as of December 31, 2012, and generated approximately 50% of our net sales for the year ended December 31, 2012. The exchange notes are structurally subordinated to all existing and future liabilities of our non-guarantor subsidiaries, including the A/R Facility, trade debts and other payables. As of December 31, 2012, we had $117.2 million of indebtedness under our A/R Facility with $11.0 million of undrawn letters of credit outstanding and no available borrowing capacity.

In addition, the indenture governing the senior exchange notes permits, subject to some limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities that may be incurred by these non-guarantor subsidiaries.

Many of the covenants in the indenture will cease to apply if the senior exchange notes are rated investment grade by both Moody’s and S&P.

Many of the covenants in the indenture governing the senior exchange notes will no longer apply if such notes are rated investment grade by both Moody’s and S&P at a time that no default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. Termination of these covenants would allow us to engage in certain transactions that are not permitted while these covenants are in force. There can be no assurance that the senior exchange notes will be rated investment grade by both Moody’s and S&P, or that such notes will maintain such ratings. Even if the senior exchange notes subsequently fail to be rated investment grade, the terminated covenants would not be reinstated. See “Description of Notes—Certain Covenants—Fall Away Event.”

Fraudulent conveyance laws may adversely affect the validity and enforceability of the guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void claims related to the senior exchange notes or to a subsidiary guarantee or subordinate claims related to the notes or to a subsidiary guarantee to all of our or such subsidiary guarantor’s other debts if, among other things, we or a subsidiary guarantor, at the time we or such subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor;

•	received less than reasonably equivalent value or fair consideration in exchange for the incurrence of such indebtedness;

•	we or it was insolvent or became insolvent as a result of such incurrence;

•

we were or it was engaged in a business or a transaction, or we were or it was about to engage in a business or a transaction for which our or such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts that would be beyond our or such guarantor’s ability to pay such debts as they mature.

In addition, a court could avoid any payment by us or a subsidiary guarantor pursuant to the senior exchange notes or a guarantee and require that such payment be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a subsidiary guarantor would be considered insolvent if:

•	the sum of our or its debts, including contingent liabilities, is greater than all of its assets at fair value;

•

the present fair saleable value of our or its assets is less than the amount that would be required to pay our or its probable liability on our or its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantor’s conclusions in this regard.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The senior exchange notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantors. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it released under certain circumstances described under “Description of the Notes—Guarantees.”

We may not be able to purchase the senior exchange notes upon a change of control, which would result in a default in the indenture governing the senior exchange notes and would adversely affect our business and financial condition.

Upon a change of control, as defined in the indenture, subject to certain conditions, we will be required to offer to repurchase all outstanding senior exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of senior exchange notes will be our available cash or cash generated from our and our future subsidiaries’, if any, operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of senior exchange notes tendered. In addition, the terms of our Senior Secured Credit Facility will limit our ability to repurchase your senior exchange notes and will provide that certain change of control events will constitute an event of default under the indenture. Our future debt agreements may contain similar restrictions and provisions. If the holders of the senior exchange notes exercise their right to require us to repurchase all of the senior exchange notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the senior exchange notes or that restrictions in our Senior Secured Credit Facility and the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of Notes—Repurchase at the Option of Holders—Change of Control” for additional information.

Your ability to transfer the notes may be limited by the absence of an active trading market and an active trading market for the notes may not develop.

The notes are new issues of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange.

The initial purchasers have advised us that they intend to make a market in the notes and the senior exchange notes, if issued, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the notes or the exchanges notes, and they may discontinue their market-making activities at any time without notice.

Therefore, an active market for any of the notes or senior exchange notes may not develop, and if a market for any of the notes or senior exchange notes does develop, that market may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes or senior exchange notes may be subject to similar disruptions, and any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes or senior exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A change in the control of the Company could require us to repay certain of our outstanding indebtedness, and we may be unable to do so.

Upon a change of control, as defined in the indentures governing the 7.25% Senior Notes and the Senior Subordinated Notes (collectively, the “Existing Notes”), subject to certain conditions, we will be required to offer to repurchase the Existing Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase will be our available cash or cash generated from operations or other potential sources, including borrowings, sales of assets or sales of equity. We may not have sufficient funds from such sources at the time of any change of control to make required repurchases of Existing Notes tendered. In addition, the terms of our Senior Secured Credit Facility limit our ability to repurchase the Existing Notes and certain change of control events will constitute an event of default under the indentures. If the holders of the Existing Notes exercise their right to require us to repurchase all of the Existing Notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the Existing Notes or that restrictions in our Senior Secured Credit Facility and the indentures will not allow such repurchases.

The interests of our controlling stockholders may conflict with your interests.

Private equity funds managed by Madison Dearborn indirectly own a substantial majority of our common stock through their ownership interests in Holdings. The interests of these funds as equity holders may conflict with your interests. The controlling stockholders may have an incentive to increase the value of their investment or cause us to distribute funds at the expense of our financial condition and liquidity position, subject to the restrictions in our debt agreements. In addition, these funds have the indirect power to elect a majority of our Board of Directors and appoint new officers and management and, therefore, effectively could control many other major decisions regarding our operations. Furthermore, our controlling stockholders are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our controlling stockholders may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the senior exchange notes or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the senior exchange notes.

Risks Related to Our Business

Our business is affected by general economic conditions in the United States, Europe and the other regions in which we operate, and unfavorable global economic conditions or instability in the capital and credit markets could adversely impact our business.

With operations in many parts of the world, the global economy has a significant impact on our business. Unfavorable global economic conditions in the United States, Europe and other regions in which we operate, and volatility in the global capital and credit markets, could materially and adversely affect our business, financial condition and results of operations. In particular, a deterioration of global economic conditions, or a prolonged period of market instability, could present the following additional risks and uncertainties for our business:

•	a reduction in revenues from and/or less favorable pricing or terms with new and existing customers;

•	the inability to expand our customer base in existing or new markets;

•	difficulties in collecting accounts receivable;

•	an increase in product prices from our suppliers that we are not able to pass through to our customers;

•	an acceleration of payment terms to our suppliers and/or the imposition of more restrictive credit terms and other contractual requirements;

•	an increased risk of excess and obsolete inventory;

•	a reduction in research and development spending by our customers, especially those in the pharmaceutical and biotechnology industries;

•	a decrease in the discretionary spending by schools and other customers to which we sell products and services through our Science Education business;

•	the inability to access additional capital or refinance existing indebtedness;

•	a limited availability to enter into new derivative financial instruments; and

•	the need to record additional impairment charges against our goodwill and/or intangible and other long-lived assets.

The demand for our products depends on the level of our customers’ research and development and other scientific endeavors. Our business, financial condition and results of operations may be harmed if our customers discontinue, outsource and/or spend less on these activities.

Our customers are engaged in research, development and production in the pharmaceutical, biotechnology, medical device, chemical, technology, food processing, healthcare, mining, consumer products and other industries as well as in the education and government sectors. The amount of customer spending on research, development and production has a large impact on our sales and profitability. Our customers determine the amounts that they will spend on the basis of, among other things, general economic conditions, their financial condition and liquidity, spending priorities and their need to develop new products, which, in turn, is dependent upon a number of factors, including their competitors’ research, development and production initiatives. In addition, consolidation in the industries in which our customers operate may have an impact on such spending as customers integrate acquired operations, including research and development departments and their budgets. Our customers finance their research and development spending from private and public sources. Government funding of scientific research and education has varied for several reasons, including general economic conditions, growth in population, political priorities, changes in the number of students and other demographic changes.

A sluggish economic recovery or a return to a period of economic contraction could result in reductions, or further reductions as the case may be, in spending by our customers across all industry segments that we serve. In particular, we may experience a reduction in revenues from certain of our customers in the pharmaceutical industry, which have restructured research functions resulting in workforce reductions, facility closures and budget reductions; from certain of our customers in the biotechnology industry, which are experiencing increased economic and liquidity pressures; and from schools in the United States served by our Science Education segment, which have been reducing and adjusting budgeted expenditures in light of reductions in state and local funding. In addition, certain of our customers who depend on federal funding to finance their scientific research may be adversely impacted by federal spending cuts required by the “sequestration” mechanism in the Budget Control Act of 2011, or by federal spending cuts, if any, included in an agreement to avoid sequestration. Sequestration, originally scheduled to be implemented in January 2013, mandates $1.2 trillion of spending reductions split between domestic and defense spending over the next ten years if Congress and the White House are unable to reach an agreement on budget deficit reductions. A reduction in spending by our customers could have a material adverse effect on our business, financial condition and results of operations.

The healthcare industry has and will continue to experience significant changes that could adversely affect our business.

Many of our customers in the healthcare industry have experienced significant changes in the last several years and are expected to continue to experience significant changes, including reductions in governmental support of healthcare services, expirations of significant patents, lower reimbursements for research and development and adverse changes in legislation or regulations regarding the delivery or pricing of healthcare services or mandated benefits. In response to these and other changes, some of our customers have implemented or may in the future implement actions in an effort to control and reduce costs, including:

•	development of large and sophisticated group purchasing organizations;

•	consolidation, especially in the case of pharmaceutical companies;

•	purchasing the products that we supply directly from manufacturers;

•	closing of domestic facilities and establishment of facilities at low-cost offshore locations; and

•	significant reductions in and/or outsourcing of research, development and production activities, including outsourcing to low-cost offshore locations.

The ability of our healthcare industry customers to develop new products to replace revenue decreases attributable to expirations of significant patents, along with the impact of other past or potential future changes in the healthcare industry may result in our healthcare industry customers significantly reducing their purchases of products and services from us or the prices they are willing to pay for those products or services. In addition, we will need to adapt our business to maintain existing customer relationships and develop new customer relationships as our customers consolidate or move facilities to low-cost offshore locations or outsource certain activities domestically or to low-cost offshore locations. For instance, we intend to continue our expansion into the Asia Pacific and South American regions, but there is no assurance that we will be successful in maintaining relationships with our existing customers who have established operations in those regions or in developing new customer relationships with the outsourcing organizations in those regions.

We compete in a highly competitive market. Failure to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

We compete in the global laboratory supply industry primarily with Thermo Fisher Scientific Inc., which has a portion of its business dedicated to the distribution of laboratory products and services. We also compete with many smaller regional, local and specialty distributors, as well as with manufacturers of all sizes selling directly to their customers, including Sigma-Aldrich Corporation, Life Technologies and others. Competitive factors include price, service and delivery, breadth of product line, customer support, e-business capabilities and the ability to meet the special requirements of customers.

Some of our competitors have greater financial and other resources than we do. Most of our products are available from several sources, and some of our customers have relationships with several distributors. Our agreements with customers generally provide that the customer can terminate the agreement or reduce the scope of products or services provided pursuant to the agreement with little or no notice. Lack of product availability, stemming from either our inability to acquire products or interruptions in the supply of products from manufacturers, could have a material adverse effect on our ability to compete. Our competitors could also obtain exclusive rights to distribute some products, thereby foreclosing our ability to distribute these products. Vertically integrated distributors may also have an advantage with respect to the total delivered product cost of certain of their captive products. Additionally, manufacturers could increase their efforts to sell directly to consumers and effectively bypass distributors like us. Consolidation in the global laboratory supply industry could result in existing competitors increasing their market share, which could have a material adverse effect on our business, financial condition and results of operations. The entry of new distributors in the industry could also have a material adverse effect on our ability to compete.

Our business, financial condition and results of operations depend upon maintaining our relationships with manufacturers.

We offer products from a wide range of manufacturers. While there is generally more than one source of supply for most of the categories of products that we sell, we currently do not manufacture the majority of our products and are dependent on these manufacturers for access to those products. Our most significant dependence is on Merck KGaA and its affiliates, which supplied products that accounted for approximately 10% of our net sales in 2012. We have recently concluded negotiations to replace our chemical distribution agreements with Merck KGaA, which were set to expire in April 2014. The new, non-exclusive chemical distribution agreements with Merck KGaA will commence in April 2014 and run through December 2018. The terms and conditions in these new agreements are less favorable to us than in our existing agreements with Merck KGaA, which could adversely affect our results of operations or financial condition once the new agreements commence.

Our ability to sustain our gross margins has been, and will continue to be, dependent in part upon our ability to obtain favorable terms from our suppliers. These terms may change from time to time, and such changes could adversely affect our gross margins over time. In addition, our results of operations and cash flows could be adversely impacted by the acceleration of payment terms to our suppliers and/or the imposition of more restrictive credit terms and other contractual requirements.

Some of our competitors are increasing their manufacturing operations both internally and through acquisitions of manufacturers, including manufacturers that supply products to us. In addition, we manufacture certain products that may compete directly with products we source from our suppliers. To date, we have not experienced an adverse impact on our ability to continue to source products from manufacturers that have been vertically integrated or otherwise compete with us, although there is no assurance that we will not experience such an impact in the future.

The loss of one or more of our large suppliers, a material reduction in their supply of products or provision of services to us, extended disruptions or interruptions in their operations or material changes in the terms we obtain from them, could have a material adverse effect on our business, financial condition and results of operations.

A significant part of our growth strategy is to engage in acquisitions, which will subject us to a variety of risks that could harm our business.

We intend to continue to review and complete selective acquisition opportunities throughout the world as a part of our growth strategy. There can be no assurance that we will be able to complete suitable acquisitions for a variety of reasons, including competition for acquisition targets, the need for regulatory approvals, the inability of the parties to agree to the structure or purchase price of the transaction and our inability to fund the transaction. In addition, any completed acquisition will subject us to a variety of other risks:

•

we may need to allocate substantial operational, financial and management resources in integrating new businesses, technologies and products, and management may encounter difficulties in integrating the operations, personnel or systems of the acquired businesses;

•

acquisitions might have a material adverse effect on our business relationships with existing or future suppliers; in particular, to the extent we consummate acquisitions that vertically integrate portions of our business;

•	we may assume substantial actual or contingent liabilities;

•	acquisitions may not meet our expectations of future financial performance;

•	we may incur substantial unanticipated costs or encounter other problems associated with acquired businesses; and

•	we may not be able to retain the key personnel, customers and suppliers of the acquired business.

The international scope of our operations may adversely affect our business.

We derived approximately 49% of our 2012 net sales from operations outside the United States, and we are continuing to expand our sourcing, commercial operations and administrative activities internationally. Accordingly, we face certain risks, including:

•	restrictions on foreign ownership of subsidiaries;

•	tariffs and other trade barriers and restrictions;

•	political risks;

•	differing laws or administrative practices;

•	local business practices that are inconsistent with local or U.S. law, such as the FCPA, or other applicable anti-bribery regulations;

•

disruptions in the efficiency and effectiveness of, and difficulty in overseeing and managing, operations, supply chain and certain important administrative functions, including those that have been or in the future may be transferred to our shared services operations;

•	restrictions imposed by foreign governments on international cash transfers;

•	fluctuations in foreign currency exchange rates; and

•	potentially adverse tax consequences of operating in multiple jurisdictions.

In addition, an adverse change in laws or administrative practices in countries within which we operate could have a material adverse effect on us. Our operations outside the United States also may present additional risk with respect to compliance with government regulations and licensing requirements.

In recent years, we incurred, and we may in the future incur, impairment charges related to our goodwill and intangible assets, which could negatively impact our results of operations.

We carry significant amounts of goodwill and intangible assets, including indefinite-lived intangible assets, on our balance sheet as a result of the Merger and acquisitions subsequent to the Merger. Our intangible assets with finite useful lives primarily relate to customer and supplier relationships and are amortized over their respective estimated useful lives on a straight-line basis. Our indefinite-lived intangible assets relate to our trademarks and tradenames.

Goodwill and other intangible assets with indefinite useful lives are not amortized and are tested annually for impairment, and they must also be tested for impairment between the annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of the asset below its carrying amount.

Other amortizable intangible assets are reviewed for impairment whenever an indication of potential impairment exists. The results of our 2011, 2010 and 2008 impairment testing identified impairments of our goodwill and other indefinite-lived intangible assets aggregating $3.3 million, $48.1 million, and $392.1 million, respectively. The impairment charges from 2011 and 2010 were associated with our Science Education segment, whereas the impairment charges from 2008 were recognized at each of our segments ($202.1 million in North American Lab, $88.0 million in European Lab and $102.0 million in Science Education). We believe that the impairment charges recognized in our North American Lab and European Lab segments in 2008 were primarily a result of macroeconomic factors, while the charges recognized in our Science Education segment were due to industry-specific factors. We continue to be subject to the risks which led to these impairment charges. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Goodwill and Intangible Assets.”

As of December 31, 2012, goodwill and intangible assets represented approximately $3.7 billion or 68% of our total assets. We may recognize additional impairment charges in the future should our operating results, market conditions or fair value assumptions decline due to, among other things, ongoing or worsening economic instability and volatility or other macroeconomic or industry-specific pressures, including but not limited to rising interest rates.

If we do not comply with existing government regulations or if we or our suppliers become subject to more onerous government regulations, we could be adversely affected.

Some of the products we offer and our operations are subject to a number of complex and stringent laws and regulations governing the production, handling, transportation, storage, import, export and distribution of chemicals, drugs and other similar products, including the operating and security standards of the United States Drug Enforcement Administration, the Alcohol and Tobacco Tax and Trade Bureau, the Food and Drug Administration, the Bureau of Industry and Security and various state boards of pharmacy as well as comparable state and foreign agencies. In addition, our logistics activities must comply with the rules and regulations of the Department of Transportation, the Federal Aviation Administration and similar foreign agencies. We are also required to abide by the anti-corruption and anti-bribery laws of all countries in which we operate, including the FCPA. While we believe we are in compliance in all material respects with such laws and regulations, any non-compliance could result in substantial fines, penalties or assessments or otherwise restrict our ability to provide competitive distribution services and thereby have an adverse impact on our financial condition. We cannot assure you that existing laws and regulations will not be revised or that new, more restrictive laws will not be adopted or become applicable to us or the products that we distribute.

If our suppliers become subject to more stringent laws, they may seek to recover any or all increased costs of compliance from us by increasing the prices at which we purchase products from them, and we may not be able to recover all such increased prices from our customers. Accordingly, we cannot assure you that our business and financial condition will not be materially and adversely affected by future changes in applicable laws and regulations applicable to our suppliers.

If any of our operations are found not to comply with applicable antitrust or competition laws, our business may suffer.

Our operations are subject to applicable antitrust and competition laws in the countries in which we conduct our business, in particular in the United States and in the European Union. These laws prohibit, among other things, anticompetitive agreements and practices. If any of our commercial agreements is found to violate or infringe upon such laws, we may be subject to civil and other penalties and/or third party claims for damages. Further, agreements that infringe upon these laws may be void and unenforceable, in whole or in part, or require modification in order to be lawful and enforceable. If we are unable to enforce any of our commercial agreements, whether at all or in material part, our business could be adversely affected. See Note 15(b) to our consolidated financial statements included elsewhere in this prospectus.

We are subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could negatively impact our business, financial condition and results of operations.

We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the manufacturing, handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our global operations involve and have involved the manufacturing, handling, transport, and distribution of materials that are or could be classified as toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we manufacture, handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations. In addition, contamination resulting from our current or past operations may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition and results of operations.

Based on current information, we believe that any costs we may incur relating to environmental, health and safety matters will not be material. We cannot be certain, however, that identification of presently unidentified environmental, health and safety conditions, new regulations, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional liabilities, compliance costs or penalties which could have a material adverse effect on our business, financial condition and results of operations. In addition, environmental, health and safety laws and regulations are constantly evolving and it is not possible to predict accurately the effect they may have in future periods.

We are subject to product liability and other claims in the ordinary course of business.

Our business involves risks of product liability, patent infringement and other claims in the ordinary course of business arising from the products that we source from various manufacturers. Our exposure to such claims may increase as we seek to increase the geographic scope of our sourcing activities and sales of private label products and to the extent that we consummate additional acquisitions that vertically integrate portions of our business. We maintain insurance policies, including certain product liability insurance, and in many cases we have indemnification rights against such claims from the manufacturers of the products we distribute. We cannot assure you that our insurance coverage or indemnification agreements with manufacturers will be available in all pending or any future cases brought against us. Furthermore, our ability to recover under any insurance or indemnification arrangements is subject to the financial viability of our insurers, our manufacturers and our manufacturers’ insurers, as well as legal enforcement under the local laws governing the arrangements. In particular, as we seek to expand our sourcing from manufacturers in Asia Pacific and other developing locations, we expect that we will increase our exposure to potential defaults under the related indemnification arrangements. Insurance coverage in general or coverage for certain types of liabilities, such as product liability or patent infringement in these developing markets may not be readily available for purchase or cost-effective for us to purchase. Furthermore, for many years, new insurance for liability relating to asbestos, lead and silica exposure has not been available on commercially reasonable terms or at all, and we do not maintain insurance for product recalls. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material adverse effect on our business, financial condition and results of operations.

From time to time, we are named as a defendant in cases that arise as a result of our distribution of laboratory and other supplies, including litigation resulting from the alleged prior distribution of products containing asbestos by certain of our predecessors or acquired companies. While the impact of this litigation on us has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition and results of operations in the future.

If we are unable to hire, train and retain key personnel, our business, financial condition and results of operations could be adversely affected.

Our success depends in large part upon our continuing ability to identify, hire, retain and motivate skilled professionals. We face intense competition for these professionals from our competitors, customers, suppliers and other companies within the industries in which we compete and the geographical regions in which we operate. Any failure on our part to hire, train, and retain a sufficient number of qualified professionals could have a significant adverse impact on our business.

We depend heavily on the services of our senior management. We believe that our future success will depend upon the continued services of our senior management. Our business may be harmed by the loss of one or more members of our senior management. We currently do not maintain key-man life insurance with respect to our executive officers.

We rely upon our distribution centers and third parties to ship products to our customers, and significant interruptions in the operations of our distribution centers or the operations of such third parties could harm our business, financial condition and results of operations.

Our distribution network primarily consists of strategically located distribution centers and various smaller regional service centers where we receive products from manufacturers, manage inventory and fill and ship customer orders. We also ship a significant amount of our orders through various independent package delivery providers. Prompt shipment of our products is important to our business. Any significant disruptions to the operations of our distribution centers or such third parties for any reason, including labor relations issues, power interruptions, severe weather, fire or other circumstances beyond the control of us or such third parties, could cause our operating expenses to rise or seriously harm our ability to fulfill our customers’ orders or deliver products on a timely basis, or both. In addition, an increase in prices by our third party carriers, due to increases in fuel prices or otherwise, could adversely impact our financial condition and results of operations if we are unable to find alternative providers or make adjustments to our selling prices.

Problems with or failure of our information services and its connectivity to our customers, suppliers and certain service providers could significantly disrupt our operations, which could reduce our customer or supplier base and could harm our business, financial condition and results of operations.

Our businesses rely on sophisticated information systems to obtain, rapidly process, analyze, and manage data to facilitate the purchase and distribution of millions of inventory items from numerous distribution centers; to receive, process, and ship orders on a timely basis; to account for other product and service transactions with customers; to manage the accurate billing and collections for thousands of customers; and to process payments to suppliers. Our business and results of operations may be adversely affected if these systems are interrupted or damaged by unforeseen events or if they fail for any extended period of time, including due to the actions of third parties. To reduce our risks against unforeseen events, we continually deploy, test and refine disaster recovery and business continuity preparedness plans.

Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber attacks. A failure in or breach of our operational or information security systems, or those of our third party service providers, as a result of cyber attacks or information security breaches could disrupt our business, result in the improper disclosure or misuse of confidential or proprietary information, damage our reputation and/or increase our costs. As a result, cyber security and the continued development and enhancement of the controls and processes designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a high priority for us. Although we believe that we have robust information security procedures and other safeguards in place, as cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

In addition, we accept payment by credit card and similar payment instruments for a material portion of our sales, and our ability to accept, process and settle credit card transactions is subject to rules and regulations issued and/or amended from time to time by payment card companies such as American Express, VISA, MasterCard and Discover. These rules and regulations, which vary based on annual transaction volume and transaction experience, require us to safeguard customer information, including applying the minimum security standards for the manner in which we capture, store, process and transmit such information. Our failure to comply with such changing rules and standards can subject us to fines, restrictions or expulsion from these card acceptance programs, which could have a material adverse affect on our business, financial condition and results of operations.

We have recently completed the implementation of our enterprise resource planning system in our U.S. laboratory supply business and we plan to continue to make technology and infrastructure investments, including with respect to our enterprise resource planning and e-commerce capabilities. Our technology initiatives are designed to enhance the security, confidentiality, integrity and availability of data and systems, to ensure our operations continue to provide a high quality service to our customers and to provide important information to our management and prepare financial information. We are continually assessing the risks and costs associated with potential problems and interruptions that could reduce the efficiency and effectiveness of our operations in the near term, looking for opportunities to transfer or share these risks with specialized information systems security providers and insuring against these risks where appropriate. Despite these efforts, the cost and potential problems and interruptions associated with the implementation of our technology initiatives could disrupt or reduce our productivity, including our ability to process orders, ship products, provide services and customer support, send invoices and track payments, fulfill contractual obligations or otherwise operate our business, as well as disrupt or impair our ability to provide important information to our management and investors.

We have not registered and in some cases do not own the existing applications and registrations for our material trademarks or service marks in every country in which we do business.

We serve our customers globally through our operations in 34 countries, and we have more than 50 different registered and unregistered trademarks and service marks for our products and services. Although we have registered our material trademarks in the United States and the primary European countries in which we conduct business, we have not registered and in some cases do not own the existing applications and registrations for our material trademarks or service marks in all countries in which we conduct business. Our efforts to protect our intellectual property rights in certain countries, especially those in the Asia Pacific region, may only provide us with limited protection. In addition, in some countries, we may be blocked from registering or otherwise protecting certain of our marks by others who have already registered identical or similar marks for similar goods or services, and in those cases, we run the risk of being sued for infringement or being unable to effectively establish brand identity.

The failure to own and have enforceable rights in the trademarks and service marks used in our business could have a material adverse effect on our business, financial condition and results of operations.

We are subject to currency risks with respect to our international operations and certain outstanding foreign-denominated debt.

While we report our consolidated financial results in U.S. dollars, we derive a significant portion of our sales and incur costs in foreign currencies (principally the Euro, the British pound sterling and the Canadian dollar) from our operations outside the United States. For example, in 2012 approximately 49% of our net sales came from our operations outside the United States, primarily from our operations in Europe and Canada. Fluctuations in the relative values of currencies occur from time to time and could adversely affect our operating results. Specifically, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. This could also make it more difficult to pay amounts due on our debt, the majority of which is denominated in U.S. dollars.

Although the majority of our outstanding debt is denominated in U.S. dollars, as of December 31, 2012, we had €707.4 million ($935.5 million on a U.S. dollar equivalent basis as of December 31, 2012) of Euro-denominated debt recorded on our U.S. dollar-denominated balance sheet, which constitutes approximately 30% of our total outstanding debt. As a result, our operating results are exposed to foreign currency risk with respect to this indebtedness. Specifically, during times of a weakening U.S. dollar, the relative value of this debt would increase, which would require us to record foreign exchange losses. For example, during the years ended December 31, 2012, 2011 and 2010, we recognized foreign exchange (losses) gains of $(14.4) million, $21.8 million and $66.8 million, respectively.

Unanticipated increases to our income tax liabilities could adversely impact our results of operations.

As a global corporation, we are subject to income taxes and tax audits in the U.S. and numerous foreign jurisdictions. Judgment is required in determining our global provision for income taxes and other tax liabilities. Although we believe that our tax estimates are reasonable, we cannot assure you that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals. Tax authorities in the various jurisdictions in which we have a presence and conduct business may disagree with our tax positions and assess additional taxes.

In addition, our effective tax rate in the future could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and the discovery of new information in the course of our tax return preparation process. The carrying value of deferred tax assets, which are predominantly in the U.S., is dependent on our ability to generate future taxable income in the U.S. Increases in our income tax liabilities as a result of any of the foregoing could adversely affect our financial position or results of operations.

Risks Associated with the Exchange Offer

Because there is no public market for the notes, you may not be able to resell your notes.

The senior exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their senior exchange notes; or

•	the price at which the holders would be able to sell their senior exchange notes.

If a trading market were to develop, the senior exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the senior exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue senior exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this prospectus may constitute forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Forward-looking statements are not guarantees of performance. You should not place undue reliance on these statements. Forward-looking statements include information in this prospectus regarding, among other things:

•	management’s forecasts, plans and strategies;

•	management’s general expectations concerning the global laboratory supply industry;

•	efficiencies and cost savings;

•	the economy;

•	sales, income and margins;

•	growth;

•	economies of scale;

•	future acquisitions and dispositions;

•	litigation;

•	potential and contingent liabilities;

•	taxes;

•	capital markets and liquidity;

•	actions by, and our ability to maintain existing business relationships and practices with, suppliers, customers, carriers and other third parties;

•	loss of any of our key executive officers;

•	unexpected costs or disruptions to our business or internal controls associated with the implementation of important technology initiatives, including those relating to our enterprise resource planning and e-commerce capabilities;

•	our ability to consummate and integrate potential acquisitions;

•	the effect of political, economic, credit and financial market conditions, inflation and interest rates worldwide;

•	the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters;

•	our ability to pass through or absorb cost increases from our suppliers;

•	increased competition from other companies in our industry and our ability to retain or increase our market shares in the principal geographical areas in which we operate;

•	foreign currency exchange rate fluctuations; and

•	our ability to generate sufficient funds to meet our debt obligations, capital expenditure program requirements, ongoing operating costs, acquisition financing and working capital needs.

These forward-looking statements are made only as of the date of this prospectus. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments unless required by federal securities law. New factors emerge from time to time, and it is not possible for us to predict all such factors. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included elsewhere in this prospectus, including those under the heading “Risk Factors.”

EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of senior notes with an opportunity to acquire senior exchange notes which, unlike the senior notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the senior exchange notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the senior exchange notes.

The senior notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The senior notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A under the Securities Act, (iii) outside the United States to a non-United States person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the senior notes, we entered into the Exchange and Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the senior exchange notes for the senior notes, pursuant to the exchange offer. The Exchange and Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of senior notes who are able to make certain representations the opportunity to exchange their senior notes for senior exchange notes. Under some circumstances, holders of the outstanding senior notes, including holders who are not permitted to participate in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the outstanding senior notes by these holders.

Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the senior exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the senior exchange notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any senior exchange notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the senior exchange notes as it has in other interpretations to third parties.

Each holder of senior notes that exchanges such notes for senior exchange notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any senior exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of senior exchange notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the senior notes or senior exchange notes. If the holder is a broker-dealer that will receive senior exchange notes for its own account in exchange for senior notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such senior exchange notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all senior notes validly tendered and not withdrawn prior to 12:00 a.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of senior exchange notes in exchange for each $1,000 principal amount of senior notes accepted in the exchange offer. Holders may tender some or all of their outstanding senior notes pursuant to the exchange offer. However, senior notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the senior exchange notes are the same as the form and terms of the senior notes, except that:

(1) the senior exchange notes will bear a different CUSIP Number from the senior notes (though notwithstanding such different CUSIP Number, the senior notes and the senior exchange notes shall constitute a single series of notes under the indenture governing the notes);

(2) the senior exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer; and

(3) the holders of the senior exchange notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the senior notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer to which this prospectus relates are consummated.

The senior exchange notes will evidence the same debt as the senior notes and will be entitled to the benefits of the indenture governing the notes.

As of December 31, 2012, approximately $750.0 million in aggregate principal amount of senior notes were outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the senior notes. There will be no fixed record date for determining registered holders of senior notes entitled to participate in the exchange offer. Holders of senior notes do not have any appraisal or dissenters’ rights under the General Corporate Law of the State of Delaware, or the indenture governing the notes, in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act.

We will be deemed to have accepted validly tendered senior notes when, as and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the senior exchange notes from us.

If any tendered senior notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise in our sole discretion, the certificates for any unaccepted senior notes will be promptly returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

Holders who tender senior notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses” and “—Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 12:00 a.m., New York City time, on             , 2013, unless we in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer are extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice; and

(2)	issue a notice by press release or other public announcement.

Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

We reserve the right, in our sole discretion:

(1) if any of the conditions below under the caption “—Conditions to the Exchange Offer” shall have not been satisfied, (a) to delay accepting any senior notes, but only to the extent that such a delay is the result of an extension of the Exchange Offer and permitted by Rule 14e-1 promulgated under the Exchange Act, (b) to extend the exchange offer, or (c) to terminate the exchange offer; or

(2) to amend the terms of the exchange offer in any manner.

Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders. In the event of a material change to the terms of an Exchange Offer, including the waiver of a material condition, we will extend the terms of the applicable Exchange Offer, if necessary, so that at least five business days remain in such Exchange Offer following notice of any such material change.

Interest on the Senior Exchange Notes

No interest will be paid on either the senior exchange notes or the senior notes at the time of the exchange. The senior exchange notes will accrue interest from and including the last interest payment date on which interest has been paid on the senior notes. Accordingly, the holders of senior notes that are accepted for exchange will not receive accrued and unpaid interest on senior notes at the time of tender. Rather, that interest will be payable on the senior exchange notes delivered in exchange for the senior notes on the first interest payment date after the expiration date of the exchange offer.

Interest on the senior exchange notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2013.

Procedures for Tendering Senior Notes

Only a holder of senior notes may tender outstanding senior notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and, unless transmitting an agent’s message in connection with a book-entry transfer, mail or otherwise deliver the letter of transmittal or the facsimile, together with the senior notes and any other required documents, to the exchange agent prior to 12:00 a.m., New York City time, on the expiration date. To be tendered effectively, the senior notes, letter of transmittal or an agent’s message, as applicable, and all other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 12:00 a.m., New York City time, on the expiration date, unless you comply with the guaranteed delivery procedures described below. Delivery of the senior notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to 12:00 a.m., New York City time on the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the senior notes that the participant has received and agrees: (1) to participate in DTC’s Automated Tender Offer Program (referred to herein as “ATOP”); (2) to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and (3) that we may enforce such agreement against the participant.

To participate in the exchange offer, each holder will be required to make the following representations to us:

(1) you or any other person acquiring senior exchange notes in exchange for your senior notes in the exchange offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring senior exchange notes in exchange for your senior notes in the exchange offer is engaging, in or intends to engage in, a distribution of the senior exchange notes within the meaning of the federal securities laws;

(3) neither you nor any other person acquiring senior exchange notes in exchange for your senior notes has an arrangement or understanding with any person (including us or any of our affiliates) to participate in the distribution of senior exchange notes issued in the exchange offer;

(4) neither you nor any other person acquiring senior exchange notes in exchange for your senior notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you or another person acquiring senior exchange notes in exchange for your senior notes is a broker-dealer and you acquired the senior notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the senior exchange notes.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the senior exchange notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your senior notes in the initial offering and not as a result of market-making activities or other trading activities, or if you are engaged in or intend to engage in, or have an arrangement or understanding with any person to participate in, a distribution of senior exchange notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the senior notes.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us, in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of senior notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or senior notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Letter of Transmittal” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 promulgated under the Exchange Act (banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations) (each an “Eligible Guarantor Institution”) unless the outstanding senior notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Guarantor Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an Eligible Guarantor Institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding senior notes listed in this prospectus, the outstanding senior notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding senior notes with the signature thereon guaranteed by an Eligible Guarantor Institution.

If the letter of transmittal or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the senior notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of senior notes by causing DTC to transfer the senior notes into the exchange agent’s account with respect to the senior notes in accordance with DTC’s procedures for the transfer. Although delivery of the senior notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus prior to 12:00 a.m., New York City time, on the expiration date, unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Holders of senior notes who are unable to deliver confirmation of the book-entry tender of senior notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the accompanying letter of transmittal to the exchange agent prior to the expiration date must tender their senior notes according to the guaranteed delivery procedures described below.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered senior notes and withdrawal of tendered senior notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all senior notes not properly tendered or any senior notes our or its acceptance of which would, in the opinion of counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular senior notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of senior notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of senior notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of senior notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your senior notes but your senior notes are not immediately available or you cannot deliver your senior notes, the accompanying letter of transmittal and all other required documents to the exchange agent or comply with the procedures under ATOP prior to the expiration date, you may still tender if:

•	the tender is made through an Eligible Guarantor Institution;

•

prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such senior notes and the principal amount of senior notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange, Inc. trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the senior notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered senior notes in proper form for transfer or a book-entry confirmation of transfer of the senior notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange, Inc. trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your senior notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of senior notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of senior notes in the exchange offer, either a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC’s ATOP. Any notice of withdrawal must be in writing and:

(1) specify the name of the person having deposited the senior notes to be withdrawn;

(2) identify the senior notes to be withdrawn, including the certificate number(s) and principal amount of the senior notes, or, in the case of senior notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the senior notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the senior notes register the transfer of the senior notes into the name of the person withdrawing the tender; and

(4) specify the name in which any senior notes are to be registered, if different from that of the person depositing the senior notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any senior notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no senior exchange notes will be issued with respect thereto unless the senior notes so withdrawn are validly retendered. Any senior notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn senior notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Senior Notes” at any time prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue senior exchange notes in exchange for, any outstanding senior notes and may terminate the exchange offer (whether or not any senior notes have been accepted for exchange)

or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our reasonable discretion, prior to the expiration date:

•

there is instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the senior notes in the exchange offer; or

(3) any statute, rule, regulation, order or injunction has been sought, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken by any governmental authority, domestic or foreign, that, in our reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our reasonable judgment, would result in the holders of senior exchange notes having obligations with respect to resales and transfers of senior exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2) any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change or any development has occurred in our business, financial condition, operations or prospects and those of our or its subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the senior notes or the senior exchange notes, which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the senior exchange notes issued pursuant to the exchange offer in exchange for senior notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such senior exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such senior exchange notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or any governmental approval has not been obtained, which approval we shall, in our reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual legal impediment (including a default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any senior notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the senior notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act and to ensure that the exchange offer remain open for at least five business days following such disclosure.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our reasonable discretion, provided that we will not waive any condition with respect to an individual holder of senior notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our or its rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed Law Debenture Trust Company of New York as the exchange agent for the exchange offer. You should direct questions or requests for assistance with respect to the tender procedures, and requests for additional copies of this prospectus, the accompanying letter of transmittal and notices of guaranteed delivery to the exchange agent addressed as follows:

LAW DEBENTURE TRUST COMPANY OF NEW YORK

By mail, hand delivery or overnight courier:

Law Debenture Trust Company of New York

400 Madison Avenue, 4th Floor

New York, New York 10017

Attention: Corporate Trust Department/VWR

For Information Call:

(212) 750-6474

For facsimile transmission (for eligible institutions only): (212) 750-1361

Confirm by Telephone: (212) 750-6474

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent registered public accounting firm. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer, except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The senior exchange notes will be recorded at the same carrying value as the existing senior notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the senior exchange notes.

Transfer Taxes

If you tender outstanding senior notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register senior exchange notes in the name of, or request that your senior notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if you Fail to Exchange Outstanding Senior Notes

If you do not tender your outstanding senior notes, you will not have any further registration rights, except for the rights described in the Exchange and Registration Rights Agreement and described below with respect to our obligation to file a shelf registration statement under certain circumstances. Your senior notes will continue to be subject to the provisions of the indenture governing the notes regarding transfer and exchange of the senior notes and the restrictions on transfer of the senior notes imposed by the Securities Act and states securities laws when we complete the exchange offer. These transfer restrictions are required because the senior notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your senior notes in the exchange offer, your ability to sell your senior notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the Exchange and Registration Rights Agreement and indenture governing the notes provide for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The senior notes that are not exchanged for senior exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the senior notes may be resold only: (1) to us upon redemption thereof or otherwise; (2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us; (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Exchange and Registration Rights Agreement also requires that we file a shelf registration statement if:

(1) because of any change in applicable law or in currently prevailing interpretations of the staff of the SEC, the issuer is not permitted to effect the exchange offer; or

(2) upon receipt of a written notification from any holder prior to the 20th business day following the consummation of the exchange offer representing that:

(i) it is prohibited by law or SEC policy from participating in the exchange offer;

(ii) it may not resell the senior exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales;

(iii) it is a broker-dealer that acquired the outstanding senior notes for its own account as a result of market-making activities or other trading activities (other than outstanding senior notes acquired directly from us); or

(iv) it is an affiliate of the issuer and will not receive senior exchange notes in the exchange offer that may be freely transferred without restriction under federal securities laws.

Outstanding senior notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the outstanding senior notes in the exchange offer;

(2) a broker-dealer has exchanged the senior outstanding notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3) the outstanding senior notes are sold under an effective shelf registration statement that we have filed; or

(4) the outstanding senior notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Exchange and Registration Rights Agreement. We will not receive any cash or other proceeds from the issuance of the senior exchange notes. The senior notes properly tendered and exchanged for senior exchange notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

CAPITALIZATION

The following table sets forth our consolidated capitalization on an actual basis. You should read the following table in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Other Indebtedness” and our consolidated financial statements and related notes herein.

As of December 31, 2012
(in millions)	(Historical)
Total debt:
Senior Secured Credit Facility(1):
Euro Denominated Term Loans	$767.7
U.S.-Dollar Denominated Term Loans	593.5
Revolving Multi-Currency Credit Facility	114.5
A/R Facility(2)	117.2
7.25% Senior Notes	750.0
Compensating cash balance(3)	246.9
Capital lease obligations	19.7
Senior Subordinated Notes(4)	526.5
Predecessor Senior Subordinated Notes	1.0
Other debt(5)	11.6

Total debt	3,148.6
Redeemable equity units(6)	41.4
Total stockholders’ equity	992.6

Total capitalization	$4,182.6

(1)	Our Senior Secured Credit Facility provides for aggregate maximum borrowings consisting of (i) term loans denominated in euros in an aggregate principal amount currently outstanding of €580.5 million ($767.7 million on a U.S. dollar equivalent basis as of December 31, 2012), (ii) term loans denominated in U.S. dollars in an aggregate principal amount currently outstanding of $593.5 million and (iii) a multi-currency revolving loan facility, providing for an equivalent in U.S. dollars of up to $241.3 million in multi-currency revolving loans (inclusive of swingline loans of up to $25.0 million and letters of credit of up to $70.0 million). We converted the term loans denominated in euros of the Senior Secured Credit Facility into U.S. dollars as of December 31, 2012, using an exchange rate of $1.3225 = €1.00. On March 31, 2013, the exchange rate was $1.2813 = €1.00. As of December 31, 2012, we had $109.4 million of available borrowing capacity under the revolving multi-currency credit facility.
(2)	The A/R Facility provides for funding in an aggregate principal amount not to exceed $200.0 million, depending on our eligible trade accounts receivable, and will terminate on November 4, 2014. As of December 31, 2012, $117.2 million was outstanding under the A/R Facility, we had $11.0 million of undrawn letters of credit outstanding and we had no available borrowing capacity.
(3)	Compensating cash balance represents bank overdraft positions of subsidiaries participating in our notional global cash pooling arrangement with a third-party bank. Due to the nature of these overdrafts, all amounts have been classified within the current portion of debt at each period end. As of December 31, 2012, our compensating cash balance was $246.9 million.
(4)	The Senior Subordinated Notes are denominated in euros in an aggregate principal amount currently outstanding of €126.9 million ($167.8 million on a U.S. dollar equivalent basis as of December 31, 2012) and in U.S. dollars in an aggregate principal amount currently outstanding of $358.7 million. We converted the Senior Subordinated Notes denominated in euros into U.S. dollars as of December 31, 2012, using an exchange rate of $1.3225 = €1.00. On March 31, 2013, the exchange rate was $1.2813 = €1.00.
(5)	Other debt primarily represents international lines of credit drawn from local banks.
(6)	Represents ownership interests held by certain members of management that are redeemable pursuant to management agreements between the company and the unit holders. Accordingly, we have presented these redeemable equity units as a mezzanine item in our consolidated balance sheet.

SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data presented below under the captions “Income Statement Data,” “Other Financial Data” and “Balance Sheet Data” as of December 31, 2012, 2011, 2010, 2009 and 2008 and for the years then ended are derived from our audited consolidated financial statements included elsewhere in this prospectus.

The information in the following table is only a summary and should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the related notes thereto included elsewhere in this prospectus.

(in millions)	Year Ended December 31,
	2012	2011	2010	2009	2008
Income Statement Data:
Net sales	$4,129.4	$4,161.1	$3,638.7	$3,561.2	$3,759.2
Cost of goods sold	2,962.0	2,981.6	2,599.8	2,545.6	2,693.8

Gross profit	1,167.4	1,179.5	1,038.9	1,015.6	1,065.4
Selling, general and administrative expenses(1)(2)(3)	915.4	913.6	853.5	806.8	1,253.7

Operating income (loss)	252.0	265.9	185.4	208.8	(188.3)
Interest expense, net(4)	(199.5)	(199.6)	(202.7)	(224.5)	(283.9)
Other income (expense), net(5)	(15.1)	21.8	66.8	(23.9)	22.1
Loss on extinguishment of long-term debt(6)	(25.5)	—	—	—	—

Income (loss) before income taxes	11.9	88.1	49.5	(39.6)	(450.1)
Income tax (provision) benefit	(8.1)	(30.4)	(28.0)	25.5	115.5

Net income (loss)	$3.8	$57.7	$21.5	$(14.1)	$(334.6)

(in millions, other than ratios)	Year Ended December 31,
	2012	2011	2010	2009	2008
Other Financial Data:
Ratio of earnings to fixed charges(7)	1.1	1.4	1.2	—	—
Depreciation and amortization	$125.9	$120.9	$116.5	$116.6	$116.1
Capital expenditures	51.8	42.5	41.6	23.9	29.7
Gross profit as a percentage of net sales	28.3%	28.3%	28.6%	28.5%	28.3%

(in millions)	As of December 31,
	2012	2011	2010	2009	2008
Balance Sheet Data:
Cash and cash equivalents	$139.8	$164.6	$142.1	$124.4	$42.0
Total assets	5,402.0	5,189.7	5,001.4	5,127.3	5,084.9
Total debt	3,148.6	2,908.7	2,757.7	2,871.7	2,815.6
Total stockholders’ equity	992.6	960.8	965.2	1,042.6	1,008.4

(1)	We recognized share-based compensation expense of $0.9 million, $2.3 million, $3.4 million, $3.4 million and $3.8 million for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.
(2)	The results of our 2011, 2010 and 2008 impairment testing identified impairments of our goodwill and other indefinite-lived intangible assets aggregating $3.3 million, $48.1 million and $392.1 million, respectively. The impairment charges from 2011 and 2010 were recognized at our Science Education segment, whereas the impairment charges from 2008 were recognized at each of our segments ($202.1 million in North American Lab, $88.0 million in European Lab and $102.0 million in Science Education). We believe that the impairment charges recognized in our North American Lab and European Lab segments were primarily a result of macroeconomic factors, while the charges recognized in our Science Education segment were due to industry-specific factors.
(3)	We recognized charges related to implementing organizational and operational changes and cost reduction initiatives of $16.9 million, $5.9 million, $3.1 million, $11.4 million and $4.2 million for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.
(4)	Interest rate swap arrangements have contributed to volatility in interest expense, net.
(5)	As a result of the change in our capital structure related to the Merger, we have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet.
(6)	We recognized a loss on extinguishment of long-term debt in 2012 resulting from a tender offer and related call for redemption of our 10.25% Senior Notes.
(7)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income before income taxes plus fixed charges, and (ii) fixed charges is defined as interest expense (including amortization of debt issuance costs) and one-third of rental expense (which we believe is representative of the interest component of rent expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 2009 and 2008 by $39.6 million and $450.1 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the “Selected Historical Financial Data” section of this prospectus and our consolidated financial statements, and the notes to those statements included elsewhere herein. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” and “Forward-Looking Statements” sections of this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

We offer products and services through our wholly-owned subsidiaries. We distribute laboratory supplies, including chemicals, glassware, equipment, instruments, protective clothing, production supplies and other assorted laboratory products, primarily in North America and Europe. We also provide services, including technical services, on-site storeroom services and laboratory and furniture design, supply and installation. Services comprise a relatively small portion of our net sales. Our business is diversified across products, geographic regions and customer segments.

We report financial results on the basis of the following three business segments: North American Lab, European Lab and Science Education. Both the North American Lab and European Lab segments are engaged in the distribution of laboratory and production supplies to customers in the pharmaceutical, biotechnology, medical device, chemical, technology, food processing, healthcare, mining and consumer products industries, as well as governmental agencies, universities and research institutes and environmental organizations. Science Education is engaged in the assembly, manufacture and distribution of scientific supplies and specialized kits, principally to academic institutions, including primary and secondary schools, colleges and universities. Our operations in the Asia Pacific region (“Asia Pacific”) are engaged in regional commercial sales and also support our North American Lab, European Lab and Science Education businesses. As a result of certain acquisitions completed in 2011 and 2012, we also have commercial operations in Chile, Argentina and Brazil. The results of our operations in the Asia Pacific and South American regions, which are not material, are included in our North American Lab segment.

The following table summarizes our consolidated results of operations for each of the reporting periods (in millions):

	Year Ended December 31,
			Change				Change
	2012	2011	Amount	%	2011	2010	Amount	%
Net sales	$4,129.4	$4,161.1	$(31.7)	(0.8)%	$4,161.1	$3,638.7	$522.4	14.4%
Operating income	252.0	265.9	(13.9)	(5.2)%	265.9	185.4	80.5	43.4%
Net income	3.8	57.7	(53.9)	(93.4)%	57.7	21.5	36.2	168.4%

Our consolidated results of operations as summarized in the table above were impacted, in particular, by the following factors:

•

acquisitions of certain businesses in our North American and European Lab segments, causing our reported growth to be greater than comparable growth and, with respect to 2012, causing our reported declines to be lesser than comparable declines;

•

changes in foreign currency exchange rates, which generally weakened in 2012 as compared to 2011, causing our reported growth to be lesser than comparable growth and causing our reported declines to be greater than comparable declines, and because such exchange rates generally strengthened in 2011 as compared to 2010, causing our reported growth to be greater than comparable growth;

•	foreign currency translation, including our recognition of net unrealized translation gains and losses on certain portions of our debt;

•	a reduction in overall sales volume during 2012, in particular within our North American Lab segment, due, in part, to the loss of a global customer in the pharmaceutical industry in early 2012;

•

improvements in our reported net sales and operating results during 2011 due, in part, to increased sales volume from our pharmaceutical and biotechnology customers due to new customer wins and growth from our industrial customers;

•

our recognition of non-cash impairment charges during 2011 and 2010, associated with the goodwill and indefinite-lived intangible assets of our Science Education segment, primarily as a result of industry-specific factors;

•

our recognition of higher charges during 2012, as compared to 2011 and 2010, associated with implementing cost reduction initiatives and other organizational and operational changes, and, with respect to 2012, our recognition of charges for severance associated with executive departures; and

•	our recognition of a loss on extinguishment of long-term debt in 2012 resulting from a tender offer and related call for redemption on our 10.25% Senior Notes.

Factors Affecting Our Operating Results

General

As a result of the acquisition of the Company by affiliates of Madison Dearborn in June 2007, we have a significant amount of goodwill and other intangible assets, we are highly leveraged and we have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. These and other related factors have had, and will continue to have, a significant impact on our financial condition and results of operations.

Foreign Currency

We maintain operations primarily in North America and in Europe. Approximately one half of our net sales originate in currencies other than the U.S. dollar, principally the Euro, the British pound sterling, the Canadian dollar and the Swiss Franc. As a result, changes in our reported results include the impact of changes in foreign currency exchange rates. Our presentation of results from comparable operations in the following discussion and analysis excludes the impact of fluctuations in foreign exchange rates. We calculate the approximate impact of changes in foreign exchange rates by comparing our current period results derived using current period average exchange rates to our current period results recalculated using average foreign exchange rates in effect during the comparable prior period(s). We believe that removing the impact of fluctuations in foreign exchange rates provides a useful means to measure our operating performance.

We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet is reported in other income (expense), net, as foreign currency exchange gains or losses each period. Such gains or losses are substantially unrealized and related to the weakening or strengthening of the Euro against the U.S. dollar, respectively. As a result, our operating results are exposed to fluctuations in foreign currency exchange rates, principally with respect to the Euro.

Recent Acquisitions

Our results of operations include the effects of certain business acquisitions (collectively, the “Acquisitions”) noted below as well as other miscellaneous acquisitions:

•

On September 1, 2010, we acquired the scientific distribution businesses of EBOS Group Limited (collectively “ANZ Lab”). ANZ Lab distributes general laboratory supplies and life science products in Australia and New Zealand.

•

On September 1, 2010, we acquired Labart sp. z o.o (“Labart”), and on March 31, 2011, we acquired Alfalab Hurtownia Chemiczna Sp. z o.o (“Alfalab”). Labart and Alfalab are scientific laboratory supply distributors in Poland.

•

On February 1, 2011, we acquired AMRESCO Inc. (“AMRESCO”), a domestic supplier and manufacturer of high quality biochemicals and reagents for molecular biology, life sciences, proteomics, diagnostics, molecular diagnostics and histology areas of research and production.

•	On May 2, 2011, we acquired Trenka Industriebedarf Handelsgesellschaft m.b.H. (“Trenka”), a distributor of industrial clothing, testing equipment and personal protection equipment in Austria.

•	On June 1, 2011, we acquired BioExpress Corp. (“BioExpress”), a domestic distributor of laboratory supplies in the education, biotechnology and government market segments.

•

On August 1, 2011, we acquired Anachemia Canada Inc. and its affiliates (“Anachemia”). Anachemia, based in Montreal, Canada, manufactures certain chemicals and materials and distributes chemicals, laboratory supplies and equipment in Canada, the United States, South America and Mexico.

•

On September 1, 2011, we acquired LabPartner (Shanghai) Co., Ltd. (“LabPartner”). LabPartner is based in Shanghai, China and provides lab equipment, reagents, consumables and services for research and development.

•	On September 1, 2011, we acquired INTERNATIONAL P.B.I. S.p.A. (“PBI”), a distributor of laboratory equipment and products in Italy.

•	On April 2, 2012, we acquired VITRUM Praha, spol. s.r.o. and VITRUM Roznov s.r.o. (collectively, “VITRUM”), distributors of scientific laboratory supplies in the Czech Republic.

•

On June 1, 2012, we acquired basan Germany GmbH, including its subsidiaries with operations in Germany, the Netherlands, France, Italy, Singapore and Malaysia (collectively, “basan”). Basan is a distributor of products and related services for cleanrooms in Europe and southeast Asia.

•	On September 3, 2012, we acquired the mining laboratory supply business of KLEN International (“KLEN”) with operations in Australia.

•	On September 6, 2012, we acquired Sovereign Group (“Sovereign”), a distributor of laboratory products with distribution centers and sales organizations in Brazil, Argentina and the United States.

•	On November 1, 2012, we acquired Lab3 Limited (“Lab3”), a distributor of scientific laboratory supplies and services headquartered in the United Kingdom.

•

On December 4, 2012, we acquired Labonord SAS and Switch BVBA (“Labonord” and “Switch,” respectively). Labonord is a distributor of consumables and chemicals based in France. Belgium-based Switch manufactures cytology and histology reagents and dyes which are distributed through Labonord and an independent distribution partner to customers in France, Belgium and the Netherlands.

The Acquisitions were funded through a combination of cash and cash equivalents on hand and incremental borrowings under the Company’s credit facilities. The results of ANZ Lab, AMRESCO, BioExpress, Anachemia, LabPartner, KLEN and Sovereign have been included in our North American Lab segment and the results of Labart, Alfalab, Trenka, PBI, VITRUM, Lab3, Labonord and Switch have been included in our European Lab segment, each from their respective dates of acquisition. The results of basan from its date of acquisition have been included in our European Lab segment, except for basan’s operations in southeast Asia, which are included in our North American Lab segment.

Our presentation of results from comparable operations in the following discussion and analysis excludes the contribution from acquisitions to the extent such contributions were not present in the comparable period, which we believe provides a useful means to measure our operating performance.

Impairments of Goodwill and Intangible Assets

We carry significant amounts of goodwill and intangible assets, including indefinite-lived intangible assets, on our balance sheet as a result of the Merger and acquisitions subsequent to the Merger.

During the third quarters of 2011 and 2010, we recognized aggregate charges of $3.3 million and $48.1 million, respectively, related to impairments of goodwill and indefinite-lived intangible assets in our Science Education reporting unit. The impairment charges were caused by continuing negative industry-specific factors in the primary and secondary educational markets in the United States, in particular the reduction in spending by schools in response to the prolonged negative economic conditions and the resultant uncertainty of funding by state and local governments.

See Notes 6 and 13(e) to the consolidated financial statements included elsewhere in this prospectus for more information on our impairment assessments and associated fair value measurements. See “Critical Accounting Policies” below for a discussion of risks and uncertainties associated with accounting for our goodwill and intangible assets.

Seasonality and Inflation

Our results of operations are subject to seasonal trends primarily affecting our Science Education segment, which tend to result in increased net sales and gross profit in the third calendar quarter in comparison to other quarters of the year. For example, in 2012, 2011 and 2010, approximately 35% of our Science Education segment’s total net sales were generated in the quarter ending September 30. This quarterly performance is typically due to increased sales volume as schools purchase supplies and science kits in preparation for the beginning of the new school year. Our results of operations are also subject to cyclical trends. For example, we believe the Science Education segment’s publisher kitting business tends to follow a seven to nine-year business cycle based on certain large states’ adoption of new textbooks. We believe that 2007 represented the height of the most recent business cycle.

During 2012, 2011 and 2010, inflation has not had a significant impact on our results of operations, as we believe we have been able to pass through the majority of these increases to our customers. However, our earnings and cash flows could be adversely affected if we are unable to pass through future cost increases arising from inflation.

Components of Revenues and Expenses

Our net sales are derived primarily from the sale of laboratory supplies and scientific educational materials. Net sales are also derived, to a lesser extent, from the provision of services. Freight costs that are billed to our customers are included in net sales. Provisions for discounts, rebates to customers, sales returns and other adjustments are provided for as a reduction of net sales in the period the related sales are recorded.

Our cost of goods sold consists primarily of the cost of inventory shipped and our cost of labor for services. Cost of goods sold also includes freight expenses incurred to deliver products to customers as well as credits for rebates earned from suppliers.

Selling general and administrative expenses primarily reflect the costs of operations dedicated to generating sales, maintaining existing customer relationships, enhancing technology capabilities, receiving and processing customer orders and maintaining our distribution center facilities. SG&A expenses also include our corporate, administrative and shared-service costs and depreciation and amortization expenses.

Results of Operations

2012 Compared With 2011

Net Sales

The following table presents net sales and net sales changes by segment for the years ended December 31, 2012 and 2011 (in millions):

	Year Ended December 31,
			Change
	2012	2011	Amount	%
North American Lab	$2,388.2	$2,377.7	$10.5	0.4%
European Lab	1,637.4	1,663.4	(26.0)	(1.6)%
Science Education	103.8	120.0	(16.2)	(13.5)%

Total	$4,129.4	$4,161.1	$(31.7)	(0.8)%

Net sales for the year ended December 31, 2012, decreased $31.7 million or 0.8% compared to the prior period. Changes in foreign currency exchange rates caused net sales to decrease by approximately $113.9 million for the year ended December 31, 2012. The acquisitions of AMRESCO, Alfalab, Trenka, BioExpress, Anachemia, LabPartner, PBI, VITRUM, basan, KLEN, Sovereign, Lab3, Labonord and Switch, (collectively, the “2012/2011 Acquisitions”) caused net sales to increase by approximately $149.8 million for the year ended December 31, 2012. Accordingly, net sales from comparable operations for the year ended December 31, 2012, decreased approximately $67.6 million or 1.6% compared to the prior period. The decrease in net sales from comparable operations is primarily due to reductions in sales volume during 2012 due, in part, to the loss of a global customer in the pharmaceutical industry in early 2012.

Net sales in our North American Lab segment for the year ended December 31, 2012, increased $10.5 million or 0.4% compared to the prior period. In the aggregate, changes in foreign currency exchange rates and acquisitions caused net sales to increase by approximately $92.5 million for the year ended December 31, 2012. Accordingly, net sales from comparable operations for the year ended December 31, 2012, decreased approximately $82.0 million or 3.4% compared to the prior period. The majority of this decline is due to the loss of a global pharmaceutical customer in 2012. Net sales of consumable products (including chemicals) decreased by low single-digit rates while net sales of capital goods (including equipment, instruments and furniture) decreased by mid single-digit rates. Net sales to pharmaceutical (including biotechnology) customers and governmental entities decreased by mid single-digit rates while net sales to education and industrial and other customers decreased by low single-digit rates.

Net sales in our European Lab segment for the year ended December 31, 2012, decreased $26.0 million or 1.6% compared to the prior period. In the aggregate, changes in foreign currency exchange rates and acquisitions caused net sales to decrease by approximately $56.6 million. Accordingly, net sales from comparable operations for the year ended December 31, 2012, increased approximately $30.6 million or 1.8% compared to the prior period. Net sales of consumable products (including chemicals) increased by low single-digit rates while net sales of capital goods (including equipment, instruments and furniture) were relatively flat. Net sales to pharmaceutical (including biotechnology) and industrial and other customers increased by low to mid single-digit rates, while net sales to governmental entities decreased by low single digit rates and net sales to education customers were relatively flat.

Net sales in our Science Education segment for the year ended December 31, 2012, decreased $16.2 million or 13.5% compared to the prior period. This decrease is primarily due to the recent divestiture of our primary retail product line and further due to reductions in sales volume in our core science supplies businesses and our publisher kitting business. Our Science Education segment continues to be impacted by negative industry-specific factors in the primary and secondary education sectors in the United States, in particular, the reduction in spending by schools in response to the prolonged negative economic conditions and the resultant uncertainty of funding by state and local governments.

Gross Profit

The following table presents gross profit and gross profit as a percentage of net sales for the years ended December 31, 2012 and 2011 (in millions):

	Year Ended December 31,
	2012	2011
Gross profit	$1,167.4	$1,179.5
Percentage of net sales (gross margin)	28.3%	28.3%

Gross profit for the year ended December 31, 2012, decreased $12.1 million or 1.0% compared to the prior period. Changes in foreign currency exchange rates caused gross profit to decrease by approximately $34.3 million for the year ended December 31, 2012. The 2012/2011 Acquisitions caused gross profit to increase by approximately $46.1 million for the year ended December 31, 2012. Accordingly, gross profit from comparable operations for the year ended December 31, 2012, decreased approximately $23.9 million or 2.0% compared to the prior period, generally reflecting lower sales volume in 2012.

Consolidated gross margin for the year ended December 31, 2012, was 28.3%, unchanged compared to 2011. Improvements in consolidated gross margin attributable to a more favorable product mix during 2012 were substantially offset by unfavorable product cost associated with lower rebates from suppliers.

Selling, General and Administrative Expenses

The following table presents selling, general and administrative (“SG&A”) expenses and SG&A expenses as a percentage of net sales for the years ended December 31, 2012 and 2011 (in millions):

	Year Ended December 31,
	2012	2011
SG&A expenses	$915.4	$910.3
Percentage of net sales	22.2%	21.9%

SG&A expenses for the year ended December 31, 2012, increased $5.1 million or 0.6% compared to the prior period. Changes in foreign currency exchange rates caused SG&A expenses to decrease by approximately $29.1 million for the year ended December 31, 2012. The 2012/2011 Acquisitions caused SG&A expenses to increase by approximately $40.3 million for the year ended December 31, 2012. Accordingly, SG&A expenses from comparable operations for the year ended December 31, 2012, decreased approximately $6.1 million or 0.7% compared to the prior period.

The decrease in comparable SG&A expenses in 2012 was primarily attributable to an approximate $25.0 million reduction in costs associated with our performance-based cash incentive compensation program, higher pension income of $2.3 million associated with our U.S. Retirement Plan, our recognition of a net gain of $2.0 million in 2012 due to favorable changes in the fair value of contingent consideration and lower stock-based compensation expense of $1.4 million, partially offset by our recognition of $6.2 million in severance expenses in 2012 associated with executive departures and an increase in charges associated with cost reduction initiatives of $11.0 million.

SG&A expenses for 2012 included $16.9 million for charges associated with implementing cost reduction initiatives, of which $5.2 million was for North American Lab (including $4.0 million related to lease and pension costs associated with the closure of a regional distribution center in Brisbane, California) and $11.7 million was for European Lab (primarily severance and personnel costs). SG&A expenses for 2011 included $5.9 million for charges associated with implementing organizational changes to enhance sales effectiveness as well as cost reduction measures, of which $3.0 million was for North American Lab, $0.5 million was for European Lab and $2.4 million was for Science Education.

Impairments of Goodwill and Intangible Assets

We did not recognize any impairment charges during the year ended December 31, 2012. During the third quarter of 2011, we recognized aggregate charges of $3.3 million related to impairments of indefinite-lived intangible assets in our Science Education reporting unit. The impairment charges were caused by continuing negative macroeconomic and industry-specific factors in the primary and secondary educational markets in the United States, in particular the reduction in spending by schools in response to prolonged negative economic conditions and the resultant uncertainty in state and local sources of funding.

Operating Income (Loss)

The following table presents operating income (loss) and operating income (loss) changes by segment for the years ended December 31, 2012 and 2011 (in millions):

	Year Ended December 31,
			Change
	2012	2011	Amount	%
North American Lab	$119.1	$141.1	$(22.0)	(15.6)%
European Lab	135.8	141.3	(5.5)	(3.9)%
Science Education	(2.9)	(16.5)	13.6	82.4%

Total	$252.0	$265.9	$(13.9)	(5.2)%

Operating income for the year ended December 31, 2012, decreased $13.9 million or 5.2% compared to the prior period. Changes in foreign currency exchange rates caused operating income to decrease approximately $5.2 million for the year ended December 31, 2012. The 2012/2011 Acquisitions caused operating income to increase approximately $5.8 million for the year ended December 31, 2012. Impairment charges recognized in our Science Education segment negatively impacted operating income by $3.3 million during 2011. Accordingly, operating income from comparable operations for the year ended December 31, 2012, decreased approximately $17.8 million or 6.6% compared to the prior period.

The following highlights the changes in operating income (loss) from 2011 to 2012 by segment (in millions):

	2011 operating income (loss)	Impairments of intangible assets	Foreign currency and the 2012/2011 Acquisitions	Other (explained below)	2012 operating income (loss)
North American Lab	$141.1	$—	$4.5	$(26.5)	$119.1
European Lab	141.3	—	(3.9)	(1.6)	135.8
Science Education	(16.5)	3.3	—	10.3	(2.9)

	$265.9	$3.3	$0.6	$(17.8)	$252.0

Operating income in our North American Lab segment for the year ended December 31, 2012, decreased $22.0 million or 15.6% compared to the prior period. In the aggregate, changes in foreign currency exchange rates and acquisitions caused operating income to increase by approximately $4.5 million for the year ended December 31, 2012. Accordingly, operating income from comparable operations for the year ended December 31, 2012, decreased approximately $26.5 million or 18.8% compared to the prior period. The decrease in operating income from comparable operations for the year ended December 31, 2012, resulted from a decrease in gross profit of approximately $23.3 million, due to lower sales volume, and an increase in SG&A expenses of approximately $3.2 million, primarily due to higher wage and related costs and charges for executive departures, partially offset by lower charges for variable compensation, our recognition of a gain from contingent consideration and higher pension income.

Operating income in our European Lab segment for the year ended December 31, 2012, decreased $5.5 million or 3.9% compared to the prior period. In the aggregate, changes in foreign currency exchange rates and acquisitions caused operating income to decrease by approximately $3.9 million for the year ended December 31, 2012. Accordingly, operating income from comparable operations for the year ended December 31, 2012, decreased approximately $1.6 million or 1.1% compared to the prior period. The decrease in operating income from comparable operations for the year ended December 31, 2012, resulted from an increase in SG&A expenses of approximately $6.7 million, largely due to increased charges for cost reduction initiatives and higher wage and related costs, partially offset by an increase in gross profit of approximately $5.1 million, primarily due to increased sales volume.

Operating loss in our Science Education segment for the year ended December 31, 2012, decreased $13.6 million compared to the prior period. The decrease in operating loss for the year ended December 31, 2012, primarily resulted from decreases in SG&A expenses of $16.0 million, primarily due to ongoing cost reduction programs, lower charges for cost saving initiatives and a $3.3 million reduction in impairment charges, partially offset by a decrease in gross profit of $5.7 million due to lower sales.

Interest Expense, Net of Interest Income

Interest expense, net of interest income, was $199.5 million and $199.6 million during the years ended December 31, 2012 and 2011, respectively. Decreases in interest expense associated with fluctuations in foreign currency exchange rates on Euro-denominated debt and a lower fixed rate on our senior note obligations were substantially offset by increased interest expense from higher average debt balances under our Senior Secured Credit Facility and our A/R Facility and further due to increased variable interest rates.

Loss on Extinguishment of Long-Term Debt

In connection with the issuance of the 7.25% Senior Notes as described in Note 9 to the consolidated financial statements included elsewhere in this prospectus, on August 20, 2012, the Company commenced a tender offer to purchase any and all of its $713.0 million aggregate principal amount of 10.25% Senior Notes then outstanding. On September 4, 2012, the Company accepted for purchase an aggregate principal amount of $102.7 million of the 10.25% Senior Notes that were tendered. In connection with these transactions, the Company recognized a loss on the extinguishment of long-term debt of $4.2 million during the third quarter of 2012. The loss includes $3.1 million in tender premiums paid, $0.9 million for the write-off of a portion of the unamortized deferred financing costs related to the 10.25% Senior Notes, and $0.2 million of third party fees and fees paid to lenders.

Concurrently, on September 4, 2012, the Company irrevocably called for redemption, on October 4, 2012, the remaining $610.3 million aggregate principal amount of 10.25% Senior Notes outstanding and deposited $639.6 million of cash received upon the issuance of the 7.25% Senior Notes, representing the redemption price, call premium plus all interest payable through the settlement date, in an account with the trustee for the 10.25% Senior Notes. In connection with such redemption notice and deposit, the indenture pursuant to which the 10.25% Senior Notes were issued was discharged. On October 4, 2012, the final redemption of the 10.25% Senior Notes was completed and all funds were remitted to the note holders, discharging the Company of all remaining obligations. Accordingly, the Company recognized an additional loss on the extinguishment of long-

term debt of $21.3 million in the fourth quarter of 2012, such loss includes $15.6 million in redemption premiums and $5.7 million for the write-off of the remaining unamortized deferred financing costs.

We did not recognize any extinguishment gains or losses in 2011.

Other Income (Expense), Net

Other income (expense), net, is primarily comprised of foreign currency exchange gains and losses. We recognized net exchange losses of $14.4 million in 2012 and net exchange gains of $21.8 million in 2011. Other income (expense), net for the year ended December 31, 2012, also includes $0.7 million of third party fees and fees paid to lenders associated with an amendment to our Senior Secured Credit Facility. See Note 9(a) to the consolidated financial statements included elsewhere in this prospectus for additional information about an amendment to our Senior Secured Credit Facility.

We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet is reported in other income (expense), net, as foreign currency exchange gains or losses each period. Such gains or losses are substantially unrealized and related to the weakening or strengthening of the Euro against the U.S. dollar, respectively. As a result, our operating results are exposed to fluctuations in foreign currency exchange rates, principally with respect to the Euro.

Income Taxes

During the year ended December 31, 2012, we recognized an income tax provision of $8.1 million, on pre-tax income of $11.9 million, resulting in an effective income tax rate of 68.1%. During the year ended December 31, 2011, we recognized an income tax provision of $30.4 million, on pre-tax income of $88.1 million, resulting in an effective income tax rate of 34.5%.

The tax provision recognized in 2012 is primarily the result of tax expense on foreign operating profits, changes in uncertain tax positions, increases in valuation allowances in foreign jurisdictions and increases in foreign tax rates, partially offset by a tax benefit from domestic operating losses.

The tax provision recognized in 2011 is comprised of tax expense on foreign operating profits and changes in uncertain tax positions, partially offset by a tax benefit from domestic operating losses and a favorable reduction of foreign deferred tax liabilities due to a change in the effective foreign rates.

Our tax benefits or provisions can change significantly due to the volatility of our net exchange gains or losses in our operating results. See Note 10 to the consolidated financial statements included elsewhere in this prospectus for a description of common differences between our effective tax rate and the rate calculated by applying the U.S. federal statutory rate and for a description of changes to our uncertain tax positions.

2011 Compared With 2010

Net Sales

The following table presents net sales and net sales changes by segment for the year ended December 31, 2011 and 2010 (in millions):

	Year Ended December 31,
			Change
	2011	2010	Amount	%
North American Lab	$2,377.7	$2,081.0	$296.7	14.3%
European Lab	1,663.4	1,430.0	233.4	16.3%
Science Education	120.0	127.7	(7.7)	(6.0)%

Total	$4,161.1	$3,638.7	$522.4	14.4%

Net sales for 2011 increased $522.4 million or 14.4% over 2010. Changes in foreign currency exchange rates caused net sales to increase by approximately $99.7 million, and the acquisitions of ANZ Lab, Labart, AMRESCO, Alfalab, Trenka, BioExpress, Anachemia, LabPartner and PBI (collectively, the “2011/2010 Acquisitions”) increased net sales by approximately $170.6 million. Accordingly, net sales from comparable operations increased approximately $252.1 million or 6.9% in 2011 over 2010.

Net sales in our North American Lab segment for 2011 increased $296.7 million or 14.3% over 2010. Changes in foreign currency exchange rates and the contribution from acquisitions caused net sales to increase by approximately $157.8 million. Accordingly, net sales from comparable operations increased approximately $138.9 million or 6.7% in 2011 over 2010. Net sales in our European Lab segment for 2011 increased $233.4 million or 16.3% over 2010. Changes in foreign currency exchange rates and the contribution from acquisitions caused net sales to increase by approximately $112.5 million. Accordingly, net sales from comparable operations increased approximately $120.9 million or 8.5% in 2011 over 2010.

Comparable net sales growth was primarily attributable to increased sales volume from our pharmaceutical and biotechnology customers due to new customer wins and growth from our industrial customers. Within our laboratory distribution businesses, net sales of consumable products (including chemicals) increased by high single-digit rates in 2011 compared to 2010 while net sales of capital goods (including equipment, instruments and furniture) increased by mid to high single-digit rates during 2011 compared to 2010, while net sales to industrial and educational customers increased by mid to high single-digit rates and net sales to governmental entities increased by low to mid single-digit rates over the same period.

Net sales in our Science Education segment for 2011 decreased $7.7 million or 6.0% from 2010. These decreases are primarily due to reductions in sales volume across our core science supplies businesses, and to a lesser extent, our retail businesses. Our Science Education segment continues to be impacted by negative industry-specific factors in the primary and secondary educational markets in the United States, in particular the reduction in spending by schools in response to the prolonged negative economic conditions and the resultant uncertainty of funding by state and local governments.

Gross Profit

The following table presents gross profit and gross profit as a percentage of net sales for the year ended December 31, 2011 and 2010 (in millions):

	Year Ended December 31,
	2011	2010
Gross profit	$1,179.5	$1,038.9
Percentage of net sales (gross margin)	28.3%	28.6%

Gross profit for 2011 increased $140.6 million or 13.5% over 2010. Changes in foreign currency exchange rates caused gross profit to increase by approximately $29.8 million, and the 2011/2010 Acquisitions increased gross profit by approximately $55.9 million. Accordingly, gross profit from comparable operations increased approximately $54.9 million or 5.3% in 2011 over 2010. The comparable increase in consolidated gross profit was driven by the increase in net sales in our North American Lab and European Lab segments, partially offset by a decrease in net sales in our Science Education segment and lower gross margins.

Consolidated gross margin for 2011 decreased approximately 30 basis points to 28.3% from 2010. The decrease in gross margin was principally driven by changes in product mix associated with our net sales growth in our North American Lab and European Lab segments and a deterioration of gross margin in our Science Education segment driven by negative industry-specific factors.

SG&A Expenses

The following table presents SG&A expenses and SG&A expenses as a percentage of net sales for the year ended December 31, 2011 and 2010 (in millions):

	Year Ended December 31,
	2011	2010
SG&A expenses	$910.3	$805.4
Percentage of net sales	21.9%	22.1%

SG&A expenses for 2011 increased $104.9 million or 13.0% over 2010. Changes in foreign currency exchange rates caused SG&A expenses to increase by approximately $25.0 million, and increased costs from the 2011/2010 Acquisitions caused SG&A expenses to increase by approximately $51.8 million. Accordingly, SG&A expenses from comparable operations increased approximately $28.1 million or 3.5% in 2011 over 2010. The increase in comparable SG&A was primarily attributable to increases in wage rates and related personnel costs, charges associated with implementing organizational changes as well as cost reduction measures, and incremental costs to support growth in our business.

SG&A expenses for 2011 included $5.9 million for charges associated with implementing organizational changes to enhance sales effectiveness as well as cost reduction measures, of which $3.0 million was for North American Lab, $0.5 million was for European Lab and $2.4 million was for Science Education. SG&A expenses during 2010 included charges of $3.1 million associated with implementing cost reduction initiatives in our North American Lab segment.

Impairments of Goodwill and Intangible Assets

During the third quarters of 2011 and 2010, we recognized aggregate charges of $3.3 million and $48.1 million, respectively, related to impairments of goodwill and indefinite-lived intangible assets in our Science Education reporting unit. The impairment charges were caused by continuing negative industry-specific factors in the primary and secondary educational markets in the United States, in particular the reduction in spending by schools in response to the prolonged negative economic conditions and the resultant uncertainty of funding by state and local governments.

Operating Income (Loss)

The following table presents operating income (loss) and operating income (loss) changes by segment for the year ended December 31, 2011 and 2010 (in millions):

	Year Ended December 31,
			Change
	2011	2010	Amount	%
North American Lab	$141.1	$122.3	$18.8	15.4%
European Lab	141.3	111.7	29.6	26.5%
Science Education	(16.5)	(48.6)	32.1	66.0%

Total	$265.9	$185.4	$80.5	43.4%

Operating income for 2011 increased $80.5 million or 43.4% over 2010. Changes in foreign currency exchange rates caused operating income to increase by approximately $4.8 million, and the contribution from the 2011/2010 Acquisitions caused operating income to increase by approximately $4.1 million. Impairment charges recognized in our Science Education segment negatively impacted operating income by $3.3 million and $48.1 million during 2011 and 2010, respectively.

The following table highlights the changes in operating income (loss) from 2010 to 2011 by segment (in millions):

	2010 operating income (loss)	Impairments of goodwill and intangible assets		Foreign currency and the 2011/2010 Acquisitions	Other (explained below)	2011 operating income (loss)
		2010	2011
North American Lab	$122.3	$—	$—	$5.1	$13.7	$141.1
European Lab	111.7	—	—	3.8	25.8	141.3
Science Education	(48.6)	48.1	(3.3)	—	(12.7)	(16.5)

	$185.4	$48.1	$(3.3)	$8.9	$26.8	$265.9

Operating income in our North American Lab segment for 2011 increased $18.8 million or 15.4% over 2010. Changes in foreign currency exchange rates and the contribution from acquisitions increased operating income by approximately $5.1 million. Accordingly, operating income from comparable operations increased approximately $13.7 million or 11.2% in 2011 over 2010. The increase in operating income in 2011 was the result of increased gross profit of $25.8 million due to net sales growth, partially offset by increased SG&A expenses of $12.1 million due primarily to increases in wage rates and incremental costs to support the growth in our business.

Operating income in our European Lab segment for 2011 increased $29.6 million or 26.5% over 2010. Changes in foreign currency exchange rates and the contribution from acquisitions increased operating income in 2011 by approximately $3.8 million. Accordingly, operating income from comparable operations increased approximately $25.8 million or 23.1% over 2010. The increase in operating income in 2011 was the result of increased gross profit of $34.0 million due to net sales growth, partially offset by increased SG&A expenses of $8.2 million due primarily to increases in wage rates and incremental costs to support the growth in our business.

Operating loss in our Science Education segment for 2011 was favorable by $32.1 million as compared to 2010. As discussed above, impairment charges of $3.3 million and $48.1 million negatively impacted operating income during 2011 and 2010, respectively. The remaining change was the result of decreased gross profit of $4.9 million due to continuing negative industry-specific factors and increased SG&A expenses of $7.8 million due to charges associated with implementing organizational changes, regulatory compliance and business support.

Interest Expense, Net of Interest Income

Interest expense, net of interest income, was $199.6 million and $202.7 million during the years ended December 31, 2011 and 2010, respectively. The decrease of $3.1 million in net interest expense during 2011 was primarily attributable to changes in the fair value of our interest rate swaps, substantially offset by increases in interest associated with our variable rate debt, due to increased borrowings and interest rates, and changes in foreign exchange rates on Euro-denominated debt. We recognized $22.9 million and $14.6 million of net unrealized gains on interest rate swaps in 2011 and 2010, respectively, such variability being primarily attributable to changes in forecasted market rates of interest underlying our determination of the fair market value of the interest rate swaps.

Other Income (Expense), Net

Other income (expense), net is primarily comprised of exchange gains and losses. Our net exchange gains were $21.8 million and $66.8 million during the years ended December 31, 2011 and 2010, respectively. Our net exchange gains were substantially related to unrealized gains due to the weakening of the Euro against the U.S. dollar.

Income Taxes

During the year ended December 31, 2011, we recognized an income tax provision of $30.4 million, on pre-tax income of $88.1 million, resulting in an effective income tax rate of 34.5%. During the year ended December 31, 2010, we recognized an income tax provision of $28.0 million, on pre-tax income of $49.5 million, resulting in an effective income tax rate of 56.6%.

The tax provision recognized in 2011 was the result of tax expense on foreign operating profits and changes in uncertain tax positions, partially offset by a tax benefit from domestic operating losses and a favorable reduction of foreign deferred tax liabilities due to a change in the effective foreign rates.

The tax provision recognized in 2010 was the result of operating profits generated in our foreign operations and net exchange gains recognized in our domestic operations, partially offset by the tax benefit associated with an impairment of indefinite-lived intangible assets in our Science Education segment. Impairment charges associated with the Company’s goodwill are generally not deductible for tax purposes. Accordingly, our 2010 effective tax provision was negatively impacted.

Changes to our uncertain tax positions during 2011 and 2010 are described in Note 10 to the consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the global economy, demand for our products, and our ability to successfully implement our business strategies. We continue to assess the potential impact of current market conditions on various aspects of our liquidity, financial condition and results of operations, including, but not limited to, the continued availability and general creditworthiness of our financial instrument counterparties, the impact of market conditions on our customers, suppliers and insurers and the general recoverability of our long-lived assets and certain financial instruments, including investments held under our defined benefit pension plans.

As of December 31, 2012, we had $139.8 million of cash and cash equivalents on hand and our compensating cash balance was $246.9 million. We had $3,148.6 million of outstanding indebtedness as of December 31, 2012, comprised of $1,475.7 million of indebtedness under our Senior Secured Credit Facility, $750.0 million under our 7.25% Senior Notes, $526.5 million under our Senior Subordinated Notes, $117.2 million under our A/R Facility, $246.9 million of compensating cash indebtedness and $32.3 million of other indebtedness.

We had unused availability of $109.4 million under our multi-currency revolving loan facility (which is a component of our Senior Secured Credit Facility) and no availability under our A/R Facility as of December 31, 2012. Borrowings under these facilities bear interest at variable rates and are a key source of our liquidity. The average aggregate borrowings outstanding under these facilities during the year ended December 31, 2012, were $171.6 million. Periodically, our liquidity needs cause the aggregate amount of outstanding borrowings under these facilities to fluctuate. Accordingly, the amount of credit available to us can increase or decrease based on changes in our operating cash flows, debt service requirements, working capital needs and acquisition and investment activities. Availability of funding under the A/R Facility also depends upon maintaining sufficient eligible trade accounts receivable. As of March 1, 2013, we had aggregate unused availability of $88.1 million under these facilities.

The Senior Secured Credit Facility contains a number of customary affirmative and negative covenants and includes a financial maintenance covenant for the benefit of lenders under our multi-currency revolving loan facility requiring us to maintain a Senior Secured Net Leverage Ratio (as defined) of not more than 5.50:1.00. The indentures governing the 7.25% Senior Notes and Senior Subordinated Notes contain covenants that, among other things, limit the Company’s ability and that of its restricted subsidiaries to make restricted payments, pay dividends, incur or create additional indebtedness, issue preferred stock, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, create liens on assets of the Company and restricted subsidiaries, and materially change our lines of business. The A/R Facility includes representations and covenants that we consider usual and customary for arrangements of this type and includes a consolidated interest expense test if the Company’s available liquidity is less than $125.0 million. In addition, borrowings under the A/R Facility are subject to termination upon the occurrence of certain termination events that we also consider usual and customary. As of December 31, 2012, the Company was in compliance with the covenants under the Senior Secured Credit Facility, the indentures governing the 7.25% Senior Notes and Senior Subordinated Notes and the A/R Facility.

Foreign exchange ceilings imposed by local governments, regulatory requirements applicable to certain of our subsidiaries and the sometimes lengthy approval processes which foreign governments require for international cash transfers may restrict our internal cash movements. We expect to reinvest a significant portion of our cash and earnings outside of the United States because we anticipate that a significant portion of our opportunities for future growth will be abroad. Thus, we have not provided U.S. federal income, state income or foreign withholding taxes on our non-U.S. subsidiaries’ undistributed earnings that have been indefinitely invested abroad. As of December 31, 2012, $129.1 million of our $139.8 million of cash and cash equivalents was held by our foreign subsidiaries. If these foreign cash and cash equivalents were repatriated to the United States, we may be required to pay income taxes on the amounts repatriated. We do not intend to repatriate our foreign cash and cash equivalents.

Based on the terms and conditions of these debt obligations and our current operations and expectations for future growth, we believe that cash generated from operations, together with available borrowings under our multi-currency revolving loan facility and our A/R Facility will be adequate to permit us to meet our current and expected operating, capital investment, acquisition financing and debt service obligations prior to maturity, although no assurance can be given in this regard. The majority of our long-term debt obligations will mature during 2016 and 2017, although our A/R Facility terminates on November 4, 2014, unless extended. We currently intend to reduce our debt to earnings ratio in advance of these maturities, which we believe will be important as we seek to refinance or otherwise satisfy these debt obligations.

Historical Cash Flows

Operating Activities

The following table presents cash flows from operating activities inclusive and exclusive of working capital changes for the years ended December 31, 2012, 2011 and 2010 (in millions):

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities, excluding working capital changes	$137.3	$138.9	$130.6
Cash flows from working capital changes, net	(102.6)	0.4	(8.3)

Cash flows from operating activities	$34.7	$139.3	$122.3

Net cash provided by operating activities was $34.7 million, $139.3 million and $122.3 million during the years ended December 31, 2012, 2011 and 2010, respectively. The decrease in operating cash flows from 2011 to 2012 was primarily attributable to comparatively higher investments in working capital. The increase in operating cash flows from 2010 to 2011 was primarily attributable to growth in our business and comparatively lower investments in working capital, partially offset by higher cash paid for interest.

Cash flows from working capital components decreased $103.0 million to a use of cash of $102.6 million in 2012 from a source of cash of $0.4 million in 2011. Cash flows from accrued expenses and other long-term liabilities changed to a use of cash of $41.4 million in 2012 from a source of cash of $41.0 million in 2011, primarily due to reductions in accrued bonuses, accrued interest and accrued income taxes in the 2012 period and from reductions in liabilities for our interest rate swap arrangements, which expired in December 2012. Cash flows from trade accounts payable changed to a use of cash of $32.0 million in 2012 from a use of cash of $9.2 million in 2011 primarily due to timing and also influenced by a reduction in product purchases in late 2012 to react to lower sales volumes. Our cash disbursement routines follow a standardized process for payment and we may experience fluctuations in cash flows associated with trade accounts payable and accrued expenses from period to period. Cash flows from inventories changed to a use of cash of $4.1 million in 2012 from a source of cash of $6.9 million in 2011 primarily due to incremental cash required to fund inventories in our new distribution facility in Visalia, California, which commenced operations in the third quarter of 2012, and for the expansion of inventories, including private label products, across our Asia Pacific operations. Cash flows from trade accounts receivable changed to a use of cash of $14.3 million in 2012 from a use of cash of $23.3 million in 2011. The use of cash in 2012 was primarily attributable to the near-term effects of our recent ERP implementations and, more generally, an increasing demand for extended payment terms by our customers, partially offset by lower sales volume.

Cash flows from working capital components increased by $8.7 million to a source of cash of $0.4 million in 2011, from a use of cash of $8.3 million during in 2010. Cash flows used by trade accounts receivable decreased to a use of cash of $23.3 million in 2011 from a use of cash of $49.9 million in 2010 due to improvements in customer collections, partially offset by higher sales volume in 2011. Cash flows from inventories changed to a source of cash of $6.9 million in 2011 from a use of cash of $34.2 million in 2010 as a result of focused inventory management. Cash flows from trade accounts payable changed to a use of cash of $9.2 million in 2011 from a source of cash of $41.0 million in 2010 primarily due to timing. Cash flows from all other working capital components provided $26.0 million of cash in 2011 primarily due to $20.7 million from income taxes and $4.5 million from accrued interest.

We paid cash interest of $207.9 million, $207.6 million and $167.2 million during the years ended December 31, 2012, 2011 and 2010, respectively. Cash interest was lower in the 2010 period as a result of our election to increase the principal amount of the 10.25% Senior Notes by $38.0 million in lieu of cash interest.

Investing Activities

Net cash used in investing activities was $160.9 million, $209.2 million and $74.4 million during the years ended December 31, 2012, 2011 and 2010, respectively. The change in investing cash flows from period to period was primarily due to the funding of business acquisitions. Capital expenditures increased in 2012 from 2011 and 2010 reflecting incremental investments in facilities, infrastructure and information technology. We anticipate approximately $40 million of capital expenditures in 2013 and ongoing annual expenditures ranging from $25 million to $35 million thereafter.

Financing Activities

Net cash provided by (used in) financing activities was $98.3 million, $90.3 million and $(22.3) million during the years ended December 31, 2012, 2011 and 2010, respectively. Cash flows from financing activities in 2012 were significantly influenced by the issuance of $750.0 million of 7.25% Senior Notes and the extinguishment of $713.0 million of 10.25% Senior Notes. Net cash provided by financing activities in 2012 was primarily attributable to net proceeds from our multi-currency revolving loan facility and our A/R Facility, partially offset by cash paid for costs incurred to amend our Senior Secured Credit Facility and issue our 7.25% Senior Notes and for repurchases of equity units. Cash provided by financing activities in 2011 was primarily attributable to $84.3 million of net cash proceeds from debt, which was primarily due to borrowings on our credit facilities to partially fund business acquisitions. Cash used in financing activities in 2010 was primarily due to

$23.2 million of net repayments of debt, mostly attributable to an excess cash flow payment we made in March 2010 under our Senior Secured Credit Facility.

Schedule of Contractual Obligations

The following table details the Company’s contractual obligations as of December 31, 2012 (in millions):

	Total	< 1 year	1 - 3 years	3 - 5 years	> 5 years
Senior Secured Credit Facility — term loans(1)	$1,361.2	$16.1	$28.2	$1,316.9	$—
Senior Secured Credit Facility — revolving facility(1)	114.5	—	—	114.5	—
7.25% Senior Notes due 2017	750.0	—	—	750.0	—
10.75% Senior Subordinated Notes due 2017	526.5	—	—	526.5	—
A/R Facility due 2014	117.2	—	117.2	—	—
8% Predecessor Senior Subordinated Notes due 2014	1.0	—	1.0	—	—
Interest(2)	797.1	191.3	350.2	255.6	—
Capital leases(3)	19.7	4.4	6.9	5.3	3.1
Operating leases(3)	172.0	43.9	47.5	31.6	49.0
Compensating cash balance and other debt(4)	258.5	258.5	—	—	—
Underfunded pension obligations(5)	79.0	1.8	3.7	4.2	69.3

Total	$4,196.7	$516.0	$554.7	$3,004.6	$121.4

(1)	The amounts in the table reflect the principal maturities of amounts due under the Senior Secured Credit Facility taking into consideration an Incremental Amendment dated January 31, 2013. See Note 9 to the consolidated financial statements included elsewhere in this prospectus for more information on the Incremental Amendment.
(2)	For purposes of calculating interest, interest rates and effects of foreign currency on the Senior Secured Credit Facility, the Senior Subordinated Notes and the A/R Facility were assumed to be unchanged from December 31, 2012, except for the assumed variable margin component of interest expense associated with a portion of the term loans refinanced by the Incremental Amendment (referred to in footnote (1) above). In addition, outstanding amounts under our multi-currency revolving loan facility, a component of our Senior Secured Credit Facility, and our A/R Facility were assumed to remain outstanding through their entire remaining terms.
(3)	See Notes 9 and 15 to the consolidated financial statements included elsewhere in this prospectus for more information on our lease commitments.
(4)	Our compensating cash balance represents bank overdraft positions of subsidiaries participating in our global notional cash pooling arrangement with a third-party bank. Due to the nature of these overdrafts, all amounts have been classified within the short-term portion of debt at each period end. As of December 31, 2012, our compensating cash balance was $246.9 million.
(5)	The amounts in the table reflect estimated cash payments to be made by the Company over the next five years and thereafter with respect to certain underfunded pension obligations, which are primarily attributable to our non-U.S. benefit plans. These pension obligations are included in other long-term liabilities on our balance sheet as of December 31, 2012.

Noncurrent deferred income tax liabilities as of December 31, 2012, were $441.3 million. Deferred tax liabilities are calculated based on cumulative temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. This amount is not included in the table above because this presentation would not be meaningful. These liabilities do not have a direct connection with the amount of cash taxes to be paid in any future periods and do not relate to liquidity needs. In addition, the Company has excluded from the above table uncertain tax liabilities due to the uncertainty of the period of payment. The Company had uncertain tax liabilities of $46.5 million, exclusive of interest and penalties, as of December 31, 2012. In addition, we do not provide for deferred income tax liabilities nor foreign withholding taxes on approximately $523.9 million of cumulative undistributed earnings of our foreign subsidiaries as of December 31, 2012, as we consider these earnings to be permanently reinvested. We believe that cash flows generated by our domestic operations and available credit under our Senior Secured Credit Facility and our A/R Facility will be sufficient to allow us to satisfy our domestic liquidity requirements, including mandatory principal and interest payments.

The employment agreements with our executive officers include non-compete, non-solicit and non-hire covenants as well as severance provisions. In general, if the executive officer is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the respective employment agreements) the executive officer is entitled to one and a half times the sum of base salary plus the target bonus for the year in which such termination or resignation occurs and continued health benefits for the 12-month period following termination or resignation. Salary and bonus payments are payable in equal installments over the 12-month period following such termination or resignation. The aggregate potential payments under these employment agreements for terminations without Cause and resignations for Good Reason, including estimated costs associated with continued health benefits, is approximately $8.7 million at December 31, 2012.

Off-Balance Sheet Arrangements

We are not involved in any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a description of our significant accounting policies. The policies discussed below are considered by management to be critical to an understanding of our consolidated financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and such estimates routinely require adjustment. The Company’s management has reviewed these critical accounting policies and estimates and related disclosures with its Audit Committee.

Goodwill and Intangible Assets

We have significant amounts of goodwill and intangible assets on our consolidated balance sheet as of December 31, 2012. We believe that the accounting for goodwill and intangible assets represents a critical accounting policy because of the significant judgments and estimates that must be made by management in order to determine each asset’s useful life, to apply the impairment testing model and, when necessary, to determine various related fair value measurements.

Goodwill represents the excess of purchase price over the fair value of net assets acquired in connection with the Merger and acquisitions subsequent to the Merger. Our amortizable intangible assets primarily relate to customer and supplier relationships and are amortized over their respective estimated useful lives on a straight-line basis. Our indefinite-lived intangible assets relate to our trademarks and tradenames and are not amortized.

We reevaluate the estimated useful lives of our intangible assets annually. We determined that our trademarks and tradenames have indefinite lives because they do not have legal, regulatory, contractual, competitive or economic limitations and are expected to contribute to the generation of cash flows indefinitely.

Goodwill and other indefinite-lived intangible assets are not amortized and are tested annually for impairment or between the annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of the asset below its carrying amount. Amortizable intangible assets are reviewed for impairment whenever indication of potential impairment exists.

Indefinite-lived intangible assets are tested for impairment prior to testing of goodwill or amortizable intangible assets. An impairment charge is measured if the carrying value of an indefinite-lived intangible asset exceeds its fair value. We evaluate the recoverability of our amortizable intangible assets by comparing the carrying value to estimated undiscounted future cash flows expected to be generated. If an amortizable intangible asset is considered impaired, the impairment loss to be recognized is measured as the amount by which the asset’s carrying value exceeds its fair value.

Goodwill impairment testing is performed at the reporting unit level. We have determined that our reporting units are the same as our business segments and we have elected to perform our annual impairment testing on October 1 of each year. The goodwill impairment analysis consists of an optional qualitative assessment potentially followed by a two-step quantitative analysis. First, we have the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of each reporting unit is less than its carrying amount. If we determine that this is the case, or if we elect not to perform a qualitative assessment, we then perform a two-step quantitative analysis. The first step of the quantitative analysis (“Step 1”) involves comparing the reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds its estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment, if any. The second step of the quantitative analysis (“Step 2”) involves calculating an implied fair value of goodwill, determined in a manner similar to the amount of goodwill calculated in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill, there is no impairment. If the carrying value of goodwill exceeds the implied fair value of goodwill, an impairment charge is recorded for the excess. Goodwill impairments cannot be reversed in subsequent periods.

The fair value of our indefinite-lived intangible assets was determined using a discounted cash flow approach which incorporates and estimated royalty rate and discount rate (among other estimates) applicable to trademarks and tradenames.

The Company estimates the fair value of each reporting unit using both the income approach (a discounted cash flow technique) and the market approach (a market multiple technique). These valuation methods required management to make various assumptions, including, but not limited to, assumptions related to future profitability, cash flows, discount rates and control premiums, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting unit. Our estimates are based upon historical trends, management’s knowledge and experience and overall economic factors, including projections of future earnings potential. Developing future discounted cash flows in applying the income approach requires us to evaluate our intermediate to longer-term strategies for each reporting unit, including, but not limited to, estimates about revenue growth, our acquisition strategies, operating margins, capital requirements, inflation and working capital management. The development of appropriate rates to discount the estimated future cash flows of each reporting unit requires the selection of risk premiums, which can materially impact the present value of future cash flows. Selection of an appropriate peer group under the market approach involves judgment and an alternative selection of guideline companies could yield materially different market multiples. We believe the estimates and assumptions used in the valuation methods are reasonable.

The carrying value of goodwill and intangible assets as of December 31, 2012 was $1,032.1 million and $1,046.3 million, respectively, for North American Lab, $845.3 million and $630.4 million, respectively, for European Lab and $0.0 million and $110.5 million, respectively, for Science Education.

Should our planned revenue or cash flow growth or market conditions be adversely affected due to, among other things, ongoing or worsening recessionary or other macroeconomic pressures; or should we experience adverse changes in market factors such as discount rates, valuation multiples derived from comparable publicly traded companies, or control premiums derived from market transactions; impairment charges against goodwill and intangible assets may be required. Since we recognized impairments on our indefinite-lived intangible assets at each of our reporting units in 2008 and again in 2010 and 2011 for our Science Education reporting unit, we will likely incur additional impairment charges if we experience any decrease in the fair value of these assets going forward.

See Notes 6 and 13 to the consolidated financial statements included elsewhere in this prospectus for more information on our impairment assessments and associated fair value measurements.

Accounts Receivable and Reserves

The carrying amount of trade accounts receivable includes a reserve representing our estimate of the amounts that will not be collected and for estimated sales returns and allowances. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our reserve, including historical data, experience, customer types, creditworthiness and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collectability. During 2012, bad debt expense was $4.0 million.

Inventories

Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out method for the U.S. subsidiaries and the first-in, first-out method for all other subsidiaries. We review our inventory realization based upon several factors, including customer demand, supply of inventory, inventory levels, competitive activity and technology changes and record reserves for obsolescence based upon those and other factors. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors.

Rebates from Suppliers

We earn rebates from certain of our suppliers from the achievement of certain sales growth and/or purchase volume thresholds. To the extent that rebates relate to inventory on hand, the inventory cost is reduced to reflect the lower cost. During the course of the year, estimates made concerning the achievement of these goals or milestones can vary from quarter to quarter. Generally, a proportionally larger amount of rebates are earned in the fourth quarter of each year.

Agreements with Customers

We have agreements with several of our customers, which contain provisions related to pricing, volume purchase incentives and other contractual provisions. During the course of the year, estimates are made concerning customer contracts and changes in estimates related to these contracts may vary from quarter to quarter and are recorded against net sales.

Product Liability

We are subject to product liability and other claims in the ordinary course of business and, from time to time, we are named as a defendant in cases as a result of our distribution of laboratory and production supplies. While the impact on us of this litigation has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition and results of operations in the future. Our estimates of potential liability are based on several factors, including our historical experience in similar cases, legal venue and the merits of each individual case.

Pension Plans

We have defined benefit pension plans covering a significant number of domestic and international employees. Accounting for these plans requires the use of assumptions, including estimates on the expected long-

term rate of return on assets, discount rates and the average rate of increase in employee compensation. In order to make informed assumptions, management consults with actuaries and reviews public market data and general economic information. We periodically assess these assumptions based on market conditions, and if those conditions change, our pension cost and pension obligation may be adjusted accordingly. See Note 11 to the consolidated financial statements included elsewhere in this prospectus for more information on our defined benefit pension plans.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs, as a result of information that arises or when a tax position is effectively settled.

We must make assumptions, judgments and estimates to determine our current provision for income taxes and also our deferred tax assets and liabilities and any valuation allowance to be recorded against a deferred tax asset. Our assumptions, judgments and estimates take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities and estimates of the amount of future taxable income, if any. Any of the assumptions, judgments and estimates could cause our actual income tax obligations to differ from our estimates. See Note 10 to the consolidated financial statements included elsewhere in this prospectus for more information on income taxes.

Estimates and Other Accounting Policies

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, expenses, income and loss during the reporting period. Those estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and known facts and circumstances, including the current economic environment. Unfavorable global economic conditions increase the uncertainty inherent in such estimates and assumptions. We adjust such estimates and assumptions when we believe the facts and circumstances warrant an adjustment. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates.

New Accounting Standards

See Note 3 to the consolidated financial statements included elsewhere in this prospectus for more information regarding our new accounting standards.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Our Senior Secured Credit Facility and our A/R Facility contain variable interest rates which expose the Company to fluctuating rates of interest. As of December 31, 2012, a 100 basis point (or 1%) change in the variable rates for the Senior Secured Credit Facility and the A/R Facility would, on an annualized basis, impact interest expense by approximately $15.9 million on a pre-tax basis.

See “Description of Certain Other Indebtedness” for more information on our variable rate debt.

Foreign Currency Exchange Rate Risk

While we report our consolidated financial results in U.S. dollars, we derive a significant portion of our sales and incur costs in foreign currencies (principally the Euro, the British pound sterling, the Canadian dollar and the Swiss Franc) from our operations outside the United States. Fluctuations in the relative values of currencies occur from time to time and could favorably or unfavorably affect our operating results. Specifically, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. A 10% change in foreign currency exchange rates relative to the U.S. dollar would have impacted our reported operating income for the year ended December 31, 2012, by approximately $7.4 million on a pre-tax basis. Net sales and costs tend to be incurred in the same currency, and therefore, reduce local currency risks.

Where we deem it prudent, we have engaged in hedging programs, using primarily foreign currency forward contracts, aimed at limiting the impact of foreign currency exchange rate fluctuations on cash flows and earnings. We regularly enter into foreign currency forward contracts to mitigate the risk of changes in foreign currency exchange rates primarily associated with the purchase of inventory from foreign vendors or for payments between our subsidiaries generally within the next twelve months or less. Gains and losses on the foreign currency forward contracts generally offset certain portions of gains and losses on expected commitments. These activities have not been material to our consolidated financial statements. Due to volatility in global capital and credit markets, our availability to enter into new derivative financial instruments has been limited and may continue to be limited; consequently, our future results of operations may be subject to increased variability. See Note 13 to the consolidated financial statements included elsewhere in this prospectus for additional discussion of our hedging programs.

We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. A 10% change in foreign currency exchange rates associated with foreign denominated debt outstanding as of December 31, 2012, would have impacted our reported exchange gains or losses for the year ended December 31, 2012, by approximately $82.0 million on a pre-tax basis.

BUSINESS

Our Business

We are a leader in the global laboratory supply industry. VWR enables the advancement of the world’s critical research through the distribution of a highly diversified product line to most of the world’s leading pharmaceutical and biotech companies, as well as industrial, educational and governmental organizations. With over 150 years of industry experience, VWR offers a well-established distribution network that reaches thousands of specialized labs and facilities spanning the globe.

VWR has approximately 8,600 associates around the world working to streamline the way researchers across North America, South America, Europe and Asia Pacific stock and maintain their labs. In addition, VWR further supports its customers by providing onsite services, storeroom management, product procurement, supply chain systems integration and technical services.

We provide distribution services to a highly fragmented supply chain by offering products from a wide range of manufacturers to customers in 34 countries. In 2012, we generated $4,129.4 million in total net sales, $252.0 million in operating income and $401.5 million in Adjusted EBITDA.

For 2012, our North American Lab segment generated $2,388.2 million in net sales which accounted for 57% of total net sales. For the same period, our European Lab segment generated $1,637.4 million in net sales, which accounted for 40% of total net sales, while our Science Education segment generated $103.8 million in net sales, which accounted for 3% of total net sales.

Our Business Segments

We report our financial results on the basis of the following three business segments: North American Lab; European Lab; and Science Education. The results of our operations in the Asia Pacific and South American regions, which are not material, are included in our North American Lab segment. Both the North American Lab and European Lab segments are engaged in the distribution of laboratory supplies to customers in the pharmaceutical, biotechnology, medical device, chemical, technology, food processing, healthcare, mining and consumer products industries, as well as governmental agencies, universities and research institutes and environmental organizations. Science Education is engaged in the assembly, manufacturing and distribution of scientific supplies and specialized kits, principally to academic institutions, including primary and secondary schools, colleges and universities.

We offer a mixture of consumable products, chemicals, services and equipment and instrumentation. The following charts set forth our consolidated product and customer mix for 2012:

North American Lab Business

Our major U.S.-based distribution centers in California, New Jersey, Illinois, Georgia and Colorado, along with our Quebec, Canada distribution center, provide our customers with same-day delivery options throughout North America.

We also manufacture and sell products through our AMRESCO subsidiary, which is a manufacturer and supplier of high quality biochemicals and reagents for molecular biology, life sciences, proteomics, clinical and histology areas of research. Founded in 1976, AMRESCO supplies standard and custom products to our customers in the following market segments: diagnostics, molecular biology, biotechnology and research specialty chemicals.

Our Anachemia subsidiary complements our core laboratory supply business by providing chemical blending, distilling and down packing services to support our North American business. In addition, Anachemia offers a complete range of products for mining sample preparation and metals analysis by fire assay and other analytical techniques. These products are available for shipping worldwide.

European Lab Business

We have operations in 19 European countries, and we have major distribution centers in Germany, France and Belgium, complemented with smaller distribution centers throughout the regions we serve. In addition, we have manufacturing centers in France and Belgium providing chemical blending and down-packing services to support our European Lab business.

In 2012, aggregate net sales from our operations in Germany, France, the UK, Belgium and Switzerland comprised approximately 64% of our total European Lab net sales while aggregate net sales from our operations in Spain, Italy, Ireland and Portugal comprised approximately 11% of our total European Lab net sales.

Science Education Business

Our Science Education segment operates through a family of businesses focused on providing creative, accessible solutions for classroom and laboratory learning. Sargent-Welch, WARD’S Natural Science, Science Kit, and Boreal Northwest are brands that bring strength and ability to the VWR Education family. The diversity of products and services available through these companies allows us to offer our customers a comprehensive collection of high-quality learning materials, coupled with quality customer support.

We have specialized manufacturing facilities in Rochester, NY involved in the preparation of educational and natural science products and the assembly of specialized kits for our science education products.

Our Competitive Strengths

We offer our customers a valuable combination of choice, scale and services:

Choice. VWR offers the ability to access a vast number of laboratory supply product choices at various price points without investing in a large procurement infrastructure. VWR purchases more than a million unique products from thousands of suppliers. Our vast selection of products can be accessed via industry specific catalogues or through our website, which creates a personalized purchasing experience for each customer. For example, we stock over 350 lines of gloves with variations in style, chemical composition, size, use and brand. Through vwr.com, our customers can quickly refine their glove choice to specific product categories and brands that meet their specific needs.

Scale. VWR’s global distribution network, including over 4 million square feet of distribution and manufacturing space strategically located in approximately 50 different cities worldwide, enables us to serve our customers globally. We believe our number one market position in Europe combined with our number two market position in the U.S. offers our large customers with scientists in multiple locations throughout the world an opportunity to reduce the number of vendors and purchase in larger quantities. Further, we believe our customers benefit from our scale of operations and leading market position, which enable us to source products from a wide range of manufacturers and offer a broad product portfolio.

Services. We offer innovative, flexible and customized solutions to our customers. Our broad distribution network and large product offerings assure our customers that the laboratory supplies they need will arrive on time directly to their research facilities. We also provide various on-site storeroom management, product delivery, usage tracking and order replenishment services to further enhance the customer experience. Our approximately 8,600 associates help us establish long-term, strategic relationships with our customers. Our top 10 customers in 2012 have had relationships with us averaging more than 12 years. Our broad product offerings, coupled with our wide array of customized value-added services, have strengthened these relationships and provide meaningful incentives for our customers to continue to purchase through us.

We offer our suppliers access to our diverse customer base and broad geographic reach:

Diverse Customer Base. We maintain a fragmented and stable customer base across a diversified array of end-users and geographies. Our customers include major pharmaceutical, biotechnology, chemical, technology, food processing and consumer products companies as well as primary and secondary schools, universities and research institutes, governmental agencies and environmental organizations. We have established long-term, strategic relationships with our customers, and we believe we are a significant provider of laboratory supplies to a majority of the world’s 20 largest pharmaceutical companies.

Reach. VWR offers the ability to access research professionals and customers worldwide. We ship products to more than 275,000 unique customer locations worldwide. By entering into a distribution agreement with VWR, a supplier has immediate market access to thousands of potential users of its products worldwide to expand its market penetration.

Commitment. We believe that our suppliers value our diverse customer base, broad geographic reach, investment in distribution technology and commitment to customer service. Our top 10 suppliers have had relationships with us averaging more than 12 years.

Experienced Management Team

We believe we have a committed and experienced management team with proven capabilities in operating a global business. Our business leaders have an average of 20 years of experience in the industry and have strong track records with respect to both increasing earnings and successfully implementing operating improvements. In addition, our existing management team has operating experience in a highly leveraged environment.

Our Business Strategies

Our primary goal is to enhance our position as a leader in the global laboratory supply industry. Toward this end, we have instituted a number of strategies to drive sustainable, profitable growth through organic sales growth and selective acquisitions. The principal elements of our strategy are outlined below:

Enhance Customer Focus. We are aligning our worldwide sales teams with our customer segments to give us the ability to more closely and effectively understand the unique industry drivers affecting our customers. This alignment will provide us with the ability to better tailor our product and service offerings to meet our customers’ distinct needs.

Increase Productivity and Profitability. Achieving operational excellence in our customer service and support and distribution operations remains a cornerstone of our strategy. We will continue to leverage our shared service operations to provide cost-effective business support and enhanced service capabilities. Ongoing standardization of processes and systems within our customer service network will bring enhanced service to our customer and supplier base.

Expand Global Presence. An important part of our strategy is to accelerate the Company’s growth by expanding existing operations and capabilities, and completing selective acquisitions in various locations throughout the world. We will continue to seek opportunities to expand our presence in Asia Pacific, Central and South America and other emerging markets. Selective acquisitions present opportunities to leverage our existing infrastructure, pursue new lines of business in new industries and establish in-country operations in new geographic areas.

Continue Sourcing Strategy. By utilizing our global scale and strong relationships with our multinational customers and suppliers and maintaining our primary focus on distribution, we intend to continue developing mutually beneficial relationships with leading manufacturers. An important part of our strategy involves providing our customers with a choice of products at varying price points. Continuing to expand our global sourcing activities and supplier integration are key elements of this strategy.

Increase Sales of Private Label Products. Due to increasing demand by our customers for the broadest possible product choice, we will direct our sales and marketing efforts to strike a balance between exclusive, branded and private label product offerings. We believe this strategy is timely as customers seek to realize productivity gains and reduce operating costs.

Industry Overview

Management estimates that annual industry-wide revenues in the global laboratory supply industry in which our North American Lab and European Lab segments operate are approximately $37 billion, based on trade association data. Our net sales in these segments are influenced by, but not directly correlated with, the growth of research and development and production spending from a diversified group of end-users, and we expect that demand may vary by type of end-user.

In regard to our Science Education segment, industry sales levels are subject to fluctuations driven by state budgetary status, changes in state and local government funding toward public education and spending patterns, the timing of state by state new textbook adoption cycles and population changes. Our Science Education segment is seasonal, with increased net sales and operating income in the third quarter, in connection with school supply purchases in preparation for the beginning of the new school year.

We maintain a diverse and stable customer base across a diversified array of end-users and geographies. Our customers include pharmaceutical, biotechnology, medical device, chemical, technology, food processing, healthcare, mining and consumer products companies. They also include universities and research institutes, governmental agencies, environmental organizations and primary and secondary schools.

We serve our customers globally through our operations in 34 countries. We established a presence in Asia Pacific in 2006 and continue to expand in this region to respond to the needs of our global customers who are also expanding operations there. We established a presence in South America through targeted acquisitions completed in 2011 and 2012. We expect to continue to extend our footprint to both Central and South America as we seek to expand sales to existing global customers and leverage our global purchasing power.

We seek to be the principal provider of laboratory supplies to our customer base. We are a significant provider of laboratory supplies to a majority of the world’s 20 largest pharmaceutical companies. BioPharma represented approximately 38% of our 2012 net sales, and together with universities and colleges, accounted for approximately 53% of our 2012 net sales. In 2012, our top 20 customers accounted for approximately 22% of our net sales, with no single customer representing more than 4% of our net sales.

Our History

The roots of our business date back to 1852 when the Company was established in Sacramento, CA to service the mining and laboratory markets. The Company went through a series of owners and names until in 1989 the Company was renamed VWR Corporation and the Company stock become publicly traded on the NYSE stock exchange.

In 1999, Merck acquired the remaining outstanding shares it did not already own. The acquisition by Merck resulted in certain changes to our business. For example, Merck combined their European scientific supplies distribution business with their U.S. business under a common U.S. parent company, creating a leader in the global laboratory supply industry.

On April 7, 2004, the Company was acquired from Merck by CDRV. CDRV was controlled by a private equity fund managed by CD&R.

Our Acquisition by Madison Dearborn Partners

In June 2007, the Company was renamed VWR Funding, Inc. and after giving effect to a series of related transactions, the Company became a direct, wholly owned subsidiary of VWR Investors, which is a direct, wholly owned subsidiary of Holdings. Holdings is a holding company owned by private equity funds managed by Madison Dearborn, other co-investors and certain members of our management who have been given the opportunity to purchase equity in Holdings pursuant to an equity incentive plan established at the time of the Merger, who we collectively refer to as the “equity investors. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for more information regarding the equity investors.

Corporate Milestones

Year	Event
1852	John Taylor set up business in Sacramento, CA selling glassware and lab supplies for mining markets
1856	Company named John Taylor Company
1950s	Company purchased by Van Waters & Rogers, Inc.
1966	Company merges with United Pacific Corporation and renamed VWR United Corporation
1986	VWR Corporation spun off from then renamed Univar Corporation through a public offering of shares
1989	VWR Corporation focused solely on lab supply and equipment and all other divisions divested
1995	Company purchased Baxter International’s industrial distribution business and changed name to VWR Scientific Products Corporation
1999	Merck acquired 100% of Company’s publicly traded shares
2001	Merck combined US and European operations under single US parent named VWR International Inc.
2004	CDRV Investors, Inc. (controlled by private equity fund managed by Clayton Dubilier & Rice, Inc.) purchases company from Merck
2007	After a series of transactions, the Company is owned by Varietal Distribution Holdings, LLC, which is owned by private equity funds managed by Madison Dearborn Partners, LLC, other investors and certain members of the management team

Fragmentation and Consolidation

The global laboratory supply market segment is fragmented. Because scientific research supplies are manufactured and distributed by thousands of different companies, end-users are required to maintain a complex infrastructure in order to find and order the best product at the right price. This may lead end-users to view major distribution companies as a means to reduce the total cost of purchasing by eliminating complexity and improving the effectiveness of the supply chain. In addition, these inefficiencies may also lead to industry consolidation in the future, as the larger distribution companies acquire smaller distribution companies.

Products and Services

We offer a wide range of products, including chemicals, glassware, plasticware, instruments and other laboratory equipment, protective clothing, laboratory furniture and scientific educational materials for primary and secondary schools. We currently market more than a million products from a network of thousands of suppliers. Our average order size is approximately $500. Many of our products, including chemicals, laboratory and production supplies and science education products, are consumable in nature. These products are basic and essential supplies required by research and quality control laboratories and represented approximately three-quarters of our net sales in 2012. We also offer durable products, including, but not limited to, centrifuges, fume hoods, workstations, ovens, microscopes, lab furniture and cold storage equipment.

We distribute products sourced from a wide array of manufacturers and are a primary distributor for a variety of major manufacturers. We offer customers a large selection of products designed to meet their individual needs from a combination of premium, “value-for-money” and lower-cost products. In 2012, approximately 78% of our laboratory distribution product sales consist of branded products, with the balance comprised of private label products, primarily in the “value for money” category.

We provide services to customers ranging from single-site laboratories and/or production facilities to large multinational corporations with multiple locations. These services cover a broad range of customer needs and include technical services, on-site storeroom services and laboratory and furniture design, supply and installation. While we believe the provision of services is an important element of our value proposition to our customers, net sales and operating income derived from such services are not material.

The following table summarizes our product lines:

Product Line	Products

General Laboratory Supplies	Disposable laboratory products, including plasticware, glassware, liquid handling products and general supplies. Products are primarily used in research and development and all areas of test and measurement. Examples are bottles, vials, petri dishes, multi-well plates, tubes, beakers, flasks, cylinders, pipettors, pipet tips, shippers, stir bars, timers, slides and various apparatus. Among other uses, general laboratory supplies are used to transport, store, grow, filter and observe cellular and microbiological products.

Chemicals	Includes acids, solvents, salts, bases, solutions, buffers, standards, dyes, stains, organics and inorganics that are used in customer research and development, analytical testing, pharma production applications and microelectronic production. All products classified as chemicals have a chemical formula component per the American Chemical Society classification and have been designated by regulation as requiring Material Safety Data Sheets when shipped and sold.

Product Line	Products

Equipment/Instrumentation/Furniture	Includes all storage and testing “capital goods purchased” products used in research and development and testing. Equipment includes electrically powered products such as freezers, refrigerators, incubators, ovens, hot plates, stirrers, shakers, pumps, water systems, circulators, chillers, heat blocks and autoclaves. Instruments include electrically powered test and measurement devices such as balances, pH meters, centrifuges, spectrophotometers, readers, titrators, refractometers and microscopes. Furniture includes cabinets, work stations, shelves, sinks, eye-wash stations and chairs.

Production Supplies and Safety	Disposable products that are used to protect products from being contaminated by employees in “cleanroom” operations and to protect employees’ health from the products that they use in laboratory research, testing and production operations. Production supplies and safety products include disposable apparel, gloves, face masks, eye protection, environmental monitoring and detecting products, ergonomic products, wipers, disinfectants and cleaners.

Life Science Supplies	Includes consumable biologicals such as microbiology media, molecular biology reagents, cell culture media, cell culture serum, electrophoresis reagents, PCR reagents, restriction enzymes and antibodies. All products classified as life science supplies are used by customers in biological research and development, QA/QC testing and biopharma production applications. Life sciences supplies are used to grow, stop the growth, preserve and separate cellular, molecular and microbiological items of interest.

Healthcare Products	Includes latex media, histology, immunology, serology and phlebotomy products.

Science Education	Includes educational supplies, products, specimens, specialized science kits and support products.

Other	Third-party procurement and distribution of other non-core products and technical and site services.

Properties

We own and lease office and warehouse space globally. We maintain our corporate headquarters in Radnor, Pennsylvania for executive, financial, legal, information systems, marketing and other administrative activities. Our European executive, financial, legal, information systems, marketing and other administrative activities are in Darmstadt, Germany and Haasrode, Belgium. As of December 31, 2012, the following table sets forth information with respect to our significant distribution and other office facilities:

Location	Owned/Leased	Size	Type of Facility
Arlington Heights, Illinois(1)	Leased	15,418 sq. ft.	Offices
Auckland, New Zealand(1)	Leased	22,992 sq. ft.	Distribution/Offices
Batavia, Illinois(1)*	Owned/Leased	407,800 sq. ft.	Distribution

Location	Owned/Leased	Size	Type of Facility
Briare, France(2)	Owned/Leased	358,675 sq. ft.	Distribution/Repackaging and Mixing
Bridgeport, New Jersey(1)	Owned	369,475 sq. ft.	Distribution
Bruchsal, Germany(2)	Owned/Leased	218,906 sq. ft.	Distribution
Buffalo, New York(3)	Leased	10,000 sq. ft.	Offices
Coimbatore, India(1)(2)(3)	Leased	43,989 sq. ft.	Shared Services
Darmstadt, Germany(2)	Leased	58,007 sq. ft.	Offices
Debrecen, Hungary(2)	Leased	67,188 sq. ft.	Distribution/Repackaging and Mixing
Denver, Colorado(1)	Leased	130,091 sq. ft.	Distribution
Dublin, Ireland(2)	Leased	77,067 sq. ft.	Distribution
Edmonton, Alberta, Canada(1)	Leased	44,449 sq. ft.	Distribution
Franklin, Massachusetts(1)	Leased	55,486 sq. ft.	Distribution
Gavere, Belgium(2)	Leased	24,219 sq. ft.	Distribution
Haasrode, Belgium(2)	Owned	201,447 sq. ft.	Offices/Distribution/Repackaging and Mixing
Heredia, Costa Rica(1)	Leased	13,131 sq. ft.	Distribution/Offices
Karlskoga, Sweden(2)	Leased	129,167 sq. ft.	Distribution
Kaysville, Utah(1)	Owned	29,000 sq. ft.	Distribution/Offices
Kelsterbach, Germany(2)	Leased	59,642 sq. ft.	Distribution
Kirkland Lake, Ontario, Canada(1)	Leased	16,668 sq. ft.	Distribution/Offices
Lachine, Quebec, Canada(1)	Owned	235,000 sq. ft.	Distribution/Manufacturing/Offices
Llinars del Vallés, Spain(2)	Leased	72,955 sq. ft.	Distribution
Lutterworth, United Kingdom(2)	Leased	183,205 sq. ft.	Distribution
Manati, Puerto Rico(1)	Owned	130,450 sq. ft.	Distribution
Mexico City, Mexico(1)	Leased	63,948 sq. ft.	Distribution
Milan, Italy(2)	Leased	55,972 sq. ft.	Distribution
Mississauga, Ontario, Canada(1)	Leased	110,194 sq. ft.	Distribution
Morrisville, North Carolina(1)	Leased	17,816 sq. ft.	Distribution
Radnor, Pennsylvania(1)(3)	Leased	149,858 sq. ft.	Offices
Rochester, New York(3)	Owned	339,600 sq. ft.	Distribution/Assembly/Offices
Rouses Point, New York(1)	Owned	31,000 sq. ft.	Distribution/Manufacturing/Offices
San Dimas, California(1)	Leased	52,800 sq. ft.	Distribution
Santiago, Chile(1)	Leased	47,361 sq. ft.	Distribution/Manufacturing/Offices
Shanghai, China(1)	Leased	37,749 sq. ft.	Distribution/Offices
Singapore(1)(2)	Leased	74,034 sq. ft.	Distribution
Skalice, Czech Republic(2)	Leased	17,222 sq. ft.	Distribution
Solon, Ohio(1)	Leased	175,815 sq. ft.	Distribution/Manufacturing/Offices
Sparks, Nevada(1)	Leased	17,040 sq. ft.	Distribution/Manufacturing/Offices
St. Catharines, Ontario, Canada(3)	Leased	24,318 sq. ft.	Distribution/Offices
Sugar Land, Texas(1)	Leased	62,280 sq. ft.	Distribution
Suwanee, Georgia(1)	Leased	168,925 sq. ft.	Distribution
Taboao da Serra, Brazil(1)	Leased	17,631 sq. ft.	Distribution
Tempe, Arizona(1)	Leased	34,908 sq. ft.	Distribution
Templemars, France(2)	Leased	18,299 sq. ft.	Distribution
Vienna, Austria(2)	Leased	35,941 sq. ft.	Distribution
Tualatin, Oregon(1)	Leased	56,400 sq. ft.	Distribution
Visalia, California(1)	Owned	500,000 sq. ft.	Distribution
Wangara, Australia(1)	Leased	63,261 sq. ft.	Distribution/Manufacturing/Offices
Winnipeg, Manitoba, Canada(1)	Leased	39,528 sq. ft.	Distribution/Offices

*	Subject to a mortgage lien under the Senior Secured Credit Facility.
(1)	North American Lab
(2)	European Lab
(3)	Science Education

We also lease various regional distribution centers and service facilities in North America, Europe and Asia Pacific that support our sales and warehouse functions. For information regarding our lease commitments, see Note 15(a) to the consolidated financial statements included elsewhere in this prospectus.

Distribution Network

We operate a distribution network of over 4 million square feet of distribution space, consists of strategically located distribution centers and various smaller regional service centers and “just-in-time” facilities for customer-specific requirements. We ship products to more than 275,000 unique customers worldwide. Customer contact centers have the responsibility for order entry and customer service. Our distribution centers receive products from manufacturers, manage inventory and fill and ship customer orders. We also contract with third parties to ship products directly to our customers based on our instructions.

Our regional service centers are located near selected customer locations and are designed to supply a limited number of products to those customers that require a high level of service. We also operate “just-in-time” facilities at or near customer sites to meet customer needs promptly.

Sales and Marketing

We reach customers through a well-trained global sales force, industry-leading websites and targeted catalogs. Our field sales organization is supported by specialist teams, selected for their in-depth industry and product knowledge, who provide advanced sales and technical support for e-business integration, customized services, laboratory furniture, chromatography, production, healthcare and life science product areas.

Our internet sites play a vital role in how we conduct business with our customers. Over half of the orders that we process originate from our websites, which feature our full product offering on a multi-lingual platform to deliver a tailored user experience in the many countries in which we do business. Our customers make use of the rich functionality that our websites have to offer, many of which better integrate our customers’ processes with our own. The flexibility and scalability of our websites allow us to integrate acquisitions, drive geographical expansion and serve segmented market needs with relative ease.

We also provide printed literature including flyers, brochures, magazines and large catalogs. Our general catalogs, which present the most comprehensive view of our product portfolio, are printed in over 20 languages and distributed worldwide. General catalogs are supplemented by specialty catalogs and brochures geared toward specific industries, applications and product lines. In addition, we produce several serial publications that engage our customers with informative articles and a focused product offering, timed to release during prime purchasing seasons.

Suppliers

We distribute products sourced from a wide range of manufacturers. This includes a majority of the major manufacturers of laboratory chemicals, glassware, plasticware, instruments and other laboratory equipment, protective clothing and laboratory furniture who sell through distributors. In many cases, we believe we are a principal distributor for these major manufacturers. As of December 31, 2012, our top 10 suppliers have had relationships with us averaging more than 12 years.

Merck KGaA is one of our major suppliers of chemical and other products. The Company has a European Distribution Agreement with Merck KGaA to distribute certain chemical products in Europe. The European Distribution Agreement was originally entered into in April 2004 with a five year term and has been extended for a second five year term ending April 2014. Merck KGaA has the right to terminate this agreement if certain events occur. During 2005, the German Federal Cartel Office initiated an investigation with regard to our European Distribution Agreement in Germany. See Note 15(b) to the consolidated financial statements included elsewhere in this prospectus for more information regarding the investigation and related court proceedings.

The Company also has a distribution agreement with affiliates of Merck KGaA to distribute certain chemical products in North America. The North American chemical distribution agreement was originally entered into in April 2004 with a five year term and automatically extended for a second five-year term, ending April 2014. Affiliates of Merck KGaA may terminate the North America chemical distribution agreement if certain events occur.

We have recently concluded negotiations to replace our chemical distribution agreements with Merck KGaA, which were set to expire in April 2014. The new, non-exclusive chemical distribution agreements with Merck KGaA will commence in April 2014 and run through December 2018. The terms and conditions in these new agreements are less favorable to us than in our existing agreements with Merck KGaA, which could adversely affect our results of operations or financial condition once the new agreements commence.

Merck KGaA and its affiliates supplied products accounting for approximately 10%, 10% and 11% of our consolidated net sales in 2012, 2011 and 2010, respectively.

Trademarks and Tradenames

We have more than 50 different registered and unregistered trademarks and service marks for our products and services, substantially all of which are owned by us. In some cases, however, we do not own the existing applications and registrations for our material trademarks or service marks in each country in which we do business. Generally, registered trademarks have perpetual lives, provided that they are renewed on a timely basis and continue to be used properly as trademarks, subject only to the rights of third parties to seek cancellation of the marks.

Our business is not dependent to a material degree on patents, copyrights or trade secrets although we consider our catalogs, websites and proprietary software integral to our operations. Although we believe we have adequate policies and procedures in place to protect our intellectual property, we have not sought patent protection for our processes nor have we registered the copyrights in any of our catalogs, websites or proprietary software. Other than licenses to commercially available third party software, we have no licenses to intellectual property that are significant to our business.

Competition

We operate in a highly competitive environment. We compete in the global laboratory supply industry primarily with Thermo Fisher Scientific Inc., which has a portion of its business dedicated to the distribution of laboratory products and services. We also compete with many smaller regional, local and specialty distributors, as well as with a wide range of manufacturers selling directly to their customers, including Sigma-Aldrich Corporation, Life Technologies and others. Competitive factors include price, service and delivery, breadth of product line, customer support, e-business capabilities and the ability to meet the special requirements of customers.

Some of our competitors are increasing their manufacturing operations both internally and through acquisitions of manufacturers, including manufacturers that supply products to us. To date, we have not experienced an adverse impact on our ability to continue to source products from manufacturers that have been vertically integrated, although there is no assurance that we will not experience such an impact in the future.

Government Regulation

Some of the products we offer and our operations are subject to a number of complex and stringent laws and regulations governing the production, handling, storage, transportation, import, export and distribution of chemicals, drugs and other similar products, including the operating and security standards of the United States Drug Enforcement Administration, the Alcohol and Tobacco Tax and Trade Bureau, the Food and Drug Administration, the Bureau of Industry and Security and various state boards of pharmacy as well as comparable state and foreign agencies. In addition, our logistics activities must comply with the rules and regulations of the Department of Transportation, the Federal Aviation Administration and similar foreign agencies. We are also required to abide by the anti-corruption and anti-bribery laws of all countries in which we operate, including the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). While we believe we are in compliance in all material respects with such laws and regulations, any non-compliance could result in substantial fines or otherwise restrict our ability to provide competitive distribution services and thereby have an adverse impact on our financial condition. For information on environmental, health and safety matters, see below under “Environmental, Health and Safety Matters.”

Employees

As of December 31, 2012, we had approximately 8,600 employees, including approximately 4,100 in North America, 3,400 in Europe, 1,000 in Asia Pacific and 100 in South America. As of December 31, 2012, approximately 4% of our employees in North America were represented by unions, and virtually all of our employees in Europe are represented by workers’ councils and/or unions. While we believe our relations with our employees are good, there can be no assurance that further union expansion will not occur.

Environmental, Health and Safety Matters

We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the manufacturing, handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our global operations have involved and continue to involve the manufacturing, handling, transport and distribution of materials that are, or could be classified as toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we manufacture, handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations. In addition, contamination resulting from our current or past operations may trigger investigation or remediation obligations, which may have a material impact on our business, financial condition and results of operations.

Based on current information, we believe that any costs we may incur relating to environmental matters will not be material. We cannot be certain, however, that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, business interruptions, compliance costs or penalties which could have a material impact on our business, financial condition and results of operations. In addition, environmental laws and regulations are constantly evolving and it is not possible to predict accurately the effect they, or any new regulations or legislation, may have in future periods.

Legal Proceedings

Our business involves risk of product liability, patent infringement and other claims in the ordinary course of business arising from the products that we source from various manufacturers or produce ourselves, as well as from the services we provide. Our exposure to such claims may increase as we seek to increase the geographic scope of our sourcing activities and sales of private label products and to the extent that we consummate additional acquisitions that vertically integrate portions of our business. We maintain insurance policies, including product liability insurance, and in many cases the manufacturers of the products we distribute have indemnified us against such claims. We cannot assure you that our insurance coverage or indemnification agreements with manufacturers will be available in all pending or any future cases brought against us. Furthermore, our ability to recover under any insurance or indemnification arrangements is subject to the financial viability of our insurers, our manufacturers and our manufacturers’ insurers, as well as legal enforcement under the local laws governing the arrangements. In particular, as we seek to expand our sourcing from manufacturers in Asia Pacific and other developing locations, we expect that we will increase our exposure to potential defaults under the related indemnification arrangements. Insurance coverage in general or coverage for certain types of liabilities, such as product liability or patent infringement in these developing markets may not be readily available for purchase or cost-effective for us to purchase. Furthermore, insurance for liability relating to asbestos, lead and silica exposure is not available, and we do not maintain insurance for product recalls. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material adverse effect on our business, financial condition and results of operations.

During 2005, the German Federal Cartel Office (“GFCO”) initiated an investigation with regard to our European Distribution Agreement with Merck KGaA. The purpose of the investigation is to determine whether this agreement violates or otherwise infringes the general prohibition of anti-competitive agreements under either German or EU rules. We submitted information to the GFCO in response to its initial request. During 2007, the GFCO requested additional information, which we provided. In December 2007, Merck KGaA received a letter from the GFCO, which asserted that the aforementioned agreement is contrary to applicable competition regulations in Germany. In February 2008, we submitted a response to the GFCO. In June 2008, the GFCO requested additional information, which we provided. In May 2009, we and Merck KGaA received a letter from the GFCO, which again asserted that the aforementioned agreement is contrary to applicable competitive regulations in Germany. Following our response to these assertions, in July 2009, the GFCO issued its formal decision that the exclusivity and non-competition provisions of the agreement violate certain provisions of German and EU law and ordered Merck KGaA to either supply chemical products to other distributors in Germany, in addition to us, on non-discriminatory terms or to supply chemical products directly to end customers in Germany without involving any distributors. Merck KGaA and we filed formal appeals of this decision and the competent German appellate court temporarily suspended enforcement of the GFCO’s order. In December 2009, the German appellate court granted partial injunctive relief, but lifted the suspension with respect to a majority of the products covered by the European Distribution Agreement. Following this decision, we and Merck KGaA entered into a separate agreement for the distribution of those products in Germany. The terms of this non-exclusive distribution agreement are also available to other distributors in Germany. In February 2010, the GFCO indicated that it had opened a new investigation with regard to the European Distribution Agreement. In May 2011, the GFCO issued its decision ordering Merck KGaA to amend the schedule of rebates offered to us and other German distributors under the German Distribution Agreement. Merck KGaA appealed this decision to the competent German appellate court, and in December 2011, Merck KGaA’s appeal was denied. In February 2012, Merck KGaA appealed this decision to the German Federal Court of Justice. At December 31, 2012, the balance of the net amortizable intangible asset related to the entire geographic scope of our European Distribution

Agreement with Merck KGaA was $11.3 million. The outcome of the appeal of the GFCO’s initial decision or any subsequent investigation is uncertain. We do not believe an adverse ruling in either case would result in a material adverse effect on our business, financial condition or results of operations.

We are also involved in various legal and regulatory cases, claims, assessments and inquiries, which are considered routine to our business and which include being named from time to time as a defendant in cases as a result of our distribution of laboratory supplies, including litigation resulting from the alleged prior distribution of products containing asbestos by certain of our predecessors or acquired companies. While the impact of this litigation has historically been immaterial and we believe the range of reasonably possible loss from current matters continues to be immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future.

Insurance

We maintain commercial insurance programs with third parties in the areas of executive risk, commercial property, business interruption and casualty (including product liability). We also self-insure certain risks inherent in our business which, taken together with the deductible levels and exclusions contained within our third party programs, results in our recording of accruals for incurred claims. Our ultimate exposure may be mitigated by amounts we expect to recover from third parties associated with such claims.

MANAGEMENT

Directors and Executive Officers

Set forth below are the name, age and position of certain of the executive officers and the members of the board of directors as of March 25, 2013:

Name	Age	Position
Manuel Brocke-Benz	54	Director, President and Chief Executive Officer
Gregory L. Cowan	59	Senior Vice President and Chief Financial Officer
Mark McLoughlin	57	Senior Vice President and President U.S. Laboratory Distribution and Services
Stanley L. Haas	50	Senior Vice President and President, Asia Pacific
George Van Kula	49	Senior Vice President, General Counsel and Corporate Secretary
Theodore C. Pulkownik	55	Senior Vice President, Strategy, Corporate Development and Emerging Businesses
Gerard J. Christian	44	Senior Vice President and Chief Information Officer
Stephan W. Labonté	53	Senior Vice President, Global Marketing
Theresa A. Balog	51	Vice President and Corporate Controller
Harry M. Jansen Kraemer, Jr.	58	Chairman of the Board of Directors
Nicholas W. Alexos	49	Director
Robert L. Barchi	66	Director
Edward A. Blechschmidt	60	Director
Thompson Dean	54	Director
Robert P. DeCresce	63	Director
Pamela Forbes Lieberman	59	Director
Carlos del Salto	70	Director
Timothy P. Sullivan	55	Director
Robert J. Zollars	55	Director

Each of our directors will hold office until our next annual meeting or until a successor is elected or appointed. None of our executive officers or directors has any familial relationship with any other director or executive officer. “Familial relationship” for the purposes of this section means any relationship by blood, marriage or adoption, not more remote than first cousin.

Manuel Brocke-Benz was named as our President and Chief Executive Officer on January 3, 2013. Since July 25, 2012, Mr. Brocke-Benz served as our Interim Chief Executive Officer, while also serving as the Senior Vice President and Managing Director of Europe, Lab and Distribution Services, a position he has held since January 2006. Mr. Brocke-Benz was elected to the Board in September 2012 and currently is the Chair of the Finance Committee. Prior to assuming his position as Senior Vice President and Managing Director of Europe, Lab and Distribution Services, he served as Senior Vice President and General Manager of Continental Europe from 2003 to 2005 and as Corporate Senior Vice President, Process Excellence from 2001 to 2003. Mr. Brocke-Benz initially joined the Company in 1987. Mr. Brocke-Benz holds a law degree from Albert-Ludwigs University in Freiburg, Germany. Mr. Brocke-Benz’s leadership role and more than twenty years of service with the Company in a variety of senior-level positions, together with his extensive knowledge of our business, strategy and industry on an international basis and his training as a lawyer make him a valuable member of our Board of Directors.

Gregory L. Cowan is our Senior Vice President and Chief Financial Officer, a position he has held since June 2009. In his current role, Mr. Cowan is responsible for the Company’s financial operations on a global basis and for overseeing VWR’s Investor Relations activities. Prior to assuming his current position, Mr. Cowan served as Vice President and Corporate Controller since December 2004. Since joining VWR, Mr. Cowan has overseen compliance efforts, the development of global policies and procedures as well as internal and external reporting processes. He has also been directly involved in various strategic projects involving commercial activities and changes to systems and infrastructure. Prior to joining VWR, Mr. Cowan spent approximately five years at CDI Corporation, a professional services company, in various senior financial positions and most recently as Senior Vice President and Chief Accounting Officer. Prior to CDI Corporation, he was Vice President of Internal Audit at Crown Cork and Seal Company Inc. for approximately six years and a senior manager at PricewaterhouseCoopers LLC, where he served in various audit and consulting capacities for eleven years. Mr. Cowan serves on the Board of Directors of Emtec, Inc. He graduated from Rutgers University with a degree in accounting.

Mark McLoughlin is our Senior Vice President and President, U.S. Laboratory and Distribution Services, a position he has held since July 2012. In his current role, Mr. McLoughlin leads all sales, marketing, services and operations for the U.S. Mr. McLoughlin joined the Company in September 2008. Prior to his current role, Mr. McLoughlin served as Senior Vice President of Category Management as well as Senior Vice President of Emerging Businesses. Mr. McLoughlin brings over 30 years of commercial and strategic management experience to his role. He has been responsible for leading a combination of VWR’s distribution, manufacturing and regional businesses throughout North America. Before joining VWR, Mr. McLoughlin held the position of Senior Vice President, Chief Marketing Officer for Cardinal Health, Inc. based in Geneva, Switzerland, where he designed and implemented an International Strategic Marketing Organization to support all Cardinal Health business outside of the U.S. and Canada. Prior to this position, from 2002 to 2007, Mr. McLoughlin was Senior Vice President, General Manager of Cardinal Health’s Scientific Products Clinical Laboratory business located in McGaw Park, IL. Mr. McLoughlin is currently a member of the Board of Directors at Cytomedix, Inc., serving as chair of the compensation committee and serves on the Board of Advisors for the Center from Services Leadership, W.P. Carey School of Business at Arizona State University. He graduated from the University of Arizona with a bachelor of arts, majoring in psychology.

Stanley L. Haas is our Senior Vice President and President, Asia Pacific, a position he has held since August 2012. In his current role, Mr. Haas is responsible for leadership of VWR’s overall activities in Asia Pacific including existing business in China, Singapore, Australia and New Zealand. Mr. Haas joined the Company in 1985. Prior to assuming his current position, he served as Vice President, Global Sourcing and Supplier Development from January 2011 until July 2012 and as Vice President, Pricing and Contract Administration from January 2006 until December 2010. During the years of 2002 to 2006, Mr. Haas served as Vice President, Managed Services & Business Process Consulting, Vice President, Strategic Supply Chain Services and Vice President, Strategy & Business Development. Mr. Haas holds a bachelor of science degree in microbiology from the University of Wisconsin and a master of business administration degree from the University of St. Thomas.

George Van Kula is our Senior Vice President, General Counsel and Corporate Secretary, a position he has held since May 2006. In addition, in 2013, Mr. Van Kula was given responsibility for VWR’s Human Resources organization. Mr. Van Kula joined VWR from Honeywell International Inc., a diversified technology and manufacturing company, where he served as Vice President and General Counsel, Europe, Middle East and Africa (EMEA), based out of Brussels, Belgium. Mr. Van Kula joined Honeywell in December 1996, and held several positions before becoming Vice President and General Counsel, EMEA in November 2001. He was responsible for the legal affairs of Honeywell’s EMEA operations with over $7 billion in revenue and 27,000 employees. Prior to joining Honeywell, Mr. Van Kula spent the first eight years of his legal career with Latham & Watkins LLP in the Los Angeles and London offices, providing counsel to U.S. and foreign companies and investment banks in a variety of mergers and acquisitions, corporate finance transactions and general corporate matters. Mr. Van Kula received his law degree from the University of Michigan Law School and has a bachelor of arts degree from the University of Notre Dame.

Theodore C. Pulkownik is our Senior Vice President, Strategy, Corporate Development and Emerging Businesses, a position he has held since July 2012. Mr. Pulkownik’s responsibilities include global mergers & acquisitions, corporate-center led initiatives and strategy and VWR’s Global Export organization. In addition, in

2012, Mr. Pulkownik was given responsibility for VWR’s emerging businesses, including Canada, Mexico and South America and AMRESCO and BioExpress in the U.S. Prior to his current position, Mr. Pulkownik served as Senior Vice President, Strategy and Corporate Development from July 2004 to July 2012. Prior to joining VWR in 2004, Mr. Pulkownik held two positions with Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. From 2002 until 2004, he was a Managing Director of Standard & Poor’s Corporate Value Consulting and from 2000 to 2002 was its Senior Vice President, Business Development. Before joining Standard & Poor’s, Mr. Pulkownik was a Senior Vice President for Holberg Industries, Inc., a diversified private holding company located in Greenwich, Connecticut, from 1999 until 2000. From 1997 until 1999, he was a Managing Director, Corporate Development, for General Electric Capital Corporation. Prior to General Electric, Mr. Pulkownik spent five years with McKinsey & Company, a global management consulting firm, as a consultant in its New York and Connecticut offices and nine years with Procter & Gamble Co., a global manufacturer of a wide range of consumer goods, in Brand Management and Finance. Mr. Pulkownik holds a bachelor of business administration degree from the University of Wisconsin and a master of business administration from the University of Michigan.

Gerard J. Christian is our Senior Vice President and Chief Information Officer, a position he has held since August 2012. In this role, Mr. Christian is responsible for VWR’s global Information Services, including the management of business unit and corporate shared application services, business continuity, infrastructure and operations, and information security and risk management. From January 2011 until August 2012, Mr. Christian served as Vice President of Shared Services as well as Vice President, Pricing and Contract Administration and from March 2007 until December 2010, as Vice President and Country Manager for VWR Ireland. Mr. Christian joined the Company in 1993, and from 1993 to 2007, served in the positions of General Manager and Vice President, Finance at VWR Science Education and General Manager for VWR Canada. Mr. Christian graduated from Canisius College with a bachelor of science degree in accounting and a master of business administration degree specializing in finance from the University of Buffalo.

Stephan W. Labonté is our Senior Vice President, Global Marketing, a position he has held since October 2012. In his current role, Mr. Labonté is responsible for the Company’s supplier relationships, marketing and category management functions on a global basis and the customer segment teams in Europe. Mr. Labonté joined the Company in 1995. Prior to his current role, Mr. Labonté served as Senior Vice President of EU Marketing from February 2009 to September 2012, Vice President of EU Marketing from January 2008 to January 2009, Vice President, Market Development Europe from 2005 to 2008 and Vice President, Global E-Services from 2000 to 2005. During the years of 1995 to 2000, Mr. Labonté served in a variety of marketing and sales roles. Mr. Labonté holds a master degree in biology from Johan Goethe University in Frankfurt, Germany.

Theresa A. Balog is our Vice President and Corporate Controller, a position she has held since September 2009. In her current role, Ms. Balog is responsible for the Company’s internal and external reporting, as well as managing the Company’s system of internal controls. Prior to joining VWR, Ms. Balog served as the Executive Director and Chief Accounting Officer of MSCI Inc., a provider of investment decision support tools to investment institutions worldwide, since January 2008. While in this position Ms. Balog hired and organized a worldwide accounting organization and was responsible for the oversight of MSCI’s compliance efforts. In addition to her experience at MSCI Inc., Ms. Balog served as the Vice President and Chief Accounting Officer of Keyspan Corporation, a large natural gas distributor, from 2002 to 2007. Previously, she held various financial leadership positions at NiSource, Inc. and Columbia Energy Group Inc. She currently serves on the Board of Directors of SBLI USA Mutual Life Insurance Company. Ms. Balog holds a bachelor of business administration degree in accounting from St. Mary’s College and a master of science degree in accounting from the University of Delaware. Ms. Balog is also a Certified Public Accountant.

Harry M. Jansen Kraemer, Jr. has served as our Chairman of the Board since July 2012 and has served on our Board since June 2007 and currently is a member of the Nominating and Governance Committee. Mr. Kraemer is an Executive Partner of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago. Prior to joining Madison Dearborn Partners in 2005, he was the Chairman and Chief Executive Officer of Baxter International Inc., a global healthcare company, until April 2004. Mr. Kraemer had been a

Director of Baxter International since 1995, Chairman of the Board since January 1, 2000, President since 1997 and Chief Executive Officer since January 1, 1999. Mr. Kraemer now serves as Clinical Professor of Management and Strategy at the Kellogg School of Management at Northwestern University. Mr. Kraemer currently also serves on the Board of Directors of SAIC, Inc., where he is the Chairman of the Audit Committee, and Sirona Dental Systems, Inc.; on the Boards of Trustees of Northwestern University and Lawrence University; on the Dean’s Advisory Boards of the Kellogg School of Management and the Johns Hopkins Bloomberg School of Public Health; and is a member of the board of trustees of The Conference Board. Mr. Kraemer is a Certified Public Accountant and holds a bachelor of arts degree from Lawrence University and a master of business administration degree from Northwestern University’s Kellogg School of Management. Mr. Kraemer’s prior long-term, senior level experience at a major global healthcare company, including serving as chairman and chief executive officer, and his expertise in financial accounting, international business transactions and strategy, make him a valuable member of our Board of Directors.

Nicholas W. Alexos has served on our Board since June 2007 and currently is the Chair of the Audit Committee, as well as a member of the Finance Committee. Mr. Alexos is a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago. Prior to co-founding Madison Dearborn Partners in 1992, he was with First Chicago Venture Capital for four years. Prior to that position, Mr. Alexos was with The First National Bank of Chicago. He concentrates on investments in the healthcare sector and currently also serves on the Boards of Directors of Sage Products, LLC, the Boys and Girls Clubs of Chicago, Children’s Inner City Educational Fund and the University of Chicago Booth School of Business Council. In the past five years, Mr. Alexos also served as a Director of Sirona Dental Systems, Inc. Mr. Alexos is a Certified Public Accountant and holds a bachelor of business administration degree from Loyola University and a master of business administration degree from the University of Chicago. Mr. Alexos’ senior management experience as a Managing Director of Madison Dearborn Partners, board and advisory experience with other companies in the healthcare industry, and his extensive experience in the areas of finance, financial accounting (including qualification as an audit committee financial expert), international business transactions and mergers and acquisitions, make him a valuable member of our Board of Directors.

Robert L. Barchi, M.D., Ph.D., served on our Board from May 2006 until the Company was acquired in June 2007 by affiliates of Madison Dearborn Partners, LLC. He rejoined our Board in September 2007 and currently is a member of the Compensation Committee. Dr. Barchi has been President of the Rutgers, The State University of New Jersey, since 2012. Dr. Barchi served as President of Thomas Jefferson University from 2004 to 2008. Prior to that, he was Provost of the University of Pennsylvania, having served in various capacities at that institution for more than 30 years. He was Chair of Penn’s Department of Neurology and founding Chair of its Department of Neuroscience. Dr. Barchi also served as the Director of the Mahoney Institute of Neurological Sciences for more than 12 years. In addition to his clinical and administrative responsibilities, he has been published extensively in the field of ion channel research, and has been elected to membership in the Institute of Medicine of the National Academy of Sciences. Dr. Barchi is a member of the Board of Covance, Inc. He received bachelor and master of science degrees from Georgetown University, as well as doctor of philosophy and doctor of medicine degrees from the University of Pennsylvania. Dr. Barchi’s senior leadership experience within the healthcare industry, as both the President of a major healthcare organization and as a Board member of a drug development services company, along with his independence, make him a valuable member of our Board of Directors.

Edward A. Blechschmidt has served on our Board since September 2007 and currently is a member of the Audit Committee. Mr. Blechschmidt previously has served as an executive officer of several companies, most recently as the Chief Executive Officer of Novelis, Inc., an aluminum rolling and recycling company, from December 2006 until its sale to the Aditya Birla Group in May 2007. He was Chairman, Chief Executive Officer and President of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from March 2000 to June 2002. Prior to that, Mr. Blechschmidt served as Chief Executive Officer and a Director of Olsten Corporation, the conglomerate from which Gentiva Health Services was split off and taken public, from March 1999 to March 2000. He also served as President of Olsten Corporation from

October 1998 to March 1999. He served as President and Chief Executive Officer of Siemens Nixdorf Americas and Siemens’ Pyramid Technology Corporation from July 1996 to October 1998. Prior to Siemens, Mr. Blechschmidt spent more than 20 years with Unisys Corporation, including serving as its Chief Financial Officer. Mr. Blechschmidt currently serves as a Director of Diamond Foods, Inc., Lionbridge Technologies, Inc. and Columbia Laboratories, Inc. and is Chair of the Audit Committee of Columbia Laboratories, Inc. In the past five years, Mr. Blechschmidt also served on the Board of HealthSouth Corporation. He holds a bachelor of business administration degree from Arizona State University. Mr. Blechschmidt’s prior senior leadership experience at several companies, including as chief executive officer and chief financial officer, current and past experience as a board member at other companies, and his expertise in finance, strategy and financial accounting (including qualification as an audit committee financial expert), along with his independence, make him a valuable member of our Board of Directors.

Thompson Dean has served on our Board since September 2007 and currently is a member of the Compensation Committee. Mr. Dean is a Co-Managing Partner and Co-Chief Executive Officer of Avista Capital Partners, L.P., a private equity firm based in New York City. Prior to co-founding Avista in 2005, Mr. Dean led DLJ Merchant Banking Partners for 10 years. Mr. Dean has served as Co-Managing Partner of DLJMB since 1995 and was Chairman of the Investment Committees of DLJMB I, DLJMB II, DLJMB III and DLJ Growth Capital Partners through December 2007. Mr. Dean currently serves on the Boards of IWCO Corporation and ConvaTec Inc. In the past five years, he also served as Chairman of the Board of Directors of Arcade Marketing Inc., DeCrane Aircraft Inc., Mueller Water Products, Inc. and Von Hoffmann Corporation, and as a Director of Nycomed S.A. and The Star Tribune Company. Mr. Dean served as Chairman of the Special Projects Committee of Memorial Sloan Kettering Hospital and as a member of the College Foundation Board of the University of Virginia. In addition, Mr. Dean serves on various committees of the Boys Club of New York, the Lenox Hill Neighborhood Association and the Museum of the City of New York. Mr. Dean received a bachelor of arts degree from the University of Virginia, where he was an Echols Scholar and a master of business administration degree with high distinction from Harvard Business School, where he was a Baker Scholar. Mr. Dean’s executive level management experience at Avista, board and advisory experience with other companies in and outside of the healthcare industry, and his extensive experience in the areas of finance, strategy, international business transactions and mergers and acquisitions, make him a valuable member of our Board of Directors.

Robert P. DeCresce, M.D., has served on our Board since September 2007 and currently is a member of the Compensation Committee. Dr. DeCresce is the Harriet B. Borland Professor and Chair of the Department of Pathology at Rush Medical College in Chicago. He also currently serves as Associate Vice President for Ancillary Services, is a member of the Board of Trustees and serves as a member of the Executive Committee of the Board of Trustees at Rush University Medical Center. Prior to joining Rush in 1991, he was at Michael Reese Hospital and MetPath Laboratories, also in Chicago. In the past five years, Dr. DeCresce served on the Board of PathLab, Inc. In addition, he has served as a consultant to a number of in-vitro diagnostic companies over the past 20 years. He received a bachelor of science degree from Boston College as well as doctor of medicine, master of public health and master of business administration degrees from Columbia University. Dr. DeCresce’s senior leadership experience at a medical college and past board member and current consulting experience to companies within the healthcare industry, along with his independence, make him a valuable member of our Board of Directors.

Pamela Forbes Lieberman has served on our Board of Directors since January 2009 and currently is a member of the Audit Committee. From March 2006 to August 2006, she served as interim Chief Operating Officer of Entertainment Resource, Inc., which was a distribution business in the entertainment industry. Ms. Forbes Lieberman served as President, Chief Executive Officer and a Board member of TruServ Corporation (now known as True Value Company), a member-owned hardware cooperative, from November 2001 to November 2004, as TruServ’s Chief Operating Officer and Chief Financial Officer from July 2001 through November 2001, and as TruServ’s Chief Financial Officer from March 2001 through July 2001. Prior to March 2001, she held Chief Financial Officer positions at ShopTalk Inc., The Martin-Brower Company, L.L.C. and Fel-Pro Inc., as well as financial leadership positions at Kraft Foods, Inc. and Bunzl Building Supply Inc.

Ms. Forbes Lieberman currently serves on the Board of Directors and Audit Committees of A.M. Castle & Co., Standard Motor Products, Inc. and Tempel Steel and serves on the Board of Directors of Kreher Steel Company and on the advisory board of HAVI Group, LP. In addition, Ms. Forbes Lieberman serves on the Board of Trustees of Rush University and Medical Center and the Board of the Ovarian Cancer National Alliance. Ms. Forbes Lieberman holds a master of business administration degree from Northwestern University Kellogg School of Management and a bachelor of science degree in accounting from the University of Illinois, Champaign. Ms. Forbes Lieberman is a Certified Public Accountant. Ms. Forbes Lieberman’s senior leadership experience at several distribution and manufacturing companies, including as chief executive officer, chief financial officer and board member, and her expertise in finance and financial accounting (including qualification as an audit committee financial expert), along with her independence, make her a valuable member of our Board of Directors.

Carlos del Salto has served on our Board since September 2007 and currently is a member of the Audit Committee. Mr. del Salto retired from Baxter Healthcare Corporation in March 2006 where he was the Senior Vice President responsible for Baxter’s Intercontinental and Asia-Pacific operations. He had been with Baxter Healthcare Corporation since 1973, and held numerous positions including President of Baxter Healthcare Corporation’s Global Renal business, President of Baxter Latin America/Switzerland/Austria and General Manager of Mexico. Mr. del Salto serves on the Board of Directors of the Hispanic Unity of Florida. In addition, he is founder and President of the Natividad de los Andes Foundation in Ecuador. He holds a bachelor of accounting degree from Juan de Velasco College in Ecuador and a master of finance degree from Roosevelt University in Chicago. Mr. del Salto’s prior senior level experience at a major global healthcare company, including in capacities leading Latin America and Asia-Pacific operations, his expertise in financial accounting (including qualification as an audit committee financial expert) and strategy in international markets, along with his independence, make him a valuable member of our Board of Directors.

Timothy P. Sullivan has served on our Board since June 2007 and currently is the Chair of the Compensation Committee and Nominating and Governance Committee, as well as a member of the Finance Committee. Mr. Sullivan is a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago. Prior to co-founding Madison Dearborn Partners in 1992, Mr. Sullivan was with First Chicago Venture Capital for three years after having served in the U.S. Navy. Mr. Sullivan concentrates on investments in the healthcare sector and currently also serves on the Board of Directors of Sage Products, LLC and Sirona Dental Systems, Inc. In addition, he is on the Board of Trustees of Northwestern University, Northwestern Memorial Hospital and the United States Naval Academy Foundation and is the Chairman of Northlight Theatre. He also serves on the Investment Committee of Cristo Rey Jesuit High School and on the Investment and Finance Committees of the Archdiocese of Chicago. Mr. Sullivan received a bachelor of science degree from the United States Naval Academy, a master of science degree from the University of Southern California and a master of business administration degree from the Stanford Graduate School of Business. Mr. Sullivan’s senior management experience as a Managing Director of Madison Dearborn Partners, board and advisory experience with other companies in the healthcare industry, and his extensive experience in the areas of finance, strategy, international business transactions and mergers and acquisitions, make him a valuable member of our Board of Directors.

Robert J. Zollars served on our Board from May 2006 until the Company was acquired in June 2007 by affiliates of Madison Dearborn Partners, LLC. He rejoined our Board in September 2007 and currently is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Zollars has been the Chairman and Chief Executive Officer of Vocera Communications, Inc., a wireless communications systems company, since June 2007. Prior to Vocera Communications, he served as the President and Chief Executive Officer and a Director of Wound Care Solutions, LLC, a private equity backed business serving the chronic wound care segment of healthcare, from June 2006 through April 2007. From June 1999 until March 2006, Mr. Zollars was the Chairman and CEO of Neoforma, Inc., a healthcare technology company focusing on the supply chain. Prior to joining Neoforma, he was the Executive Vice President and Group President of Cardinal Health, Inc., where he was responsible for five subsidiaries. From 1992 until 1996, Mr. Zollars was the President of the Hospital Supply and Scientific Product distribution businesses at Baxter International Inc. Mr. Zollars currently serves as Chairman of the Board of Directors of Diamond Foods, Inc. In the past five years, Mr. Zollars served on the Boards of Silk Road Technology Inc. and InterAct911 Corporation. He is the Chairman of the Center for Services Leadership at Arizona State University. He holds a bachelor of science degree from Arizona State University and a master of business administration degree from John F. Kennedy University. Mr. Zollars’ current and prior experience as a chief executive officer, extensive senior management experience in various positions within the healthcare industry, and board member experience at other companies, along with his independence, make him a valuable member of our Board of Directors.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. As of December 31, 2012, our Board was composed of eleven directors, none of whom, with the exception of Mr. Brocke-Benz, are executive officers of the Company.

Audit Committee

As of December 31, 2012, our Audit Committee consisted of Ms. Forbes Lieberman and Messrs. Alexos (Chairman), Blechschmidt and del Salto. Our Board of Directors has determined that each of the Audit Committee members qualifies as an audit committee financial expert for purposes of the Exchange Act. Each of Ms. Forbes Lieberman, Mr. Blechschmidt and Mr. del Salto is an independent director within the meaning of the Exchange Act. Our Audit Committee has responsibility for, among other things, assisting our Board of Directors in monitoring:

•	the quality of our financial reporting and other internal control processes,

•	the quality and integrity of our financial statements,

•	the independent registered public accounting firm qualifications and independence,

•	the performance of our internal audit function and independent registered public accounting firm, and

•	our compliance with legal and regulatory requirements and our code of conduct.

Director Independence

The Company is not a listed issuer with securities listed on a national securities exchange or in an inter-dealer quotation system with requirements that a majority of the Board be “independent.” Accordingly, the Company is not subject to rules requiring certain of its Directors to be independent. However, the Board has determined that each of the following non-employee Directors who served on the Board during 2012 satisfies the independence requirements of the New York Stock Exchange and has no material relationship with the Company.

1.	Robert L. Barchi

2.	Edward Blechschmidt

3.	Robert P. DeCresce

4.	Pamela Forbes Lieberman

5.	Carlos del Salto

6.	Robert J. Zollars

In determining Dr. Barchi’s independence, the Board considered that the Company had net sales to Thomas Jefferson University, where Dr. Barchi served as President until August 2012, of less than $0.1 million during 2012 and net sales to Rutgers, The State University of New Jersey, where Dr. Barchi began serving as President in September 2012, of less than $0.6 million from September 2012 through December 2012. In determining Dr. DeCresce’s independence, the Board considered that he is a limited partner in certain investment funds managed by Madison Dearborn Partners or its affiliates; his investments in these funds are passive and less than $1.0 million.

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees currently are the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating & Corporate Governance Committee. The table below shows the membership for each of the standing Board committees as of December 31, 2012. Messrs. Alexos, Brocke-Benz, Dean, Kraemer and Sullivan are not independent.

Audit Committee	Compensation Committee	Finance Committee	Nominating & Corporate Governance Committee
Nicholas W. Alexos	Timothy P. Sullivan	Manuel Brocke-Benz	Timothy P. Sullivan
Edward Blechschmidt	Robert P. DeCresce	Timothy P. Sullivan	Harry M. Jansen Kraemer, Jr.
Carlos del Salto	Robert J. Zollars	Nicholas W. Alexos	Robert J. Zollars
Pamela Forbes Lieberman	Robert L. Barchi
Thompson Dean

Code of Ethics

The Company has adopted the VWR International, LLC Code of Ethics and Conduct (the “Ethics Code”), a code of ethics as defined under Regulation S-K promulgated under the Securities Act, that applies to all of the Company’s employees including the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and all professionals in finance and finance-related departments. This Ethics Code is available on the Company’s website at www.vwr.com on the Investors portion of the site. The Company intends to satisfy its disclosure obligations under Item 5.05 of Form 8-K by posting information about amendments to, or waivers from, a provision of the Ethics Code that apply to the Company’s Chief Executive Officer, Chief Financial Officer, and Corporate Controller on the Company’s website at the address above.

Compensation Committee Interlocks and Insider Participation

Prior to the consummation of this exchange offer, our Compensation Committee consisted of Robert L. Barchi, Timothy P. Sullivan, Thompson Dean, Robert P. DeCresce and Robert J. Zollars. None of the Compensation Committee members are officers or employees of the Company or its subsidiaries. No executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of another entity, one of whose executive officers served as a member of the Board of Directors or the Compensation Committee of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are the direct parent company of VWR International, LLC (“VWR”). We do not have our own employees, the same individuals serve on both VWR’s Board of Managers and our Board of Directors (and committees thereof), and the senior management teams for both entities are the same. These individuals do not receive separate cash consideration from us.

The Compensation Committee of our Board of Directors is responsible for developing, implementing and administering our compensation policies. Each of our executive officers has a written employment agreement (each, an “Executive Officer Employment Agreement”), which includes among other terms, annual base salary and a percentage target for annual cash incentive compensation. To the extent not in conflict with the respective officer’s Executive Officer Employment Agreement, decisions with respect to our Chief Executive Officer’s compensation terms (including base salary and cash incentive percentage targets) have been and will continue to be made by our Board of Directors after review of the recommendations of the Compensation Committee, and decisions with respect to the compensation terms of the other executive officers have been and will continue to be made by the Compensation Committee, in consultation with our Chief Executive Officer.

In addition, each of our executive officers, along with certain other members of our management, have been given the opportunity to purchase equity and receive grants of equity in Holdings pursuant to the Varietal Distribution Holdings, LLC 2007 Securities Purchase Plan (the “Holdings Equity Plan”), which was established at the time of the Merger, as further described below under “Components of Compensation — Equity Participation through the Holdings Equity Plan.” Madison Dearborn established the Holdings Equity Plan to align the interests of our executive officers and management investors with those of our other equity investors and to encourage our executive officers and management investors to continue to operate the business following the Merger in a manner that enhances the Company’s equity value.

The discussion below primarily addresses the compensation of the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2012, as well as the other individuals included in the Summary Compensation Table (collectively, the “named executive officers”). However, the types of compensation and benefits provided to our named executive officers have been, and we expect them to continue to be, similar to those provided to other executive officers.

Compensation Philosophy and Objectives

The Compensation Committee’s overall philosophy is to create value for our equity holders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings, the achievement of both short-term and long-term goals and objectives, and specific individual performance measures. As part of its oversight responsibility, the Compensation Committee considers the impact of our risk profile and seeks to maintain a balanced compensation program that does not incentivize undue or inappropriate risks that are reasonably likely to have a material adverse effect on the Company. The following are the primary objectives at which the compensation program is aimed:

(i)	Provide a level of compensation based on appropriate benchmarks to attract, motivate, retain and reward talented executives who have the ability to contribute to our success and encourage management to place its primary focus on strategic planning and financial and operational priorities affecting the business.

(ii)	Support a “pay-for-performance” orientation to reward strong financial, operating and individual performance, including the use of cash incentive compensation payments based in whole or in part upon our performance (or that of a particular business unit) to encourage the achievement of short-term and long-term financial and operational objectives.

(iii)	Align the interests of the management investors with those of our other equity holders thereby providing incentive for, and rewarding, the attainment of objectives that inure to the benefit of our equity holders. As discussed above, the alignment of the interests of our executive officers with those of our other equity investors is being fostered through a combination of management’s purchases and receipt of grants of the equity of Holdings pursuant to the Holdings Equity Plan.

Benchmarking

Our Compensation Committee reviews and evaluates both performance and compensation at least annually to ensure that we maintain our ability to attract and retain highly qualified executive officers. As part of this evaluation process in 2012, the Compensation Committee reviewed market data gathered by management regarding the compensation programs implemented by certain peer group companies, including the following peer group of companies:

Agilent Technologies, Inc.	Owens & Minor, Inc.

Allergan, Inc.	Patterson Companies, Inc.

C.R. Bard, Inc.	PerkinElmer Inc.

Cintas Corp.	PSS World Medical, Inc.

Forest Laboratories, Inc.	Sigma-Aldrich Corp.

Grainger (W.W.) Inc.	Thermo Fisher Scientific Inc.

Henry Schein, Inc.	United Stationers Inc.

Hospira, Inc.	Waters Corp.

Mylan Inc.	Wesco International, Inc.

Omnicare, Inc.

The Compensation Committee believes that these companies are an appropriate peer group for comparison purposes because they have business models similar to ours and/or they represent an appropriate cross-section of the industries in which we are engaged or serve (i.e., they include companies in the biotech, distribution, medical instrument, medical supply and pharmaceutical industries).

When assessing the total compensation for each of the executive officers, our Compensation Committee reviewed summary sheets that reflected the executive officer’s then current compensation, including base salary, incentive compensation and equity participation opportunity. We believe that base salaries should be at or near the market median, or 50th percentile, of our peer group in order to retain the executives or, when necessary, attract new executives. In addition, we believe that the combination of base salaries plus performance-based cash incentive compensation should be set at or near the 60th percentile of our peer group because we believe that a substantial piece of overall annual cash compensation should be dependent on meeting or exceeding annual performance targets related to key business objectives for that year. Finally, we believe that the equity participation opportunity should be set at or near the 75th percentile of our peer group so that the interests of our executive officers are aligned with our other equity holders.

The Compensation Committee did not engage a consulting firm in 2012. However, in future years, the Compensation Committee expects to engage a consulting firm on an as-needed basis to assist in providing benchmarking data and to ensure that our actual compensation practices remain competitive and consistent with our stated goals and compensation philosophies.

Components of Compensation

The primary components of our executive compensation program are:

•	base salary;

•	performance-based cash incentive compensation;

•	equity participation through the Holdings Equity Plan;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

We believe that these components support our compensation philosophy of providing competitive pay for performance and aligning the interests of our executives and equity holders, while seeking to attract and retain talented executives.

Our Compensation Committee does not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews relevant internal and external compensation data to determine the appropriate level and mix of incentive compensation, consistent with the goals noted above.

We currently expect short-term incentive compensation to continue to consist of annual cash bonuses based upon Company performance. With respect to long-term incentive compensation, we believe that management’s investment in Holdings pursuant to the Holdings Equity Plan provides appropriate long-term incentive to grow equity holder value. In addition, in 2012, we made equity incentive grants under the Holdings Equity Plan, and may make further grants from time to time in the future, as an additional long-term incentive to grow equity holder value.

The following summary of our compensation plans should be read in conjunction with the information contained below under the heading “Executive Compensation Tables.”

Base Salary

The Compensation Committee determines (or, in the case of our Chief Executive Officer, recommends to the Board of Directors, which then determines) base salaries for our executive officers that it believes align with its compensation objectives to reward strong performance and to attract and retain key executives. Base salaries are subject to the Compensation Committee’s annual review, and the Compensation Committee generally targets the market median (or 50th percentile) of our peer group when setting or recommending base salaries for the executive officers. The annual review includes a review of competitive market compensation data from internally prepared market compensation data, and each executive officer’s compensation relative to other officers in the Company, position and responsibilities, and individual performance over given periods. The Compensation Committee also considers general economic and industry conditions, company performance and executive compensation trends. In addition, the Compensation Committee consults with the Chief Executive Officer when reviewing and considering changes to the base salaries of the executive officers other than our Chief Executive Officer.

It is the Compensation Committee’s philosophy that most executive officers who are performing well would be provided salaries generally consistent with the market median based upon similarly situated executive officers of the companies comprising our peer group. Variations to this objective could occur as dictated by the experience level of the individual and market factors, as well as our performance, general economic conditions, retention concerns and other individual circumstances.

The table below provides the annualized base salaries of our named executive officers for 2012 and 2011.

Name	Time Period	Annualized Salary
Manuel Brocke-Benz(1)	07/30/12-12/31/12	$797,056
Director, President and Chief Executive Officer	01/01/12-07/29/12	397,056
	2011	429,712
Gregory L. Cowan	2012	455,000
Senior Vice President and Chief Financial Officer	2011	455,000
George Van Kula	2012	427,344
Senior Vice President, General Counsel and Corporate Secretary	2011	427,344
Theodore C. Pulkownik(2)	07/30/12-12/31/12	425,000
Senior Vice President, Strategy, Corporate Development and Emerging Businesses	01/01/12-07/29/12	375,000
	2011	375,000
Stanley L. Haas	2012	261,800
Senior Vice President and President of Asia Pacific	2011	261,800
John M. Ballbach(3)	2012	1,052,909
Former Chairman, President and Chief Executive Officer	2011	1,052,909
Wu Ming Kei (a/k/a Eddy Wu)(4)	2012	384,684
Former Senior Vice President and President of Asia Pacific	2011	383,311

(1)	Effective July 25, 2012, Mr. Brocke-Benz began serving as Interim President and Chief Executive Officer in addition to maintaining his duties as Senior Vice President and Managing Director of Europe, Lab Distribution, and Services and his annualized base salary was increased to reflect his change in responsibilities. Mr. Brocke-Benz was named President and Chief Executive Officer on January 3, 2013. The 2012 and 2011 annualized base salary amounts for Mr. Brocke-Benz have been converted from Euros to United States dollars using the average of the monthly average exchange rates for 2012 (1.28601) and 2011 (1.39178).
(2)	Effective July 30, 2012, Mr. Pulkownik assumed responsibility for the Company’s emerging businesses, and his annualized base salary was increased upon the effective date to account for this increase in responsibilities.
(3)	Effective July 25, 2012, Mr. Ballbach ended his service as Chairman, President and Chief Executive Officer. See the column entitled “Salary” of the Summary Compensation Table for the actual amount of base salary paid to Mr. Ballbach for 2012.
(4)	Effective August 3, 2012, Mr. Wu resigned from his position as Senior Vice President and President of Asia Pacific. See the column entitled “Salary” of the Summary Compensation Table for the actual amount of base salary paid to Mr. Wu for 2012. The 2012 and 2011 annualized base salary amounts for Mr. Wu have been converted from Hong Kong dollars to United States dollars using the average of the monthly average exchange rates for 2012 (0.12892) and 2011 (0.12846).

At its November 1, 2011 meeting, the Compensation Committee reviewed management’s updates to benchmarking data. In lieu of base salary increases for 2012, the Compensation Committee approved the following one-time lump-sum merit payments for the named executive officers (other than Mr. Ballbach, whose one-time lump-sum merit payment was recommended to, and approved by, the Board of Directors on February 28, 2012): Mr. Brocke-Benz — $30,000; Mr. Cowan — $35,000; Mr. Van Kula — $25,000; Mr. Pulkownik — $25,000; Mr. Haas — $15,000; Mr. Ballbach — $53,000; and Mr. Wu — $12,000. The one-time lump-sum merit payments to each named executive officer (other than Mr. Ballbach) were made in January 2012. Mr. Ballbach’s payment was made in March 2012.

Performance-Based Cash Incentive Compensation

The Compensation Committee administers our annual performance-based cash incentive compensation program, or the Management Incentive Plan (the “MIP”).

Under the MIP, target cash bonus percentages (expressed as a percentage of base salary paid for the year) are reviewed annually by the Compensation Committee. When determining the annual cash incentive target opportunity for each executive officer, the Compensation Committee considers the combination of base salary plus performance-based cash incentive compensation and generally targets at or near the 60th percentile of our peer group. The table below sets forth the target cash bonus percentages for the named executive officers for 2012.

Name	Target % of Base Salary Paid
Manuel Brocke-Benz(1)	100%
Gregory L. Cowan	75%
George Van Kula	75%
Theodore C. Pulkownik	75%
Stanley L. Haas(2)	75%
John M. Ballbach	100%
Wu Ming Kei (a/k/a Eddy Wu)	75%

(1)	In connection with his assumption of the duties of Interim President and Chief Executive Officer, Mr. Brocke-Benz’s target cash bonus percentage was increased from 75% to 100% effective July 30, 2012.

(2)	In connection with his promotion to Senior Vice President and President of Asia-Pacific, Mr. Haas’s target cash bonus percentage was increased from 70% to 75%, effective July 6, 2012.

Actual cash bonus payments under the MIP for a given year, if any, are determined based on company and individual achievement with respect to predetermined performance measures approved by the Compensation Committee. The predetermined performance measures are consistent with our financial and operational objectives. The Compensation Committee has discretion to modify all or any portion of any award as it deems necessary or appropriate.

For 2012, each of our named executive officer’s cash MIP payment was based upon achievement of the following components:

•

Year-over-year growth in an internal performance-based metric similar to earnings before interest, taxes, depreciation and amortization (“EBITDA”), based on our annual operating plan (“Internal EBITDA”). Internal EBITDA is a financial measure that is used by our senior management to establish financial earnings targets in its annual operating plan, and differs from the term “EBITDA” as it is commonly used. Internal EBITDA is generally calculated as income before consolidated net interest expense, consolidated income taxes, consolidated depreciation and amortization, and includes adjustments for certain items that we do not expect to recur and the impacts resulting from changes in accounting principles. Internal EBITDA is calculated using fixed foreign currency exchange rates, which generally are established during the fourth quarter of the preceding year in connection with the development of the operating plan for the year. In addition, Internal EBITDA targets are adjusted for acquisitions made during the year. Our final Internal EBITDA for 2011, calculated and adjusted as described above, was $396.7 million, and our year-over-year growth target for 2012 to receive 100% of the potential payout for the Internal EBITDA component was 12.4%, which was set by our Compensation Committee as challenging, but achievable with considerable effort. The Internal EBITDA component was given a weighting of 70% of the total potential MIP award as we believe it to be a very strong measure of contribution to our performance and alignment with the interest of our stockholders. For Messrs. Brocke-Benz and Wu, half of this 70% weighting was based on the Internal EBITDA attributable to the respective business units that they manage, and the targets to receive 100% of the potential payout for the business units’ Internal EBITDA were also set at challenging, but achievable levels.

•

Year-over-year growth in sales, calculated using fixed foreign currency exchange rates established as described above and adjusted for acquisitions made during the year. Our final sales for 2011, calculated and adjusted as described above, were $4,154.2 million, and our year-over-year growth target for 2012 to receive 100% of the potential payout for the sales component was 8.1%. This component was given a weighting of 10% of the total potential MIP award.

•

Year-over-year improvements in or maintenance of various working capital metrics, including days sales outstanding in accounts receivable, days sales in inventory and days payables outstanding. For 2012, this component was given a weighting of 10% of the total potential MIP award.

•

Various personal objectives, which include safety goals and individual performance goals. For 2012, performance with respect to these objectives was given a weighting of 10% of the total potential MIP award.

The 2012 MIP provided that payments in respect of each component would be calculated as a product of (i) the component’s weighting multiplied by (ii) the percentage achievement of the target for such component (the “Component Percentage Achievement”) multiplied by (iii) the participant’s target cash bonus amount (i.e., based on the participant’s target cash bonus percentage of base salary), except that (x) no payment would be made in respect of any component unless the Company achieved a minimum Internal EBITDA year-over-year growth (2012 vs. 2011) of 6.2% (the “Minimum Internal EBITDA Growth Target”), and (y) the Component Percentage Achievement was capped at 200% of target for the Internal EBITDA component and 100% for each of the other components.

Based on 2012 performance, the Company did not achieve the Minimum Internal EBITDA Growth Target and no payments were made under the 2012 MIP. Prior year annual incentive cash compensation under the Company’s MIP is reflected in the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

Equity Participation through the Holdings Equity Plan

Each of our executive officers, along with certain other members of our management, have been given the opportunity to purchase equity in Holdings pursuant to the Holdings Equity Plan, which was established at the time of the Merger. These investment opportunities are designed to encourage participants to put their financial resources “at risk” and focus on our short-term and long-term performance, thereby aligning their interests with the interests of our other equity holders. In addition, in 2012, each of our executive officers, along with certain other members of our management, was granted equity pursuant to the Holdings Equity Plan. The grant of Class B Common Units was designed to compensate our executive officers and certain other members of management for their long-term commitment to the Company, while motivating sustained increases in our financial performance. When determining the equity participation opportunity for each executive officer, the Compensation Committee generally targets equity participation at or near the 75th percentile of our peer group. For more information regarding the current equity arrangements between our named executive officers and Holdings see “Certain Relationships and Related Transactions—Management and Equity Sponsor Equity Arrangements”.

Purchased Equity . The following table sets forth the number of Class A Common Units and Class A Preferred Units of Holdings purchased by our named executive officers under the Holdings Equity Plan.

Name	Number of Class A Common Units(1)	Number of Class A Preferred Units
Manuel Brocke-Benz	39,131.37	960.87
Gregory L. Cowan	14,244.52	349.77
George Van Kula	70,436.46	1,729.56
Theodore C. Pulkownik	97,828.42	2,402.17
Stanley L. Haas	9,782.84	240.22
John M. Ballbach(2)	298,679.81	6,000.60
Wu Ming Kei (a/k/a Eddy Wu)(3)	19,565.68	480.43

(1)	Includes “founders common units” in the following amounts: Mr. Brocke-Benz purchased 30,435.51 founders common units; Mr. Cowan purchased 11,079.07 founders common units; Mr. Van Kula purchased 54,783.91 founders common units; Mr. Pulkownik purchased 76,088.77 founders common units; Mr. Haas purchased 7,608.88 founders common units; Mr. Ballbach purchased 244,374.39 founders common units; and Mr. Wu purchased 15,217.75 founders common units.
(2)	As a result of Mr. Ballbach’s departure from the Company in July 2012, Holdings exercised its rights to repurchase all of his common units and preferred units in 2012 at a per unit price of $0.01 and $1,000 plus accrued yield, respectively.
(3)	As a result of Mr. Wu’s resignation from the Company in August 2012, Holdings exercised its rights to repurchase all of his common units and preferred units in 2012 at a per unit price of $0.01 and $1,000 plus accrued yield, respectively, except for that portion of his founders common units (i.e., 1,897.01 common units) that could not be repurchased at the time per the transaction documents because those units were vested for less than six months as of the effective date of his resignation.

The Class A Preferred Units and a portion of the Class A Common Units included above were purchased as a “strip” of securities for which the purchase price paid was the same as that paid by Madison Dearborn and the other equity investors (i.e., $1,000 for each preferred unit and $1.00 for each common unit). The preferred and common units purchased pursuant to this strip were 100% vested upon issuance. Each preferred unit accrues a daily yield at the rate of 8% per annum, compounded on the last day of each calendar quarter.

Our named executive officers also purchased Class A Common Units in addition to those included as part of the strip, which we refer to as “founders common units,” in the amounts set forth in footnote (1) in the table above. The founders common units were only purchased by management investors, and the purchase price for the founders common units was the same as the purchase price for the common units purchased as part of the strip. The founders common units vest on a daily pro rata basis over four years from the date of issuance. The vesting of founders common units impacts the purchase price applicable to the repurchase and put options associated with the founders common units, but the founders common units are owned upon issuance. For instance, if the named executive officer’s employment terminates for any reason other than for “cause,” vested founders common units can be repurchased by Holdings at fair market value, as calculated in accordance with the relevant transaction documents, while unvested units can be repurchased by Holdings at the lower of original cost or fair market value. Upon a termination for “cause,” both vested and unvested founders common units can be repurchased by Holdings at the lower of original cost or fair market value.

All of the purchases of equity units reflected in the table above were made in 2007, except Mr. Wu’s purchase was made in 2008, shortly after he commenced employment.

Equity Grants. The following table sets forth the number of Class B Common Units of Holdings granted to our named executive officers under the Holdings Equity Plan.

Name	Number of Series 1 Class B Common Units	Number of Series 2 Class B Common Units
Manuel Brocke-Benz	15,170	11,960
Gregory L. Cowan	12,136	6,834
George Van Kula	12,136	6,834
Theodore C. Pulkownik	12,136	6,834
Stanley L. Haas	3,034	3,417
John M. Ballbach(1)	21,238	—
Wu Ming Kei (a/k/a Eddy Wu)(1)	4,551	—

(1)	As a result of their departures from the Company in July 2012 and August 2012, respectively, Messrs. Ballbach and Wu forfeited their ownership of the Series 1 Class B Common Units, none of which were vested at the time of their departures.

Under the terms of its limited liability company agreement, Holdings may issue Class B Common Units in one or more series, with each series having its own specific terms and conditions, including a “participation threshold.” In 2012, two separate series of Class B Common Units were granted to our named executive officers. The grant of Series 1 Class B Common Units (the “Performance Units”) and Series 2 Class B Common Units (the “Time-Vested Units” and, together with the Performance Units, the “Incentive Units”) are designed to increase executive officer ownership of our equity, promote executive retention and align compensation with long-term performance objectives. The relative mix of Incentive Units that each named executive officer received was determined based on the named executive officer’s position within the Company and potential impact on the Company’s financial performance. The combination of Performance Units and Time-Vested Units are designed to reward the executives for sustained long-term performance over the term of the award, while recognizing that there is inherent risk when only performance-based awards are used.

The Performance Units vest upon the achievement by the Company of a specified Adjusted EBITDA Amount (as defined in the Holdings Equity Plan) in any year over a three-year period. The Holdings Equity Plan provides for 60% vesting upon achievement of $500 million of Adjusted EBITDA and 100% vesting upon achievement of $558 million of Adjusted EBITDA, with straight-line vesting between these measuring points, subject to our named executive officer’s continued employment. In the event of a sale of the Company (as defined in the underlying grant agreements) all of the Performance Units will automatically vest.

The Time-Vested Units vest on a daily, straight-line basis through the fourth anniversary of issue date. In the event of (i) a sale of the Company (as defined in the underlying grant agreements), all of the Time-Vested Units will immediately vest, (ii) an initial public offering or a public offering of Holdings or a subsidiary, the Time-Vested Units that were scheduled to vest during the one year period following the date of the public offering will instead vest as of such time and the remaining unvested portion will continue to vest on a daily basis through the third anniversary of issuance, and (iii) the termination of a named executive officer’s employment by reason of the officer’s death or disability, the Time-Vested Units that were scheduled to vest during the one year period following the date of such termination will instead vest as of the date of termination.

If a named executive officer ceases to be employed by Holdings, the Company or any of their respective subsidiaries for any reason, except as described in (iii) above, all unvested Incentive Units will be automatically forfeited and all vested Incentive Units will be subject to repurchase by Holdings and its co-investors pursuant to the terms and conditions set forth in the grant agreements.

No capital contributions are required to be made by a holder of Incentive Units at the time of issuance and the units are intended to constitute a “profits interest” in the Holdings for tax purposes. The Incentive Units represent a right to a fractional portion of the profits and distributions of Holdings in excess of a “participation threshold” that is set at the value of a common unit of Holdings on the date of grant calculated in accordance with the provisions of the Holdings’ Securityholders Agreement, subject to certain adjustments. This places the Incentive Units in a secondary position to the Class A Common Units in that in any event in which the equity is valued and paid out, holders of Incentive Units are only paid if an amount at least equal to the applicable participation threshold is first allocated to the Class A Common Units.

Retirement and Other Benefits

U.S. Pension Plan. VWR sponsors a defined benefit pension plan that was frozen on May 31, 2005. The pension plan covered substantially all of VWR’s full-time U.S. employees who completed one full year of service as of May 31, 2005 (except employees covered by collective bargaining agreements who participate in independently operated plans). Mr. Haas is the only named executive officer entitled to benefits under the pension plan. Additional details regarding the pension plan are provided under “Executive Compensation Tables — Pension Benefits.”

German Pension Plan. Mr. Brocke-Benz is entitled to benefits under a pension scheme (the “German Pension Plan”), the obligations under which VWR’s German subsidiary, VWR International GmbH, assumed from Merck KGaA in connection with the CD&R Acquisition. Additional details regarding this pension plan are provided under “Executive Compensation Tables — Pension Benefits.”

Savings Plan. VWR sponsors the VWR International Retirement Savings 401(k) Plan (the “Savings Plan”), which is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including our U.S.-based named executive officers, are able to contribute to the Savings Plan the lesser of up to 99% of their earnings or the limit prescribed by the Internal Revenue Service, on a before-tax basis. VWR will match 100% of the first 4% of pay that is contributed to the Savings Plan, subject to earnings limitations under applicable federal income tax rules. In addition, VWR may make a supplemental contribution of up to 2% of pay to all eligible participants, including named executive officers, if we meet certain internal performance measures. Performance-based contributions, if any, are also subject to earnings limitations under applicable federal income tax rules. All contributions to the Savings Plan are fully-vested upon contribution. Messrs. Cowan, Van Kula, Pulkownik and Haas are eligible for benefits under the Savings Plan. The Company’s contributions to the named executive officers’ respective Savings Plan accounts are reflected in the column “All Other Compensation” of the Summary Compensation Table.

Retirement Contribution. VWR does not sponsor a retirement or pension plan or benefit for associates in Asia, but it provided Mr. Wu with a contribution equal to 15% of his base salary toward his Hong Kong voluntary retirement plan. The Company’s contributions to Mr. Wu for 2012, 2011 and 2010 are reflected in the column “All Other Compensation” of the Summary Compensation Table.

Nonqualified Deferred Compensation Plan. Our U.S.-based executive officers and certain other key employees are eligible to participate in the VWR Nonqualified Deferred Compensation Plan (the “Nonqualified Deferred Compensation Plan”). The Nonqualified Deferred Compensation Plan became effective May 1, 2007. Under the Nonqualified Deferred Compensation Plan, eligible participants are entitled to defer up to 50% of their base salaries and up to 100% of their annual cash bonus awards. In addition, the Nonqualified Deferred Compensation Plan provides for VWR to credit certain matching amounts to the notional account of each eligible participant for each year, provided certain company performance goals are satisfied. These matching amounts are provided to restore matching amounts to which the participant would otherwise be entitled under the Savings Plan but which are limited due to earnings limitations under federal income tax rules. Additional details regarding this plan are provided under “Executive Compensation Tables — Nonqualified Deferred Compensation Plan.”

Perquisites and Other Personal Benefits

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The perquisites and other benefits provided to our named executive officers in 2012 included an annual financial planning assistance allowance for all named executive officers other than Mr. Brocke-Benz, an automobile allowance for Messrs. Brocke-Benz and Wu, a housing allowance for Mr. Pulkownik, coverage under a Group Personal Excess Liability plan, coverage under an individual disability policy for Mr. Ballbach and club membership dues reimbursement for Mr. Ballbach. In addition, during the period in 2012 when Mr. Brocke-Benz was serving as Interim President and Chief Executive Officer, the Company provided him with an apartment and an automobile for use when he was working from our executive offices in Radnor, Pennsylvania.

Attributed costs of the personal benefits described above for our named executive officers are included in the column “All Other Compensation” of the Summary Compensation Table.

In addition, from time to time, the Company provides tickets to cultural and sporting events to the named executive officers for business purposes. If not utilized for business purposes, they are made available to the named executive officers and other employees for personal use.

Our named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Tax and Accounting Considerations

Deductibility of Executive Compensation. We generally structure our compensation programs so that the compensation is deductible for federal income tax purposes.

Accounting for Share-Based Compensation. We account for share-based compensation, including the “founders common units” purchased under the Holdings Equity Plan and the Incentive Units issued under the Holdings Equity Plan, in accordance with U.S. GAAP, which requires companies to recognize in the income statement the grant date fair value of equity-based compensation issued to employees.

Compensation Committee Report

Our current Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended that the Compensation Discussion and Analysis be included herein.

COMPENSATION COMMITTEE

Timothy P. Sullivan

Robert L. Barchi

Thompson Dean

Robert P. DeCresce

Robert J. Zollars

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the years since 2010.

Name and Principal Position	Year	Salary $ (1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Manuel Brocke-Benz(7)	2012	558,593	62,989	12,072	—	—	739,678	39,503	1,412,835
Director, President and Chief	2011	429,712	—	—	—	282,932	22,150	13,961	748,755
Executive Officer	2010	409,693	29,000	—	—	207,047	239,021	14,224	898,985
Gregory L. Cowan	2012	455,000	35,000	9,603	—	—	—	32,262	531,865
Senior Vice President and	2011	455,000	—	—	—	222,788	—	43,865	721,653
Chief Financial Officer	2010	455,000	—	—	—	196,352	—	43,430	694,782
George Van Kula	2012	427,344	25,000	9,603	—	—	—	29,232	491,179
Senior Vice President,	2011	427,344	—	—	—	209,247	—	44,543	681,134
General Counsel and	2010	427,344	—	—	—	184,417	—	47,618	659,379
Corporate Secretary
Theodore C. Pulkownik(8)	2012	395,192	25,000	9,603	—	—	—	65,851	495,646
Senior Vice President,
Strategy, Corporate Development and Emerging Businesses
Stanley L. Haas(8)	2012	261,800	230,380	2,435	—	—	24,576	322,970	842,161
Senior Vice President and
President of Asia-Pacific
John M. Ballbach(7)	2012	619,596	53,000	16,566	—	—	—	2,254,781	2,943,943
Former Chairman, President and	2011	1,052,909	—	—	—	687,402	—	62,798	1,803,109
Chief Executive Officer	2010	1,052,909	—	—	—	605,833	—	54,208	1,712,950
Wu Ming Kei (a/k/a Eddy Wu)	2012	236,719	12,000	3,550	—	—	—	491,941	744,210
Former Senior Vice President	2011	383,311	—	—	—	215,997	—	806,111	1,405,419
and President of Asia Pacific	2010	384,056	—	—	—	248,353	—	810,352	1,442,761

(1)	This column reflects the actual salaries earned in 2012, 2011 and 2010, as applicable. See the discussion under “Base Salary” in the Compensation Discussion and Analysis for more information regarding the annualized base salaries of our named executive officers. The salary amounts for Mr. Brocke-Benz have been converted from Euros to United States dollars using the average of the monthly average exchange rates for 2012 (1.28601), 2011 (1.39178) and 2010 (1.32694); and the salary amounts for Mr. Wu have been converted from Hong Kong dollars to United States dollars using the average of the monthly average exchange rates for 2012 (0.12892), 2011 (0.12846) and 2010 (0.12871).
(2)	For 2012, payments to the named executive officers represent one-time lump-sum merit payments in lieu of base salary increases. For Mr. Brocke-Benz, this column also includes payment of a bonus in 2012 equal to one month’s salary for completion of 25 years of service under the terms of a benefit plan sponsored by our German subsidiary. This payment has been converted from Euros to United States dollars based on the exchange rate as of the close of business on March 31, 2012 (1.33560), the month in which it was paid. For Mr. Haas, this column also includes payment of his target bonus for 2012, which was guaranteed in connection with his acceptance of the role of Senior Vice President and President of Asia Pacific.
(3)	The amounts shown in this column reflect the grant date fair value of the awards under FASB ASC Topic 718 used by the Company for financial statement reporting purposes. For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 12 to the consolidated financial statements included elsewhere in this prospectus.
(4)	This column represents amounts earned under the MIP for each of 2012, 2011 and 2010, as applicable. The MIP award amounts for Mr. Brocke-Benz have been converted from Euros to United States dollars based on the exchange rate as of the close of business on December 31, 2012 (1.32250), December 31, 2011 (1.29390) and December 31, 2010 (1.33620); and the MIP award amounts for Mr. Wu have been converted from Hong Kong dollars to United States dollars based on the exchange rate as of the close of business on December 31, 2012 (0.12903), December 31, 2011 (0.12873) and December 31, 2010 (0.12866).

(5)	For Mr. Brocke-Benz, this column represents the year-over-year change in actuarial present value of the accumulated benefit under the German Pension Plan during the years indicated (the amounts have been converted from Euros to United States dollars based on the exchange rate as of the close of business on December 31 of each year). For Mr. Haas, this column represents the year-over-year change in actuarial present value of the accumulated benefit under the VWR International Retirement Plan during the year indicated. See “Pension Benefits” for more information.

There were no “above-market” earnings on nonqualified deferred compensation under the named executive officers’ Nonqualified Deferred Compensation Plan notional accounts.

(6)	This column represents all other compensation paid to or earned by the named executive officers, including the attributed costs to us of the perquisites and other personal benefits provided in 2012, 2011 and 2010, as applicable.

The perquisites and other personal benefits for 2012 included: financial planning assistance of less than $25,000 for each of the named executive officers other than Mr. Brocke-Benz; automobile allowances of less than $25,000 for each of Messrs. Brocke-Benz and Wu; a housing allowance of $36,000 for Mr. Pulkownik; apartment and automobile use of less than $25,000 by Mr. Brocke-Benz when working from our executive offices in Radnor, Pennsylvania while serving as our Interim President and Chief Executive Officer; coverage under a Group Personal Excess Liability plan; reimbursement of club membership dues of $27,740 for Mr. Ballbach; and premium payments under an individual disability policy of less than $25,000 for Mr. Ballbach.

“All Other Compensation” for 2012 for Messrs. Cowan, Van Kula, Pulkownik, Haas and Ballbach also includes: Company contributions to the Savings Plan of $10,000 for each of them; imputed income based on the Company’s expense for providing health benefits in 2012 in the aggregate amount of $3,264, $2,025, $2,644, $801 and $8,476, respectively; and tax reimbursements, or “gross-ups,” for the taxable portion of perquisites or other compensation provided to these officers in the aggregate amount of $8,349, $6,556, $6,556, $64,813 and $24,743, respectively.

“All Other Compensation” for 2012 for Mr. Haas, who is a U.S. national but who has been assigned to work in Shanghai, China includes certain allowances and reimbursements from the Company in connection with his overseas assignment, in accordance with the international assignment addendum to his Executive Officer Employment Agreement. This compensation is set forth in the table below (amounts in the table related to tuition and housing allowance have been converted from Chinese RMB to United States dollars using the average of the monthly average exchange rates for 2012 (0.15852)):

	Tuition and Dependent Care	Housing Allowance	Relocation	Mobility Premium	Goods and Services Allowance	Total
Payment	$66,771	$73,236	$54,604	$31,739	$11,866	$238,216

“All Other Compensation” for 2012 for Mr. Wu also includes aggregate contribution payments to him of $35,508 toward his Hong Kong voluntary retirement plan, in accordance with his Executive Officer Employment Agreement (which aggregate amount has been converted from Hong Kong dollars to United States dollars using the average of the monthly average exchange rates for 2012 (0.12892)). In addition, Mr. Wu, who is a Hong Kong national but who had been assigned to work in Shanghai, China, received certain allowances and reimbursements from the Company in connection with his overseas assignment, in accordance with his Executive Officer Employment Agreement. This compensation, which also is included in “All Other Compensation” for 2012 for Mr. Wu, is set forth in the table below (the amounts in the table been have been converted from Chinese RMB to United States dollars using the average of the monthly average exchange rates for 2012 (0.15852), except that the reimbursements for tuition and home visits are paid in United States dollars):

	Housing Allowance	Utilities	Home Visits	Tax Equalization	Total
Payment	$78,784	$9,848	$1,696	$202,536	$292,864

In addition, “All Other Compensation” for 2012 for Mr. Wu includes tax reimbursements, or “gross-ups,” for the taxable portion of perquisites or other compensation provided to him in the aggregate amount of $129,940 (which amount has been converted from Hong Kong dollars or Chinese RMB to United States dollars using the average of the monthly average applicable exchange rates for 2012 (0.12892 and 0.15852, respectively).

“All Other Compensation” for 2012 for Mr. Ballbach also includes: $2,159,788, which represents the total cash amount to which he was entitled in 2012 (and is being paid) as a result of his departure from the Company in July 2012 pursuant to his Executive Officer Employment Agreement and Release Agreement (See “Termination and Change of Control Arrangements” for more information).

(7)	Effective July 25, 2012, Mr. Ballbach ended his service as the Company’s Chairman, President and Chief Executive Officer, and Mr. Brocke-Benz was appointed as the Interim President and Chief Executive Officer, while also retaining his duties as Senior Vice President and Managing Director of Europe, Lab Distribution and Services. In connection with his assumption of the Interim President and Chief Executive Officer duties, Mr. Brocke-Benz’s annualized base salary was increased from $397,056 to $797,056 (as converted from Euros to United States dollars in accordance with Note 1 to this Summary Compensation Table). Mr. Brocke-Benz was named our President and Chief Executive Officer on January 3, 2013.
(8)	Messrs. Pulkownik and Haas were not named executive officers in 2010 or 2011 and, therefore, their compensation is not disclosed for those years.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards issued to our named executive officers in 2012. In 2012, our named executive officers received a grant of Series 1 Class B Common Units (the “Performance Units”) and Series 2 Class B Common Units (the “Time-Vested Units” and, together with the Performance Units, the “Incentive Units”) pursuant to the Holdings Equity Plan. See “Equity Grants” under “Equity Participation through the Holdings Equity Plan” in the Compensation Disclosure and Analysis for a description of the Incentive Units.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Manuel Brocke-Benz(5)	MIP	—	—	509,807	866,672
	PU	3/30/2012				9,102		15,170				11,833
	TVU	12/31/2012							11,960			239
Gregory L. Cowan	MIP	—	—	341,250	580,125
	PU	3/30/2012				7,282		12,136				9,466
	TVU	12/31/2012							6,834			137
George Van Kula	MIP	—	—	320,508	544,864
	PU	3/30/2012				7,282		12,136				9,466
	TVU	12/31/2012							6,834			137
Theodore C. Pulkownik	MIP	—	—	297,175	505,197
	PU	3/30/2012				7,282		12,136				9,466
	TVU	12/31/2012							6,834			137
Stanley L. Haas	MIP	—	—	215,380	366,146
	PU	3/30/2012				1, 820		3,034				2,367
	TVU	12/31/2012							3,417			68
John M. Ballbach(6)	MIP PU	— 3/30/2012	—	1,052,909	1,789,945	12,743		21,238				16,566
Wu Ming Kei (a/k/a Eddy Wu)(7)	MIP PU	— 3/30/2012	—	288,512	490,471	2,731		4,551				3,550

(1)	Award Type:
MIP = Management Incentive Plan
PU = Series 1 Class B Common Unit (Performance-Based)
TVU = Series 2 Class B Common Unit (Time-Based)

(2)	These columns reflect the potential payments under the MIP for 2012 performance. The 2012 MIP is described in the Compensation Discussion and Analysis under “Performance-Based Cash Incentive Compensation.” The components of the 2012 MIP were formally approved by the Compensation Committee at its meeting on November 2, 2011. The “Target” amounts reflected in the table assume 100% payout of the named executive officers’ respective target cash bonus amounts (i.e., based on their target cash bonus percentages of earnings, prorated for changes in base salary and target cash bonus percentage during 2012). The “Maximum” amounts reflect the maximum cash bonus amounts payable to the named executive officers based on the Component Percentage Achievement caps of 200% for the Internal EBITDA component and 100% for each of the other components.
(3)	The amounts shown represent the range of potential units vesting under Performance Unit awards. The amount in the “Threshold” column shows the number of units that will vest, assuming the Company achieves the minimum performance level required for the vesting of units.
(4)	The amounts shown in this column reflect the grant date fair value of the awards under FASB ASC Topic 718 used by the Company for financial statement reporting purposes. For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 12 to the consolidated financial statements included elsewhere in this prospectus.
(5)	The Target and Maximum amounts for Mr. Brocke-Benz are calculated based on the conversion of his 2012 base salaries to United States dollars using the exchange rates described in Note (1) to the Summary Compensation Table.
(6)	As a result of his departure from the Company in July 2012, Mr. Ballbach forfeited his ownership of the Performance Units, none of which were vested at the time of his departure.
(7)	The Target and Maximum amounts for Mr. Wu are calculated based on the conversion of his 2012 base salaries to United States dollars using the exchange rates described in Note (1) to the Summary Compensation Table. As a result of his departure from the Company in August 2012, Mr. Wu forfeited his ownership of the Performance Units, none of which were vested at the time of his departure.

Outstanding Equity Awards at Fiscal Year-end

The following table provides information as of December 31, 2012, regarding the outstanding equity awards of our named executive officers under the Holdings Equity Plan. See “Equity Participation through the Holdings Equity Plan” in the Compensation Disclosure and Analysis for more information.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Manuel Brocke-Benz	11,960	—	15,170	—
Gregory L. Cowan	6,834	—	12,136	—
George Van Kula	6,834	—	12,136	—
Theodore C. Pulkownik	6,834	—	12,136	—
Stanley L. Haas	3,417	—	3,034	—
John M. Ballbach(4)	—	—	—	—
Wu Ming Kei (a/k/a Eddy Wu)(5)	—	—	—	—

(1)	This column reflects outstanding Time-Vested Units. The Time-Vested Units were issued to our named executive officers on December 31, 2012 and vest on a daily pro rata basis over four years from the date of issuance, subject to our named executive officers’ continued employment.
(2)	The value represents the difference between $0.01, the per unit fair market value as described below, and the participation threshold for each Incentive Unit held by the named executive officer. There is no established public trading market for the preferred units or common units of Holdings. The value of the common units at December 31, 2012, for purposes of the Holdings Equity Plan and the related transaction documents, was $0.01 per unit based on a valuation analysis of the “fair market value” (as defined in our applicable equity documents) of Company equity. These values may not reflect the value actually realized by the named executive officers upon vesting.
(3)	This column represents outstanding Performance Units. The Performance Units were issued to our named executive officers on March 30, 2012 and vest upon the achievement of certain annual EBITDA performance vesting targets.
(4)	As a result of Mr. Ballbach’s departure from the Company in July 2012, his ownership interest in 21,238 Performance Units that he received on March 30, 2012 was forfeited.
(5)	As a result of Mr. Wu’s resignation from the Company in August 2012, Holdings exercised its rights to repurchase all of his common units and preferred units in 2012 at a per unit price of $0.01 and $1,000 plus accrued yield, respectively, except for that portion of his founders common units (i.e., 1,897.01 common units) that could not be repurchased at the time per the transaction documents because those units were vested for less than six months as of the effective date of his resignation. In addition, as a result of his resignation, Mr. Wu’s ownership interest in 4,551 Performance Units that he received on March 30, 2012 was forfeited.

2012 Units Vested

The following table provides information regarding the vesting of founders common units purchased by our named executive officers and Incentive Units granted to our named executive officers under the Holdings Equity Plan during 2012. See “Equity Participation through the Holdings Equity Plan” in the Compensation Disclosure and Analysis for more information regarding the founders common units and Incentive Units.

Name	Number of Shares or Units Acquired on Vesting (#)						Value Realized Upon Vesting ($)(4)
	F	(1)	PU	(2)	TVU	(3)
Manuel Brocke-Benz	—		—		—		—
Gregory L. Cowan	—		—		—		—
George Van Kula	—		—		—		—
Theodore C. Pulkownik	—		—		—		—
Stanley L. Haas	—		—		—		—
John M. Ballbach(3)	—		—		—		—
Wu Ming Kei (a/k/a Eddy Wu)(5)	2,251.39		—		—		—

(1)	All founders common units purchased by our named executive officers under the Holdings Equity Plan other than those purchased by Mr Wu were vested prior to 2012.
(2)	Performance Units vest upon the Company’s achievement of specified EBITDA targets, as described in the Holdings Equity Plan, in any year over a three-year period. The Holdings Equity Plan provides for 60% vesting upon achievement of a minimum amount of Adjusted EBITDA and 100% vesting upon achievement of a maximum amount of Adjusted EBITDA, with straight-line vesting between these measuring points. None of the Performance Units issued to our named executive officers in March 2012 vested in 2012.
(3)	The Time-Vested Units were granted to our named executive officers on December 31, 2012, accordingly, no Time-Vested Units vested in 2012. Time-Vested Units vest on a daily pro rata basis over four years from the date of issuance, subject to our named executive officers’ continued employment.
(4)	No value is realized as a result of vesting of the founders common units or the Incentive Units. See “Equity Participation through the Holdings Equity Plan” for a description of the vesting of founders common units and Incentive Units.
(5)	Mr. Wu’s founders common units ceased vesting upon his resignation in August 2012.

Pension Benefits

United States

VWR sponsors the VWR International Retirement Plan (the “U.S. Retirement Plan”). The U.S. Retirement Plan was frozen on May 31, 2005, and Mr. Haas is the only named executive officer entitled to benefits under the plan.

The U.S. Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers substantially all VWR’s full-time U.S. employees who completed one full year of service as of May 31, 2005. Benefits under the U.S. Retirement Plan were frozen on May 31, 2005, with a three-year sunset for participants whose age plus service (minimum of ten years) as of the freeze date equaled 65 or more. The U.S. Retirement Plan excluded employees covered by a collective bargaining agreement who participated in independently operated plans. As a result of the freeze of the U.S. Retirement Plan, there have been no new participants since the freeze date and no additional years of service have been credited since the freeze date, other than for participants to which the three-year sunset applied. The three-year sunset did not apply to any of our executive officers. As of December 31, 2012, the plan covered approximately 3,600 participants. Annual retirement benefits under the U.S. Retirement Plan were generally calculated as a single life annuity as the greater of:

•	a participant’s years of credited service multiplied by $240, and

•

1% of a participant’s average annual compensation earned in the consecutive five year period during which the participant was most highly paid (referred to as “final average earnings”), plus an additional 0.75% of final average earnings in excess of one third of the Social Security taxable wage base in the year in which the plan was frozen or the end of the sunset period, as applicable, in each case multiplied by the participant’s years of credited service (up to a maximum of 33 years).

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age consistent with Social Security retirement. Benefits are reduced for retirement prior to Social Security retirement age. Employees vest in the U.S. Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices, and does not require employee contributions.

Benefits under the U.S. Retirement Plan are subject to the limitations imposed under Section 415 of the Code. The Section 415 limit for 2012 is $200,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

Germany

Mr. Brocke-Benz is entitled to benefits under the German Pension Plan, the obligations under which VWR International GmbH assumed from Merck KGaA in connection with the CD&R Acquisition. The German Pension Plan is a non-funded defined benefit retirement plan that covers certain associates who were employed by Merck KGaA prior to the CD&R Acquisition. As of December 31, 2012, the German Pension Plan covered approximately 267 participants. Annual retirement benefits under the German Pension Plan are generally calculated as a single life annuity as the sum of (i) 0.5% of a participant’s monthly salary (up to German Social Security Threshold Level, which for 2012 was €67,200) plus (ii) 1.5% of a participant’s monthly salary (in excess of the German Social Security Threshold), in each case multiplied by the participant’s years of pensionable service. The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 63. Early commencement of the benefit payout is contingent upon commencement of German social security benefits. In addition, the plan provides for a spouse’s pension and does not require employee contributions.

Pension Plan Table

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2012, for Messrs. Brocke-Benz and Haas under each plan based upon the assumptions described in the applicable footnotes. No payments were made in 2012 from the plans to either Mr. Brocke-Benz or Mr. Haas.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Manuel Brocke-Benz(1)	German Pension Plan	26	$2,133,626
Stanley L. Haas(2)	VWR International Retirement Plan	20.417	331,613

(1)	The accumulated benefit for Mr. Brocke-Benz is based on service and earnings (as described above) considered by the plan for the period through December 31, 2012. The present value has been calculated assuming Mr. Brocke-Benz will remain in service until Social Security retirement, which is the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of life annuity consistent with the assumptions as described in Note 11 to the consolidated financial statements included elsewhere in this prospectus. The amount presented in the table has been converted from Euros to United States dollars based on the exchange rate as of the close of business on December 31, 2012 (1.32250). The discount rate assumption is 3.50%.

(2)	The accumulated benefit for Mr. Haas is based on service and earnings (as described above) considered by the plan for the period through December 31, 2012. The present value has been calculated assuming Mr. Haas will begin receiving his benefit upon eligibility for Social Security retirement, which is the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of life annuity consistent with the assumptions as described in Note 11 to the consolidated financial statements included elsewhere in this prospectus. As described in Note 11 to the consolidated financial statements included elsewhere in this prospectus, the discount rate assumption is 3.95%.

Nonqualified Deferred Compensation Plan

Our U.S.-based executive officers and certain other key employees are eligible to participate in the Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation Plan became effective May 1, 2007. Under the Nonqualified Deferred Compensation Plan, eligible participants are entitled to defer up to 50% of their base salaries and up to 100% of their annual bonus awards. Earnings and losses on each notional account are credited based on the performance of the benchmark funds available under the Nonqualified Deferred Compensation Plan that the participant selects. Any deferred amounts and earnings and losses thereon will be credited to a notional account for the applicable participant and become a liability of VWR to such participant.

The Nonqualified Deferred Compensation Plan provides for VWR to credit matching amounts to the notional account of each eligible participant for each year, provided certain performance goals are satisfied. The performance goal for 2012 was the Company’s achievement of Internal EBITDA year-over-year growth (2012 vs. 2011) of 6.3% (i.e., the Minimum Internal EBITDA Growth Target under the 2012 MIP). These matching amounts are provided to restore matching amounts to which the participant would otherwise be entitled under the Savings Plan but which are limited due to earnings limitations under applicable federal income tax rules. The maximum matching amount under the Nonqualified Deferred Compensation Plan is 4% of the participant’s compensation, offset by the maximum matching contributions that VWR could make into such participant’s Savings Plan account for such year. The matching amounts, if any, are generally credited to the participants’ accounts in March of the following year.

Under the terms of the Nonqualified Deferred Compensation Plan, participants become entitled to distributions of their notional accounts upon (i) their death, disability or separation from service, (ii) a change in control of VWR, (iii) an unforeseeable emergency, or (iv) an in-service distribution date elected by the participant. Participants may elect deferred payment dates, and may elect to receive distributions in installments or a single sum. Regardless of the elections made, upon the participant’s death or disability or upon a change in control of the Company, the entire amount credited to the account will be distributed to the participant or his beneficiary or estate, as applicable, in a lump sum payment (subject to a six-month delay in the case of the named executive officers).

The table below provides information with respect to the named executive officers’ Nonqualified Deferred Compensation Plan notional accounts.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings (Loss) in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Gregory L. Cowan	$—	$—	$125	$—	$49,254
George Van Kula	9,047	—	18,261	—	173,457
Theodore C. Pulkownik	—	—	123	—	48,435
Stanley L. Haas	—	—	6	—	3,230
John M. Ballbach	—	—	111	—	44,331

(1)	Represents the amount of 2012 base salary and/or cash bonus under the 2012 MIP, if any, that the named executive officers deferred into their Nonqualified Deferred Compensation Plan notional accounts. The amount reflected for Mr. Van Kula consists solely of 2012 base salary deferrals, which are included in the column “Salary” of the Summary Compensation Table for 2012.

(2)	No portion of the amounts in this column constitute “above-market earnings” under applicable SEC rules, and so no portion of such amounts are included in the Summary Compensation Table for 2012.
(3)	The amounts reflect the actual aggregate balances as of December 31, 2012, less aggregate withdrawals and distributions. As indicated in Note (1) above, amounts in this column that represent contributions by the named executive officer or by the Company are reported in the Summary Compensation Table for the applicable year if the officer qualified as a named executive officer in such year. The earnings on such contributions are not, and in the past have not been, reported in the Summary Compensation Table because such earnings are not at a preferential or above-market rate.

Termination and Change of Control Arrangements

The following tables show potential payments to each of our named executive officers, other than Mr. Brocke-Benz, under existing contracts, agreements, plans or arrangements, whether written or unwritten, including the Executive Officer Employment Agreements described above, for various scenarios involving a change in control of us or a termination of employment of such officer, assuming a December 31, 2012 effective date of such change of control or termination. Mr. Brocke-Benz is not a party to any existing contracts, agreements, plans or arrangements, whether written or unwritten, providing for the types of potential payments reflected in the tables below; Mr. Brocke-Benz’s rights to any such payments would be based on applicable laws in Germany. The named executive officers also have certain benefits that would be payable upon a change of control and/or termination as described above under “Pension Benefits” and “Nonqualified Deferred Compensation Plan.”

As partial consideration for the potential payments provided in the tables below, the named executive officers are bound by a confidentiality agreement as well as customary non-compete and non-solicitation provisions set forth in their respective Executive Officer Employment Agreements. The non-compete provisions prohibit the named executive officers from engaging in or being affiliated with any business which is competitive with the Company while employed by the Company and for a period of one year after the termination of such employment for any reason. The non-solicitation provision prohibits the named executive officer, either alone or in association with others, from soliciting any employee of the Company to leave the employ of the Company unless such individual’s employment with the Company has been terminated for a period of 180 days or longer. The named executive officer’s receipt of the payments would be contingent upon the executive signing a release of claims against the Company.

GREGORY L. COWAN

Executive Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination or Resignation for Good Reason(1)	Involuntary for Cause Termination	Change in Control	Death(2)	Disability(3)
Severance or Lump Sum Payments	$—	$—	$—	$1,207,454	$—	$—	$341,250	$341,250
Incentive Units (unvested and accelerated)(4)	—	—	—	—	—	—	—	—

GEORGE VAN KULA

Executive Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination or Resignation for Good Reason(1)	Involuntary for Cause Termination	Change in Control	Death(2)	Disability(3)
Severance or Lump Sum Payments	$—	$—	$—	$1,135,159	$—	$—	$320,508	$320,508
Incentive Units (unvested and accelerated)(4)	—	—	—	—	—	—	—	—

THEODORE C. PULKOWNIK

Executive Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination or Resignation for Good Reason(1)	Involuntary for Cause Termination	Change in Control	Death(2)	Disability(3)
Severance or Lump Sum Payments	$—	$—	$—	$1,129,006	$—	$—	$318,750	$318,750
Incentive Units (unvested and accelerated)(4)	—	—	—	—	—	—	—	—

STANLEY L. HAAS

Executive Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination or Resignation for Good Reason(1)	Involuntary for Cause Termination	Change in Control	Death(2)	Disability(3)
Severance or Lump Sum Payments	$—	$—	$—	$700,606	$—	$—	$196,350	$196,350
Incentive Units (unvested and accelerated)(4)	—	—	—	—	—	—	—	—

(1)	Upon termination without “cause” or resignation for “good reason” (as each such term is defined in the Executive Officer Employment Agreements) our named executive officers are generally entitled to (i) one and a half times the sum of the executive’s then current base salary plus his target bonus for the year in which termination or resignation occurs, payable in equal installments over the 12-month period following termination and (ii) continued health benefits for the 12-month period following termination.
(2)	Upon termination by reason of death, the named executive officer’s beneficiary or estate, as applicable, will be entitled to receive a lump sum payment in an amount equal to the target bonus for the year in which such termination occurs, prorated for the portion of such year prior to the death.
(3)	Upon termination by reason of disability, the named executive officer will be entitled to receive a lump sum payment in an amount equal to the target bonus for the year in which such termination occurs, prorated for the portion of such year prior to the termination. In addition, the named executive officer will be entitled to receive payments of base salary until payments to him under VWR’s long-term disability plan commence but in any event for a period not to exceed 18 months from the date of termination.
(4)	All Incentive Units will vest upon the sale of substantially all of Holdings or our assets or upon certain other change of control events. Upon an initial public offering of our stock or of Holdings’ units, or if the named executive officer becomes permanently disabled or dies, the Time-Vested Units that would have vested in the next 12 months will vest immediately. If the named executive officer’s employment terminates for any reason other than for “cause,” vested Incentive Units can be repurchased by or sold to Holdings at fair market value, as calculated in accordance with the relevant transaction documents, and unvested units are forfeited. See “Equity Participation through the Holdings Equity Plan” in the Compensation Disclosure and Analysis for more information.

Mr. Ballbach, who served as Chairman, President and Chief Executive Officer, resigned his position on July 25, 2012. In connection with Mr. Ballbach’s resignation, on August 1, 2012, we entered into a General Release with Mr. Ballbach (the “Release Agreement”). Pursuant to the Release Agreement, Mr. Ballbach will receive (i) cash severance payments in the amount of $5,211,636, payable in equal installments over 12 months, (ii) continued health benefits for a period of 18 months and (iii) reimbursement of up to $15,000 in legal fees, in exchange for a general release of all claims, including all obligations under his employment agreement, to the Company and for agreeing to provide consulting services to the Company for six months.

Director Compensation

Under the Board Compensation Policy in place since 2007 (the “Board Compensation Policy”), all directors who are not also (i) officers or employees of VWR or us or (ii) Managing Directors or Managing Partners of our equity sponsors (“Eligible Directors”), receive annual cash compensation of $100,000 for their service on VWR’s and our Board. No separate compensation is paid to Eligible Directors for their service on the Board committees. In addition, at the discretion of the Board of Holdings, Eligible Directors may be granted the right to receive or purchase equity interests in Holdings in accordance with the Holdings Equity Plan. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for a listing of the equity interests in Holdings beneficially owned by Eligible Directors. Non-Eligible Directors (which include Messrs. Alexos, Dean and Sullivan) will not be entitled to separate cash compensation or rights under the Holdings Equity Plan in connection with their service on the Board or Board committees. All Board members, other than those affiliated with Madison Dearborn, will be entitled to be reimbursed for reasonable travel, lodging and other expenses incurred in connection with their service on the Board and Board committees.

The table below sets forth director compensation for 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Harry M. Jansen Kraemer, Jr.	100,000	100	—	—	—	100,100
Robert L. Barchi	100,000	50	—	—	—	100,050
Edward A. Blechschmidt	100,000	50	—	—	—	100,050
Robert P. DeCresce	100,000	50	—	—	—	100,050
Pamela Forbes Lieberman	100,000	50	—	—	—	100,050
Carlos del Salto	100,000	50	—	—	—	100,050
Robert J. Zollars	100,000	50	—	—	—	100,050

(1)	The amounts shown in this column reflect the grant date fair value of the equity investments made by each Eligible Director in 2012 under FASB ASC Topic 718 used by the Company for financial statement reporting purposes. For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 12 to the consolidated financial statements included elsewhere in this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

All of our capital stock is owned by VWR Investors, which in turn is owned by Holdings. Upon the consummation of the Merger, the Holdings Equity Plan was established to permit members of management, board members and consultants the opportunity to purchase equity units of or receive grants of equity units of Holdings. As of March 25, 2013, Holdings had 1,400,541.52 preferred units outstanding and 13,905,923.08 common units outstanding, of which 13,617,478.08 are designated as Class A Common Units and 288,445.00 are designated as Class B Common Units.

The following table sets forth certain information regarding the beneficial ownership of the common units and preferred units of Holdings as of March 25, 2013 by:

•	each person who is the beneficial owner of more than 5% of outstanding common units and preferred units;

•	each of our directors and our named executive officers; and

•	our directors and executive officers as a group.

To our knowledge, each such holder has sole voting and investment power as to such common units and preferred units shown unless otherwise noted. Beneficial ownership of the common units and preferred units listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Class A Common Units(1)		Class B Common Units(1)		Class A Preferred Units(1)
	Number	Percent of Class	Number	Percent of Class	Number	Percent of Class
Principal Stockholders:
Madison Dearborn(2)	10,572,738.12	77.64%	—	—	1,175,259.52	83.91%
Avista Capital Partners(3)	1,076,259.68	7.90%	—	—	117,685.69	8.40%
Directors and Named Executive Officers:
Manuel Brocke-Benz	39,131.37	*	27,130.00	9.41%	960.87	*
Gregory L. Cowan	14,244.52	*	18,970.00	6.58	349.77	*
George Van Kula	70,436.46	*	18,970.00	6.58	1,729.56	*
Theodore C. Pulkownik	97,828.42	*	18,970.00	6.58	2,402.17	*
Stanley L. Haas	9,782.84	*	6,451.00	2.24	240.22	*
Wu Ming Kei (a/k/a Eddy Wu)	1,897.01	*	—	—	—	*
Harry M. Jansen Kraemer, Jr.(2)	93,612.04	*	—	—	4,116.39	*
Nicholas W. Alexos(2)	—	*	—	—	—	*
Robert L. Barchi	13,000.00	*	—	—	—	*
Edward A. Blechschmidt	13,000.00	*	—	—	—	*
Thompson Dean(3)	—	*	—	—	—	*
Robert P. DeCresce(4)	17,249.55	*	—	—	170.75	*
Pamela Forbes Lieberman	13,000.00	*	—	—	—	*
Carlos del Salto	13,896.88	*	—	—	99.10	*
Timothy P. Sullivan(2)	—	*	—	—	—	*
Robert J. Zollars(5)	14,722.02	*	—	—	190.28	*

All Directors and Executive Officers as a group (19 persons)(2)(3)	12,103,902.98	88.89%	124,187.00	43.05%	1,304,309.32	93.13%

*	Denotes less than one percent.

(1)	For information regarding the voting rights of Holdings’ common units and preferred units, see “Description of Equity Capital of Holdings” below. For additional information regarding the Class B Common Units, see “Executive Compensation — Compensation Discussion and Analysis — Equity Participation through the Holdings Equity Plan — Equity Grants.”
(2)	Madison Dearborn Capital Partners V-A, L.P. (“MDP V-A”) is the indirect beneficial owner of 6,813,173.04 common units and 758,327.30 preferred units, Madison Dearborn Capital Partners V-C, L.P. (“MDP V-C”) is the indirect beneficial owner of 1,807,413.56 common units and 201,171.12 preferred units, Madison Dearborn Capital Partners V Executive-A, L.P. (“MDP Executive”) is the indirect beneficial owner of 68,461.51 common units and 7,619.67 preferred units, MDCP Co-Investors (Varietal), L.P. (“Varietal”) is the indirect beneficial owner of 1,749,749.91 common units and 193,275.36 preferred units and MDCP Co-Investors (Varietal-2), L.P. (“Varietal-2” and together with MDP V-A, MDP V-C, MDP Executive and Varietal, the “MDP Funds”) is the indirect beneficial owner of 133,940.10 common units and 14,866.06 preferred units. Madison Dearborn Partners V-A&C, L.P. (“MDP A&C”) is the general partner of each of the MDP Funds. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP A&C that have the power, acting by majority vote, to vote or dispose of the units directly held by the MDP Funds. Messrs. Canning, Finnegan and Mencoff each hereby disclaims any beneficial ownership of any shares directly held by the MDP Funds. Each of Messrs. Sullivan, Alexos and Kraemer are employed by or associated with the ultimate general partner of the MDP Funds and disclaim beneficial ownership of the units held by the MDP Funds except to the extent of his pecuniary interest therein. The address for MDP A&C and Messrs. Alexos, Sullivan, Kraemer, Canning, Finnegan and Mencoff is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, 70 West Madison Street, Chicago, Illinois 60602.
(3)	Avista Capital Partners, L.P. (“ACP”) is the indirect beneficial owner of 780,706.14 common units and 85,367.82 preferred units and ACP-VWR Holdings LLC (“ACP-VWR”) is the indirect beneficial owner of 295,553.54 common units and 32,317.87 preferred units. Avista Capital Partners GP, LLC (“Avista GP”) is the general partner of ACP and Avista Capital Partners (Offshore), L.P., the managing member of ACP-VWR. Mr. Dean and Steven Webster are Co-Managing Partners of Avista Capital Managing Member, LLC, the managing member of Avista GP. Accordingly, Messrs. Dean and Webster have the power, acting by majority vote, to vote or dispose of the units held by ACP and ACP-VWR. Messrs. Dean and Webster each disclaim beneficial ownership of the units held by ACP and ACP-VWR, except to the extent of his pecuniary interest therein. The address for Avista Capital Managing Member, LLC and Messrs. Dean and Webster is c/o Avista Capital Holdings, LP, 65 East 55th Street, 18th Floor, New York, New York 10022.
(4)	Includes 12,249.55 Class A Common Units held by The DeCresce Gift Trust; Dr. DeCresce and his wife are the sole Trustees of this Trust.
(5)	Units are held by Zoco L.P., a Nevada limited partnership. Mr. Zollars and his wife are the sole general and limited partners of Zoco L.P.

Description of Equity Capital of Holdings

Holdings is a Delaware limited liability company. Holdings has three outstanding classes of equity securities designated as Class A Preferred Units (“preferred units”), Class A Common Units (“Class A Common Units”) and Class B Common Units (“Class B Common Units” and together with the Class A Common Units, the “common units”). The terms of such securities were established pursuant to the Limited Liability Company Agreement of Holdings (the “LLC Agreement”). Set forth below is a discussion of the material terms of such equity securities.

Preferred Units

Yield. Each preferred unit accrues a daily yield at the rate of 8% per annum, compounded on the last day of each calendar quarter, on the unreturned capital made in respect of such preferred unit plus all unpaid yield for all prior quarterly periods. Such yield is payable in cash only when and to the extent the board of managers of Holdings makes a distribution in accordance with the terms outlined below.

Redemptions; Distributions. There are no scheduled redemptions of the preferred units, and there is no maturity date or other scheduled date on which Holdings must redeem or otherwise make distributions in respect of the preferred units. Instead, the board of managers of Holdings may, in its sole discretion, make distributions from time to time in accordance with the LLC Agreement and the Delaware Limited Liability Company Act (as amended, the “LLC Act”).

Each distribution declared by the board of managers will be made in the following order and priority, with no payments made in respect of any tranche of the waterfall (other than the first tranche) until all amounts payable in respect of all prior tranches have been distributed in full:

First, in respect of all accrued and unpaid yield on the preferred units;

Second, in respect of all unreturned capital on the preferred units; and

Third, all remaining amounts to the holders of vested common units.

So long as Holdings is treated as a partnership for federal and state income tax purposes, Holdings will distribute, after each fiscal quarter, a “tax distribution” to its members (including the holders of preferred units) for tax liabilities, if any, of its members for such quarter, but only to the extent that funds are legally available therefor under the LLC Act and such tax distribution would not be prohibited under any credit facility to which Holdings or any of its subsidiaries is a party.

Voting Rights. Except as otherwise expressly provided for in the LLC Agreement or under the LLC Act, the holders of the preferred units do not have any voting rights.

Class A Common Units

Redemptions; Distributions. There are no scheduled redemptions of the Class A Common Units, and there is no maturity date or other scheduled date on which Holdings must redeem or otherwise make distributions in respect of the Class A Common Units. Instead, the board of managers of Holdings may, in its sole discretion, make distributions from time to time in accordance with the LLC Agreement and the LLC Act with respect to the common units subject to the waterfall outlined above.

Voting Rights. Each outstanding Class A Common Unit is entitled to one vote on all matters to be voted on by the members of Holdings pursuant to the LLC Agreement. Except as otherwise set forth in the LLC Agreement, all matters to be voted on by the members of Holdings will require the affirmative vote of the holders of a majority of the common units then outstanding.

Class B Common Units

Redemptions; Distributions. There are no scheduled redemptions of the Class B Common Units, and there is no maturity date or other scheduled date on which Holdings must redeem or otherwise make distributions in respect of the Class B Common Units. Distributions on Class B Common Units will be made as and when approved by the board of managers of Holdings in accordance with the LLC Agreement and the LLC Act with respect to the common units subject to the waterfall outlined above except that holders of Class B Common Units will be entitled to participate in such distributions only after the holders of the Class A Common Units have received a distribution equal to the participation thresholds of the Class B Common Units. Pursuant to the LLC Agreement, on the date of each grant of Class B Common Units, the board of managers of Holdings establishes an initial participation threshold, which is to be equal to or greater than the liquidation value of the Class A Common Units on the date of the Class B Common Unit grant. The participation threshold is subject to adjustment, among other reasons, for (i) distributions to the holders of Class A Common Units, (ii) capital contributions with respect to outstanding Class A Common Units and (iii) subdivision of the Class A Common Units into a greater number of units.

Voting Rights. Each outstanding Class B Common Unit is entitled to one vote on all matters to be voted on by the members of Holdings pursuant to the LLC Agreement. Except as otherwise set forth in the LLC Agreement, all matters to be voted on by the members of Holdings will require the affirmative vote of the holders of a majority of the common units then outstanding.

As a holding company that operates through its subsidiaries, Holdings would be dependent on dividends, payments or other distributions from its subsidiaries to make any dividend payments to holders of the preferred units or common units. Holdings has not in the past paid any dividends on any of the preferred units or common units and it currently does not expect to pay any dividends on the preferred units or common units in the foreseeable future, except for tax distributions to the extent required by the LLC Agreement. Our debt instruments and related agreements include significant restrictions on our and Holdings’ ability to pay dividends on our respective common equity. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for more information.

Equity Compensation Plan Information

Each of our executive officers and certain other members of our management were given the opportunity to purchase equity and receive grants of equity in Holdings pursuant to the Holdings Equity Plan. For more information regarding the Holdings Equity Plan and the current equity arrangements between our named executive officers and Holdings see “Executive Compensation — Compensation Discussion and Analysis — Equity Participation through the Holdings Equity Plan,” and “Certain Relationships and Related Transactions — Management and Equity Sponsor Equity Arrangements” herein.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	(b) Weighted- Average Exercise Price of Outstanding Options(1)	(c) Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Total at December 31, 2012:	—	—	—

(1)	The Holdings Equity Plan was approved by Holdings’ Board of Managers and its members on June 29, 2007. Addendums to the Holdings Equity Plan relating to the issuance of Class B Common Units were approved by the Holdings’ Board of Managers on February 28, 2012 and November 6, 2012, respectively. There are no options outstanding under the Holdings Equity Plan; the only securities that have been issued pursuant to the Holdings Equity Plan are preferred units and common units. See “Description of Equity Capital of Holdings” above for a description of the securities. There is no mandatory limitation on the number of securities remaining for issuance under the Holdings Equity Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments to Madison Dearborn and Avista

The Company is a party to a management services agreement with affiliates of Madison Dearborn and Avista pursuant to which they are entitled to an aggregate annual management fee of $2.0 million and reimbursement of out-of-pocket expenses incurred in connection with the provision of management and consulting services and financial and other advisory services, as well as board level services. In addition, Madison Dearborn and Avista also will receive a placement fee of 2.5% of any equity financing that they provide to us prior to a public offering of our common stock. The management services agreement includes customary indemnification provisions in favor of the affiliates of Madison Dearborn and Avista.

Management and Equity Sponsor Equity Arrangements

Upon the consummation of the Merger, the Holdings Equity Plan was established to permit members of management (the “Management Investors”), board members and consultants the opportunity to purchase equity units of Holdings. As of March 25, 2013, our directors and executive officers owned 11,364.11 preferred units and 454,905.18 Class A Common Units, or approximately 3.3% of the outstanding Class A Common Units. The aggregate purchase price paid by the executive officers and directors for these preferred units and common units was approximately $11.8 million. Under the equity arrangements entered into pursuant to the Holdings Equity Plan, the Management Investors each purchase a strip of securities comprised of preferred units and Class A Common Units of Holdings. Class A Common Units purchased pursuant to this strip of securities are 100% vested.

Under these equity arrangements, the Management Investors also purchase additional Class A Common Units of Holdings, which we refer to as founders common units. Such founders common units represent approximately 6.3% of Holdings’ total outstanding Class A Common Units as of March 25, 2013. Such founders common units will vest on a daily pro rata basis over four years from the date of issuance. If any holder of such unvested founders common units dies or becomes permanently disabled, such investor will be credited with an additional 12 months worth of vesting for his or her founders common units. All unvested founders common units will vest upon a sale of all or substantially all of our business to an independent third party so long as the employee holding such units continues to be an employee of the Company at the closing of the sale, and upon an initial public offering of Holdings, the founders common units that would have vested in the year immediately following the initial public offering will immediately vest and the remaining portion of the unvested founders common units will continue to vest on a daily pro rata basis through the third anniversary of the date of issuance so long as the employee holding such units continues to be an employee of the Company.

Both the preferred unit/common unit strip and the founders common units are subject to restrictions on transfer, and all units purchased by a Management Investor are subject to the right of Holdings or, if not exercised by Holdings, the right of Madison Dearborn, to repurchase the units held by a Management Investor following a termination of his or her employment over a specified period of time. If neither Holdings nor Madison Dearborn elects to repurchase the units held by a Management Investor, he or she will have the right to sell such units to Holdings following the termination of his or her employment over a specified period of time. If an employee’s employment with us terminates for any reason other than for cause, vested units can be repurchased by or sold to Holdings at fair market value and unvested units can be repurchased by or sold to Holdings at the lower of original cost or fair market value. Upon a termination for cause, both vested and unvested common units can be repurchased by or sold to Holdings at the lower of original cost or fair market value.

As a result of executive officer departures in 2012, Holdings exercised its rights to repurchase all of the common units and preferred units of Mr. Ballbach, Mr. Wu and Charles Patel, its former Senior Vice President and Chief Information Officer, in 2012 at a per unit price of $0.01 and $1,000 plus accrued yield, respectively, except in the case of Mr. Wu, for the portion of his founders common units (i.e. 1,897.01 common units) that could not be repurchased at the time per the transaction documents because those units were vested for less than six months as of the effective date of his resignation. The aggregate purchase price paid to these executive officers for the repurchase of their preferred units and common units was approximately $10.2 million.

If Madison Dearborn seeks to sell all or substantially all of the Company, the Management Investors must consent to the sale and cooperate with Madison Dearborn, which may include selling their securities to the buyer on the terms and at the price negotiated by Madison Dearborn and signing whatever documents are reasonably necessary to consummate the sale.

Prior to an initial public offering, if Madison Dearborn sells a significant portion of its ownership interest in Holdings to a third party (disregarding sales in the public market, transfers to its affiliates and certain other exceptions), the Management Investors will have the option (but will not be required to, except in the case of a sale of the entire Company) to participate in the sale and sell alongside Madison Dearborn on a pro rata basis.

The Management Investors, Madison Dearborn and certain other co-investors have entered into a securityholders agreement with Holdings under which Madison Dearborn has the right to require Holdings to register any or all of its securities under the Securities Act on Form S-1 or Form S-3, at Holding’s expense. Additionally, the Management Investors will be entitled to request the inclusion of their registrable securities in any registration statement at Holdings’ expense whenever Holdings proposes to register any offering of its securities.

The Management Investors, Madison Dearborn and certain other co-investors have also entered into the LLC Agreement, which specifies the rights and obligations of the members of Holdings and the rights of the various classes of limited liability company interests therein. Pursuant to the limited liability company agreement, the preferred units will be entitled to a return of capital after which the common units will share in future distributions on a pro rata basis, subject to certain participation thresholds for holders of Class B Common Units. In addition, prior to an initial public offering or a sale of all or substantially all of the Company, each Management Investor will be required to vote his or her units in favor of a board of managers consisting of such representatives as Madison Dearborn designates and the Company’s Chief Executive Officer.

Miscellaneous

The Company, through its subsidiaries, sells certain products to Lantheus Medical Imaging (“Lantheus”), which is a portfolio company of affiliated funds of Avista. In 2012, we had less than $0.6 million of net sales to Lantheus.

The Company, through its subsidiaries, sells certain products to Sage Products, LLC (“Sage Products”), which is a portfolio company of affiliated funds of Madison Dearborn. In 2012, we had less than $0.4 million of net sales to Sage Products.

The Company, through its subsidiaries, purchases certain products from CDW Corporation (“CDW”), which is a portfolio company of affiliated funds of Madison Dearborn. In 2012, we had less than $0.3 million of net purchases from CDW.

Review and Approval of Transactions with Related Persons

The Company’s Board of Directors has not formally adopted a written policy and procedure for approval of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). However, the Board believes that any such transactions have in the past been, and will continue to be, appropriately reviewed, approved and monitored.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Facility

Our Senior Secured Credit Facility is with a syndicate of lenders and provides for aggregate maximum borrowings consisting of (1) term loans denominated in Euros in an aggregate principal amount outstanding as of December 31, 2012, of €580.5 million ($767.7 million on a U.S. dollar equivalent basis as of December 31, 2012), (2) term loans denominated in U.S. dollars in an aggregate principal amount outstanding as of December 31, 2012, of $593.5 million and (3) a multi-currency revolving loan facility, providing for an equivalent in U.S. dollars of up to $241.3 million in multi-currency revolving loans (inclusive of swingline loans of up to $25.0 million and letters of credit of up to $70.0 million).

As of December 31, 2012, an aggregate U.S. dollar equivalent of $114.5 million was outstanding under the multi-currency revolving loan facility, consisting of $13.2 million of swingline loans and revolving loans of £7.0 million ($11.3 million on a U.S. dollar equivalent basis as of December 31, 2012) and $90.0 million. In addition, we had $17.4 million of undrawn letters of credit outstanding. As of December 31, 2012, we had $109.4 million of available borrowing capacity under the multi-currency revolving loan facility.

On June 4, 2012, we completed an amendment of our Senior Secured Credit Facility (the “Amendment”). The Amendment extended €481.2 million of our Euro term loan facility (the “Extended Euro Term Loans”) and $243.6 million of our U.S. dollar term loan facility (the “Extended Dollar Term Loans” and together with the Extended Euro Term Loans, the “Extended Term Loans”). In addition, the Amendment extended $241.3 million of our existing $250.0 million revolving credit commitments (the “Extended Revolving Commitments”). Subsequently, in June 2012, the non-extended portion of our revolving credit commitments, which was scheduled to mature on June 29, 2013, was terminated. Fees paid to lenders and third parties in connection with the Amendment of approximately $5.0 million were deferred and are being recognized as expense in part over the original term of maturity and in part over the extended terms of maturity. Third party fees and fees paid to lenders of approximately $0.7 million were expensed as incurred during the second quarter of 2012.

On January 31, 2013, we completed another amendment of our Senior Secured Credit Facility (the “Incremental Amendment” and together with the Amendment, the “Facility Amendments”). Pursuant to the Incremental Amendment, the Company obtained $351.7 million of senior secured U.S. dollar term loans (the “Incremental Dollar Term Loans”) and €101.5 million of senior secured Euro term loans (the “Incremental Euro Term Loans” and, together with the Incremental Dollar Term Loans, the “Incremental Term Loans”). Proceeds from the Incremental Term loans were subsequently used to repay all non-extended term loans that were scheduled to mature on June 29, 2014. Fees paid to the arranger of this financing and other third parties in connection with the Incremental Amendment of approximately $2.3 million will be deferred and recognized as expense over the term of maturity.

The Extended Revolving Commitments will mature and lending commitments thereunder will terminate on April 3, 2016. The Extended Term Loans and Incremental Term Loans will mature on April 3, 2017.

Subject to any mandatory or optional prepayments, the principal amounts of the term loans require quarterly payments which commenced on September 30, 2009, equal to 0.25% of their respective original principal amounts drawn, with the final payment due at maturity. A pre-payment premium equal to 1% of the principal amount of term loans being prepaid will be imposed upon any prepayment of term loans if such prepayment is made in connection with the incurrence of any new long-term financing incurred primarily for the purpose of repaying or refinancing the Extended Term Loans or the Incremental Term Loans prior to the first anniversary of the Amendment in the case of the Extended Term Loans (i.e., June 4, 2013) and the Incremental Amendment in the case of the Incremental Term Loans (i.e., January 31, 2014), respectively.

As of December 31, 2012, the weighted average interest rates on the U.S. dollar-denominated and Euro-denominated term loans were 3.42% and 4.26%, respectively, and the weighted average interest rate under the multi-currency revolving loan facility was 4.05%. As of December 31, 2012, the weighted average interest rates include a variable margin of 2.50% for the non-extended term loans, 4.25% for the Extended Dollar Term Loans, 4.50% for the Extended Euro Term Loans and 3.75% on loans outstanding under the Extended Revolving Commitments. The Incremental Dollar Term Loans will bear interest at a rate of LIBOR plus a variable margin of 4.00% per annum (or alternate base rate plus 3.00% per annum) and the Incremental Euro Term Loans will bear interest at a rate of Euribor plus a variable margin of 4.25% per annum.

Subject to the Company’s continued compliance with its covenants, the Company may request additional tranches of term loans or increases in the amount of commitments under the Senior Secured Credit Facility. The actual extension of any such incremental term loans or increases in commitments would be subject to the Company and its lenders reaching agreement on applicable terms and conditions, which may depend on market conditions at the time of any request. The Company may add incremental term loan facilities and revolving loan commitments in an aggregate amount not to exceed the lesser of (x) $300.0 million or (y) the maximum amount at such time that could be incurred without causing the Total Net Leverage Ratio (as defined) to exceed 9.50:1.00 on a pro forma basis as of the last day of the most recent determination period, in each case, subject to certain other restrictions contained in the Facility Amendments.

Senior Subordinated Notes

The Senior Subordinated Notes were issued pursuant to an indenture, dated June 29, 2007, by and among the Company and the Subsidiary Guarantors. The Senior Subordinated Notes, and related guarantees, are unsecured obligations of the Company and are subordinate to all of the Company’s and the Subsidiary Guarantors’ obligations under the 7.25% Senior Notes and all secured indebtedness, including any borrowings under the Senior Secured Credit Facility to the extent of the value of the assets securing such obligations, and are effectively subordinate to all obligations of each of the Company’s subsidiaries that is not a guarantor of the Senior Subordinated Notes.

The Senior Subordinated Notes are denominated in Euros in an aggregate principal amount currently outstanding of €126.9 million ($167.8 million on a U.S. dollar equivalent basis as of December 31, 2012) and in U.S. dollars in an aggregate principal amount currently outstanding of $358.7 million. The Senior Subordinated Notes will mature on June 30, 2017. Interest on the Senior Subordinated Notes is payable quarterly on March 31, June 30, September 30 and December 31 of each year at a rate of 10.75% per annum.

The indenture governing the Senior Subordinated Notes contains covenants that, among other things, limit the Company’s ability and that of its restricted subsidiaries to make restricted payments, pay dividends, incur or create additional indebtedness, issue preferred stock, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, create liens on assets of the Company and restricted subsidiaries, and materially change our lines of business.

A/R Facility

The A/R Facility provides for funding in an aggregate principal amount not to exceed $200.0 million and will terminate on November 4, 2014. The A/R Facility involves certain of our domestic wholly-owned subsidiaries (the “Originators”) selling on an on-going basis all of their trade accounts receivable, together with all related security and interests in the proceeds thereof, without recourse, to a wholly owned, bankruptcy-remote, subsidiary of VWR International, VWR Receivables Funding, LLC (“VRF”) in exchange for a combination of cash and subordinated notes issued by VRF to the Originators. VRF, in turn, has the ability to sell undivided ownership interests in the accounts receivable, together with customary related security and interests in the proceeds thereof, to certain commercial paper conduit purchasers and/or financial institutions (the “A/R Purchasers”) in exchange for cash proceeds or letters of credit. The receivables sold to VRF are available first and foremost to satisfy claims of the creditors of VRF and are not available to satisfy the claims of creditors of the Originators or the Company.

Proceeds from the sale of undivided ownership interests in qualifying receivables under the A/R Facility have been reflected as long-term debt on our consolidated balance sheet. VWR will remain responsible for servicing the receivables sold to third-party entities and financial institutions and will pay certain fees related to the sale of receivables under the A/R Facility.

As of December 31, 2012, $117.2 million was outstanding under the A/R Facility, we had $11.0 million of undrawn letters of credit outstanding, and we had $0.0 million of available borrowing capacity. Availability of funding under the A/R Facility depends primarily upon maintaining sufficient trade accounts receivable. As of December 31, 2012, the interest rate applicable to borrowings outstanding under the A/R Facility was 1.75%.

The A/R Facility includes representations and covenants that we consider usual and customary for arrangements of this type and includes a consolidated interest expense test if the Company’s available liquidity is less than $125.0 million. In addition, borrowings under the A/R Facility are subject to termination upon the occurrence of certain termination events that we also consider usual and customary. As of December 31, 2012, the Company was in compliance with the covenants under the A/R Facility.

Compensating Cash Balance

Our foreign subsidiaries obtain their liquidity from our notional and physical global cash pooling arrangements or from formal or informal lines of credit offered by local banks. Our compensating cash balance represents bank overdraft positions of subsidiaries participating in our notional global cash pooling arrangement with a third-party bank. Due to the nature of these overdrafts, all amounts have been classified within the current portion of debt at each period end. As of December 31, 2012, our compensating cash balance was $246.9 million.

The borrowings drawn by our foreign subsidiaries from local banks are limited in the aggregate by certain covenants contained within the Senior Secured Credit Facility and the indentures governing the 7.25% Senior Notes and Senior Subordinated Notes. The borrowings available to our foreign subsidiaries under our notional cash pooling arrangement are limited in the aggregate by the amount of compensating cash balances supporting the notional cash pooling arrangement.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this “Description of Notes” under the subheading “—Certain Definitions.” In this description, the term “Company” refers only to VWR Funding, Inc. The Company originally issued the Notes due 2017 (the “Original Notes”) under an indenture (as it may be amended and supplemented from time to time, the “Indenture”) among itself, the Guarantors and Law Debenture Trust Company of New York, as trustee (the “Trustee”), dated as of September 4, 2012. The form and terms of the exchange notes (the “Notes”) being offered in exchange for the Original Notes are the same as the form and terms of the Original Notes, except that the Notes will be registered under the Exchange Act. As a result of this exchange offer, the Notes will not bear legends restricting their transfer and will not contain registration rights similar to the Original Notes. The Notes will evidence the same indebtedness as the Original Notes.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture; all material information regarding the Notes and the rights of the holders of the Notes is summarized herein. The following description does not restate the Indenture in its entirety. We urge you to read the Indenture because it defines your rights as holders of the Notes. Copies of the Indenture may be obtained from the Company upon request. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. Unless the context otherwise requires, references in this “Description of Notes” to the “Notes” include the notes that were issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the senior exchange notes, which will be registered under the Securities Act pursuant to this prospectus.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes:

•	are general unsecured obligations of the Company;

•	are senior in right of payment with any existing and future Subordinated Indebtedness (including the Existing Subordinated Notes) of the Company;

•	are pari passu in right of payment to all existing and future unsecured Indebtedness of the Company that is not subordinated in right of payment to the Notes;

•	are effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness (including the Credit Agreement); and

•	are structurally subordinated to all liabilities of each Subsidiary of the Company that is not a Guarantor of the Notes.

The Guarantees of the Notes:

•	are general unsecured obligations of each Guarantor of the Notes;

•	are senior in right of payment with any existing and future Subordinated Indebtedness of such Guarantor of the Notes, including its guarantee of the Existing Subordinated Notes;

•	are pari passu in right of payment to all existing and future Indebtedness of such Guarantor of the Notes that is not subordinated in right of payment to the Guarantees of the Notes; and

•	are effectively subordinated to any Secured Indebtedness of any Guarantor of the Notes as to the assets securing such Indebtedness.

As of December 31, 2012, the Company and the Guarantors had $3,148.6 million of total Indebtedness, $1,475.7 million of which would have been secured, including borrowings under the Credit Agreement. An additional $109.4 million would have been available for borrowing under the Credit Agreement, net of $17.4 million of issued and undrawn letters of credit, all of which would be secured if borrowed. As of December 31, 2012, we had $117.2 million of Indebtedness under our A/R Facility. An additional $17.4 million would have been available for borrowing under our A/R Facility, all of which would be secured if borrowed. The Notes are unsecured. In the event of a bankruptcy or insolvency, any secured lenders will have a prior secured claim to any collateral securing the debt owed to them. The Company’s obligations under the Credit Agreement are secured by a security interest in certain of its assets, including the capital stock of certain of its subsidiaries.

The Indenture will permit the Company to incur additional Indebtedness, subject to compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of the date of the Indenture, all of the Subsidiaries of the Company will be “Restricted Subsidiaries.” Under the circumstances described under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. In addition, certain of our Restricted Subsidiaries (including Foreign Subsidiaries) will not guarantee the Notes. As of December 31, 2012, the aggregate amount of liabilities of our non-guarantor subsidiaries was approximately $1,524.3 million. Our non-guarantor subsidiaries held approximately 62% of our total assets as of December 31, 2012, and generated approximately 50% of our net sales for the year ended December 31, 2012.

Principal, Maturity and Interest

The Company will issue Notes in an aggregate principal amount of $750.0 million. The Indenture governing the Notes provides for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes.

Interest on the Notes will accrue at the rate of 7.25% per annum. Interest on the Notes will be payable semi-annually in arrears on each March 15 and September 15, commencing on March 15, 2013. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding March 1 and September 1. Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will mature on September 15, 2017.

The Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three Business Days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium and Additional Interest (as described under “Exchange Offer; Registration Rights”), if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Company maintains one or more paying agents (each, a “paying agent”) for the Notes within the City and State of New York.

The Company also maintains one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Company at the office or agency of the registrar within the City and State of New York.

The Company may change the paying agents, the registrars or the transfer agents without prior notice to the holders. The Company or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Company may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

On or after September 15, 2014, the Company may redeem all or a part of the Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage
2014	105.438%
2015	102.719%
2016 and thereafter	100.000%

In addition, at any time prior to September 15, 2014, the Company may on one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds of one or more Equity Offerings, at a redemption price of 107.250% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (provided that if the Equity Offering is an offering by Parent or any of its direct or indirect parent companies, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

(1) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) must remain outstanding immediately after the occurrence of each such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Notes may also be redeemed, in whole or in part, at any time prior to September 15, 2014, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date.

Notice of any redemption, including, without limitation, upon an Equity Offering, may at our discretion be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

In addition, the Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Any and all interest payable upon any redemption shall be payable in cash.

Guarantees

The Guarantors of the Notes jointly and severally guarantee the Company’s obligations under the Indenture and the Notes on a senior unsecured basis. The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Company) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Senior Exchange Notes—Fraudulent conveyance laws may adversely affect the validity and enforceability of the guarantees.”

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will automatically be released in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor if after such sale, disposition or other transfer such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of the applicable Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b) the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness (other than the Existing Subordinated Notes (to the extent the Existing Subordinated Notes are outstanding)) of the Company or any Restricted Subsidiary or the repayment of all of the Indebtedness which resulted in the obligation to guarantee the Notes;

(d) the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (6), (7), (8), (9), (11), (16) or (19) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of the Company or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market by tender offer, negotiated transactions or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, or, at the Company’s option, in advance of a Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule l4e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company is not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price or (iii) if the Company’s obligations under the Indenture are defeased as described under “Satisfaction and Discharge” on or promptly following the Change of Control. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Agreement restricts the Company from purchasing Notes, and also provides that the occurrence of certain change of control events with respect to Parent or the Company would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant, the Company will either repay all outstanding Indebtedness under the Credit Agreement or other Indebtedness ranking pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If the Company does not repay such Indebtedness or obtain such consents, the Company will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the Credit Agreement.

Future indebtedness that the Company or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company or its Subsidiaries. Finally, the Company’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Senior Exchange Notes—We may not be able to purchase the notes upon a change of control, which would result in a default in the indenture governing the notes and would adversely affect our business and financial condition.”

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or its Subsidiaries and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or its credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any assets described in clauses (2) or (3) below, and (iv) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) an amount equal to 2% of Total Assets of the Company on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1)(i) to reduce Obligations under Secured Indebtedness of the Company or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary), (iii) to reduce Obligations under any Indebtedness outstanding under the Credit Facilities (other than Subordinated Indebtedness) or (iv) to reduce Indebtedness of the Company that ranks pari passu with the Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Notes (provided that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Notes (other than Indebtedness specified in clauses (i) through (iii) above), it will equally and ratably reduce Obligations under the Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by causing the Company to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes), in each case other than Indebtedness owed to Parent or any Restricted Subsidiary;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 540th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all holders of Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other Indebtedness that ranks pari passu with the Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Registrar will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Because the Credit Agreement is secured by substantially all of our properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Agreement remains outstanding.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Registrar will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable or in accordance with customary procedures of the Depository Trust Company.

No Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may, at the Company’s discretion, be conditioned on the satisfaction of one or more conditions, including the consummation of an acquisition or financing transaction.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Fall Away Event

In the event of the occurrence of a Fall Away Event (and notwithstanding any subsequent changes in the ratings of the Notes or the occurrence of any Default), then, beginning on that day, the covenants specifically listed under the following captions in this “Description of Notes” (collectively, the “Terminated Covenants”) shall each no longer be in effect for the remaining term of the Notes:

•	“—Repurchase at the Option of Holders—Asset Sales”;

•	“—Certain Covenants—Restricted Payments”;

•	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

•	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

•	“—Certain Covenants—Transactions with Affiliates”;

•	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets”; and

•	“—Certain Covenants—Additional Guarantees.”

No Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the Notes with respect to the Terminated Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Fall Away Event, regardless of whether such actions or events would have been permitted if the applicable Terminated Covenants remained in effect.

There can be no assurance that the Notes will ever achieve Investment Grade Ratings.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (13), (14), (15), (16), (17) and (18) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Subsidiaries of the Company after the Issue Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities or Disqualified Stock of the Company that have been converted into or exchanged for Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or interest, return, profits, distribution, income or similar amounts in respect of, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit agreement, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $25.0 million, with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years subject to a maximum of $50.0 million in any calendar year; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “ —Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar stock-based instruments if such Equity interests represent a portion of the exercise price of such options, warrants or stock-based instrument or in connection with a gross-up or tax withholding related to such Equity Interests;

(8) the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments after the Issue Date in an aggregate amount not to exceed $25.0 million;

(11) distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13) the declaration and payment of dividends or the payment of other distributions by the Company to, or the making of loans or advances to, any of their respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii) federal, foreign, state and/or local income or franchise taxes (or any alternative tax in lieu thereof); provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of such federal, foreign, state and/or local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of the Company and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(iv) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(v) amounts payable to the Sponsor pursuant to the Management Agreement as in effect on the Issue Date;

(vi) fees and expenses other than to Affiliates of the Company related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described in under the section “Merger, Consolidation or Sale of Assets”;

(vii) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent;

(viii) amounts to finance Investments otherwise permitted to be made pursuant to the Indenture; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by covenant entitled “Merger, Consolidation or Sale of Assets”) in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments” and (5) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary by another paragraph of this paragraph (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix) [reserved];

(x) reasonable and customary fees payable to any directors of any direct or indirect parent of the Company and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(xi) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of the Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

(15) distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16) cash dividends or other distributions on the Company’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including indemnification obligations, incurred in connection with this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under “—Transactions with Affiliates”;

(17) payments or distributions in connection with an AHYDO “catch-up” payment with respect to the Existing Notes;

(18) any Restricted Payment used to fund the Transactions and the Transaction Expenses (including any repurchase of the Existing PIK Notes on the Issue Date or thereafter);

(19) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, without giving effect to any distribution pursuant to clause (15) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.5% of Total Net Tangible Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(20) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indenture, including the covenant described under “Merger, Consolidation or Sale of Assets”; and

(21) [reserved];

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), (13)(v) and (vi) and (19) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries (on a consolidated basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations of set forth in the sixth paragraph of this covenant.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to (A) $1,815 million minus (B) the aggregate principal amount of Indebtedness incurred by a Receivables Subsidiary and then outstanding pursuant to clause (18) of this paragraph or by a Foreign Subsidiary and then outstanding pursuant to clause (27)(B) of this paragraph that was used to permanently reduce commitments under a Credit Facility, minus (C) the amount of all mandatory principal payments actually made by the borrower thereunder in respect if Indebtedness thereunder with Net Proceeds from Asset Sales;

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including any Guarantee thereof) on the Issue Date and any Notes and related exchange guarantees to be issued in exchange for the Notes (including any Guarantee thereof) pursuant to the Registration Rights Agreement;

(3) [reserved];

(4) any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (including the Existing Notes) (other than Indebtedness described in clauses (1) or (2) above or (23) below);

(5) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5) does not exceed $50.0 million;

(6) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Issue Date) of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (8) and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(11) obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (12) does not at any one time outstanding exceed $100.0 million; provided that any Indebtedness or Preferred Stock incurred pursuant to this clause (12) shall cease to be deemed incurred or outstanding for purposes of this clause (12) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12);

(13)(x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary or the Company, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company incurred in accordance with the terms of the Indenture;

(14) the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (4) above, this clause (14) and clauses (15) and (20) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, deemed interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced;

(15)(i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture or (ii) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be at least equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(16) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(17) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(18) Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility;

(19) Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent companies permitted by the covenant described under “—Restricted Payments”;

(20) Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this covenant without reliance on this clause (20));

(21) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”;

(22) Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;

(23) [reserved];

(24) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(25) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions;

(26) Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business; and

(27) Indebtedness or Preferred Stock of any Foreign Subsidiary: (A) incurred under local credit facilities for general corporate purposes not exceeding, as to all such Foreign Subsidiaries, $50.0 million in the aggregate at any one time outstanding or (B) which serves to refund or refinance any Indebtedness incurred under clause (1), (2) or (3) of this paragraph or the payment of any dividend to the Company or any Restricted Subsidiary in a principal amount not to exceed $200.0 million in the aggregate at any one time outstanding.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (27) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant and the covenant described under “—Liens.” Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and any such Indebtedness that was outstanding under the Credit Agreement as of the Issue Date may not later be re-classified. Additionally, all or any portion of any other item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (27) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor’s Guarantee of the Notes. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

Notwithstanding anything to the contrary contained in the first paragraph of this covenant or in the definition of Permitted Debt, no Restricted Subsidiary of the Company that is not a Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this covenant or clause (15) of the definition of Permitted Debt (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed $100.0 million; provided, that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this paragraph.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or, if applicable, any related Guarantee on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and any related Guarantees are equally and ratably secured, except that the foregoing shall not apply to:

(i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii)(A) Liens securing the Notes and the related Guarantees and any Notes issued in exchange therefor pursuant to the Registration Rights Agreement (including Notes issued in exchange for Additional Notes) and secured by a Lien (in each case in accordance with the terms of the Indenture) and the related Guarantees, (B) Liens securing Indebtedness and related Obligations permitted to be incurred pursuant to clauses (1) and (5) of the definition of “Permitted Debt” and (C) Liens securing Indebtedness and related Obligations permitted to be incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that with respect to clause (C), at the time of incurrence such secured Indebtedness does not exceed the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 5.0 to 1.0; or

(iii) Permitted Liens.

Any Lien created for the benefit of the holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

For purposes of determining compliance with this covenant (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens described in clauses (1) through (37) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in clauses (1) through (37) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph of this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2) the Indenture, the Notes and Guarantees (including any exchange notes with respect to the Notes and related Guarantees);

(3) [reserved];

(4) purchase money obligations or other obligations described in clause (5) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(5) applicable law or any applicable rule, regulation or order;

(6) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time a Restricted Subsidiary is first designated as a Restricted Subsidiary (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(7) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(8) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(13) restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility;

(14) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under the Indenture; and

(15) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially less favorable to the holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided, further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)(a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Issue Date) of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(4) immediately after such transaction, no Event of Default exists;

(5) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be at least equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(6) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes, the Indenture and the Registration Rights Agreement.

The predecessor company will be released from its obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

Notwithstanding the foregoing, clauses (3), (4) and (5) above will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Guarantor; (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction; and (c) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and the Company will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)(a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Event of Default exists; and

(4) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

The predecessor company will be released from its obligations under the Indenture and its Guarantee and the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Indenture and such Guarantee, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligation under such Guarantee.

Notwithstanding the foregoing, any Guarantor (A) may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor or (B) dissolve, liquidate or wind up its affairs if at that time it does not hold any material assets.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments permitted by the Indenture;

(3) the payment to the Sponsor and any of its officers or Affiliates by the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination or indemnification payments and related expenses pursuant to the Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment (x) does not increase the amount of fees payable to the Sponsor and (y) is not less advantageous to the holders of the Notes in any material respect than the Management Agreement);

(4) payments in respect of employment, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business;

(5) payments made by the Company or any Restricted Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) in good faith;

(6) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of the Company in good faith and which are otherwise permitted under the Indenture;

(8) payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement (which are permitted under clause (3))) that are disclosed in this prospectus, including with additional parties that may be added subsequent to the Issue Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the holders of the Notes in any material respect;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(11) any transaction permitted by the covenant “—Merger, Consolidation or Sale of Assets”;

(12) any transaction with a Receivable Subsidiary effected as part of a Receivables Facility;

(13) the Transactions and the payment of the Transaction Expenses;

(14) payments by the Company and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(15) transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

After the Issue Date, the Company will cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (6), (7), (8), (9), (10), (11) and (16) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within 10 business days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the holders of Notes, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the exchange offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, at any time (i) (a) a Fall Away Event has occurred, (b) the unsecured debt securities of the direct or indirect parent company of the Company are assigned by both Rating Agencies an Investment Grade Rating and (c) such parent company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC or (ii) any direct or indirect parent company becomes a Guarantor (there being no obligation of any such parent company to do so), and complies with the requirements of Rule 3 10 of Regulation S-X promulgated by the Commission (or any successor provision), in the case of clause (i) or (ii), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent company rather than the Company; provided that, in the case of clause (ii), the same is accompanied by consolidating information as required by Rule 3-10 of Regulation S-X that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, the requirement to provide the information and reports referred to in clause (1) above shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of a shelf registration statement relating to the registration of the Notes under the Securities Act by the filing with the Commission of a registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the timeframes required by the Registration Rights Agreement.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1) the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(3) the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “—Reports”;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary);

(6) the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (other than any judgments covered by indemnities or insurance policies as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable; or

(7) the Guarantee of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee acting at the written direction of the holders or the holders of at least 25% in aggregate principal amount of the outstanding Notes under the Indenture may declare the principal of and accrued interest on the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, has any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

The Indenture, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Company may, concurrently and only concurrently, at its option and at any time, elect to have all of its obligations and the obligations of the applicable Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to any Significant Subsidiary) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Event of Default has occurred and is continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor are a party or by which the Company or any Guarantor is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance or clause (3) above with respect to a Covenant Defeasance need not be complied with if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Notes) with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder or impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(8) make any change in the ranking or priority of any Note that would adversely affect the holders of the Notes;

(9) modify the Guarantees in any manner adverse to the holders of the Notes;

(10) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors and the Trustee upon receipt of an officer’s certificate of no material adverse effect to the holders and opinion of counsel may amend or supplement the Indenture or the Notes issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to secure the Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(7) to add a Guarantee of the Notes;

(8) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture;

(9) to conform the text of the Indenture, Notes or Guarantees to any provision of this “Description of Notes.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the

Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel (which may be subject to certain qualifications) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“ Applicable Premium” means, with respect to any Note on any applicable redemption date, the excess of:

(a) the present value at such redemption date of (i) the redemption price at September 15, 2014 (such redemption price being set forth under “—Optional Redemption”) plus (ii) all required interest payments due on the Notes through September 15, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Notes.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under “Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under “Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under “Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) foreclosures on assets or transfers by reason of eminent domain;

(9) disposition of an account receivable in connection with the collection or compromise thereof;

(10) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and Receivables Facility financings permitted under the Indenture;

(13) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(14) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company or a Restricted Subsidiary are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(15) voluntary terminations of Hedging Obligations;

(16) Dispositions permitted under the Indenture (including Sale and Lease-Back Transactions) by a Foreign Subsidiary designed to generate foreign distributable reserves;

(17) any Permitted Asset Swap; and

(18) Sale and Lease-Back Transactions involving (i) real property owned on the Issue Date, (ii) property acquired not more than 180 days prior to such Sale and Lease-Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” shall mean:

(1) U.S. dollars;

(2) (i) Sterling, Singapore Dollars, Swedish Kroner, Canadian Dollars, euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii) in the case of the Company or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the Credit Agreement or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A- (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(12) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (11) above; and

(13) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (12) or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, the Company and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Company and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities, including, without limitation, Parent; or

(3) the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of Continuing Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, integration costs, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Company or a Restricted Subsidiary in respect of such period,

(f) solely for the purpose of determining the amount available under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments or any unrealized gains and losses from Hedging Obligations shall be excluded,

(i) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded; and

(l) any foreign currency translation gains or losses (including gains and losses relating to market-to-market of Indebtedness denominated in foreign currencies) shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party with respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election, (y) appointed, approved or recommended by a majority of the then Continuing Directors or (z) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than two times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Guarantor after the Issue Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of the Company or such Guarantor, as applicable, the amount of such excess shall be (A) Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and

(2) such cash contribution amount is not applied to make Restricted Payments.

“Credit Agreement” means that certain Credit Agreement, dated as of June 29, 2007 (as amended by Amendment No. 1 to the Credit Agreement, dated June 4, 2012), among the Company, Bank of America, N.A. as Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, the agents and lenders party thereto and certain other parties specified therein, providing for an original aggregate principal amount of $615 million of U.S. dollar and an original aggregate principal amount of €600 million of euro term loans and an original aggregate principal amount of $250 million of revolving credit borrowings (including the issuance of letters of credit), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Credit Facilities” means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or Debt Issuances, in each case, with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory) or letters of credit or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced, supplemented or refinanced, including refinancing with Debt Issuances, in whole or in part and without limitation as to amounts, terms, conditions, covenants and other provisions, from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under the Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock of the Company), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among the Company, its Restricted Subsidiaries and any direct or indirect parent company of the Company (so long as such tax sharing payments are attributable to the operations of the Company and its Restricted Subsidiaries); plus

(ii) Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under this Indenture (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Notes and the other Transactions, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Existing Notes, the Notes and the Credit Facilities and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) the amount of any business optimization expense and restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Issue Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a stand-alone entity or public company incurred in connection with any of the foregoing; provided that the aggregate amount of expenses added pursuant to this clause (v) shall not exceed an amount equal to 10% of EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (v) or clause (xii) below); plus

(vi) any other non-cash charges, expenses or losses including any write-offs or write-downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsor pursuant to the Management Agreement (as in effect on the Issue Date) deducted (and not added back) in computing Consolidated Net Income; plus

(ix) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(x) costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments”; plus

(xi) [reserved]; plus

(xii) the amount of net cost savings and acquisition synergies projected by the Company in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with any acquisition or disposition by the Company or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable as evidenced in an Officers Certificate, (B) such actions are taken within 18 months after the Issue Date or the date of such acquisition or disposition and (C) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed an amount equal to the greater of (x) $35 million and (y) 10% of EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to clause (v) above or this clause (xii)); plus

(xiii) any net after-tax non-recurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xiv) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xv) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Company or a Restricted Subsidiary and actually paid or refunded, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xvi) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances);

(b) decreased by (without duplication) (i) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (ii) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Existing Notes” shall mean the Existing Subordinated Notes and the Existing PIK Notes.

“Existing PIK Notes” means the Company’s $713 million 10.25% Senior PIK Toggle Notes due 2015 (including any increases in the principal amount or issuances of additional notes in connection with the payment of interest due thereunder).

“Existing Subordinated Notes” means up to $353.3 million and €125.0 million aggregate principal amount of the Company’s Senior Subordinated Notes due 2017.

“Fall Away Event” shall mean such time following the Issue Date as (i) the Notes shall have an Investment Grade Rating by both Rating Agencies and the Company shall have delivered to the Trustee an officers’ certificate certifying that the foregoing condition has been satisfied and (ii) no Default has occurred and is continuing under the Indenture.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18 month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of the Indenture, except for any reports required to be delivered under the covenant “—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof, except as provided below. At any time after adoption of IFRS by the Company for its financial statements and reports for all financial reporting purposes, the Company may elect to apply IFRS for all purposes of the Indenture, in lieu of United States GAAP, and, upon any such election, references herein to GAAP shall be construed to mean IFRS as in effect on the date of the election (except for any reports required to be delivered under the covenant “—Reports,” which shall be prepared in accordance with IFRS in effect on the date thereof) from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in the Indenture shall be computed in conformity with IFRS and (B) in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any election to the Trustee and the holders of Notes with 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness. For purposes of this “Description of Notes”, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be each Domestic Subsidiary of the Company that is a Restricted Subsidiary and a guarantor under the Credit Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“Holdings” means VWR Investors, Inc. and any successor.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments;

(iii) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof);

(iv) Capitalized Lease Obligations;

(v) representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, or

(vi) representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c) Disqualified Stock of such Person, and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” and (C) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means September 4, 2012.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give a security interest in such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Services Agreement dated as of June 29, 2007, by and among certain management companies associated with the Sponsor and the Company and any direct or indirect parent company, as in effect on the Issue Date or otherwise amended, modified or supplemented.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” shall mean with respect to any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the Company and its Restricted Subsidiaries in connection therewith), and the Company’s good faith estimate of taxes paid or payable (including payments under any tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by the Company or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and (iv) in the case of any such Asset Sale by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly Owned Restricted Subsidiary as a result thereof.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Parent” means Varietal Distribution Holdings, LLC and any successor.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) the Sponsor, (ii) any Person who is an Officer, a director or otherwise a member of management of the Company or any of its Subsidiaries on the Issue Date, provided that if such Officers, directors and members of management beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iv) any Related Party of any of the foregoing Persons and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clause (i), (ii) or (iii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of the Voting Stock than any other person or group referred to in clauses (ii) or (iii).

“Permitted Investments” means

(1) any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described above under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6) loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15.0 million outstanding at any one time, in the aggregate;

(7) any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed $100.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph under the covenant described under “—Certain Covenants—Restricted Payments”;

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice, and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants—Liens”;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect a Receivables Facility;

(15) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates,” except transactions permitted by clauses (2), (6), (8), (10), (12) or (13);

(17) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(19) additional Investments in joint ventures in an aggregate amount not to exceed $20.0 million at any time outstanding;

(20) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under “Certain Covenants—Transactions with Affiliates”;

(21) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(22) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Company or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Company or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(23) deposits made by the Company and Foreign Subsidiaries in Cash Pooling Arrangements;

(24) [reserved];

(25) Investments in (i) new offshore finance companies, including, without limitation, non-Wholly-Owned Subsidiaries and (ii) new Foreign Subsidiaries that would engage in transactions with other Foreign Subsidiaries to maximize tax efficiency and dividend capacity; and

(26) extensions of trade credit in the ordinary course of business.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (18) above, or is otherwise entitled to be incurred or made pursuant to the covenant contained under “Certain Covenants—Restricted payments” above, the Issuer will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or under “Certain Covenants—Restricted Payments.”

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(7) Liens in favor of the Company or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (l9)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes taken as a whole and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on accounts receivable and related assets incurred in connection with a Receivable Facility incurred pursuant to clause (18) of the definition of “Permitted Debt”;

(10) Liens for taxes, assessments or other governmental charges or levies not overdue by more than forty-five (45) days or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings and (B) the Company or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19)(A) other Liens securing Indebtedness for borrowed money or other obligations with a principal amount not exceeding $35.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-oft) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(25) Liens to secure Indebtedness incurred pursuant to clauses (21) and (27) of the definition of “Permitted Debt”;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings and (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31) Liens on the Capital Stock of Unrestricted Subsidiaries;

(32) Liens on inventory or equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(33) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (22) of the definition of “Permitted Debt”;

(34) Liens on cash deposits of the Company and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Company and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Company and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto; and

(37) Liens consisting of customary contractual restrictions on cash and Cash Equivalents.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refunding Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date between the Company, the Guarantors and Goldman, Sachs & Co., as representative of the initial purchasers relating to the Notes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon a receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) with respect to each of Madison Dearborn Partners, LLC and Avista Capital Partners, L.P., (i) any investment fund controlled by or under common control with such Sponsor, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred under the Indenture.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsor” means Madison Dearborn Partners, LLC, Avista Capital Partners, L.P. and their respective Affiliates (other than any portfolio company thereof).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” shall mean total assets of the Company and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Total Net Tangible Assets” shall mean total assets of the Company and its Restricted Subsidiaries, less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the issuance of the Notes and the provision of Guarantees by the Guarantors and the related transactions described under “Use of Proceeds” in this prospectus.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to September 15, 2014; provided, however, that if the period from such redemption date to September 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by the Company pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with such Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK ENTRY; DELIVERY AND FORM

The exchange notes will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee under the indenture as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each ease for credit to an account of a direct or indirect participant in DTC as described below.

Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Certificated Securities.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and the persons who have accounts with DTC (“participants”), which may change from time to time.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of the participants and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the trustee under the indenture or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee under the indenture or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

Certificated Securities may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee under the indenture a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

CIRCULAR 230 DISCLOSURE—TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, YOU ARE ADVISED THAT (A) THE FOLLOWING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTERS ADDRESSED IN THIS PROSPECTUS, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON SUCH TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion is general in nature and does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s individual circumstances or to holders subject to special rules, such as controlled foreign corporations, passive foreign investment companies, banks and other financial institutions, regulated investment companies, real estate investment trusts, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, persons whose functional currency is not the United States dollar, tax-exempt organizations, governments and their controlled entities, individual retirement accounts and other tax-deferred accounts, S corporations, partnerships and other pass-through entities (or investors in such entities), persons subject to the personal holding company or accumulated earnings rules, persons subject to the alternative minimum tax, and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or non-United States tax laws and the possible application of federal non-income taxation (such as estate and gift taxation) is not discussed.

This discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes is sold for cash to investors (excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers)).

If an entity treated for United States federal income tax purposes as a partnership holds the notes, the tax treatment of a partner thereof generally will depend on the status of the partner and the activities of the partnership. Each partner of a partnership considering an investment in the notes should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the notes.

As used herein, “United States Holder” means a beneficial owner of the notes that is, for United States federal income tax purposes:

•

an individual who is a United States citizen or resident, including an individual who is a lawful permanent resident of the United States or who meets the substantial presence test under Section 7701(b) of the Code;

•	a corporation that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if (i) a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial trust decisions, or (ii) the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

A Non-United States Holder is a beneficial owner of the notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a United States Holder.

No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES IN THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, NON-UNITED STATES OR UNITED STATES FEDERAL NON-INCOME TAX LAWS, INCLUDING UNITED STATES FEDERAL GIFT AND ESTATE TAX LAWS.

Certain Contingent Payments

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the Notes. For example, we are required to pay 101% of the outstanding principal amount, plus accrued and unpaid interest, if any, of any notes redeemed after certain specified changes of control, as described above under the heading “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

According to Treasury Regulations relating to “contingent payment debt instruments,” the possibility that any such payments in excess of stated interest or principal will be made will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance as of the date the notes are issued that any such payments will be made or if all such payments in the aggregate are considered incidental. As we believe the likelihood that we will be obligated to make any such payments is remote and that any such payments should be considered incidental, we intend to take the position that the notes are not contingent payment debt instruments. Our determination is binding on a holder, unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. However, our determination is not binding on the IRS, and we can give you no assurance that our position would be sustained if challenged by the IRS. Were the IRS to challenge this determination, a holder might be required to accrue income on its notes in excess of the stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. The remainder of this disclosure assumes that the notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof.

United States Holders

Stated Interest

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s regular method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

In general, a United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference, if any, between (i) the amount of cash and the fair market value of any property realized upon the disposition (less any portion allocable to any accrued and unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in such United States Holder’s income) and (ii) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost to purchase such note and decreased by any prior payments received by the United States Holder on the note other than stated interest. Any gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by non-corporate United States Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A United States Holder that sells notes between interest payment dates will be required to treat as ordinary interest income an amount equal to any stated interest that has accrued through the date of sale and has not previously been included in income.

Medicare tax

For taxable years beginning after December 31, 2012, certain non-corporate United States Holders, will be subject to a 3.8% tax on the lesser of (1) the United States Holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If a United States Holder is an individual, estate or trust, it should consult its tax advisor regarding the applicability of the Medicare tax to income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to certain payments of interest on, and to the receipt of proceeds upon a sale or other disposition (including a retirement or redemption) of notes by certain United States Holders. A United States Holder may also be subject to a backup withholding tax with respect to such amounts. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting and backup withholding. A United States Holder will be subject to backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish to the applicable withholding agent its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes to the applicable withholding agent an incorrect TIN;

•	is notified by the IRS that it has become subject to backup withholding due to a prior failure to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund, provided the required information or appropriate claim for refund is timely furnished to the IRS.

Non-United States Holders

Interest Payments

Subject to the discussion of “—Backup Withholding and Information Reporting” below, any interest paid to a Non-United States Holder will not be subject to United States federal income or withholding tax, provided that:

•	such interest is not effectively connected with the Non-United States Holder’s conduct of a United States trade or business;

•	such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of outstanding stock;

•	such Non-United States Holder is not a controlled foreign corporation that is related to us, actually or constructively, through stock ownership;

•	such Non-United States Holder is not a bank that received notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	such Non-United States Holder is not a bank that received notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-United States Holder certifies in a statement provided to the applicable withholding agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8BEN or other applicable form), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-United States Holder certifies to the applicable withholding agent under penalties of perjury that it has received from the Non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides the applicable withholding agent with a copy of such statement or (3) the Non-United States Holder holds its notes through a “qualified intermediary” and the qualified intermediary provides the applicable withholding agent a properly executed IRS Form W-8IMY (or other applicable form) on behalf of itself together with any applicable underlying IRS Forms sufficient to establish that the Non-United States Holder is not a United States Holder.

If a Non-United States Holder cannot satisfy the requirements described above, payments of interest made to such Non-United States Holder that are not effectively connected with a United States trade or business of such Non-United States Holder generally will be subject to a 30% United States federal withholding tax, unless such Non-United States Holder is entitled to a reduction in, or exemption from, withholding tax on interest under a tax treaty between the United States and the Non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a Non-United States Holder must generally complete IRS Form W-8BEN (or other applicable form) and claim the reduction or exemption on the form. A Non-United States Holder that claims the benefit of an income tax treaty may be required to also provide its United States taxpayer identification number. Alternatively, an exemption applies if the interest payments are effectively connected with a United States trade or business of such Non-United States Holder, and the Non-United States Holder provides the withholding agent with a properly executed IRS Form W-8ECI (or suitable substitute form). If the interest payments are effectively connected with a United States trade or business of a Non- United States Holder, the Non-United States Holder generally will be subject to United States federal income tax, as described below under “—United States Trade or Business.”

Prospective investors should consult their own tax advisors regarding the certification requirements for Non-United States persons.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion under “—Backup Withholding and Information Reporting” below, a Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on the notes, which is subject to the rules discussed under “—Interest Payments” above). However, a Non-United States Holder may be subject to tax on such gain if (A) such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such Non-United States Holder will be subject to a 30% United States federal income tax (or, if applicable, a lower treaty rate) on such gain (net of certain United States source losses), or (B) the gain is effectively connected with the conduct of a United States trade or business, in which case, such Non-United States Holder will be subject to U.S. federal income tax as described below under “—United States Trade or Business.”

United States Trade or Business

If interest on or gain from a disposition of the notes is effectively connected with a Non-United States Holder’s conduct of a United States trade or business (and, if certain income tax treaties apply, the Non-United States Holder maintains a United States “permanent establishment” to which the interest or gain is attributable), the Non-United States Holder generally will be subject to United States federal income tax on such interest or gain on a net basis in the same manner as if it were a United States Holder. A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. If interest income received with respect to the notes is effectively connected with a United States trade or business, the 30% withholding tax described above will not apply if appropriate certification is provided.

Medicare Tax

As discussed in more detail under “—United States Holders—Medicare tax,” a new 3.8% Medicare tax will apply, in addition to regular income tax, to certain investment income realized in taxable years beginning after December 31, 2012. It is unclear whether this tax will apply to Non-United States Holders that are estates or trusts and have one or more U.S. beneficiaries. You should consult your own tax advisor about the possible application of the Medicare tax.

Backup Withholding and Information Reporting

Generally, we must report to the IRS and to each Non-United States Holder the amount of any interest paid on the notes to such Non-United States Holder in each calendar year and the amount of United States federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty or any other agreement.

Backup withholding generally will not apply to payments of interest on a note to a Non-United States Holder if the Non-United States Holder has provided the required certification that it is not a United States person, as further discussed in “—Interest Payments” above (provided that the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person). Information reporting and, depending on the circumstances, backup withholding may apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes made within the United States or conducted through certain United States-related financial intermediaries, unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-United States Holder is a United States person), or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any backup withholding will be allowed as a credit against such holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information or appropriate claim for refund is timely furnished to the IRS.

New Legislation Affecting Taxation of a Note Held By or Through Foreign Entities

Recently enacted legislation generally imposes a withholding tax of 30% on interest income paid on a debt obligation after December 31, 2013 and on the gross proceeds of a disposition of a debt obligation paid after December 31, 2014 to Non-United States Holders and to United States Holders holding notes through non-United States intermediaries who fail (or whose intermediaries fail) to comply with new reporting and disclosure obligations. However, under proposed Treasury Regulations this withholding tax generally would not apply to debt instruments issued on or before December 31, 2012. Accordingly, if the proposed Treasury Regulations are finalized without any further changes or amendments, we would not currently expect this withholding tax to apply to the notes. Prospective investors should consult their own tax advisors regarding the implications of this legislation on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS

To the extent the notes are purchased and held by an employee benefit plan subject to Title I of ERISA, or Section 4975 of the Code, the following considerations should be taken into account. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and the holding of a note are consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code, must also determine that its purchase and holding of the notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code. Similar Laws may apply to plans and entities holding plan assets that are not subject to Title I of ERISA or Section 4975 of the Code. To address the above concerns, the notes may not be purchased by or transferred to any investor unless the acquisition and holding of the notes complies with the representations contained in paragraph 10 of “Notice to Investors,” which are designed to ensure that the acquisition and holding of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any violation of Similar Law.

PLAN OF DISTRIBUTION

Each broker-dealer that receives senior exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of senior exchange notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of senior exchange notes received in exchange for senior notes if the senior notes were acquired as a result of market-making activities or other trading activities.

We will make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until 180 days after the date of this prospectus, all broker-dealers effecting transactions in the senior exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of senior exchange notes by broker-dealers. Senior exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the senior exchange notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such senior exchange notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells senior exchange notes that were received by it for its own account pursuant to the exchange offer; or

•	any broker or dealer that participates in a distribution of such senior exchange notes.

Any profit on any resale of senior exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal accompanying this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offer we will as promptly as practicable send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the senior exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

Prior to the exchange offer, there has not been any public market for the senior notes. The senior notes have not been registered under the Securities Act and are and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for senior exchange notes by holders who are entitled to participate in the exchange offer. The senior exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the senior exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the senior exchange notes or as to the liquidity of the trading market for the senior exchange notes. If a trading market does not develop or is not maintained, holders of the senior exchange notes may experience difficulty in reselling the senior exchange notes or may be unable to sell them at all. See “Risks Associated with the Exchange Offer—Because there is no public market for the senior exchange notes, you may not be able to resell your notes.” If a market for the senior exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

Certain legal matters related to the validity of the senior exchange notes will be passed upon for us by Kirkland & Ellis LLP (a limited liability partnership which includes professional corporations), Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn Partners, LLC and some of its affiliates in connection with various legal matters. Some of the partners of Kirkland & Ellis LLP are partners in a partnership that is an investor in one or more of the investment funds affiliated with Madison Dearborn Partners, LLC. Certain matters under Florida law will be passed upon by Adams and Reese LLP. Certain matters under Ohio law will be passed upon by Vorys, Sater, Seymour and Pease LLP. Certain matters under Utah law will be passed upon by Stoel Rives LLP.

EXPERTS

The consolidated financial statements and schedule of VWR Funding, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the senior exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the senior exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Any person to whom this prospectus is delivered may request copies of this prospectus, the notes, the indenture governing the notes or certain other agreements that we have entered or will enter into in connection with the exchange offer, without charge, by written or telephonic request directed to VWR Funding, Inc., Building One, Suite 200, 100 Matsonford Road, P.O. Box 6660, Radnor, Pennsylvania 19087-8660, Attention: Investor Relations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We derived the following unaudited pro forma condensed consolidated statement of operations by applying pro forma adjustments to our historical consolidated statement of operations included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations data for the periods presented give effect to the 2012 Refinancing Transactions as if such transactions were completed on January 1, 2012. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated statements of operations.

Unaudited pro forma condensed consolidated balance sheet data is not presented because the 2012 Refinancing Transactions are included in our consolidated balance sheet as of December 31, 2012.

The unaudited pro forma condensed consolidated statement of operations should not be considered indicative of actual results that would have been achieved had the 2012 Refinancing Transactions been completed on January 1, 2012 and do not purport to indicate condensed consolidated results of operations for any future period.

The unaudited pro forma condensed consolidated statement of operations and related notes should be read in conjunction with the information contained in “Use of Proceeds,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

P-1

VWR FUNDING, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions)

	Year Ended December 31, 2012
	Historical	Adjustments		Pro Forma
Net sales	$4,129.4	$—		$4,129.4
Cost of goods sold	2,962.0	—		2,962.0

Gross profit	1,167.4	—		1,167.4
Selling, general and administrative expenses	915.4	—		915.4

Operating income	252.0	—		252.0
Interest expense, net	(199.5)	11.0	(1)	(188.5)
Other income (expense), net	(15.1)	—		(15.1)
Loss on extinguishment of long-term debt	(25.5)	—		(25.5)

Income before income taxes	11.9	11.0		22.9
Income tax provision	(8.1)	(4.3	)(2)	(12.4)

Net income	$3.8	$6.7		$10.5

(1)	Reflects a net decrease in interest expense as a result of the 2012 Refinancing Transactions as if such transactions were completed on January 1, 2012. Pro forma interest expense reflects the interest rate with respect to the 7.25% Senior Notes and LIBOR plus a variable margin of 4.25% per annum or EURIBOR plus a variable margin of 4.50% per annum, as applicable, with respect to the Senior Secured Credit Facility. We converted the interest expense associated with the term loans of the Senior Secured Credit Facility denominated in euros into U.S. dollars, using an exchange rate of $1.29011 = €1.00.

Year Ended December 31, 2012
Incremental interest expense associated with increased variable margin applicable for certain term loans resulting from an Amendment of our Senior Secured Credit Facility	$7.0
Incremental interest expense associated with new debt issued (7.25% Senior Notes)	36.7
Interest expense related to repaid debt (10.25% Senior Notes)	(54.7)

Net interest expense adjustments	$(11.0)

The actual interest rates on the variable rate indebtedness associated with the 2012 Refinancing Transactions could vary from those used to compute the above adjustment of interest expense. A 1/8% change in the assumed variable rates (without an assumed change in our interest rate swaps) would increase or decrease interest expense for the year ended December 31, 2012 by approximately $1.1 million.

(2)	Reflects the income tax effect of pro forma adjustments at a statutory rate of 39.0%.

P-2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

VWR Funding, Inc.:

We have audited the accompanying consolidated balance sheets of VWR Funding, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income or loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed on the index on page F-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VWR Funding, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 5, 2013

VWR FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions, except share data)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$139.8	$164.6
Compensating cash balance	246.9	185.4
Trade accounts receivable, less reserves of $14.4 and $10.5, respectively	596.9	556.2
Other receivables	61.8	54.5
Inventories	330.0	310.6
Other current assets	35.9	30.4

Total current assets	1,411.3	1,301.7
Property and equipment, net	234.1	210.0
Goodwill	1,877.4	1,795.1
Other intangible assets, net	1,787.2	1,815.2
Deferred income taxes	11.8	10.3
Other assets	80.2	57.4

Total assets	$5,402.0	$5,189.7

Liabilities, Redeemable Equity Units and Stockholders’ Equity
Current liabilities:
Current portion of debt and capital lease obligations	$393.5	$214.5
Accounts payable	412.4	426.1
Accrued expenses	202.1	252.6

Total current liabilities	1,008.0	893.2
Long-term debt and capital lease obligations	2,755.1	2,694.2
Other long-term liabilities	163.6	129.0
Deferred income taxes	441.3	458.6

Total liabilities	4,368.0	4,175.0
Redeemable equity units	41.4	53.9
Commitments and contingencies (Note 15)
Stockholders’ equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	1,356.7	1,359.5
Accumulated deficit	(314.7)	(318.5)
Accumulated other comprehensive loss	(49.4)	(80.2)

Total stockholders’ equity	992.6	960.8

Total liabilities, redeemable equity units and stockholders’ equity	$5,402.0	$5,189.7

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In millions)

	Year Ended December 31,
	2012	2011	2010
Net sales	$4,129.4	$4,161.1	$3,638.7
Cost of goods sold	2,962.0	2,981.6	2,599.8

Gross profit	1,167.4	1,179.5	1,038.9
Selling, general and administrative expenses	915.4	910.3	805.4
Impairments of goodwill and intangible assets	—	3.3	48.1

Operating income	252.0	265.9	185.4
Interest income	2.3	2.8	1.9
Interest expense	(201.8)	(202.4)	(204.6)
Other income (expense), net	(15.1)	21.8	66.8
Loss on extinguishment of long-term debt	(25.5)	—	—

Income before income taxes	11.9	88.1	49.5
Income tax provision	(8.1)	(30.4)	(28.0)

Net income	$3.8	$57.7	$21.5

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income or Loss

(In millions)

	Year Ended December 31,
	2012	2011	2010
Net income	$3.8	$57.7	$21.5
Other comprehensive income (loss), net of taxes:
Foreign currency translation:
Net unrealized gain (loss) arising during the period	35.3	(50.0)	(91.1)
Derivative instruments:
Net unrealized gain (loss) arising during the period	0.5	(1.5)	(1.6)
Reclassification of losses included in earnings	3.4	4.6	4.0
Defined benefit plans:
Net unrealized loss arising during the period	(9.2)	(13.8)	(9.7)
Reclassification of actuarial loss into earnings	0.8	0.3	—

Other comprehensive income (loss)	30.8	(60.4)	(98.4)

Comprehensive income (loss)	$34.6	$(2.7)	$(76.9)

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In millions, except share data)

For the Years Ended December 31, 2012, 2011 and 2010

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at January 1, 2010	1,000	$—	$1,361.7	$(397.7)	$78.6	$1,042.6
Capital contributions from parent	—	—	1.7	—	—	1.7
Share-based compensation expense associated with our parent company equity plan	—	—	3.4	—	—	3.4
Reclassifications of redeemable equity units	—	—	(5.6)	—	—	(5.6)
Net income	—	—	—	21.5	—	21.5
Other comprehensive loss	—	—	—	—	(98.4)	(98.4)

Balance at December 31, 2010	1,000	—	1,361.2	(376.2)	(19.8)	965.2
Capital contributions from parent	—	—	2.8	—	—	2.8
Share-based compensation expense associated with our parent company equity plan	—	—	2.3	—	—	2.3
Reclassifications of redeemable equity units	—	—	(6.8)	—	—	(6.8)
Net income	—	—	—	57.7	—	57.7
Other comprehensive loss	—	—	—	—	(60.4)	(60.4)

Balance at December 31, 2011	1,000	—	1,359.5	(318.5)	(80.2)	960.8
Capital contributions from parent	—	—	0.4	—	—	0.4
Share-based compensation expense associated with our parent company equity plan	—	—	0.9	—	—	0.9
Reclassifications of redeemable equity units	—	—	(4.1)	—	—	(4.1)
Net income	—	—	—	3.8	—	3.8
Other comprehensive income	—	—	—	—	30.8	30.8

Balance at December 31, 2012	1,000	$—	$1,356.7	$(314.7)	$(49.4)	$992.6

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$3.8	$57.7	$21.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125.9	120.9	116.5
Net unrealized translation loss (gain)	16.0	(22.7)	(65.1)
Net unrealized gain on interest rate swaps	(12.3)	(22.9)	(14.6)
Impairments of goodwill and intangible assets	—	3.3	48.1
Non-cash payment-in-kind interest accretion	—	—	3.0
Share-based compensation expense	0.9	2.3	3.4
Amortization of debt issuance costs	11.5	9.6	9.6
Deferred income tax (benefit) provision	(37.8)	(15.3)	1.2
Loss on extinguishment of long-term debt	25.5	—	—
Other, net	3.8	6.0	7.0
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(14.3)	(23.3)	(49.9)
Inventories	(4.1)	6.9	(34.2)
Other current and non-current assets	(10.8)	(15.0)	(20.2)
Accounts payable	(32.0)	(9.2)	41.0
Accrued expenses and other liabilities	(41.4)	41.0	55.0

Net cash provided by operating activities	34.7	139.3	122.3

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(113.3)	(168.5)	(32.8)
Capital expenditures	(51.8)	(42.5)	(41.6)
Proceeds from sales of property and equipment	3.0	1.8	—
Other investing activities	1.2	—

Net cash used in investing activities	(160.9)	(209.2)	(74.4)

Cash flows from financing activities:
Proceeds from debt	1,424.1	545.1	115.0
Repayment of debt	(1,287.0)	(460.8)	(138.2)
Net change in bank overdrafts	55.5	105.4	(18.9)
Net change in compensating cash balance	(61.5)	(100.0)	19.6
Proceeds from equity incentive plans	0.4	2.8	1.7
Debt issuance costs	(17.1)	(0.9)	—
Repurchase of redeemable equity units	(16.1)	(1.3)	(1.5)

Net cash provided by (used in) financing activities	98.3	90.3	(22.3)

Effect of exchange rate changes on cash	3.1	2.1	(7.9)

Net (decrease) increase in cash and cash equivalents	(24.8)	22.5	17.7
Cash and cash equivalents beginning of period	164.6	142.1	124.4

Cash and cash equivalents end of period	$139.8	$164.6	$142.1

Supplemental disclosures of cash flow information:
Cash paid for interest	$207.9	$207.6	$167.2
Cash paid for income taxes, net	$45.7	$26.8	$24.1

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Background and Nature of Operations

VWR Funding, Inc. (the “Company,” “we,” “us” or “our”) offers products and services through its wholly-owned subsidiaries. We distribute laboratory supplies, including chemicals, glassware, equipment, instruments, protective clothing, production supplies and other assorted laboratory products, primarily in North America and Europe. We also provide services, including technical services, on-site storeroom services and laboratory and furniture design, supply and installation. Services comprise a relatively small portion of our net sales. Our business is diversified across products, geographic regions and customer segments.

We report financial results on the basis of the following three business segments: North American laboratory distribution (“North American Lab”), European laboratory distribution (“European Lab”) and Science Education. Both the North American Lab and European Lab segments are engaged in the distribution of laboratory and production supplies to customers in the pharmaceutical, biotechnology, medical device, chemical, technology, food processing, healthcare, mining and consumer products industries, as well as governmental agencies, universities and research institutes and environmental organizations. Science Education is engaged in the assembly, manufacture and distribution of scientific supplies and specialized kits, principally to academic institutions, including primary and secondary schools, colleges and universities. Our operations in the Asia Pacific region (“Asia Pacific”) are engaged in regional commercial sales and also support our North American Lab, European Lab and Science Education businesses. As a result of certain acquisitions completed in 2011 and 2012, we also have commercial operations in Chile, Argentina and Brazil. The results of our operations in the Asia Pacific and South American regions, which are not material, are included in our North American Lab segment.

Until June 2007, the Company was owned by affiliates of Clayton, Dubilier & Rice, Inc. (“CD&R”). On June 29, 2007, the Company was acquired from CD&R by affiliates of Madison Dearborn Partners, LLC (“Madison Dearborn”) pursuant to a merger (the “Merger”). After giving effect to the Merger and the related transactions, the Company became a direct, wholly-owned subsidiary of VWR Investors, Inc., a Delaware corporation (“VWR Investors”), which is a direct, wholly-owned subsidiary of Varietal Distribution Holdings, LLC, a Delaware limited liability company (“Holdings”). VWR Investors and Holdings have no operations other than the ownership of the Company. Private equity funds managed by Madison Dearborn Partners, LLC (“Madison Dearborn”) beneficially own, on a fully-diluted basis, approximately 76% of our outstanding common stock through their ownership interests in Holdings.

As a result of the Merger, our assets and liabilities were adjusted to their estimated fair values as of June 30, 2007. This resulted in a significant increase in the carrying value of our identifiable intangible assets and goodwill. In addition, we revalued our pension obligations, recorded significant deferred tax liabilities and certain deferred tax assets and we incurred substantial additional indebtedness.

(2) Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, expenses, income and loss during the reporting period. For example, significant estimates and assumptions were made in determining triggering events and in quantifying impairments of our assets in 2011 and 2010 (Note 6), the fair value of our financial instruments (Note 13), the need for valuation allowances on deferred taxes (Note 10) and the discount rates and expected return on plan assets (Note 11), among others. Those estimates and assumptions are based on management’s best estimates and judgment. Management

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

evaluates its estimates and assumptions on an ongoing basis using historical experience and known facts and circumstances, including the current economic environment. Unfavorable global economic conditions increase the uncertainty inherent in such estimates and assumptions. We adjust such estimates and assumptions when we believe the facts and circumstances warrant an adjustment. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates.

(b) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of VWR Funding, Inc. and its subsidiaries after elimination of all intercompany balances and transactions. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting. The consolidated financial statements exclude the accounts of Holdings and VWR Investors, but include Holdings’ investment cost basis allocated to assets and liabilities acquired in the Merger.

(c) Foreign Currency Translation

Assets and liabilities of our foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using period-end exchange rates. Revenues, expenses, income and losses are translated using average exchange rates. Resulting translation adjustments are reported in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity. Foreign currency transaction gains and losses are reported in other income (expense), net within our statements of operations, except for gains and losses associated with the purchase of inventories and related derivative financial instruments, which are reported in cost of goods sold within our statements of operations. See Note 13(c).

We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet is reported in other income (expense), net as foreign currency exchange gains or losses each period. Such gains or losses are substantially unrealized and related to the weakening or strengthening of the Euro against the U.S. dollar, respectively. As a result, our operating results are exposed to fluctuations in foreign currency exchange rates, principally with respect to the Euro. A 10% change in foreign currency exchange rates associated with foreign denominated debt outstanding as of December 31, 2012, would have impacted our reported exchange gains or losses for the year ended December 31, 2012, by approximately $82.0 million on a pre-tax basis.

Foreign currency exchange gains and losses included in other income (expense), net were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Exchanges (losses) gains, net	$(14.4)	$21.8	$66.8

During the years ended December 31, 2012, 2011 and 2010, we recorded foreign currency exchange gains and losses based primarily on changes in the value of the Euro, the British pound sterling and the Canadian dollar against the U.S. dollar, as well as the Euro against the British pound sterling during such time periods.

(d) Cash, Cash Equivalents and Compensating Cash Balance

Cash and cash equivalents are comprised of highly liquid investments with original maturities of three months or less, primarily consisting of Euro-denominated overnight deposits and investments in money market funds.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Our notional cash pooling arrangement is with a single financial institution with specific provisions for the right to offset positive and negative cash balances. However, we believe it is unlikely that we would offset an underlying cash deficit with a cash surplus from another country. Accordingly, we classify a positive amount of cash, equal to the aggregate bank overdraft position of subsidiaries participating in our notional cash pooling arrangement, as a compensating cash balance separate from cash and cash equivalents. Due to the nature of these bank overdraft positions, all amounts have been classified within the current portion of debt at each period end.

(e) Trade Accounts Receivable

The carrying amount of trade accounts receivable includes a reserve representing our estimate of the amounts that will not be collected and for estimated sales returns and allowances. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our reserve, including historical data, experience, customer types, creditworthiness and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collectability.

Trade accounts receivable reflects a diverse customer base and our wide geographic dispersion of businesses. As a result, no significant concentrations of credit risk existed as of December 31, 2012 or 2011.

(f) Inventories

Inventories, consisting primarily of products held for sale, are valued at the lower of cost or market, cost being primarily determined by the last-in, first-out (“LIFO”) method for our U.S. subsidiaries and the first-in, first-out method for all other subsidiaries. We periodically review quantities of inventories on hand and compare these amounts to the expected use of each product or product line. We record a charge to cost of goods sold for the amount required to reduce the carrying value of inventory to net realizable value. The table below shows the percentage of inventories determined using the LIFO method and the amount by which the LIFO cost is less than the current cost for each period (amounts in millions).

	December 31,
	2012	2011
Percent using LIFO method	45%	47%
Amount less than current cost	$17.9	$15.8

(g) Property and Equipment

Property and equipment are recorded at cost. Property and equipment held under capital leases are recorded at the present value of minimum lease payments. Depreciation is calculated using the straight-line method over estimated useful lives of 10 to 40 years for buildings and improvements and 3 to 15 years for equipment and computer software. Property and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the estimated remaining life of the lease. Costs for repairs and maintenance that do not significantly increase the value or estimated lives of property and equipment are treated as expense as such costs are incurred.

(h) Impairment of Long-Lived Assets

We evaluate the recoverability of long-lived assets used in operations when events or changes in circumstances indicate a possible inability to recover carrying amounts. The Company assesses recoverability by comparing the carrying value of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If an asset is considered impaired, the impairment loss to be recognized is measured as the amount by which the asset’s carrying value exceeds its fair value.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(i) Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over the fair value of net assets acquired in connection with the Merger and acquisitions subsequent to the Merger. Our amortizable intangible assets primarily relate to customer and supplier relationships and are amortized over their respective estimated useful lives on a straight-line basis. Our indefinite-lived intangible assets relate to our trademarks and tradenames and are not amortized.

We reevaluate the estimated useful lives of our intangible assets annually. We determined that our trademarks and tradenames have indefinite lives because they do not have legal, regulatory, contractual, competitive or economic limitations and are expected to contribute to the generation of cash flows indefinitely.

Goodwill and other indefinite-lived intangible assets are not amortized and are tested annually for impairment or between the annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of the asset below its carrying amount. Amortizable intangible assets are reviewed for impairment whenever indication of potential impairment exists.

Indefinite-lived intangible assets are tested for impairment prior to testing of goodwill or amortizable intangible assets. An impairment charge is measured if the carrying value of an indefinite-lived intangible asset exceeds its fair value. We evaluate the recoverability of our amortizable intangible assets by comparing the carrying value to estimated undiscounted future cash flows expected to be generated. If an amortizable intangible asset is considered impaired, the impairment loss to be recognized is measured as the amount by which the asset’s carrying value exceeds its fair value.

Goodwill impairment testing is performed at the reporting unit level. We have determined that our reporting units are the same as our business segments and we have elected to perform our annual impairment testing on October 1 of each year. The goodwill impairment analysis consists of an optional qualitative assessment potentially followed by a two-step quantitative analysis. First, we have the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of each reporting unit is less than its carrying amount. If we determine that this is the case, or if we elect not to perform a qualitative assessment, we then perform a two-step quantitative analysis. The first step of the quantitative analysis (“Step 1”) involves comparing the reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds its estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment, if any. The second step of the quantitative analysis (“Step 2”) involves calculating an implied fair value of goodwill, determined in a manner similar to the amount of goodwill calculated in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill, there is no impairment. If the carrying value of goodwill exceeds the implied fair value of goodwill, an impairment charge is recorded for the excess. Goodwill impairments cannot be reversed in subsequent periods.

Impairment losses associated with goodwill and intangible assets were recognized in 2011 and 2010. See Note 6.

(j) Advertising

We expense advertising costs as incurred, except for certain direct-response advertising, which is capitalized and amortized over its expected period of future benefit, generally between 12 to 48 months. Capitalized direct-response advertising, which is included in other current assets and other assets, consists of catalog production and mailing costs that are expensed over the estimated useful life from the date catalogs are mailed. Capitalized direct-response advertising as of December 31, 2012 and 2011, were $4.4 million and $6.3 million, respectively.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The table below shows total advertising expense, including amortization of capitalized direct-response advertising costs, for each of the reporting periods (in millions).

	Year Ended December 31,
	2012	2011	2010
Advertising expense	$16.8	$23.5	$21.8

(k) Revenue Recognition

We record product revenue on a gross basis when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss have been transferred to the customer and collectability of the resulting receivable is reasonably assured. Title and risk of loss is transferred at the time of shipment or upon delivery to customers, depending upon the terms of the arrangement with the customer. Products are delivered without post-sale obligations to the customer. Provisions for discounts, rebates to customers, sales returns and other adjustments are provided for as a reduction of sales in the period the related sales are recorded.

Our service revenues, which are substantially less than our product distribution revenues, are primarily comprised of technical services, on-site storeroom services, laboratory and furniture design, supply and installation. Revenues related to technical services and on-site storeroom services are recognized as the services are performed. Certain of our arrangements to provide on-site storeroom services contain multiple elements. We recognize revenue separately for each element based on the fair value of the element provided. The majority of contracts associated with our laboratory and furniture design, supply and installation are recorded under the percentage-of-completion method of accounting. Profits recognized on contracts in process are based upon estimated contract revenue and cost to completion. Cost to completion is measured based on actual costs incurred to date compared to total estimated costs. Typically, the duration of such projects does not extend beyond two months.

We record shipping and handling charges billed to customers in net sales and record shipping and handling costs in cost of goods sold for all periods presented. Sales taxes, value-added taxes and certain excise taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from net sales.

(l) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs, as a result of information that arises or when a tax position is effectively settled. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense in our consolidated financial statements. See Note 10.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(m) Insurance

We maintain commercial insurance programs with third parties in the areas of executive risk, commercial property, business interruption and casualty (including product liability). We also self-insure certain risks inherent in our business which, taken together with the deductible levels and exclusions contained within our third party programs, results in our recording of accruals for incurred claims. Our ultimate exposure may be mitigated by amounts we expect to recover from third parties associated with such claims.

(n) Pensions and Other Postretirement Plans

We have defined benefit plans covering certain of our employees. The benefits include pension, salary continuance, life insurance and healthcare. Benefits are accrued over the employees’ service periods. The Company uses actuarial methods and assumptions in the valuation of defined benefit obligations and the determination of expense. Differences between actual and expected results or changes in the value of defined benefit obligations and plan assets are not recognized in earnings as they occur but, rather, systematically over subsequent periods. See Note 11.

(o) Share-Based Compensation

The Company expenses the grant-date fair value of share-based awards over the vesting period during which services are performed. Share-based compensation expense that has been included in selling, general and administrative (“SG&A”) expenses amounted to $0.9 million, $2.3 million and $3.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. See Note 12.

(p) Financial Instruments and Derivatives

All derivatives, whether designated for hedging relationships or not, are recorded on the balance sheet at fair value. For all hedging relationships the Company formally documents the hedging relationship and its risk-management objective and strategy, the hedged instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in the results of operations. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in accumulated other comprehensive income (loss) and are recognized in the results of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in the results of operations. Cash flows from derivatives that are accounted for as hedges are classified in the statement of cash flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument. Cash flows from our interest rate swap arrangements are classified in the statement of cash flows within operating activities consistent with the classification of interest. For derivative instruments not designated as hedging instruments, changes in fair value are recognized in the results of operations in the current period. See Note 13(c).

(q) Reclassifications

Certain amounts from prior periods presented in the consolidated financial statements and notes thereto have been reclassified to conform to the current period presentation.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(3) New Accounting Standards

Testing Indefinite-Lived Intangibles for Impairment

In July 2012, the Financial Accounting Standards Board (the “FASB”) updated its guidance regarding how entities test indefinite-lived intangibles for impairment. Under the amended guidance, an entity has the option to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If an entity determines that is more likely than not that the fair value of such an asset exceeds its carrying amount, it would not need to calculate the fair value of the asset in that year. If the entity concludes otherwise, it must calculate the fair value of the assets, compare that value with its carrying amount and record an impairment charge, if any. The new guidance is effective for tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. We adopted the new guidance during the fourth quarter of 2012 in connection with our annual indefinite-lived intangible asset impairment test. However, we elected to bypass the qualitative assessment option and performed the quantitative-based tests for impairment of our indefinite-lived intangible assets.

Presentation of Comprehensive Income

In two separate updates issued in June and December of 2011, the FASB updated its guidance regarding the presentation of comprehensive income. The updated guidance requires presentation of net income, items of other comprehensive income and total comprehensive income either in one continuous statement or two separate but consecutive statements. Presentation of comprehensive income in the statement of stockholders’ equity is no longer permitted. These updates became effective for the Company beginning in the first quarter of 2012, and did not have an impact on the Company’s results of operations or financial position.

In February 2013, the FASB issued updated guidance requiring an entity to provide information about the amounts reclassified from accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the income statement or in the notes, significant amounts reclassified from accumulated other comprehensive income by the respective income statement line item. This new guidance is to be applied prospectively for interim and annual periods beginning after December 15, 2012. We do not expect the adoption of this guidance in the first quarter of 2013 to have an impact on our results of operations or financial position.

(4) Goodwill and Other Intangible Assets, net

The following table presents changes in the carrying value of goodwill by segment (in millions):

	North American Lab	European Lab	Science Education	Total
Balance at January 1, 2011	$948.7	$808.4	$—	$1,757.1
Acquisitions (Note 5)	63.0	6.6	—	69.6
Currency translation	(4.3)	(27.1)	—	(31.4)
Other	—	(0.2)	—	(0.2)

Balance at December 31, 2011	1,007.4	787.7	—	1,795.1
Acquisitions (Note 5)	22.0	37.8	—	59.8
Currency translation	2.6	19.6	—	22.2
Other	0.1	0.2	—	0.3

Balance at December 31, 2012	$1,032.1	$845.3	$—	$1,877.4

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table presents the gross amount of goodwill and accumulated impairment losses by segment (in millions):

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Amount	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Amount
North American Lab	$1,127.6	$95.5	$1,032.1	$1,102.9	$95.5	$1,007.4
European Lab	845.3	—	845.3	787.7	—	787.7
Science Education	99.8	99.8	—	99.8	99.8	—

Total goodwill	$2,072.7	$195.3	$1,877.4	$1,990.4	$195.3	$1,795.1

The following table presents the components of other intangible assets (in millions):

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Customer relationships:
North American Lab	$831.4	$218.8	$612.6	$813.2	$173.9	$639.3
European Lab	503.9	136.9	367.0	469.0	107.3	361.7
Science Education	131.0	36.0	95.0	131.0	29.5	101.5
Chemical supply agreement	52.8	41.5	11.3	51.7	33.2	18.5
Other	33.7	15.5	18.2	27.9	10.5	17.4

Total amortizable intangible assets	1,552.8	448.7	1,104.1	1,492.8	354.4	1,138.4
Indefinite-lived intangible assets:
Trademarks and tradenames	683.1	—	683.1	676.8	—	676.8

Total other intangible assets	$2,235.9	$448.7	$1,787.2	$2,169.6	$354.4	$1,815.2

During the years ended December 31, 2012, 2011 and 2010, we recognized customer relationships and other amortizable intangible assets associated with acquisitions of $44.0 million, $69.3 million and $12.6 million, respectively, with weighted average amortization periods of 11.4 years, 9.7 years and 9.3 years, respectively (Note 5).

As of December 31, 2012, the weighted average amortization periods for customer relationships in North American Lab, European Lab, and Science Education were 18.9 years, 19.1 years and 20.0 years, respectively. The weighted average amortization periods for the chemical supply agreement, other amortizable intangible assets and total amortizable intangible assets were 7.0 years, 7.6 years and 18.8 years, respectively.

The following table presents amortization expense for each of the reporting periods (in millions):

	Year Ended December 31,
	2012	2011	2010
Amortization expense	$89.9	$88.6	$81.6

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The estimated amortization expense for each of the five succeeding years and thereafter is as follows (in millions):

Year ending December 31,
2013	$91.7
2014	86.2
2015	82.0
2016	80.8
2017	80.2
Thereafter	683.2

$1,104.1

(5) Acquisitions

Our results of operations include the effects of certain business acquisitions (collectively, the “Acquisitions”) noted below as well as other miscellaneous acquisitions:

•

On September 1, 2010, we acquired the scientific distribution businesses of EBOS Group Limited (collectively “ANZ Lab”). ANZ Lab distributes general laboratory supplies and life science products in Australia and New Zealand.

•

On September 1, 2010, we acquired Labart sp. z o.o (“Labart”), and on March 31, 2011, we acquired Alfalab Hurtownia Chemiczna Sp. z o.o (“Alfalab”). Labart and Alfalab are scientific laboratory supply distributors in Poland.

•

On February 1, 2011, we acquired AMRESCO Inc. (“AMRESCO”), a domestic supplier and manufacturer of high quality biochemicals and reagents for molecular biology, life sciences, proteomics, diagnostics, molecular diagnostics and histology areas of research and production.

•	On May 2, 2011, we acquired Trenka Industriebedarf Handelsgesellschaft m.b.H. (“Trenka”), a distributor of industrial clothing, testing equipment and personal protection equipment in Austria.

•	On June 1, 2011, we acquired BioExpress Corp. (“BioExpress”), a domestic distributor of laboratory supplies in the education, biotechnology and government market segments.

•

On August 1, 2011, we acquired Anachemia Canada Inc. and its affiliates (“Anachemia”). Anachemia, based in Montreal, Canada, manufactures certain chemicals and materials and distributes chemicals, laboratory supplies and equipment in Canada, the United States, South America and Mexico.

•

On September 1, 2011, we acquired LabPartner (Shanghai) Co., Ltd. (“LabPartner”). LabPartner is based in Shanghai, China and provides lab equipment, reagents, consumables and services for research and development.

•	On September 1, 2011, we acquired INTERNATIONAL P.B.I. S.p.A. (“PBI”), a distributor of laboratory equipment and products in Italy.

•	On April 2, 2012, we acquired VITRUM Praha, spol. s.r.o. and VITRUM Roznov s.r.o. (collectively, “VITRUM”), distributors of scientific laboratory supplies in the Czech Republic.

•

On June 1, 2012, we acquired basan Germany GmbH, including its subsidiaries with operations in Germany, the Netherlands, France, Italy, Singapore and Malaysia (collectively, “basan”). Basan is a distributor of products and related services for cleanrooms in Europe and southeast Asia.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

•	On September 3, 2012, we acquired the mining laboratory supply business of KLEN International (“KLEN”) with operations in Australia.

•	On September 6, 2012, we acquired Sovereign Group (“Sovereign”), a distributor of laboratory products with distribution centers and sales organizations in Brazil, Argentina and the United States.

•	On November 1, 2012, we acquired Lab3 Limited (“Lab3”), a distributor of scientific laboratory supplies and services headquartered in the United Kingdom.

•

On December 4, 2012, we acquired Labonord SAS and Switch BVBA (“Labonord” and “Switch,” respectively). Labonord is a distributor of consumables and chemicals based in France. Belgium-based Switch manufactures cytology and histology reagents and dyes which are distributed through Labonord and an independent distribution partner to customers in France, Belgium and the Netherlands.

The Acquisitions were funded through a combination of cash and cash equivalents on hand and incremental borrowings under the Company’s credit facilities. The results of ANZ Lab, AMRESCO, BioExpress, Anachemia, LabPartner, KLEN and Sovereign have been included in our North American Lab segment and the results of Labart, Alfalab, Trenka, PBI, VITRUM, Lab3, Labonord and Switch have been included in our European Lab segment, each from their respective dates of acquisition. The results of basan from its date of acquisition have been included in our European Lab segment, except for basan’s operations in southeast Asia, which are included in our North American Lab segment.

None of the Acquisitions had an individually material impact on our financial statements. The aggregate purchase price, net of cash acquired, for the acquisitions made during 2012 was approximately $117.0 million, comprised of $13.0 million of net tangible assets, $44.0 million of intangible assets, and a residual amount of $60.0 million allocated to goodwill.

The aggregate purchase price, net of cash acquired, for the acquisitions made during 2011 was approximately $169.5 million, comprised of $28.9 million of net tangible assets, $69.3 million of intangible assets, and a residual amount of $71.3 million allocated to goodwill.

The aggregate purchase price, net of cash acquired, for the acquisitions made during 2010 was approximately $35.7 million, comprised of $8.6 million of net tangible assets, $12.6 million of intangible assets, and a residual amount of $14.5 million allocated to goodwill.

The purchase price allocations for the acquisitions of KLEN, Sovereign, Lab3, Labonord and Switch are preliminary pending finalization of closing balance sheets and may be adjusted subsequently.

The following unaudited supplemental pro-forma financial information presents a summary of the consolidated results of operations of the Company as if the Acquisitions had occurred as of January 1, 2011 (in millions):

	Year Ended December 31,
	2012	2011
Net sales	$4,203.1	$4,379.5
Income before income taxes	18.1	102.8

These pro-forma results have been prepared for comparative purposes only. These results do not purport to be indicative of the results of operations which actually would have resulted had the Acquisitions occurred on January 1, 2011, or of the future results of operations of the Company.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(6) Impairments of Goodwill and Intangible Assets

(a) North American Lab and European Lab Reporting Units

Annual Impairment Testing

We performed annual impairment assessments of our indefinite-lived intangible assets and goodwill as of October 1, 2012, 2011 and 2010. At each of those dates, we determined that there was no measured impairment of our North American Lab and European Lab indefinite-lived intangible assets, and in connection with our impairment assessments of goodwill, that the estimated fair values of our North American Lab and European Lab reporting units exceeded their respective carrying values. Accordingly, no impairment charges were recognized.

For our annual assessment of indefinite-lived intangible assets at October 1, 2012, the amount by which their estimated fair value exceeded their carrying value was approximately $63 million for our North American Lab indefinite-lived intangible assets and approximately $110 million for our European Lab indefinite-lived intangible assets. For our annual assessment of goodwill at October 1, 2012, the amount by which its estimated fair value exceeded its carrying value was approximately $225 million in our North American Lab reporting unit and approximately $575 million in our European Lab reporting unit.

(b) Science Education Reporting Unit

Annual Impairment Testing

We performed an annual impairment assessment of our Science Education reporting unit’s indefinite-lived intangible assets, which consist of trademarks and tradenames, as of October 1, 2012, and we determined that there was no measured impairment. The amount by which their estimated fair value exceeded their carrying value was approximately $2 million.

Interim Impairment Testing

We observed declines in the operating results of our Science Education reporting unit during each of the seasonally-significant third calendar quarters of 2011 and 2010. The operating results of this reporting unit continue to be negatively impacted by unfavorable industry conditions and a highly competitive environment, as U.S. school districts continue to face budget shortfalls and funding pressures. Industry conditions have also created increased pricing pressure as competitors seek to restore volume. These developments led us to reduce forecasted sales and profitability. Accordingly, we performed interim impairment assessments of Science Education’s intangible and other long-lived assets as of September 30, 2011 and 2010.

We evaluated indefinite-lived intangible assets for impairment prior to testing amortizable intangible assets, other long-lived assets, and goodwill. At September 30, 2011 and 2010, the carrying values of Science Education’s indefinite-lived intangible assets were $18.7 million and $30.0 million, respectively, which exceeded their estimated fair values of $15.4 million and $18.7 million, respectively. As a result, we recognized pre-tax impairment charges of $3.3 million and $11.3 million during the years ended December 31, 2011 and 2010.

We evaluated the recoverability of Science Education’s amortizable intangible assets and other long-lived assets at September 30, 2011 and 2010, by comparing the carrying value of the Science Education asset group to the estimated undiscounted future cash flows expected to be generated by those assets. We determined at each testing date that the carrying value of the Science Education asset group did not exceed its estimated undiscounted future cash flows. Therefore no impairment was measured or recognized.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

At September 30, 2011, the goodwill of the Science Education reporting unit had been fully impaired and no impairment testing was necessary. We evaluated goodwill for impairment as of September 30, 2010, using a two-step assessment. At September 30, 2010, goodwill had a carrying value of $36.8 million. In Step 1, the carrying value of the Science Education reporting unit exceeded its estimated fair value and, therefore, we proceeded to Step 2. In Step 2, our calculation revealed the implied fair value of Science Education’s goodwill was de minimis and, accordingly, we recognized an impairment of the entire $36.8 million carrying value of goodwill as of September 30, 2010.

(c) Other

In connection with the aforementioned interim and annual impairment tests of each reporting unit, we reaffirmed that our trademarks and tradenames have indefinite lives because they do not have legal, regulatory, contractual, competitive or economic limitations and are expected to contribute to the generation of cash flows indefinitely.

Should our planned revenue, cash flow growth, or market conditions be adversely affected due to, among other things, negative macroeconomic or industry-specific factors, or should we experience adverse changes in market factors such as discount rates, valuation multiples derived from comparable publicly traded companies, or control premiums derived from market transactions, additional impairment charges against goodwill and intangible assets may be required. See Note 13(e) for further discussion of the non-recurring fair value measurements made in connection with our impairment testing of goodwill and other intangible assets.

(7) Property and Equipment

Property and equipment, net, for each of the reporting periods is shown in the table below (in millions):

	December 31,
	2012	2011
Land	$17.7	$15.7
Buildings and improvements	147.0	118.3
Equipment and computer software	225.8	172.3
Capital additions in process	3.8	27.6

	394.3	333.9
Less accumulated depreciation	(160.2)	(123.9)

Property and equipment, net	$234.1	$210.0

Depreciation expense, including amortization of assets recorded under capital leases, for each of the reporting periods is shown in the table below (in millions):

	Year Ended December 31,
	2012	2011	2010
Depreciation expense	$36.0	$32.3	$34.9

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(8) Accrued Expenses

The components of accrued expenses for each of the reporting periods is shown in the table below (in millions):

	December 31,
	2012	2011
Other accrued expenses	$65.3	$72.5
Employee-related accruals	58.9	75.0
Accrued interest	22.6	38.4
Income taxes payable	10.3	20.5
Non-income taxes payable	20.9	19.9
Interest rate swap arrangements	—	12.3
Deferred income taxes	8.5	8.0
Cost reduction-related accruals	15.6	6.0

	$202.1	$252.6

The Company has undertaken cost reduction initiatives in its existing businesses as well as in its acquired businesses. Cost reduction initiatives typically include severance and facility closure costs. Expenses associated with such actions recognized in our statements of operations during the years ended December 31, 2012, 2011 and 2010, were $16.9 million, $5.9 million and $3.1 million, respectively. As of December 31, 2012 and 2011, $15.6 million and $6.0 million, respectively, of our aggregate liabilities were included in accrued expenses and $2.9 million and $5.5 million, respectively, were included in other long-term liabilities.

(9) Debt

Our debt consists of term loans and a multi-currency revolving loan facility under a senior secured credit facility (the “Senior Secured Credit Facility”), 7.25% unsecured senior notes due 2017 (the “7.25% Senior Notes”), 10.75% unsecured senior subordinated notes due 2017 (the “Senior Subordinated Notes”), an accounts receivable securitization facility due 2014 (the “A/R Facility”), compensating cash balance, capital lease obligations, 8% unsecured senior subordinated notes due 2014 (the “Predecessor Senior Subordinated Notes”) and other debt.

The following table presents the carrying value of our debt obligations (in millions):

	December 31,
	2012	2011
Senior Secured Credit Facility	$1,475.7	$1,367.7
10.25% Senior Notes	—	713.0
7.25% Senior Notes	750.0	—
10.75% Senior Subordinated Notes	526.5	522.9
A/R Facility	117.2	101.0
Compensating cash balance	246.9	185.4
Capital leases	19.7	17.2
8% Predecessor Senior Subordinated Notes	1.0	1.0
Other debt	11.6	0.5

Total debt	3,148.6	2,908.7
Less current portion	(393.5)	(214.5)

Long term-portion	$2,755.1	$2,694.2

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the principal maturities of our debt as of December 31, 2012, taking into consideration the Incremental Amendment to our Senior Secured Credit Facility on January 31, 2013 discussed below (in millions):

	2013	2014	2015	2016	2017	Thereafter	Total
Senior Secured Credit Facility — term loans	$16.1	$14.1	$14.1	$14.1	$1,302.8	$—	$1,361.2
Senior Secured Credit Facility — revolving facility	—	—	—	114.5	—	—	114.5
7.25% Senior Notes	—	—	—	—	750.0	—	750.0
10.75% Senior Subordinated Notes	—	—	—	—	526.5	—	526.5
A/R Facility	—	117.2	—	—	—	—	117.2
Compensating cash balance	246.9	—	—	—	—	—	246.9
Capital leases	4.4	3.8	3.1	3.4	1.9	3.1	19.7
8% Predecessor Senior Subordinated Notes	—	1.0	—	—	—	—	1.0
Other debt	11.6	—	—	—	—	—	11.6

Total debt	$279.0	$136.1	$17.2	$132.0	$2,581.2	$3.1	$3,148.6

(a) Senior Secured Credit Facility

Our Senior Secured Credit Facility is with a syndicate of lenders and provides for aggregate maximum borrowings consisting of (1) term loans denominated in Euros in an aggregate principal amount outstanding as of December 31, 2012, of €580.5 million ($767.7 million on a U.S. dollar equivalent basis as of December 31, 2012), (2) term loans denominated in U.S. dollars in an aggregate principal amount outstanding as of December 31, 2012, of $593.5 million and (3) a multi-currency revolving loan facility, providing for an equivalent in U.S. dollars of up to $241.3 million in multi-currency revolving loans (inclusive of swingline loans of up to $25.0 million and letters of credit of up to $70.0 million).

As of December 31, 2012, an aggregate U.S. dollar equivalent of $114.5 million was outstanding under the multi-currency revolving loan facility, consisting of $13.2 million of swingline loans and revolving loans of £7.0 million ($11.3 million on a U.S. dollar equivalent basis as of December 31, 2012) and $90.0 million. In addition, we had $17.4 million of undrawn letters of credit outstanding. As of December 31, 2012, we had $109.4 million of available borrowing capacity under the multi-currency revolving loan facility.

On June 4, 2012, we completed an amendment of our Senior Secured Credit Facility (the “Amendment”). The Amendment extended €481.2 million of our Euro term loan facility (the “Extended Euro Term Loans”) and $243.6 million of our U.S. dollar term loan facility (the “Extended Dollar Term Loans” and together with the Extended Euro Term Loans, the “Extended Term Loans”). In addition, the Amendment extended $241.3 million of our existing $250.0 million revolving credit commitments (the “Extended Revolving Commitments”). Subsequently, in June 2012, the non-extended portion of our revolving credit commitments, which was scheduled to mature on June 29, 2013, was terminated. Fees paid to lenders and third parties in connection with the Amendment of approximately $5.0 million were deferred and are being recognized as expense in part over the original term of maturity and in part over the extended terms of maturity. Third party fees and fees paid to lenders of approximately $0.7 million were expensed as incurred during the second quarter of 2012.

On January 31, 2013, we completed another amendment of our Senior Secured Credit Facility (the “Incremental Amendment” and together with the Amendment, the “Facility Amendments”). Pursuant to the Incremental Amendment, the Company obtained $351.7 million of senior secured U.S. dollar term loans (the

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

“Incremental Dollar Term Loans”) and €101.5 million of senior secured Euro term loans (the “Incremental Euro Term Loans” and, together with the Incremental Dollar Term Loans, the “Incremental Term Loans”). Proceeds from the Incremental Term loans were subsequently used to repay all non-extended term loans that were scheduled to mature on June 29, 2014. Fees paid to the arranger of this financing and other third parties in connection with the Incremental Amendment of approximately $2.3 million will be deferred and recognized as expense over the term of maturity.

Maturity; Prepayments

The Extended Revolving Commitments will mature and lending commitments thereunder will terminate on April 3, 2016. The Extended Term Loans and Incremental Term Loans will mature on April 3, 2017.

Subject to any mandatory or optional prepayments, the principal amounts of the term loans require quarterly payments which commenced on September 30, 2009, equal to 0.25% of their respective original principal amounts drawn, with the final payment due at maturity. A pre-payment premium equal to 1% of the principal amount of term loans being prepaid will be imposed upon any prepayment of term loans if such prepayment is made in connection with the incurrence of any new long-term financing incurred primarily for the purpose of repaying or refinancing the Extended Term Loans or the Incremental Term Loans prior to the first anniversary of the Amendment in the case of the Extended Term Loans (i.e., June 4, 2013) and the Incremental Amendment in the case of the Incremental Term Loans (i.e., January 31, 2014), respectively.

Security; Guarantees

The obligations under the Senior Secured Credit Facility are guaranteed by VWR Investors, the Company and each of the Company’s wholly owned U.S. subsidiaries other than its U.S. foreign subsidiary holding companies (collectively, the “Subsidiary Guarantors”). In addition, the Senior Secured Credit Facility and the guarantees thereunder are secured by (1) security interests in and pledges of or liens on substantially all of the tangible and intangible assets of VWR Investors, the Company and the Subsidiary Guarantors and (2) pledges of 100% of the capital stock of each of the Subsidiary Guarantors and 65% of the capital stock of each of its U.S. foreign subsidiary holding companies.

Interest

At our election, the interest rates on all U.S. dollar loans, other than swingline loans, may generally be based on either (1) the then applicable British Bankers Association London Interbank Offered Rate (commonly known as U.S. Libor) plus a variable margin, or (2) the then applicable alternate base rate (defined as the greater of the U.S. Prime lending rate or the Federal Funds effective rate plus 0.5%) plus a variable margin. Swingline loans will be denominated only in U.S. dollars and based on the alternate base rate plus a variable margin. All loans denominated in Euros will generally be based on the then applicable interest rate determined by the Banking Federation of the European Union (commonly known as the Euribor rate) plus a variable margin. All loans denominated in currencies other than U.S. dollars and Euros will generally be based on the then applicable London Interbank Offered Rate for each respective loan and currency of denomination plus a variable margin. Pricing on the Company’s Extended Revolving Commitments is subject to reductions upon achievement of certain financial ratios.

As of December 31, 2012, the weighted average interest rates on the U.S. dollar-denominated and Euro-denominated term loans were 3.42% and 4.26%, respectively, and the weighted average interest rate under the multi-currency revolving loan facility was 4.05%. As of December 31, 2012, the weighted average interest rates

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

include a variable margin of 2.50% for the non-extended term loans, 4.25% for the Extended Dollar Term Loans, 4.50% for the Extended Euro Term Loans and 3.75% on loans outstanding under the Extended Revolving Commitments. The Incremental Dollar Term Loans will bear interest at a rate of LIBOR plus a variable margin of 4.00% per annum (or alternate base rate plus 3.00% per annum) and the Incremental Euro Term Loans will bear interest at a rate of Euribor plus a variable margin of 4.25% per annum. See Note 13(c) for information on our interest rate swap arrangements.

Fees

The Company pays quarterly fees with respect to the Senior Secured Credit Facility, including (1) a commitment fee equal to 0.375% per annum on the unused portion of the multi-currency revolving loan facility (subject to two step downs if certain net leverage ratios are met), (2) letter of credit fees consisting of a participation fee (equal to the then applicable Euro dollar variable margin on the multi-currency revolving loan facility times any outstanding letters of credit), (3) a fronting fee (equal to 0.125% on the outstanding undrawn letters of credit paid to the issuing bank) and (4) administrative fees.

Covenants

The Senior Secured Credit Facility contains a number of customary affirmative and negative covenants. The Amendment includes a financial maintenance covenant for the benefit of the Extended Revolving Commitments requiring us to maintain a Senior Secured Net Leverage Ratio (as defined) of not more than 5.50:1.00. As of December 31, 2012, the Company was in compliance with the covenants under the Senior Secured Credit Facility.

Subject to the Company’s continued compliance with its covenants, the Company may request additional tranches of term loans or increases in the amount of commitments under the Senior Secured Credit Facility. The actual extension of any such incremental term loans or increases in commitments would be subject to the Company and its lenders reaching agreement on applicable terms and conditions, which may depend on market conditions at the time of any request. The Company may add incremental term loan facilities and revolving loan commitments in an aggregate amount not to exceed the lesser of (x) $300.0 million or (y) the maximum amount at such time that could be incurred without causing the Total Net Leverage Ratio (as defined) to exceed 9.50:1.00 on a pro forma basis as of the last day of the most recent determination period, in each case, subject to certain other restrictions contained in the Facility Amendments.

(b) Senior Notes

10.25% Senior Notes

In connection with the issuance of the 7.25% Senior Notes (described below), on August 20, 2012, the Company commenced a tender offer to purchase any and all of its $713.0 million aggregate principal amount of 10.25% Senior Notes then outstanding. On September 4, 2012, the Company accepted for purchase an aggregate principal amount of $102.7 million of the 10.25% Senior Notes that were tendered. In connection with these transactions, the Company recognized a loss on the extinguishment of long-term debt of $4.2 million during the third quarter of 2012. The loss includes $3.1 million in tender premiums paid, $0.9 million for the write-off of a portion of the unamortized deferred financing costs related to the 10.25% Senior Notes, and $0.2 million of third party fees and fees paid to lenders.

Concurrently, on September 4, 2012, the Company irrevocably called for redemption, on October 4, 2012, the remaining $610.3 million aggregate principal amount of 10.25% Senior Notes outstanding and deposited

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

$639.6 million of cash received upon the issuance of the 7.25% Senior Notes, representing the redemption price, call premium plus all interest payable through the settlement date, in an account with the trustee for the 10.25% Senior Notes. In connection with such redemption notice and deposit, the indenture pursuant to which the 10.25% Senior Notes were issued was discharged.

On October 4, 2012, the final redemption of the 10.25% Senior Notes was completed and all funds were remitted to the note holders, discharging the Company of all remaining obligations. Accordingly, the Company recognized an additional loss on the extinguishment of long-term debt of $21.3 million in the fourth quarter of 2012, such loss includes $15.6 million in redemption premiums and $5.7 million for the write-off of the remaining unamortized deferred financing costs.

7.25% Senior Notes

The Company funded the purchases and redemption of the 10.25% Senior Notes with the issuance of $750.0 million aggregate principal amount of 7.25% Senior Notes on September 4, 2012.

Fees paid to lenders and third parties in connection with the issuance of the 7.25% Senior Notes of approximately $12.1 million were deferred and are being recognized as expense over the term of maturity.

Ranking

The 7.25% Senior Notes were issued pursuant to an indenture, dated September 4, 2012, by and among the Company and the Subsidiary Guarantors. The 7.25% Senior Notes, and related guarantees, are unsecured obligations of the Company and are subordinate to all of the Company’s and the Subsidiary Guarantors’ obligations under all secured indebtedness, including any borrowings under the Senior Secured Credit Facility to the extent of the value of the assets securing such obligations, and are effectively subordinate to all obligations of each of the Company’s subsidiaries that is not a guarantor of the 7.25% Senior Notes. The 7.25% Senior Notes, and related guarantees, rank equally with all of the Company’s existing and future unsecured debt and ranks senior to all of the Company existing and future subordinated indebtedness, including the Senior Subordinated Notes.

Maturity

The 7.25% Senior Notes will mature on September 15, 2017. Interest on the 7.25% Senior Notes is payable twice a year, on each March 15 and September 15, commencing on March 15, 2013, at a rate of 7.25% per annum.

Guarantees

The obligations under the 7.25% Senior Notes are guaranteed, jointly and severally and fully and unconditionally, on an unsubordinated basis by each of the Subsidiary Guarantors. The Subsidiary Guarantors’ obligations under the guarantees of the 7.25% Senior Notes are not secured by any of the Company’s assets or the Subsidiary Guarantors’ assets.

Redemption

The Company may redeem some or all of the 7.25% Senior Notes at any time prior to September 15, 2016, at a price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption,

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

plus a declining “make whole” premium. The Company will be able to redeem some or all of the 7.25% Senior Notes at 105.438% and 102.719% of their aggregate principal amount during the twelve-month period beginning September 15, 2014 and 2015, respectively. At any time prior to September 15, 2014, the Company may redeem up to 35% of the original aggregate principal amount of the 7.25% Senior Notes at a redemption price equal to 107.250% of their aggregate principal amount, plus accrued interest, with the net cash proceeds of one or more equity offerings provided that (1) at least 65% of the aggregate principal amount of the 7.25% Senior Notes issued under the indenture (including any additional notes) must remain outstanding immediately after the occurrence of each such redemption and (2) the redemption occurs within 90 days of the date of the closing of such equity offering. The Company is required to offer to purchase the 7.25% Senior Notes at 101% of their aggregate principal amount, plus accrued interest to the repurchase date, if it experiences specific kinds of changes in control.

Registration Rights

The Company entered into a Registration Rights Agreement with respect to the 7.25% Senior Notes (the “7.25% Senior Notes Registration Rights Agreement”). Under the 7.25% Senior Notes Registration Rights Agreement, the Company is obligated to (1) file and use its commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange the 7.25% Senior Notes for other freely tradable notes issued by the Company that have substantially identical terms, or (2) file with the Securities and Exchange Commission (“SEC”) and use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to the resales of the 7.25% Senior Notes if the Company is not able to effect the exchange offer.

The Company will be obligated to pay additional interest on the 7.25% Senior Notes in certain instances, including if it does not file the registration statement within 270 days of the closing of the issuance of the 7.25% Senior Notes or complete the related exchange offer within 30 business days of the effective date of the registration statement. If the Company fails to satisfy certain of the registration obligations under the 7.25% Senior Notes Registration Rights Agreement, it will be subject to a registration default and the annual interest on the 7.25% Senior Notes will increase by 0.25% per annum for the first 90 days of the registration default period and increase by an additional 0.25% per annum for each subsequent 90-day period that elapses during such registration default period, up to a maximum additional interest rate of 1.0% per annum.

The Company intends to complete the aforementioned exchange offer within the time frame stipulated in the 7.25% Senior Notes Registration Rights Agreement.

Covenants

The indenture governing the 7.25% Senior Notes contain covenants that, among other things, limits the Company’s ability and that of its restricted subsidiaries to make restricted payments, pay dividends, incur or create additional indebtedness, issue preferred stock, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, create liens on assets of the Company and restricted subsidiaries, and materially change our lines of business.

As of December 31, 2012, the Company was in compliance with the indenture and related requirements governing the 7.25% Senior Notes.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(c) Senior Subordinated Notes

Ranking

The Senior Subordinated Notes were issued pursuant to an indenture, dated June 29, 2007, by and among the Company and the Subsidiary Guarantors. The Senior Subordinated Notes, and related guarantees, are unsecured obligations of the Company and are subordinate to all of the Company’s and the Subsidiary Guarantors’ obligations under the 7.25% Senior Notes and all secured indebtedness, including any borrowings under the Senior Secured Credit Facility to the extent of the value of the assets securing such obligations, and are effectively subordinate to all obligations of each of the Company’s subsidiaries that is not a guarantor of the Senior Subordinated Notes.

Maturity; Interest

The Senior Subordinated Notes are denominated in Euros in an aggregate principal amount currently outstanding of €126.9 million ($167.8 million on a U.S. dollar equivalent basis as of December 31, 2012) and in U.S. dollars in an aggregate principal amount currently outstanding of $358.7 million. The Senior Subordinated Notes will mature on June 30, 2017. Interest on the Senior Subordinated Notes is payable quarterly on March 31, June 30, September 30 and December 31 of each year at a rate of 10.75% per annum.

Guarantees

The obligations under the Senior Subordinated Notes are guaranteed, jointly and severally and fully and unconditionally, on an unsubordinated basis by each of the Subsidiary Guarantors. The Subsidiary Guarantors’ obligations under the guarantees of the Senior Subordinated Notes are not secured by any of the Company’s assets or the Subsidiary Guarantors’ assets.

Redemption

Beginning June 30, 2012, the Company, at its option, became able to redeem some or all of the Senior Subordinated Notes at any time at declining redemption prices that started at 105.375% of their aggregate principal amount and are reduced to 100% of their aggregate principal amount on or after June 30, 2014. The Company is required to offer to purchase the Senior Subordinated Notes at 101% of their aggregate principal amount, plus accrued interest to the repurchase date, if it experiences specific kinds of changes in control.

Registration Rights

The Company entered into a Registration Rights Agreement with respect to the Senior Subordinated Notes (the “Subordinated Notes Registration Rights Agreement”). Under the Subordinated Notes Registration Rights Agreement, the Company is obligated, upon the request of holders of a majority in principal amount of the Senior Subordinated Notes, to (1) file and cause to become effective a registration statement with respect to an offer to exchange the Senior Subordinated Notes for other freely tradable notes that have substantially identical terms, or (2) file with the SEC and cause to become effective a shelf registration statement relating to the resales of the Senior Subordinated Notes if the Company is not able to effect the exchange offer. The Company is obligated to pay additional interest on the Senior Subordinated Notes in certain instances, including if we do not file the registration statement within 90 days following a request or completed the related exchange offer within 30 days of the effective date of the registration statement. If the Company fails to satisfy certain of the registration obligations under the Subordinated Notes Registration Rights Agreement, it will be subject to a registration default and the annual interest on the Senior Subordinated Notes will increase by 0.25% per annum and by an

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

additional 0.25% per annum for each subsequent 90-day period during which the registration default continued, up to a maximum additional interest rate of 1.0% per annum.

If we determine a registration payment arrangement is probable and can be reasonably estimated, a liability will be recorded. As of December 31, 2012, we concluded the likelihood of having to make any payments under the 7.25% Senior Notes Registration Rights Agreement or the Subordinated Notes Registration Rights Agreement was remote, and therefore we did not record a contingent liability.

Covenants

The indenture governing the Senior Subordinated Notes contain covenants that, among other things, limits the Company’s ability and that of its restricted subsidiaries to make restricted payments, pay dividends, incur or create additional indebtedness, issue preferred stock, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, create liens on assets of the Company and restricted subsidiaries, and materially change our lines of business.

As of December 31, 2012, the Company was in compliance with the indenture and related requirements governing the Senior Subordinated Notes.

(d) A/R Facility

The A/R Facility provides for funding in an aggregate principal amount not to exceed $200.0 million and will terminate on November 4, 2014. The A/R Facility involves certain of our domestic wholly-owned subsidiaries (the “Originators”) selling on an on-going basis all of their trade accounts receivable, together with all related security and interests in the proceeds thereof, without recourse, to a wholly owned, bankruptcy-remote, subsidiary of VWR International, LLC (“VWR”), VWR Receivables Funding, LLC (“VRF”) in exchange for a combination of cash and subordinated notes issued by VRF to the Originators. VRF, in turn, has the ability to sell undivided ownership interests in the accounts receivable, together with customary related security and interests in the proceeds thereof, to certain commercial paper conduit purchasers and/or financial institutions (the “A/R Purchasers”) in exchange for cash proceeds or letters of credit. The receivables sold to VRF are available first and foremost to satisfy claims of the creditors of VRF and are not available to satisfy the claims of creditors of the Originators or the Company.

Proceeds from the sale of undivided ownership interests in qualifying receivables under the A/R Facility have been reflected as long-term debt on our consolidated balance sheet. VWR will remain responsible for servicing the receivables sold to third-party entities and financial institutions and will pay certain fees related to the sale of receivables under the A/R Facility.

As of December 31, 2012, $117.2 million was outstanding under the A/R Facility, we had $11.0 million of undrawn letters of credit outstanding, and we had $0.0 million of available borrowing capacity. Availability of funding under the A/R Facility depends primarily upon maintaining sufficient trade accounts receivable. As of December 31, 2012, the interest rate applicable to borrowings outstanding under the A/R Facility was 1.75%.

The A/R Facility includes representations and covenants that we consider usual and customary for arrangements of this type and includes a consolidated interest expense test if the Company’s available liquidity is less than $125.0 million. In addition, borrowings under the A/R Facility are subject to termination upon the occurrence of certain termination events that we also consider usual and customary. As of December 31, 2012, the Company was in compliance with the covenants under the A/R Facility.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(e) Compensating Cash Balance

Our foreign subsidiaries obtain their liquidity from our notional and physical global cash pooling arrangements or from formal or informal lines of credit offered by local banks. Our compensating cash balance represents bank overdraft positions of subsidiaries participating in our notional global cash pooling arrangement with a third-party bank. Due to the nature of these overdrafts, all amounts have been classified within the current portion of debt at each period end. As of December 31, 2012, our compensating cash balance was $246.9 million.

The borrowings drawn by our foreign subsidiaries from local banks are limited in the aggregate by certain covenants contained within the Senior Secured Credit Facility and the indentures governing the 7.25% Senior Notes and Senior Subordinated Notes. The borrowings available to our foreign subsidiaries under our notional cash pooling arrangement are limited in the aggregate by the amount of compensating cash balances supporting the notional cash pooling arrangement.

(f) Other

Substantially all of the debt obligations of the Company outstanding prior to the consummation of the Merger were repaid or redeemed through the tender offers and redemptions as of the Merger. As of December 31, 2012 and 2011, $1.0 million of Predecessor Senior Subordinated Notes remain outstanding. Effective on the closing date of the Merger, the indenture relating to the Predecessor Senior Subordinated Notes was amended pursuant to a supplemental indenture, which eliminated substantially all of the restrictive covenants and certain events of default and related provisions in the indenture.

(10) Income Taxes

(a) Income Tax Provision

The components of income before income taxes are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
United States	$(78.2)	$(12.1)	$(47.9)
Foreign	90.1	100.2	97.4

Total income before income taxes	$11.9	$88.1	$49.5

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The components of income tax provision are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Current:
Federal	$(10.2)	$(9.8)	$—
State	(1.1)	(1.5)	(0.3)
Foreign	(34.6)	(34.4)	(26.5)

	(45.9)	(45.7)	(26.8)

Deferred:
Federal	24.9	3.0	(4.0)
State	2.3	(3.0)	(2.0)
Foreign	10.6	15.3	4.8

	37.8	15.3	(1.2)

Total income tax provision	$(8.1)	$(30.4)	$(28.0)

During the years ended December 31, 2012 and 2011, in addition to providing an income tax provision of $8.1 million and $30.4 million, respectively, in our statements of operations, the Company also recorded net deferred tax liabilities through goodwill of $12.1 million and $6.5 million, respectively, and net deferred tax assets through stockholders’ equity of $1.8 million and $7.2 million, respectively. The deferred tax liabilities recorded through goodwill primarily relate to acquired intangible assets. The deferred tax assets recorded through equity primarily relate to our pension plans.

The provision for income taxes in the accompanying statements of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% due to the following (in millions):

	Year Ended December 31,
	2012	2011	2010
Statutory tax provision	$(4.2)	$(30.8)	$(17.3)
State income taxes, net of federal benefit	0.7	(3.1)	(1.6)
Change in foreign tax rates	(1.4)	7.0	—
Foreign rate differential	5.2	2.8	4.1
Asset impairments	—	—	(8.0)
Nondeductible expenses	(0.6)	(1.1)	(1.3)
Change in valuation allowance	(4.5)	(2.1)	(3.5)
Other, net	(3.3)	(3.1)	(0.4)

Total income tax provision	$(8.1)	$(30.4)	$(28.0)

The tax provision recognized in 2012 is primarily the result of tax expense on foreign operating profits, changes in uncertain tax positions, increases in valuation allowances in foreign jurisdictions and increases in foreign tax rates, partially offset by a tax benefit from domestic operating losses. Other, net includes a $3.1 million provision related to changes in uncertain tax positions for 2012.

The tax provision recognized in 2011 is comprised of tax expense on foreign operating profits and changes in uncertain tax positions, partially offset by a tax benefit from domestic operating losses and a favorable reduction of foreign deferred tax liabilities due to a change in the effective foreign rates. Other, net includes a $2.6 million provision related to changes in uncertain tax positions for 2011.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The tax provision recognized in 2010 is the result of operating profits generated in our foreign operations and net exchange gains (see Note 2(c)) recognized in our domestic operations, partially offset by the tax benefit associated with an impairment of indefinite-lived intangible assets in our Science Education segment (see Note 6(b)). Impairment charges associated with the Company’s goodwill are generally not deductible for tax purposes. Accordingly, our 2010 effective tax provision was negatively impacted.

Our tax benefits or provisions can change significantly due to the volatility of our net exchange gains or losses in our operating results.

The change in valuation allowance above for the years ended December 31, 2012 and 2011, excludes valuation allowances recognized with respect to intercompany transactions, foreign taxes and state net operating losses.

(b) Deferred Tax Assets and Liabilities

Deferred tax assets and liabilities are comprised of the following (in millions):

	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforwards	$275.8	$266.6
Pension and other compensation benefits	13.3	14.8
Foreign currency translation loss	8.5	—
Derivative financial instruments	—	5.2
Foreign tax credit and alternative minimum tax carryforwards	8.0	7.9
Inventory overhead capitalization	2.4	2.6
Accrued expenses	3.6	4.6
Receivables	4.9	3.5
Transaction fees	5.5	7.9

	322.0	313.1
Valuation allowances	(95.4)	(79.7)

Total deferred tax assets, net of valuation allowances	226.6	233.4
Deferred tax liabilities:
Intangible assets	596.9	607.2
Property and equipment	8.9	9.9
Inventory valuation	13.1	15.0
Goodwill amortization	29.4	27.1
Foreign currency translation gain	—	19.0
Other	4.7	4.5

Total deferred tax liabilities	653.0	682.7

Net deferred tax liability	$426.4	$449.3

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Deferred income taxes have been classified in the accompanying consolidated balance sheets as follows (in millions):

	December 31,
	2012	2011
Deferred tax asset — current (included in other current assets)	$11.6	$7.0
Deferred tax asset — noncurrent	11.8	10.3
Deferred tax liability — current (included in accrued expenses)	(8.5)	(8.0)
Deferred tax liability — noncurrent	(441.3)	(458.6)

Net deferred tax liability	$(426.4)	$(449.3)

The Company evaluates the realization of deferred tax assets taking into consideration such factors as the reversal of existing taxable temporary differences, expected profitability by tax jurisdiction and available carryforward periods. The extent and timing of the reversal of existing taxable temporary differences will influence the extent of tax benefits recognized in a particular year. As of December 31, 2012, the Company had valuation allowances of $95.4 million associated with certain intercompany transactions, foreign net operating loss carryforwards, foreign tax credit carryforwards, short-lived state net operating losses and other deferred tax assets that are not expected to be realized. Should applicable losses, credits and deductions ultimately be realized, the resulting reduction in the valuation allowance will generally be recognized as a component of our income tax provision.

(c) Uncertain Tax Positions

We conduct business globally and, as a result, the Company or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities mainly throughout North America and Europe, including jurisdictions in which we have significant operations such as Germany, France, the UK, Belgium, Sweden, Canada, Switzerland and the U.S. We have concluded all U.S. federal income tax matters for years through 2005. Substantially all income tax matters in the major foreign jurisdictions that we operate have been concluded for years through 2006. Substantially all U.S. state and local income tax matters have been finalized through 2007.

As of December 31, 2012 and 2011, the Company had $47.2 million and $31.4 million, respectively, of unrecognized tax benefits, including $0.7 million and $0.3 million, respectively, of accrued interest and penalties related to unrecognized tax benefits. If the Company were to prevail on all uncertain tax positions, the net effect would generally be a benefit to the Company’s income tax provision. We expect a reduction in the liability for unrecognized tax benefits ranging between $1.0 million and $2.0 million within the next twelve months as a result of settlements and the expiration of statues of limitations.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table reflects changes in the reserve associated with uncertain tax positions, exclusive of interest and penalties (in millions):

	Year Ended December 31,
	2012	2011	2010
Balance at January 1	$31.1	$4.9	$5.0
Tax positions related to the current year — additions	13.7	14.1	—
Tax positions related to prior years — additions	1.7	13.6	—
Tax positions related to prior years — reductions	—	(1.2)	—
Reductions for settlements with taxing authorities	—	(0.1)	(0.1)
Reductions as a result of a lapse of statutes of limitations	—	(0.2)	—

Balance at December 31	$46.5	$31.1	$4.9

During the year ended December 31, 2012, our reserve for unrecognized tax benefits increased primarily as a result of tax positions we took across various jurisdictions in 2012.

During the year ended December 31, 2011, our reserve for unrecognized tax benefits increased, primarily as a result of a tax return position that was taken on a tax return. This unrecognized tax benefit was previously recorded as an offset to deferred tax assets. Accordingly, there was no impact to our consolidated income tax provision in 2011 because of this filing position.

The development of reserves for these exposures requires judgments about tax issues, potential outcomes and timing of settlement discussions with tax authorities.

(d) Other Matters

Neither income taxes nor foreign withholding taxes have been provided on $523.9 million of cumulative undistributed earnings of foreign subsidiaries as of December 31, 2012. These earnings are considered permanently invested in the business. We make an evaluation at the end of each reporting period as to whether or not some or all of the undistributed earnings are permanently reinvested. Future changes in facts and circumstances could require us to recognize income tax liabilities on the assumption that our foreign undistributed earnings will be distributed to the United States in a manner that attracts a net tax cost. At this time, a determination of the amount of unrecognized deferred tax liabilities is not practicable because of the complexities associated with its hypothetical calculation.

As of December 31, 2012, the Company has federal net operating loss carryforwards of $512.4 million that begin to expire in 2025 and state net operating loss carryforwards of $505.1 million, with a corresponding state tax benefit of $20.2 million, that expire at various times through 2031. In addition, the Company has foreign net operating loss carryforwards of $282.8 million, which predominantly have indefinite expirations. Further, as of December 31, 2012, there are U.S. foreign tax credit carryforwards of $7.0 million that will expire at various times through 2022.

The Company files a consolidated federal and certain state combined income tax returns with its domestic subsidiaries and its parent, VWR Investors.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(11) Benefit Programs

The Company sponsors various retirement and other benefit plans. Our significant benefit plans include a defined benefit plan in the United States (the “U.S. Retirement Plan”) and defined benefit plans in Germany, France and the UK (the “German, French and UK Plans”). The Company also sponsors certain other benefit plans applicable to both our U.S. and non-U.S. employees.

(a) U.S. Retirement Plan

The U.S. Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers substantially all of the Company’s full-time U.S. employees who completed one full year of service as of May 31, 2005. Benefits under the U.S. Retirement Plan were frozen on May 31, 2005. The Company generally funds the minimum amount required by applicable laws and regulations. As of December 31, 2012, the U.S. Retirement Plan covered approximately 3,600 participants. The Company uses a December 31 measurement date for the U.S. Retirement Plan.

The change in benefit obligation, change in plan assets, and reconciliation of funded status were as follows (in millions):

	Year Ended December 31,
	2012	2011
Change in benefit obligation:
Benefit obligation — beginning of year	$217.9	$179.7
Service cost	0.7	0.7
Interest cost	8.8	9.4
Actuarial loss	5.1	34.1
Benefits paid	(6.2)	(6.0)

Benefit obligation — end of year	226.3	217.9

Change in plan assets:
Fair value of plan assets — beginning of year	241.5	213.8
Actual gain on plan assets	29.2	33.7
Benefits paid	(6.2)	(6.0)

Fair value of plan assets — end of year	264.5	241.5

Funded status	$38.2	$23.6

Amounts recognized in the consolidated balance sheet for the U.S. Retirement Plan were as follows (in millions):

	December 31,
	2012	2011
Other assets	$38.2	$23.6
Accumulated other comprehensive income or loss — pre-tax	(28.1)	(18.3)

The amount in accumulated other comprehensive income or loss that has not been recognized as net periodic pension income as of December 31, 2012 relates to an actuarial gain. The accumulated benefit obligation was $226.3 million and $217.9 million as of December 31, 2012 and 2011, respectively.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table presents the components of net periodic pension income for the U.S. Retirement Plan (in millions):

	Year Ended December 31,
	2012	2011	2010
Service cost	$0.7	$0.7	$0.6
Interest cost	8.8	9.4	9.3
Expected return on plan assets	(14.3)	(12.2)	(12.0)
Recognized net actuarial gain	—	(0.4)	(0.6)

Net periodic pension income	$(4.8)	$(2.5)	$(2.7)

The following net actuarial gains or losses were included in other comprehensive income or loss (in millions):

	Year Ended December 31,
	2012	2011	2010
Net actuarial gain (loss) included in other comprehensive income or loss	$9.9	$(12.7)	$(6.0)

The net periodic pension income and the projected benefit obligation were based on the following assumptions:

	Year Ended December 31,
	2012	2011	2010
Discount rate for benefit obligation as of year end	3.95%	4.10%	5.40%
Discount rate for net periodic pension income	4.10%	5.40%	5.75%
Expected rate of return on plan assets for net periodic pension income	6.00%	5.80%	6.03%

We select our discount rate by comparing certain bond yield curves available as of year end with Moody’s ratings of “Aa” or “AA,” respectively. Based on our review as of December 31, 2012, we selected 3.95% to adjust for any differences between the maturity of the reference bonds and the weighted average maturity date of our future expected benefit payments. As of December 31, 2012, the investment strategy of the U.S. Retirement Plan is to match the investment asset duration with the pension liability duration. This strategy, utilizing a diversified fixed income fund, attempts to hedge the discounted rate used to present value future pension obligations. The fixed income fund invests in long duration investment grade corporate bonds primarily across industrial, financial and utilities sectors and is managed by a single institution. Surplus assets, the fair market value of assets in excess of benefit obligations, are invested in equity funds.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The estimated fair values of the U.S. Retirement Plan’s assets as of December 31, 2012 and 2011, by asset class were as follows (see Note 13 for more discussion on fair value measurements) (in millions):

	December 31, 2012				December 31, 2011
Asset Class	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds	$22.2	$—	$22.2	$—	$5.2	$—	$5.2	$—
Fixed income fund	217.8	—	217.8	—	193.0	—	193.0	—
Equity funds	24.5	—	24.5	—	43.3	—	43.3	—

Total	$264.5	$—	$264.5	$—	$241.5	$—	$241.5	$—

The Company does not expect to make contributions to the U.S. Retirement Plan in 2013.

The following table summarizes the benefits expected to be paid under the U.S. Retirement Plan over each of the next five years and the following five-year period (in millions):

Year ending December 31,
2013	$7.4
2014	8.0
2015	8.6
2016	9.1
2017	9.7
2018 — 2022	56.5

(b) Other U.S. Benefit Plans

The Company sponsors defined contribution plans as well as a supplemental pension plan and a nonqualified deferred compensation plan for certain senior officers. The supplemental pension plan was frozen on May 31, 2005, is unfunded, and covered 15 participants (1 current employee) as of December 31, 2012. In addition, certain employees are covered under union-sponsored, collectively bargained plans, one of which was, prior to December 2012, a multi-employer plan that is not material to the Company. Expenses under these union-sponsored plans are determined in accordance with negotiated labor contracts. Expenses incurred under these plans were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Defined contribution plans	$7.2	$8.4	$8.1
Union-sponsored plans	2.1	0.6	0.6
Supplemental pension plan	0.5	0.4	0.4
Nonqualified deferred compensation plan	0.2	0.2	0.2

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

In addition, the Company provides health benefits to certain retirees and their spouses. These benefit plans are unfunded. Shown below are the accumulated postretirement benefit obligation and the weighted average discount rate used in determining the accumulated postretirement benefit obligation (amounts in millions). The annual cost of these plans is not material.

	December 31,
	2012	2011
Postretirement benefit obligations	$1.7	$2.0
Weighted average discount rate	3.95%	4.10%
Healthcare cost trend rate assumed for next year	7.90%	8.20%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2028	2028

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A one-percentage-point increase in assumed healthcare cost trend rates would increase our postretirement benefit obligation as of December 31, 2012, by approximately $0.4 million.

(c) Non-U.S. Benefit Plans

The Company has defined benefit pension plans at various foreign subsidiaries. Our significant non-U.S. defined benefit plans are in Germany, France, and the UK. Our German subsidiaries have an unfunded defined benefit pension plan for certain employees and retirees, such plans being closed to new participants. Our French subsidiary has a defined benefit pension plan for a certain group of employees that is closed to new participants. Our UK subsidiary has two defined benefit plans which are closed to new participants and frozen with respect to future accrual of benefits. In addition, the Company has several small defined benefit pension plans at other locations. The Company uses a December 31 measurement date for these non-U.S. defined benefit plans.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Combined information for the German, French and the UK plans’ change in benefit obligation, change in plan assets, and reconciliation of funded status were as follows (in millions):

	Year Ended December 31,
	2012	2011
Change in benefit obligation:
Benefit obligation — beginning of year	$121.5	$115.7
Service cost	1.7	2.3
Interest cost	5.9	6.4
Plan participants’ contributions	0.3	0.3
Actuarial loss	23.7	1.8
Benefits paid	(3.4)	(3.2)
Curtailment	(4.8)	—
Currency translation changes	5.3	(1.8)

Benefit obligation — end of year	150.2	121.5

Change in plan assets:
Fair value of plan assets — beginning of year	61.5	62.6
Actual gain (loss) on plan assets	6.2	(0.2)
Company contributions	2.7	1.0
Plan participants’ contributions	0.3	0.3
Benefits paid	(2.2)	(2.0)
Currency translation changes	3.1	(0.2)

Fair value of plan assets — end of year	71.6	61.5

Funded status	$(78.6)	$(60.0)

Amounts recognized in the consolidated balance sheet were as follows (in millions):

	December 31,
	2012	2011
Other assets	$0.4	$0.4
Other long-term liabilities	(79.0)	(60.4)
Accumulated other comprehensive income or loss — pre-tax	40.5	25.0

The amount in accumulated other comprehensive income or loss that has not been recognized as net periodic pension cost as of December 31, 2012, relates to a net actuarial loss. The combined accumulated benefit obligation was $143.2 million and $113.2 million as of December 31, 2012 and 2011, respectively.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table presents the components of net periodic pension cost for the German, French and UK Plans (in millions):

	Year Ended December 31,
	2012	2011	2010
Service cost	$1.7	$2.2	$2.0
Interest cost	5.9	6.2	5.7
Expected return on plan assets	(3.9)	(4.4)	(3.8)
Recognized net actuarial loss	0.9	0.7	0.4

Net periodic pension cost	$4.6	$4.7	$4.3

The following net actuarial gains or losses were included in other comprehensive income or loss (in millions):

	Year Ended December 31,
	2012	2011	2010
Net actuarial loss included in other comprehensive income or loss	$(16.5)	$(6.2)	$(3.6)

The combined net periodic pension cost and the combined projected benefit obligation were based on the following weighted average assumptions:

	Year Ended December 31,
	2012	2011	2010
Discount rate for benefit obligation as of year end	4.11%	4.88%	5.21%
Discount rate for net periodic pension cost	4.88%	5.21%	5.54%
Expected rate of return on plan assets for net periodic pension cost (French and UK plans only)	6.33%	6.83%	6.86%
Assumed annual rate of compensation increase for benefit obligation	3.00%	3.26%	3.53%
Assumed annual rate of compensation increase for net periodic pension cost	3.24%	3.92%	3.59%

The French and UK plans primarily invest in insurance contracts. The combined weighted target allocations for the underlying investments of such insurance contracts are approximately 65% equity index funds and 35% debt securities, equally divided between corporate bonds and government securities. The combined estimated fair values of the French and UK plans’ assets as of December 31, 2012 and 2011, by asset class were as follows (see Note 13 for more discussion on fair value measurements) (in millions):

	December 31, 2012				December 31, 2011
Asset Class	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Insurance contracts	$71.6	$—	$71.6	$—	$61.5	$—	$61.5	$—

Total	$71.6	$—	$71.6	$—	$61.5	$—	$61.5	$—

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The Company expects to make contributions to the French and UK plans of approximately $0.4 million in 2013.

The following table summarizes the benefits expected to be paid under the German, French and UK Plans over each of the next five years and the following five-year period (in millions):

Year ending December 31,
2013	$3.6
2014	3.7
2015	3.8
2016	4.0
2017	4.2
2018 — 2022	24.4

(d) Other Non-U.S. Postemployment Benefits

Certain of the Company’s European subsidiaries provide postemployment benefits in the form of lump-sum cash payments to employees when they leave the Company, regardless of their reason for leaving. The Company estimates and accrues a liability for these benefits. The largest such plans are in France, Italy and Belgium. The combined liability recorded for these plans was $7.6 million and $6.7 million as of December 31, 2012 and 2011, respectively.

(12) Share-Based Compensation

Holdings established the 2007 Securities Purchase Plan (the “Holdings Equity Plan”) pursuant to which members of management (“Management Investors”), members of the Board of Directors (“Board Members”) and certain consultants may be provided the opportunity to purchase or receive grants of equity units of Holdings. To date, the equity units issued by Holdings have consisted of vested Class A Preferred Units (“Preferred Units”), vested Class A Common Units (“Common Units”), Class A Common Units subject to vesting (“Founders Units”) and unvested Class B Common Units (“Incentive Units”). The proceeds of these issuances, if any, have ultimately been contributed to the Company as additional capital contributions.

The Preferred Units, which are fully vested upon issuance, are non-voting units that accrue a yield at a rate of 8% per annum on a daily basis, compounded quarterly, on the amount of unreturned capital with respect to such Preferred Units. As of December 31, 2012, the aggregate accrued yield on the outstanding Preferred Units was $765.1 million, which is recorded at Holdings.

The Common Units, which are fully vested upon issuance, each are entitled to one vote for all matters to be voted on by holders of equity units. The Common Units are subordinate to the Preferred Units, including with respect to the unreturned capital and unpaid yield on the Preferred Units. Holders of Common Units will be entitled to participate in distributions, if and when approved by Holdings’ Board of Managers, ratably on a per-unit basis.

The terms of the Founders Units are the same as the Common Units except that they are subject to vesting pro rata on a daily basis during the four-year service period following issuance, subject to accelerated vesting upon the occurrence of certain events. Founders Units are owned upon issuance. The vesting feature of the Founders Units impacts only the purchase price applicable to the repurchase and put options described below. The Founders Units are only available to Management Investors.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The Incentive Units represent a right to a fractional portion of the profits and distributions of Holdings in excess of a “participation threshold” that is set at the value of a common unit of Holdings on the date of grant calculated in accordance with the provisions of the Holdings’ Securityholders Agreement, subject to certain adjustments. The Incentive Units are only available to Management Investors.

As a holding company that operates through its subsidiaries, Holdings would be dependent on dividends, payments or other distributions from its subsidiaries to make any dividend payments to holders of the Preferred Units, Common Units, Founders Units or Incentive Units. Holdings has not in the past paid any dividends on any of the units and it currently does not expect to pay any dividends on the units in the foreseeable future, except for tax distributions to the extent required by Holdings’ limited liability company operating agreement.

(a) Holdings Equity Plan Activity — Management Investors

Purchases of Equity Units

During the years ended December 31, 2012, 2011 and 2010, Management Investors purchased equity units of Holdings in the aggregate of $0.4 million, $2.8 million and $1.7 million, respectively. These investments were allocated to Preferred Units, Common Units and Founders Units in accordance with the related Management Unit Purchase Agreements (“Management Agreements”). The ratio of Preferred Units to Common Units acquired by the Management Investors was the same as the ratio of Preferred Units to Common Units acquired by Madison Dearborn and other institutional co-investors in connection with the Merger and related transactions.

The equity units purchased by the Management Investors had a fair value, for accounting purposes, in excess of the original cost paid to purchase such units. Such fair value was attributed to the Founders Units. As Founders Units contain a vesting requirement predicated upon an employee’s future service with the Company, their fair value is recognized as compensation expense over the applicable four-year vesting period. The estimated fair value of equity units purchased by Management Investors during the years ended December 31, 2012, 2011 and 2010, was $0.3 million, $1.9 million and $1.1 million, respectively. During the years ended December 31, 2012, 2011 and 2010, we recognized non-cash compensation expense relating to the Founders Units of $0.9 million, $2.3 million, and $3.4 million, respectively, which is included in SG&A expense. As of December 31, 2012, there was $1.7 million of unamortized compensation related to unvested Founders Units, which is being amortized to compensation expense over their four-year vesting period (a weighted average remaining period of 1.4 years as of December 31, 2012).

Grants of Incentive Units

On March 30, 2012, Holdings entered into agreements to grant performance-based Incentive Units (the “Series 1 Class B Common Units”) to certain of the Management Investors. The number of Series 1 Class B Common Units that vest will depend on the achievement by the Company of a specified Adjusted EBITDA Amount (as defined in the Holdings Equity Plan) in any year over a three-year period. The Holdings Equity Plan provides for 60% vesting upon achievement of $500 million of Adjusted EBITDA and 100% vesting upon achievement of $558 million of Adjusted EBITDA, with straight-line vesting between these measuring points, subject to the Management Investor’s continued employment by Holdings, the Company or any of their respective subsidiaries. The Series 1 Class B Common Units will automatically vest upon a sale of the Company, as defined in the underlying grant agreement. If the Management Investor ceases to be employed by Holdings, the Company or any of their respective subsidiaries for any reason, all unvested Series 1 Class B Common Units will be automatically forfeited and all vested Series 1 Class B Common Units are subject to repurchase at the option of Holdings and its coinvestors. The repurchase price per vested incentive unit will be the fair market value (as defined in the underlying grant agreements) of such unit as of the date of the sending of written notice

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

of the repurchase to the Management Investor; provided that if the Management Investor’s employment is terminated for cause, then each vested incentive unit will be automatically forfeited. The grant date fair value of the Series 1 Class B Common Units was estimated using an option valuation model and assumed the performance target would be achieved. The inputs for expected term, volatility and risk-free rate used in estimating the fair value of the Series 1 Class B Common Units were three years, 43% and 0.51%, respectively, and the model also incorporated an assumption of a 28% discount for lack of marketability. The aggregate grant date fair value of the Series 1 Class B Common Units was estimated to be $0.2 million for which the portion that is probable of achievement is expected to be recognized over a period of three years.

On December 31, 2012, Holdings entered into agreements to grant time-based Incentive Units (the “Series 2 Class B Common Units”) to certain of the Company’s Management Investors. The Series 2 Class B Common Units will vest on a daily, straight-line basis through the fourth anniversary of the grant date subject to the Management Investor’s continued employment by Holdings, the Company or any of their respective subsidiaries; provided that (i) if a sale of the Company (as defined in the underlying grant agreement) occurs, all of the Series 2 Class B Common Units will immediately vest, (ii) if the Company completes an initial public offering or a public offering of a subsidiary (“IPO”), the Series 2 Class B Common Units that were scheduled to vest during the one-year period following the date of the IPO will instead vest as of such time and the remaining unvested portion will continue to vest on a daily basis through the third anniversary of issuance, and (iii) upon the termination of a Management Investor’s employment with Holdings, the Company or any of their respective subsidiaries, by reason of the Management Investor’s death or disability, the Series 2 Class B Common Units that were scheduled to vest during the one-year period following the date of such termination will instead vest as of the date of termination. The grant date fair value of the Series 2 Class B Units was estimated using an option valuation model. The inputs for expected term, volatility and risk-free rate used in estimating the fair value of the Series 2 Class B Common Units were three years, 24% and 0.36%, respectively, and the model also incorporated an assumption of a 17.5% discount for lack of marketability. The aggregate grant date fair value of the Series 2 Class B Common Units was estimated to be $0.0 million. The grant date fair value of the Series 2 Class B Common Units is expected to be recognized as compensation expense over the applicable four-year vesting period.

The Company did not recognize any stock-based compensation in 2012 associated with the Incentive Units.

(b) Holdings Equity Plan Activity — Board Members

During the fourth quarter of 2012, certain Board Members purchased 40,000 Common Units. We recognized an immaterial charge for stock compensation expense relating to the equity units acquired by the Board Members. The non-cash compensation expense, which is equal to the fair value of the Common Units sold to Board Members in excess of their original cost, was immediately recognized due to the lack of a service or vesting condition.

(c) Classification

The Management Agreements governing the purchases of equity units include certain repurchase and put options that are triggered if a Management Investor’s employment is terminated. Upon the termination of a Management Investor’s employment, Holdings and its affiliates would first have an option to repurchase the Management Investor’s equity units. If Holdings or its affiliates do not exercise the option, then the Management Investor has the right to put the equity units to Holdings. Under the put option, the payment to the Management Investor would be effected with cash for the Preferred Units and via the issuance of a subordinated promissory note for the Common Units and Founders Units.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Under the repurchase option or put option, the Preferred Units, the Common Units and the vested Founders Units can be repurchased by or sold to Holdings at fair market value and unvested Founders Units can be repurchased by or sold to Holdings at the lower of original cost or fair market value. Upon a termination for “cause” (as defined in the Management Agreements), Common Units and vested and unvested Founders Units can be repurchased by or sold to Holdings at the lower of original cost or fair market value. The fair market value of the equity units is calculated in accordance with the relevant transaction documents. The fair market value of the Preferred Units has been based on unreturned capital plus accrued and unpaid yield thereon (the “Preferred Unit Liquidation Preference”). The calculation of the fair market value of the Common Units (the “Common Unit Calculated Value”) takes into account the enterprise value of Holdings, the Preferred Unit Liquidation Preference, and the number of outstanding Common Units and Founders Units. The funding to effect repurchases of units from terminated employees with cash is dependent on dividends, payments or other distributions from the Company, through its subsidiaries. During the years ended December 31, 2012, 2011 and 2010, the Company, through its subsidiaries, provided the funding to effect various repurchases of units from terminated employees in accordance with the applicable Management Agreements, and the Company expects to continue to provide the funding to effect future repurchases of units.

The equity units purchased by Management Investors are subject to a repurchase obligation as a result of a put option that is outside of our control. We therefore classify these equity units outside of permanent equity on our consolidated balance sheet with a carrying value that reflects the aggregate amount that would be paid to Management Investors for the equity units pursuant to the put option as of the balance sheet date. On a quarterly basis, we adjust the reported carrying value of redeemable equity units based on the Preferred Unit Liquidation Preference and Common Unit Calculated Value as of that date, which will typically result in a corresponding adjustment to additional paid-in-capital. The Incentive Units are not subject to a repurchase obligation that is outside of our control and, accordingly, are classified within permanent equity.

The following table presents changes in the carrying value of redeemable equity units (in millions):

Balance at December 31, 2011	$53.9	$50.0
Reclassifications from permanent equity, net	4.1	6.8
Reclassifications to accrued expenses upon notification of redemption	(16.6)	(2.9)

Balance at December 31, 2012	$41.4	$53.9

As of December 31, 2012 and 2011, $2.2 million and $1.7 million, respectively was included within accrued expenses in the accompanying balance sheet relating to the committed repurchase of units by Holdings.

(13) Financial Instruments and Fair Value Measurements

Our financial instruments consist primarily of cash and cash equivalents, compensating cash balance, trade accounts receivable, accounts payable, debt, foreign currency forward contracts, interest rate swaps and investments held by certain pension plans we sponsor.

Our financial instruments, other than our trade accounts receivable and accounts payable, are spread across a number of large financial institutions whose credit ratings we monitor and believe do not currently carry a material risk of non-performance. Certain of our financial instruments, including our interest rate swap arrangements and foreign currency forward contracts, contain off-balance-sheet risk.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(a) Recurring Fair Value Measurements

Fair value is defined as an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as shown below. An instrument’s classification within the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities

•	Level 2 — Inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the asset or liability

•	Level 3 — Inputs that are unobservable for the asset or liability based on the Company’s own assumptions (about the assumptions market participants would use in pricing the asset or liability)

The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, compensating cash balance, trade accounts receivable, accounts payable and current portion of debt approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the table below.

The following tables present information about the Company’s material other financial assets and liabilities measured at fair value on a recurring basis (in millions):

	December 31, 2012
	Total	Level 1	Level 2	Level 3
Assets
Foreign currency forward contracts	$1.6	$—	$1.6	$—
Liabilities
Foreign currency forward contracts	$0.4	$—	$0.4	$—

	December 31, 2011
	Total	Level 1	Level 2	Level 3
Liabilities
Interest rate swap arrangements	$12.3	$—	$12.3	$—
Foreign currency forward contracts	$2.6	$—	$2.6	—

We determine the fair value of our interest rate swap arrangements using a discounted cash flow model based on the contractual terms of the instrument and using observable inputs such as interest rates, counterparty credit spread and our own credit spread. The discounted cash flow model does not involve significant management judgment and does not incorporate significant unobservable inputs. Accordingly, we classify our interest rate swap valuations within Level 2 of the valuation hierarchy.

The fair value of our foreign currency forward contracts was estimated based on period-end spot rates, and we believe such valuations qualify as Level 2 measurements.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(b) Debt Instruments

The following table presents the carrying amounts and estimated fair values of our primary debt instruments (in millions):

	December 31, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior Secured Credit Facility	$1,475.7	$1,481.3	$1,367.7	$1,293.8
10.25% Senior Notes	—	—	713.0	736.1
7.25% Senior Notes	750.0	788.9	—	—
Senior Subordinated Notes	526.5	529.2	522.9	513.6

The fair values of our debt instruments are based on estimates using quoted market prices and standard pricing models that take into account the present value of future cash flows as of the respective balance sheet date. We believe that these qualify as Level 2 measurements, except for our publicly-traded 10.25% Senior Notes as of December 31, 2011, which we believe qualified as a Level 1 measurement.

(c) Derivative Instruments and Hedging Activities

Interest Rate Swap Arrangements

As of December 31, 2012, the Company is no longer a party to any interest rate swap arrangements.

Borrowings under our Senior Secured Credit Facility bear interest at variable rates. Prior to December 31, 2012, the Company managed its exposure to changes in market interest rates under the Senior Secured Credit Facility by entering into two interest rate swaps.

The interest rate swaps became effective on June 29, 2007, were amended on June 30, 2008, and matured on December 31, 2012. The purpose of the interest rate swaps was to fix the variable rate of interest on a portion of our term loan borrowings under the Senior Secured Credit Facility. The interest rate swaps carried initial notional principal amounts of $425.0 million (the “USD Swap”) and €300.0 million (the “Euro Swap”). The notional value of the USD Swap declined over its term in annual decrements of $25.0 million through December 29, 2011, and carried a final notional principal amount of $160.0 million for the period from December 30, 2011 through December 31, 2012. The notional value of the Euro Swap declined over its term in annual decrements of €20.0 million through December 29, 2011, and carried a final notional principal amount of €110.0 million for the period from December 30, 2011 through December 31, 2012. Under the USD Swap and Euro Swap, the Company received monthly interest at a variable rate equal to one-month U.S. Libor and one-month Euribor, respectively, and paid monthly interest at a fixed rate of 5.40% and 4.55%, respectively.

The fair value of the interest rate swaps as of June 29, 2007, was a liability of $2.1 million, representing an unrealized loss on derivative transactions, with a corresponding adjustment to accumulated other comprehensive income (loss), which was amortized to interest expense over the remaining term of the hedged instruments.

The interest rate swaps were accounted for as cash flow hedges with the effective portions of changes in the fair value reflected in other comprehensive income (loss). Effective June 30, 2008, the Company amended the USD Swap and the Euro Swap primarily to secure lower fixed rates of interest. We refer to the amended USD Swap and the amended Euro Swap collectively as the “Amended Swaps.” Upon entering into the Amended Swaps, the Company discontinued hedge accounting for the original swaps and measured the fair value of the

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

USD Swap and the Euro Swap. As of June 30, 2008, $10.5 million, representing a net unrealized loss, was included in other comprehensive income (loss). This net unrealized loss was reclassified from other comprehensive income (loss) to interest expense over the remaining term of the swap arrangements.

The Amended Swaps were originally designated as cash flow hedges and we discontinued hedge accounting under the Amended USD Swap, effective July 1, 2008, and under the Amended Euro Swap, effective October 1, 2008. The cumulative effective portion of changes in fair value of the Amended Swaps was $3.5 million, in the aggregate, representing a net unrealized loss and included in other comprehensive income (loss) as of September 30, 2008. This unrealized loss was reclassified from other comprehensive income (loss) to interest expense over the remaining term of the swap arrangements.

Subsequent to September 30, 2008, and continuing through December 31, 2012, changes in the fair value of the Amended Swaps were recognized as a non-cash component of interest expense.

Foreign Currency Forward Contracts

We regularly enter into foreign currency forward contracts to mitigate the risk of changes in foreign currency exchange rates primarily associated with the purchase of inventory from foreign vendors or for payments between our subsidiaries generally within the next twelve months or less. Gains and losses on the foreign currency forward contracts generally offset certain portions of gains and losses on expected commitments. To the extent these foreign currency forward contracts are considered effective hedges, gains and losses on these positions are deferred and recorded in accumulated other comprehensive income or loss and are recognized in the results of operations when the hedged item affects earnings. The notional value of our outstanding foreign currency forward contracts was $159.0 million and $103.0 million as of December 31, 2012 and 2011, respectively.

In 2007, in connection with the anticipated issuance of Euro-denominated debt under the Senior Secured Credit Facility, the Company entered into a series of foreign currency forward contracts. These foreign currency forward contracts, designated as cash flow hedges, were settled upon the issuance of the Euro-denominated debt with a corresponding realized loss on derivative transaction of $6.0 million, net of $3.8 million in taxes, to accumulated other comprehensive income (loss), which is being amortized to interest expense over the life of the underlying Euro-denominated debt.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Tabular Disclosures

The following table presents the balance sheet classification and estimated fair values of our derivative instruments on a gross basis (in millions):

	Asset Derivatives		Liability Derivatives
	December 31, 2012		December 31, 2012		December 31, 2011
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
Derivatives designated as hedging instruments
Foreign currency forward contracts	Other Current Assets	$2.1	Other Current Assets	$0.5	Accrued expenses	$1.2
Derivatives not designated as hedging instruments
Interest rate swap arrangements		—		—	Accrued expenses	12.3
Foreign currency forward contracts		—	Accrued expenses	0.4	Accrued expenses	1.4

Total derivatives		$2.1		$0.9		$14.9

The following table shows the amounts of gains or losses recognized in other comprehensive income and the classifications and amounts of gains or losses reclassified into earnings for our derivative instruments designated as cash flow hedging instruments for each of the reporting periods (in millions):

	Gain (Loss) Recognized in Other Comprehensive Income			Gain (Loss) Reclassified from Other Comprehensive Income into Earnings
Derivatives in cash flow hedging relationships	Year Ended December 31,			Classification in Statements of Operations	Year Ended December 31,
	2012	2011	2010		2012	2011	2010
Interest rate swap arrangements	$—	$—	$—	Interest expense	$(1.8)	$(3.4)	$(4.0)
Foreign currency forward contracts	—	—	—	Interest expense	(1.4)	(1.6)	(1.2)
Foreign currency forward contracts	0.7	(2.5)	(2.6)	Cost of goods sold	(2.1)	(2.6)	(1.4)

Total	$0.7	$(2.5)	$(2.6)		$(5.3)	$(7.6)	$(6.6)

The following table presents the classifications and amounts of gains or losses recognized within our statements of operations for our derivative instruments not designated as hedging instruments for each of the reporting periods (in millions):

	Gain (Loss) Recognized in Earnings
	Classification in Statements of Operations	Year Ended December 31,
		2012	2011	2010
Derivatives not designated as hedging instruments
Interest rate swap arrangements — realized	Interest expense	$(14.4)	$(27.8)	$(31.0)
Interest rate swap arrangements — unrealized	Interest expense	12.3	22.9	14.6
Foreign currency forward contracts	Other income (expense)	(1.0)	(2.4)	(1.1)

Total		$(3.1)	$(7.3)	$(17.5)

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

As of December 31, 2012, approximately $1.6 million of pre-tax net losses currently deferred in other comprehensive income (loss) are expected to be recognized in earnings as interest expense within the next 12 months.

(d) Pension Investments

See Note 11 for a description of the material pension plans that we sponsor, including investment strategies, major classes of plan assets and their respective fair values and classification within the fair value hierarchy (for funded plans) and discussion of concentrations of risk, if any. In determining the funded status of these pension plans, we evaluate the fair value of investments held by each plan. The fair value of pension plan holdings is determined through observing values for underlying investment holdings, either directly or indirectly, through market corroboration.

(e) Non-Recurring Fair Value Measurements

As discussed in Notes 4 and 6, the Company has performed the following non-recurring fair value measurements:

•

On October 1, 2012 and 2011, the Company estimated the fair value of indefinite-lived intangible assets and the fair value of the North American Lab and European Lab reporting units in connection with its annual assessments of impairment;

•

On October 1, 2012 and September 30, 2011, the Company estimated the fair value of indefinite-lived intangible assets of the Science Education reporting unit in support of an annual and interim, respectively, assessment of impairment; and

•	On various dates during 2012 and 2011, the Company determined the fair value of acquired intangible assets related to the Acquisitions.

The following table presents the Company’s non-financial assets measured on a non-recurring basis and impairment charges recognized, if applicable (in millions):

	Carrying Value		Impairment Charges Year Ended December 31,
	2012	2011	2012	2011
Significant unobservable inputs (Level 3)
Annual assessments of impairment — October 1:
Goodwill:
North American Lab	$1,045.5	$1,033.0	$—	$—
European Lab	810.6	825.3	—	—
Indefinite-lived intangible assets:
North American Lab	421.2	418.8	—	—
European Lab	240.3	252.2	—	—
Science Education	15.4	not applicable	—	not applicable
Interim assessments of impairment — September 30:
Indefinite-lived intangible assets:
Science Education	not applicable	15.4	not applicable	3.3
Acquired intangible assets — various dates	43.9	68.8	not applicable	not applicable

			$—	$3.3

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The Company estimates the fair value of each reporting unit using both the income approach (a discounted cash flow technique) and the market approach (a market multiple technique). These valuation methods required management to make various assumptions, including, but not limited to, assumptions related to future profitability, cash flows, discount rates and control premiums, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting unit. Our estimates are based upon historical trends, management’s knowledge and experience and overall economic factors, including projections of future earnings potential. Developing discounted future cash flows in applying the income approach requires us to evaluate our intermediate to longer-term strategies for each reporting unit, including, but not limited to, estimates about revenue growth, our acquisition strategies, operating margins, capital requirements, inflation and working capital management. The development of appropriate rates to discount the estimated future cash flows of each reporting unit requires the selection of risk premiums, which can materially impact the present value of future cash flows. Selection of an appropriate peer group under the market approach involves judgment and an alternative selection of guideline companies could yield materially different market multiples.

The fair value of our indefinite-lived intangible assets was determined using a discounted cash flow approach which incorporates an estimated royalty rate and discount rate (among other estimates) applicable to trademarks and tradenames.

The Company estimated the fair value of acquired intangible assets using discounted cash flow techniques which included an estimate of future cash flows, consistent with overall cash flow projections used to determine the purchase price paid to acquire the business, discounted at a rate of return that reflect the relative risk of the cash flows.

We believe the estimates and assumptions used in the valuation methods were reasonable.

(14) Comprehensive Income or Loss

The following table presents the income tax effects of the components of comprehensive income or loss (in millions):

	Year Ended December 31,
	2012	2011	2010
Derivative instruments:
(Provision) benefit arising during the period	$(0.2)	$1.0	$1.0
Reclassification of benefit into earnings	(1.9)	(2.9)	(2.6)
Defined benefit plans:
Benefit arising during the period	2.7	7.2	4.9
Reclassification of benefit into earnings	(0.2)	(0.2)	—

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table presents changes in the components of accumulated other comprehensive income or loss, net of tax (in millions):

	Foreign Currency Translation	Derivative Instruments	Defined Benefit Plans	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2010	$78.5	$(10.7)	$10.8	$78.6
Net unrealized loss arising during the period	(91.1)	(1.6)	(9.7)	(102.4)
Reclassification of loss into earnings	—	4.0	—	4.0

Balance at December 31, 2010	(12.6)	(8.3)	1.1	(19.8)
Net unrealized loss arising during the period	(50.0)	(1.5)	(13.8)	(65.3)
Reclassification of loss into earnings	—	4.6	0.3	4.9

Balance at December 31, 2011	(62.6)	(5.2)	(12.4)	(80.2)
Net unrealized gain (loss) arising during the period	35.3	0.5	(9.2)	26.6
Reclassification of loss into earnings	—	3.4	0.8	4.2

Balance at December 31, 2012	$(27.3)	$(1.3)	$(20.8)	$(49.4)

(15) Commitments and Contingencies

(a) Lease Commitments

The Company leases office and warehouse space, vehicles and computer and office equipment under operating leases, certain of which extend up to 15 years, subject to renewal options. Rental expense is shown in the table below (in millions):

	Year Ended December 31,
	2012	2011	2010
Rental expense	$37.9	$36.0	$30.8

Future minimum lease payments as of December 31, 2012, under capital leases and under non-cancelable operating leases having initial lease terms of more than one year are as follows (in millions):

	Capital Leases	Operating Leases
Year ending December 31,
2013	$5.7	$43.9
2014	5.1	26.9
2015	3.8	20.6
2016	3.9	17.0
2017	2.2	14.6
Thereafter	3.2	49.0

Total minimum payments	23.9	$172.0

Less amounts representing imputed interest	4.2

Present value of minimum lease payments	$19.7

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(b) Contingencies

Our business involves risk of product liability, patent infringement and other claims in the ordinary course of business arising from the products that we source from various manufacturers or produce ourselves, as well as from the services we provide. Our exposure to such claims may increase as we seek to increase the geographic scope of our sourcing activities and sales of private label products and to the extent that we consummate additional acquisitions that vertically integrate portions of our business. We maintain insurance policies, including product liability insurance, and in many cases the manufacturers of the products we distribute have indemnified us against such claims. We cannot assure you that our insurance coverage or indemnification agreements with manufacturers will be available in all pending or any future cases brought against us. Furthermore, our ability to recover under any insurance or indemnification arrangements is subject to the financial viability of our insurers, our manufacturers and our manufacturers’ insurers, as well as legal enforcement under the local laws governing the arrangements. In particular, as we seek to expand our sourcing from manufacturers in Asia Pacific and other developing locations, we expect that we will increase our exposure to potential defaults under the related indemnification arrangements. Insurance coverage in general or coverage for certain types of liabilities, such as product liability or patent infringement in these developing markets may not be readily available for purchase or cost-effective for us to purchase. Furthermore, insurance for liability relating to asbestos, lead and silica exposure is not available, and we do not maintain insurance for product recalls. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material adverse effect on our business, financial condition and results of operations.

During 2005, the German Federal Cartel Office (“GFCO”) initiated an investigation with regard to our European Distribution Agreement with Merck KGaA. The purpose of the investigation is to determine whether this agreement violates or otherwise infringes the general prohibition of anti-competitive agreements under either German or EU rules. We submitted information to the GFCO in response to its initial request. During 2007, the GFCO requested additional information, which we provided. In December 2007, Merck KGaA received a letter from the GFCO, which asserted that the aforementioned agreement is contrary to applicable competition regulations in Germany. In February 2008, we submitted a response to the GFCO. In June 2008, the GFCO requested additional information, which we provided. In May 2009, we and Merck KGaA received a letter from the GFCO, which again asserted that the aforementioned agreement is contrary to applicable competitive regulations in Germany. Following our response to these assertions, in July 2009, the GFCO issued its formal decision that the exclusivity and non-competition provisions of the agreement violate certain provisions of German and EU law and ordered Merck KGaA to either supply chemical products to other distributors in Germany, in addition to us, on non-discriminatory terms or to supply chemical products directly to end customers in Germany without involving any distributors. Merck KGaA and we filed formal appeals of this decision and the competent German appellate court temporarily suspended enforcement of the GFCO’s order. In December 2009, the German appellate court granted partial injunctive relief, but lifted the suspension with respect to a majority of the products covered by the European Distribution Agreement. Following this decision, we and Merck KGaA entered into a separate agreement for the distribution of those products in Germany. The terms of this non-exclusive distribution agreement are also available to other distributors in Germany. In February 2010, the GFCO indicated that it had opened a new investigation with regard to the European Distribution Agreement. In May 2011, the GFCO issued its decision ordering Merck KGaA to amend the schedule of rebates offered to us and other German distributors under the German Distribution Agreement. Merck KGaA appealed this decision to the competent German appellate court, and in December 2011, Merck KGaA’s appeal was denied. In February 2012, Merck KGaA appealed this decision to the German Federal Court of Justice. At December 31, 2012, the balance of the net amortizable intangible asset related to the entire geographic scope of our European Distribution Agreement with Merck KGaA was $11.3 million. The outcome of the appeal of the GFCO’s initial decision or any subsequent investigation is uncertain. We do not believe an adverse ruling in either case would result in a material adverse effect on our business, financial condition or results of operations.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

We are also involved in various legal and regulatory cases, claims, assessments and inquiries, which are considered routine to our business and which include being named from time to time as a defendant in cases as a result of our distribution of laboratory supplies, including litigation resulting from the alleged prior distribution of products containing asbestos by certain of our predecessors or acquired companies. While the impact of this litigation has historically been immaterial and we believe the range of reasonably possible loss from current matters continues to be immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future.

(c) Employment Agreements

The employment agreements with our executive officers include non-compete, non-solicit and non-hire covenants as well as severance provisions. In general, if the executive officer is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the respective employment agreements) the executive officer is entitled to one and a half times the sum of base salary plus the target bonus for the year in which such termination or resignation occurs and continued health benefits for the 12-month period following termination or resignation. Salary and bonus payments are payable in equal installments over the 12-month period following such termination or resignation. The aggregate potential payments under these employment agreements for terminations without Cause and resignations for Good Reason, including estimated costs associated with continued health benefits, is approximately $8.7 million as of December 31, 2012.

John M. Ballbach and the Board of Directors (the “Board”) of the Company agreed that effective July 25, 2012, Mr. Ballbach would no longer be serving as Chairman, President and Chief Executive Officer of the Company or as a member of the Board. In connection with Mr. Ballbach’s departure, the Company and Mr. Ballbach entered into a General Release (the “Release Agreement”). Pursuant to the Release Agreement, Mr. Ballbach has and will receive (1) cash severance payments in the amount of $5.2 million, payable in equal installments over 12 months and (2) payment of continued health benefits for a period of 18 months, in exchange for a general release of all claims, including all obligations under his employment agreement, and for agreeing to provide consulting services to the Company for six months. In accordance with the Holdings Equity Plan, the Company exercised its option to repurchase all equity interests held by Mr. Ballbach during the fourth quarter of 2012, for an aggregate purchase price of $9.1 million.

(d) Significant Relationship

Merck KGaA and its affiliates are one of our major suppliers of chemical and other products. The Company has a European Distribution Agreement with Merck KGaA to distribute certain chemical products in Europe. The European Distribution Agreement was originally entered into in April 2004 with a five year term and has been extended for a second five year term ending April 2014. Merck KGaA has the right to terminate this agreement if certain events occur. See Note 15(b) for a discussion of legal matters relating to the European Distribution Agreement with Merck KGaA.

The Company also has a distribution agreement with affiliates of Merck KGaA to distribute certain chemical products in North America. The North American chemical distribution agreement was originally entered into in April 2004 with a five year term and automatically extended for a second five-year term, ending April 2014. Affiliates of Merck KGaA may terminate the North America chemical distribution agreement if certain events occur.

We have recently concluded negotiations to replace our chemical distribution agreements with Merck KGaA, which were set to expire in April 2014. The new, non-exclusive chemical distribution agreements with

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Merck KGaA will commence in April 2014 and run through December 2018. The terms and conditions in these new agreements are less favorable to us than in our existing agreements with Merck KGaA, which could adversely affect our results of operations or financial condition once the new agreements commence.

Merck KGaA and its affiliates supplied products accounting for approximately 10%, 10%, and 11% of our consolidated net sales during the years ended December 31, 2012, 2011 and 2010, respectively, representing less than 10% of our North American Lab net sales and 25% or less of our European Lab net sales in each of 2012, 2011 and 2010.

(16) Transactions with Related Parties

As of December 31, 2012, Madison Dearborn and Avista Capital Partners, L.P. (“Avista”), through certain of their investment funds, beneficially own, on a fully-diluted basis, approximately 76% and 8% of our total outstanding common stock, respectively, through their ownership interests in Holdings. The Company is party to a management services agreement with affiliates of Madison Dearborn and Avista (the “Management Services Agreement”). Pursuant to the Management Services Agreement, Madison Dearborn and Avista or their affiliate parties thereto will provide the Company with management and consulting services and financial and other advisory services and will be paid an aggregate annual management fee of $2.0 million (paid quarterly) in connection with the provision of such services as well as board-level services. In addition, Madison Dearborn and Avista will receive a placement fee of 2.5% of any equity financing that they provide to us prior to a public equity offering. The Management Services Agreement shall remain in effect until the date on which none of Madison Dearborn or its affiliates hold directly or indirectly any equity securities of the ultimate parent of the Company or its successors.

As of December 31, 2012, affiliates of Goldman, Sachs & Co. (“Goldman”) beneficially own approximately 4% of our total outstanding common stock through their ownership interests in Holdings. Goldman and its affiliates have provided from time to time in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates. In connection with the issuance of the 7.25% Senior Notes, Goldman provided financial advisory services to the Company and acted as joint lead arranger, joint bookrunner, and syndication agent and was an initial purchaser of a portion of the 7.25% Senior Notes. For their services and participation in the issuance of the 7.25% Senior Notes, Goldman was paid $10.4 million. In addition, Goldman was and currently is a lender under the Company’s Senior Secured Credit Facility, for which it receives fees and earns interest according to the terms and conditions of the Senior Secured Credit Facility, and was and currently is the sole holder of the Senior Subordinated Notes.

(17) Segment Financial Information

We report financial results on the basis of the following three business segments: North American Lab, European Lab and Science Education. The Company’s segments have been identified giving consideration to both geographic areas and the nature of products among businesses within its geographic areas.

North American Lab and European Lab are organized as distinct operating segments primarily because of geographic dispersion and the inherent differences in business models. The North American Lab segment is highly standardized and operated as an integrated business, whereas the European Lab business is more fragmented and its customer markets are more localized. The Science Education operating segment has been differentiated from the North American Lab segment because of its unique and specialized product lines, concentration of customers in the educational sector and because it has higher gross margins. Operations within each of North American Lab and European Lab have been aggregated due to the similarity of economic characteristics, product lines, customers and distribution methods.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The Company allocates its centralized management of corporate costs to its operating segments as follows:

•

Corporate costs are allocated to its North American Lab and Science Education operating segments using allocation factors that management considers reasonable to distribute costs on the basis of usage.

•	Centralized costs related to the management of the European Lab operating segment are incurred within the segment structure and no inter-segment allocation is required.

We maintain shared services operations to which we have transferred certain functions from our North American Lab, European Lab and Science Education segments. The costs of operating our shared services operations have been allocated to our business segments based on relative utilization.

Selected business segment financial information is presented below. Inter-segment activity has been eliminated. Therefore, the revenues reported for each operating segment are substantially all from external customers.

The following tables present selected segment financial information (in millions):

	Year Ended December 31,
	2012	2011	2010
Net sales:
North American Lab	$2,388.2	$2,377.7	$2,081.0
European Lab	1,637.4	1,663.4	1,430.0
Science Education	103.8	120.0	127.7

Total	$4,129.4	$4,161.1	$3,638.7

Operating income (loss):
North American Lab	$119.1	$141.1	$122.3
European Lab	135.8	141.3	111.7
Science Education	(2.9)	(16.5)	(48.6)

Total	$252.0	$265.9	$185.4

Capital expenditures:
North American Lab	$39.3	$29.4	$32.2
European Lab	11.6	11.6	7.8
Science Education	0.9	1.5	1.6

Total	$51.8	$42.5	$41.6

Depreciation and amortization:
North American Lab	$70.8	$64.7	$63.9
European Lab	46.5	47.8	44.7
Science Education	8.6	8.4	7.9

Total	$125.9	$120.9	$116.5

The operating loss of Science Education for the year ended December 31, 2011, includes $3.3 million in pre-tax charges relating to an impairment of intangible assets. The operating loss of Science Education for the year ended December 31, 2010, is primarily due to $48.1 million in pre-tax charges relating to an impairment of goodwill and intangible assets. See Note 6.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Total assets by segment are as follows (in millions):

	December 31,
	2012	2011
North American Lab	$2,941.8	$2,826.2
European Lab	2,304.2	2,184.7
Science Education	156.0	178.8

Total	$5,402.0	$5,189.7

Net sales, long-lived assets and total assets by geographic area are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Net sales:
United States	$2,117.5	$2,172.4	$1,961.8
International	2,011.9	1,988.7	1,676.9

Total	$4,129.4	$4,161.1	$3,638.7

	December 31,
	2012	2011
Long-lived assets:
United States	$130.6	$117.2
International	103.5	92.8

Total	$234.1	$210.0

Total assets:
United States	$2,661.4	$2,581.9
International	2,740.6	2,607.8

Total	$5,402.0	$5,189.7

(18) Unaudited Quarterly Financial Information

The following tables present select unaudited quarterly financial information (in millions):

	2012 Quarterly Periods
	First	Second	Third	Fourth
Net sales	$1,033.3	$1,022.8	$1,029.2	$1,044.1
Gross profit	302.5	291.7	286.4	286.8
Operating income	70.9	63.7	59.7	57.7
Interest expense, net	(48.3)	(49.2)	(55.0)	(47.0)
Other income (expense), net	(23.1)	43.0	(13.0)	(22.0)
Loss on extinguishment of long-term debt	—	—	(4.2)	(21.3)
(Loss) income before income taxes	(0.5)	57.5	(12.5)	(32.6)
Net (loss) income	(1.5)	34.6	(8.2)	(21.1)

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

	2011 Quarterly Periods
	First	Second	Third	Fourth
Net sales	$991.2	$1,042.1	$1,066.0	$1,061.8
Gross profit	284.8	293.7	302.0	299.0
Operating income	64.7	63.9	65.3	72.0
Interest expense, net	(47.5)	(51.9)	(50.9)	(49.3)
Other income (expense), net	(48.7)	(14.3)	51.6	33.2
(Loss) income before income taxes	(31.5)	(2.3)	66.0	55.9
Net (loss) income	(26.6)	(8.6)	54.6	38.3

Operating income in the third quarter of 2011 includes $3.3 million of charges relating to an impairment of intangible assets. See Note 6.

(19) Condensed Consolidating Financial Information

The following tables set forth the condensed consolidating financial statements of the Company. These financial statements are included as a result of the guarantee arrangements relating to our 7.25% Senior Notes. The 7.25% Senior Notes are jointly and severally guaranteed on an unsecured basis by each of the Company’s wholly owned U.S. subsidiaries other than its U.S. foreign subsidiary holding companies. The guarantees are full and unconditional and each of the Subsidiary Guarantors is wholly owned, directly or indirectly, by the Company. These condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the Company’s consolidated financial statements.

The following condensed consolidating financial statements present balance sheets, statements of operations, statements of comprehensive income or loss and statements of cash flows of (1) the Company (“Parent”), (2) the Subsidiary Guarantors, (3) subsidiaries of the Company that are not guarantors (the “Non-Guarantor Subsidiaries”), (4) elimination entries necessary to consolidate the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries and (5) the Company on a consolidated basis. The eliminating adjustments primarily reflect inter-company transactions, such as accounts receivable and payable, advances, royalties and profit in inventory eliminations. We have not presented separate notes and other disclosures concerning the Subsidiary Guarantors as we have determined that any material information that would be disclosed in such notes is available in the notes to the Company’s consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Balance Sheet

December 31, 2012

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Assets
Current assets:
Cash and cash equivalents	$1.2	$3.3	$135.3	$—	$139.8
Compensating cash balance	—	—	246.9	—	246.9
Trade accounts receivable, net	—	—	596.9	—	596.9
Inventories	—	145.2	184.8	—	330.0
Other current assets	1.9	28.6	67.2	—	97.7
Intercompany receivables	45.9	324.6	3.3	(373.8)	—

Total current assets	49.0	501.7	1,234.4	(373.8)	1,411.3
Property and equipment, net	—	114.7	119.4	—	234.1
Goodwill	—	924.6	952.8	—	1,877.4
Other intangible assets, net	—	1,008.8	778.4	—	1,787.2
Deferred income taxes	201.5	—	11.8	(201.5)	11.8
Investment in subsidiaries	2,776.3	1,801.0	—	(4,577.3)	—
Other assets	28.2	44.4	7.6	—	80.2
Intercompany loans	1,024.3	116.3	221.7	(1,362.3)	—

Total assets	$4,079.3	$4,511.5	$3,326.1	$(6,514.9)	$5,402.0

Liabilities, Redeemable Equity Units and Stockholders’ Equity
Current liabilities:
Current portion of debt and capital lease obligations	$130.6	$0.1	$262.8	$—	$393.5
Accounts payable	—	189.3	223.1	—	412.4
Accrued expenses	27.5	57.2	117.4	—	202.1
Intercompany payables	4.2	12.9	356.7	(373.8)	—

Total current liabilities	162.3	259.5	960.0	(373.8)	1,008.0
Long-term debt and capital lease obligations	2,621.6	1.8	131.7	—	2,755.1
Other long-term liabilities	0.4	50.7	112.5	—	163.6
Deferred income taxes	—	419.2	223.6	(201.5)	441.3
Intercompany loans	261.0	1,004.8	96.5	(1,362.3)	—

Total liabilities	3,045.3	1,736.0	1,524.3	(1,937.6)	4,368.0
Redeemable equity units	41.4	—	—	—	41.4
Total stockholders’ equity	992.6	2,775.5	1,801.8	(4,577.3)	992.6

Total liabilities, redeemable equity units and stockholders’ equity	$4,079.3	$4,511.5	$3,326.1	$(6,514.9)	$5,402.0

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Balance Sheet

December 31, 2011

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Assets
Current assets:
Cash and cash equivalents	$—	$30.2	$134.4	$—	$164.6
Compensating cash balance	—	—	185.4	—	185.4
Trade accounts receivable, net	—	2.3	553.9	—	556.2
Inventories	—	143.6	167.0	—	310.6
Other current assets	—	31.1	53.8	—	84.9
Intercompany receivables	19.1	274.8	2.3	(296.2)	—

Total current assets	19.1	482.0	1,096.8	(296.2)	1,301.7
Property and equipment, net	—	100.2	109.8	—	210.0
Goodwill	—	912.4	882.7	—	1,795.1
Other intangible assets, net	—	1,054.2	761.0	—	1,815.2
Deferred income taxes	187.7	—	10.3	(187.7)	10.3
Investment in subsidiaries	2,621.7	1,711.7	—	(4,333.4)	—
Other assets	26.0	26.7	4.7	—	57.4
Intercompany loans	1,017.8	93.2	306.2	(1,417.2)	—

Total assets	$3,872.3	$4,380.4	$3,171.5	$(6,234.5)	$5,189.7

Liabilities, Redeemable Equity Units and Stockholders’ Equity
Current liabilities:
Current portion of debt and capital lease obligations	$36.2	$0.2	$178.1	$—	$214.5
Accounts payable	—	212.4	213.7	—	426.1
Accrued expenses	55.8	71.5	125.3	—	252.6
Intercompany payables	—	5.5	290.7	(296.2)	—

Total current liabilities	92.0	289.6	807.8	(296.2)	893.2
Long-term debt and capital lease obligations	2,578.4	1.0	114.8	—	2,694.2
Other long-term liabilities	—	40.3	88.7	—	129.0
Deferred income taxes	—	429.8	216.5	(187.7)	458.6
Intercompany loans	187.2	998.8	231.2	(1,417.2)	—

Total liabilities	2,857.6	1,759.5	1,459.0	(1,901.1)	4,175.0
Redeemable equity units	53.9	—	—	—	53.9
Total stockholders’ equity	960.8	2,620.9	1,712.5	(4,333.4)	960.8

Total liabilities, redeemable equity units and stockholders’ equity	$3,872.3	$4,380.4	$3,171.5	$(6,234.5)	$5,189.7

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Operations

Year Ended December 31, 2012

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net sales	$—	$2,101.4	$2,064.8	$(36.8)	$4,129.4
Cost of goods sold	—	1,569.9	1,428.9	(36.8)	2,962.0

Gross profit	—	531.5	635.9	—	1,167.4
Selling, general and administrative expenses	3.0	457.1	518.5	(63.2)	915.4

Operating (loss) income	(3.0)	74.4	117.4	63.2	252.0
Interest expense, net of interest income(1)	(154.4)	(31.2)	(13.9)	—	(199.5)
Other income (expense), net	(18.2)	31.4	34.9	(63.2)	(15.1)
Loss on extinguishment of debt	(25.5)	—	—	—	(25.5)

(Loss) Income before income taxes and equity in earnings of subsidiaries	(201.1)	74.6	138.4	—	11.9
Income tax benefit (provision)	79.2	(44.9)	(42.4)	—	(8.1)
Equity in earnings of subsidiaries, net of tax	125.7	96.0	—	(221.7)	—

Net income	$3.8	$125.7	$96.0	$(221.7)	$3.8

(1)	The Parent’s net interest expense for the year ended December 31, 2012 of $154.4 million relates to long-term debt of approximately $2.6 billion, net of interest income associated with inter-company loans of $1.0 billion. The Parent is substantially dependent on dividends, interest income, or other distributions from its subsidiary companies to fund the cash interest expense on its long-term debt obligations. The Parent may draw on its existing revolving credit facility (a component of the Senior Secured Credit Facility) to fund certain portions of the cash interest expense on its long-term debt obligations.

Condensed Consolidating Statement of Operations

Year Ended December 31, 2011

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net sales	$—	$2,138.9	$2,041.6	$(19.4)	$4,161.1
Cost of goods sold	—	1,594.8	1,406.2	(19.4)	2,981.6

Gross profit	—	544.1	635.4	—	1,179.5
Selling, general and administrative expenses	3.0	450.0	503.3	(46.0)	910.3
Impairment of intangible assets	—	3.3	—	—	3.3

Operating (loss) income	(3.0)	90.8	132.1	46.0	265.9
Interest expense, net of interest income	(159.2)	(34.5)	(5.9)	—	(199.6)
Other income (expense), net	25.0	30.0	12.8	(46.0)	21.8

(Loss) income before income taxes and equity in earnings of subsidiaries	(137.2)	86.3	139.0	—	88.1
Income tax benefit (provision)	56.7	(53.6)	(33.5)	—	(30.4)
Equity in earnings of subsidiaries, net of tax	138.2	105.5	—	(243.7)	—

Net income	$57.7	$138.2	$105.5	$(243.7)	$57.7

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Operations

Year Ended December 31, 2010

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net sales	$—	$1,928.5	$1,724.2	$(14.0)	$3,638.7
Cost of goods sold	—	1,432.8	1,181.0	(14.0)	2,599.8

Gross profit	—	495.7	543.2	—	1,038.9
Selling, general and administrative expenses	3.3	386.8	437.0	(21.7)	805.4
Impairment of goodwill and intangible assets	—	47.6	0.5	—	48.1

Operating (loss) income	(3.3)	61.3	105.7	21.7	185.4
Interest expense, net of interest income	(164.0)	(35.2)	(3.5)	—	(202.7)
Other income (expense), net	63.8	34.0	(9.3)	(21.7)	66.8

(Loss) income before income taxes and equity in earnings of subsidiaries	(103.5)	60.1	92.9	—	49.5
Income tax benefit (provision)	44.1	(52.1)	(20.0)	—	(28.0)
Equity in earnings of subsidiaries, net of tax	80.9	72.9	—	(153.8)	—

Net income	$21.5	$80.9	$72.9	$(153.8)	$21.5

Condensed Consolidating Statement of Comprehensive Income or Loss

Year Ended December 31, 2012

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net income	$3.8	$125.7	$96.0	$(221.7)	$3.8
Other comprehensive income, net of taxes:
Foreign currency translation:
Net unrealized gain arising during the period	35.3	35.3	35.3	(70.6)	35.3
Derivative instruments:
Net unrealized gain arising during the period	0.5	0.5	0.5	(1.0)	0.5
Reclassification of losses into earnings	3.4	1.4	1.4	(2.8)	3.4
Defined benefit plans:
Net unrealized loss arising during the period	(9.2)	(9.2)	(15.3)	24.5	(9.2)
Reclassification of actuarial loss into earnings	0.8	0.8	0.8	(1.6)	0.8

Other comprehensive income	30.8	28.8	22.7	(51.5)	30.8

Comprehensive income	$34.6	$154.5	$118.7	$(273.2)	$34.6

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Comprehensive Income or Loss

Year Ended December 31, 2011

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net income	$57.7	$138.2	$105.5	$(243.7)	$57.7
Other comprehensive loss, net of taxes:
Foreign currency translation:
Net unrealized loss arising during the period	(50.0)	(50.0)	(50.0)	100.0	(50.0)
Derivative instruments:
Net unrealized loss arising during the period	(1.5)	(1.5)	(1.5)	3.0	(1.5)
Reclassification of losses into earnings	4.6	1.6	1.6	(3.2)	4.6
Defined benefit plans:
Net unrealized loss arising during the period	(13.8)	(13.8)	(5.4)	19.2	(13.8)
Reclassification of actuarial loss into earnings	0.3	0.3	0.4	(0.7)	0.3

Other comprehensive loss	(60.4)	(63.4)	(54.9)	118.3	(60.4)

Comprehensive (loss) income	$(2.7)	$74.8	$50.6	$(125.4)	$(2.7)

Condensed Consolidating Statement of Comprehensive Income or Loss

Year Ended December 31, 2010

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net income	$21.5	$80.9	$72.9	$(153.8)	$21.5
Other comprehensive loss, net of taxes:
Foreign currency translation:
Net unrealized loss arising during the period	(91.1)	(91.1)	(91.1)	182.2	(91.1)
Derivative instruments:
Net unrealized loss arising during the period	(1.6)	(1.6)	(1.6)	3.2	(1.6)
Reclassification of losses into earnings	4.0	0.8	0.8	(1.6)	4.0
Defined benefit plans:
Net unrealized loss arising during the period	(9.7)	(9.7)	(5.3)	15.0	(9.7)
Reclassification of actuarial loss into earnings	—	—	0.4	(0.4)	—

Other comprehensive loss	(98.4)	(101.6)	(96.8)	198.4	(98.4)

Comprehensive loss	$(76.9)	$(20.7)	$(23.9)	$44.6	$(76.9)

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2012

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net cash (used in) provided by operating activities	$(178.7)	$93.3	$120.1	$—	$34.7

Cash flows from investing activities:
Intercompany investing transactions	114.5	37.7	—	(152.2)	—
Acquisitions of businesses	—	(11.2)	(102.1)	—	(113.3)
Capital expenditures	—	(35.5)	(16.3)	—	(51.8)
Proceeds from sales of property and equipment	—	3.0	—	—	3.0
Other investing activities, net	—	1.2	—	—	1.2

Net cash provided by (used in) investing activities	114.5	(4.8)	(118.4)	(152.2)	(160.9)

Cash flows from financing activities:
Intercompany financing transactions	—	(114.5)	(37.7)	152.2	—
Proceeds from debt	1,321.7	—	102.4	—	1,424.1
Repayment of debt	(1,212.4)	(0.2)	(74.4)	—	(1,287.0)
Other financing activities, net	(43.9)	(0.7)	5.8	—	(38.8)

Net cash provided by (used in) financing activities	65.4	(115.4)	(3.9)	152.2	98.3

Effect of exchange rate changes on cash	—	—	3.1	—	3.1

Net increase (decrease) in cash and cash equivalents	1.2	(26.9)	0.9	—	(24.8)
Cash and cash equivalents beginning of period	—	30.2	134.4	—	164.6

Cash and cash equivalents end of period	$1.2	$3.3	$135.3	$—	$139.8

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2011

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net cash (used in) provided by operating activities	$(164.3)	$192.0	$111.6	$—	$139.3

Cash flows from investing activities:
Intercompany investing transactions	198.0	107.5	—	(305.5)	—
Acquisitions of businesses	(28.9)	(62.2)	(77.4)	—	(168.5)
Capital expenditures	—	(28.5)	(14.0)	—	(42.5)
Proceeds from sale of property and equipment	—	—	1.8	—	1.8

Net cash provided by (used in) investing activities	169.1	16.8	(89.6)	(305.5)	(209.2)

Cash flows from financing activities:
Intercompany financing transactions	—	(198.0)	(107.5)	305.5	—
Proceeds from debt	440.9	—	104.2	—	545.1
Repayment of debt	(458.8)	(0.3)	(1.7)	—	(460.8)
Other financing activities, net	12.7	9.2	(15.9)	—	6.0

Net cash (used in) provided by financing activities	(5.2)	(189.1)	(20.9)	305.5	90.3

Effect of exchange rate changes on cash	—	—	2.1	—	2.1

Net (decrease) increase in cash and cash equivalents	(0.4)	19.7	3.2	—	22.5
Cash and cash equivalents beginning of period	0.4	10.5	131.2	—	142.1

Cash and cash equivalents end of period	$—	$30.2	$134.4	$—	$164.6

VWR FUNDING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2010

(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net cash (used in) provided by operating activities	$(137.3)	$181.5	$78.1	$—	$122.3

Cash flows from investing activities:
Intercompany investing transactions	158.6	8.5	—	(167.1)	—
Acquisitions of businesses	—	—	(32.8)	—	(32.8)
Capital expenditures	—	(31.4)	(10.2)	—	(41.6)

Net cash provided by (used in) investing activities	158.6	(22.9)	(43.0)	(167.1)	(74.4)

Cash flows from financing activities:
Intercompany financing transactions	—	(158.6)	(8.5)	167.1	—
Proceeds from debt	113.1	0.1	1.8	—	115.0
Repayment of debt	(135.5)	(0.4)	(2.3)	—	(138.2)
Other financing activities, net	0.2	0.7	—	—	0.9

Net cash used in financing activities	(22.2)	(158.2)	(9.0)	167.1	(22.3)

Effect of exchange rate changes on cash	—	—	(7.9)	—	(7.9)

Net (decrease) increase in cash and cash equivalents	(0.9)	0.4	18.2	—	17.7
Cash and cash equivalents beginning of period	1.3	10.1	113.0	—	124.4

Cash and cash equivalents end of period	$0.4	$10.5	$131.2	$—	$142.1

Schedule II — Valuation and Qualifying Accounts

VWR FUNDING, INC.

For the Years Ended December 31, 2012, 2011 and 2010

	Balance at Beginning of Year	Charged to Income	Foreign Currency Translation Adjustment	Increases (Deductions) From Reserves	Balance at End of Year
	(In millions)
Year ended December 31, 2012
Allowance for doubtful receivables(1)	$10.5	$4.0	$0.6	$(0.7)	$14.4
Valuation allowance on deferred taxes(2)	$79.7	$4.5	$0.7	$10.5	$95.4
Year ended December 31, 2011
Allowance for doubtful receivables(1)	$9.1	$3.3	$(0.4)	$(1.5)	$10.5
Valuation allowance on deferred taxes(2)	$67.5	$2.1	$(2.3)	$12.4	$79.7
Year ended December 31, 2010
Allowance for doubtful receivables(1)	$10.8	$2.5	$(0.6)	$(3.6)	$9.1
Valuation allowance on deferred taxes(2)	$56.6	$3.5	$(3.0)	$10.4	$67.5

(1)	Deductions from reserves indicates bad debts charged off, less recoveries.
(2)	Increases from reserves indicates utilization and other adjustments not charged or credited to income.

$750,000,000

VWR FUNDING, INC.

Exchange Offer for all Outstanding

7.25% Senior Notes due 2017

Prospectus

                    , 2013

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MAY NOT RELY ON UNAUTHORIZED INFORMATION OR REPRESENTATIONS.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CAN NOT LEGALLY BE OFFERED THE SECURITIES.

THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT, NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Registrants Incorporated or Formed in Delaware

VWR Funding, Inc. and VWR, Inc. are corporations incorporated under the laws of the State of Delaware.

Section 145(a) of the Delaware General Corporation Law, as amended (the “DGCL”), authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL further authorizes a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

The certificates of incorporation of VWR Funding, Inc. and VWR, Inc. provide for full indemnification under Section 145(a) of the DGCL, 145(b) of the DGCL and 102(b)(7) of the DGCL.

The bylaws of each of VWR Funding, Inc. and VWR, Inc. provide that each corporation must indemnify any person who is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil criminal, administrative or investigative, by reason of the fact such person is or was a director of officer of such corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL for all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of their heirs, executors and administrators; provided that the corporation shall only indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation.

Anachemia Mining, LLC, VWR International, LLC and VWR Management Services, LLC are limited liability companies formed under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act, as amended, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

The limited liability company agreements of Anachemia Mining, LLC, VWR International, LLC and VWR Management Services, LLC provide that, to the fullest extent permitted by applicable law, each company must indemnify its members, managers and officers, and any of their respective affiliates or agents against any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person on behalf of each company and in a manner believed to be within the scope of the authority covered on such person; provided that any indemnity be provided out of an to the extent of company assets only, and no such person shall have personal liability on account thereof.

Registrant Formed in Florida

Sovereign Scientific, LLC is a limited liability company formed under the laws of the State of Florida. Section 608.4229 of the Florida Limited Liability Company Act (the “FLLCA”) provides that subject to such standards and restrictions, if any, as are set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee, or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 of the FLLCA are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member

The operating agreement of Sovereign Scientific, LLC provides that the company shall indemnify its managers for any act performed by them with respect to company matters, except for fraud.

Registrant Formed in New York

Anachemia Chemicals, LLC is a limited liability company formed under the laws of the State of New York. Section 420 of the New York Limited Liability Company Law (the “NYLLC”) provides that a limited liability company may, subject to the standards and restrictions if any, set forth in its operating agreement, may indemnify and hold harmless, and advance expenses to, any member, manager or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such member, manager or other person establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The limited liability company agreement of Anachemia Chemicals, LLC provides that, to the fullest extent permitted by applicable law, the company must indemnify its members, managers and officers, and any of their respective affiliates or agents against any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person on behalf of the company and in a manner believed to be within the scope of the authority covered on such person; provided that any indemnity be provided out of an to the extent of company assets only, and no such person shall have personal liability on account thereof.

Registrant Formed in Ohio

AMRESCO, LLC is a limited liability company formed under the laws of the State of Ohio. Pursuant to Section 1705.32(A) of the Ohio Revised Code (the “ORC”), a limited liability company may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the limited liability company) by reason of the fact that he or she is or was a manager, member, employee or agent of the limited liability company, or is or was serving at the request of the limited liability company as a manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the company and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. Pursuant to Section 1705.32(B) of the ORC, in actions brought by or in the right of the company, a limited liability company may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable for negligence or misconduct in performance of his duty to the company unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the court of common pleas or such other court shall deem proper. An Ohio limited liability company is required to indemnify a manager or officer against expenses actually and reasonably incurred to the extent that the manager or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the manager or officer is or was a manager or officer of the company.

The operating agreement of AMRESCO, LLC provides that, to the fullest extent permitted under the ORC, the company shall indemnify any person who is a party, or is threatened to be made a party, to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding because such person is or was a manager, member, officer, employee or agent of the company or is or was serving at the request of the company as a member, manager, partner, director, shareholder, trustee, officer, employee or agent of another limited liability company, corporation, partnership, joint venture or other enterprise, against costs, claims, damages, losses, judgments, fines and expenses (including without limitation, reasonable attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person’s act or omission giving rise to any claim for indemnification was not occasioned by such person’s fraud, willful misconduct, gross negligence or intent to cause injury to the company or by such person’s reckless disregard for the best interest of the company, and in respect of any criminal action or proceeding, such person had no reasonable basis to believe such person’s conduct was unlawful.

Registrant Formed in Utah

BioExpress, LLC is a limited liability company formed under the laws of the State of Utah. Sections 1801 through 1809 of the Utah Revised Limited Liability Company Act (“URLLCA”), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a company’s members, managers or other individuals, and related matters.

Section 1802 of the URLLCA provides that a company may indemnify an individual made a party to a proceeding because he is or was a manager, against liability incurred in the proceeding if: (i) his conduct was in good faith; (ii) he reasonably believed that his conduct was in, or not opposed to, the company’s best interests; and (iii) the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 1802 further provides that a manager’s conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in, or not opposed to, the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (ii) above. Section 1802 further provides that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the manager did not meet the standard of conduct described in Section 1802. Notwithstanding the above, Section 1802 provides that a company may not indemnify a manager under Section 1802: (i) in connection with a proceeding by or in the right of the company in which the manager was adjudged liable to the company; or (ii) in connection with any other proceeding charging that the manager derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

The URLLCA also provides that:

•

Unless limited by its articles of organization, a company shall indemnify a manager who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a manager of the company, against reasonable expenses, including attorney’s fees, incurred by him in connection with the proceeding or claim with respect to which he has been successful;

•

Unless a company’s articles of organization provide otherwise, a manager of the company who is or was a party to a proceeding may apply for indemnification to the court or other decision-maker conducting the proceeding or to another court of competent jurisdiction;

•

A company may pay for or reimburse the reasonable expenses incurred by a manager who is a party to a proceeding in advance of the final disposition of the proceeding if the manager furnishes the company with certain affirmations and undertakings, and the company determines that the facts then known to those making the determination would not preclude indemnification under Sections 1801 through 1809 of the URLLCA;

•

Unless a company’s articles of organization provide otherwise, a member of a company is entitled to mandatory indemnification under Section 1803 of the URLLCA and is entitled to apply for court-ordered indemnification under Section 1805 of URLLCA in each case to the same extent as a manager; a company may indemnify and advance expenses to a member, employee, fiduciary, or agent of the company to the same extent as to a manager; a company may also indemnify and advance expenses to a member, employee, fiduciary, or agent who is not a manager to a greater extent, if not inconsistent with public policy, and if provided for by its articles of organization, operating agreement, general or specific action of its managers or members, or contract; and

•

A company may purchase and maintain liability insurance on behalf of an individual who is or was a manager, member, employee, fiduciary, or agent of the company or who, while serving as a manager, member, employee, fiduciary, or agent of the company, is or was serving at the request of the company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic limited liability company or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as such, whether or not the company would have power to indemnify the individual against the same liability under Sections 1802, 1803 and 1807 of the URLLCA

The Written Declaration of the Sole Member of BioExpress, LLC, which constitutes an operating agreement for the company as provided in Section 504 of the URLLCA, contains no provisions concerning the indemnification of directors and officers.

Insurance

Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules

The attached Exhibit Index is incorporated herein by reference.

Item 22. Undertakings

(a)	The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(C) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(D) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, VWR Funding, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 4, 2013.

VWR FUNDING, INC.

/s/ James M. Kalinovich
James M. Kalinovich Vice President and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Van Kula, James M. Kalinovich and Theresa A. Balog, and each of them singly, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Manuel Brocke Benz Manuel Brocke Benz	Director, President and Chief Executive Officer	April 4, 2013

/s/ Gregory L. Cowan Gregory L. Cowan	Senior Vice President and Chief Financial Officer	April 4, 2013

/s/ Theresa A. Balog Theresa A. Balog	Vice President and Corporate Controller	April 4, 2013

/s/ Nicholas W. Alexos Nicholas W. Alexos	Director	April 4, 2013

Robert L. Barchi	Director	April 4, 2013

/s/ Edward A. Blechschmidt Edward A. Blechschmidt	Director	April 4, 2013

/s/ Robert P. DeCresce Robert P. DeCresce	Director	April 4, 2013

/s/ Carlos del Salto Carlos del Salto	Director	April 4, 2013

/s/ Thompson Dean Thompson Dean	Director	April 4, 2013

/s/ Pamela Forbes Lieberman Pamela Forbes Lieberman	Director	April 4, 2013

/s/ Harry M. Jansen Kraemer, Jr. Harry M. Jansen Kraemer, Jr.	Director	April 4, 2013

Timothy P. Sullivan	Director	April 4, 2013

/s/ Robert J. Zollars Robert J. Zollars	Director	April 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Anachemia Mining, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 4, 2013.

ANACHEMIA MINING, LLC

/s/ James M. Kalinovich
James M. Kalinovich Vice President and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Van Kula, James M. Kalinovich and Theresa A. Balog, and each of them singly, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Navneet Arora Navneet Arora	President (principal executive officer) and Manager	April 4, 2013

/s/ Theresa A. Balog Theresa A. Balog	Vice President (principal financial and accounting officer) and Manager	April 4, 2013

/s/ John Drummy John Drummy	Manager	April 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AMRESCO, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 4, 2013.

AMRESCO, LLC

/s/ James M. Kalinovich
James M. Kalinovich Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Van Kula, James M. Kalinovich and Theresa A. Balog, and each of them singly, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael J. Mascali Michael J. Mascali	President and Chief Executive Officer (principal executive officer) and Manager	April 4, 2013

/s/ Theresa A. Balog Theresa A. Balog	Vice President (principal financial and accounting officer) and Manager	April 4, 2013

/s/ Theodore C. Pulkownik Theodore C. Pulkownik	Manager	April 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, VWR, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 4, 2013.

VWR, INC.

/s/ James M. Kalinovich
James M. Kalinovich Vice President and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Van Kula, James M. Kalinovich and Theresa A. Balog, and each of them singly, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Theresa A. Balog Theresa A. Balog	President (principal executive and accounting officer) and Director	April 4, 2013

/s/ James M. Kalinovich James M. Kalinovich	Vice President and Treasurer (principal financial officer) and Director	April 4, 2013

/s/ Theodore C. Pulkownik Theodore C. Pulkownik	Director	April 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, VWR International, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 4, 2013.

VWR INTERNATIONAL, LLC

/s/ James M. Kalinovich
James M. Kalinovich Vice President and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Van Kula, James M. Kalinovich and Theresa A. Balog, and each of them singly, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Manuel Brocke Benz Manuel Brocke-Benz	Manager, President and Chief Executive Officer	April 4, 2013

/s/ Gregory L. Cowan Gregory L. Cowan	Sr. Vice President and Chief Financial Officer (principal financial officer)	April 4, 2013

/s/ Theresa A. Balog Theresa A. Balog	Vice President and Controller (principal accounting officer)	April 4, 2013

/s/ Nicholas W. Alexos Nicholas W. Alexos	Manager	April 4, 2013

Robert L. Barchi	Manager	April 4, 2013

/s/ Edward A. Blechschmidt Edward A. Blechschmidt	Manager	April 4, 2013

/s/ Robert P. DeCresce Robert P. DeCresce	Manager	April 4, 2013

/s/ Carlos del Salto Carlos del Salto	Manager	April 4, 2013

/s/ Thompson Dean Thompson Dean	Manager	April 4, 2013

/s/ Pamela Forbes Lieberman Pamela Forbes Lieberman	Manager	April 4, 2013

/s/ Harry M. Jansen Kraemer, Jr. Harry M. Jansen Kraemer, Jr.	Manager	April 4, 2013

Timothy P. Sullivan	Manager	April 4, 2013

/s/ Robert J. Zollars Robert J. Zollars	Manager	April 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, VWR Management Services, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 4, 2013.

VWR MANAGEMENT SERVICES, LLC

By: VWR International, LLC
Its: Sole Member

/s/ James M. Kalinovich
James M. Kalinovich Vice President and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Anachemia Chemicals, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 4, 2013.

ANACHEMIA CHEMICALS, LLC

/s/ James M. Kalinovich
James M. Kalinovich Vice President and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Van Kula, James M. Kalinovich and Theresa A. Balog, and each of them singly, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Navneet Arora Navneet Arora	President (principal executive officer) and Manager	April 4, 2013

/s/ Theresa A. Balog Theresa A. Balog	Vice President (principal financial and accounting officer) and Manager	April 4, 2013

/s/ John Drummy John Drummy	Manager	April 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BioExpress, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 4, 2013.

BIOEXPRESS, LLC

/s/ James M. Kalinovich
James M. Kalinovich Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Van Kula, James M. Kalinovich and Theresa A. Balog, and each of them singly, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Randy Scott	President and Chief Executive Officer (principal executive officer) and Manager	April 4, 2013

/s/ Randy Routh Randy Routh	Vice President, Finance and Chief Financial Officer (principal financial officer)	April 4, 2013

/s/ Theresa A. Balog Theresa A. Balog	Vice President (principal accounting officer) and Manager	April 4, 2013

/s/ Mark McLoughlin Mark McLoughlin	Manager	April 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Sovereign Scientific, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 4, 2013.

SOVEREIGN SCIENTIFIC, LLC

/s/ James M. Kalinovich
James M. Kalinovich Vice President and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Van Kula, James M. Kalinovich and Theresa A. Balog, and each of them singly, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Albert Jurgela Albert Jurgela	President (principal executive officer) and Manager	April 4, 2013

/s/ Theresa A. Balog Theresa A. Balog	Vice President (principal financial and accounting officer) and Manager	April 4, 2013

EXHIBIT INDEX

Exhibit* Number	Description of Documents	Method of Filing
3.1(a)	Certificate of Incorporation of VWR Funding, Inc.	Previously filed as Exhibit 3.1 to Form S-4, filed on December 21, 2007

3.1(b)	Certificate of Formation of Anachemia Mining, LLC	Filed herewith

3.1(c)	Certificate of Conversion and Articles of Organization of AMRESCO, LLC	Filed herewith

3.1(d)	Certificate of Incorporation of VWR, Inc.	Previously filed as Exhibit 3.5 to Form S-4, filed on December 21, 2007

3.1(e)	Certificate of Formation of VWR International, LLC	Previously filed as Exhibit 3.7 to Form S-4, filed on December 21, 2007

3.1(f)	Certificate of Formation of VWR Management Services, LLC	Previously filed as Exhibit 3.9 to Form S-4, filed on December 21, 2007

3.1(g)	Articles of Organization and Certificate of Amendment of Anachemia Chemicals, LLC	Filed herewith

3.1(h)	Articles of Conversion and Articles of Organization of BioExpress, LLC	Filed herewith

3.1(i)	Certificate of Conversion and Articles of Organization of Sovereign Scientific, LLC	Filed herewith

3.2(a)	Bylaws of VWR Funding, Inc. (pursuant to the Agreement and Plan of Merger, dated May 2, 2007, between Varietal Distribution Merger Sub, Inc. (“Merger Sub”), Varietal Distribution Holdings, LLC, and CDRV Investors, Inc., pursuant to which Merger Sub merged with and into CDRV Investors, Inc. on June 29, 2007, with CDRV Investors, Inc. as the surviving corporation, the Bylaws of Merger Sub became the Bylaws of VWR Funding, Inc., as the surviving corporation)	Previously filed as Exhibit 3.2(a) to Form S-4, filed on December 21, 2007

3.2(b)	Amendment to Bylaws of VWR Funding, Inc.	Previously filed as Exhibit 3.2(b) to Form S-4, filed on December 21, 2007

3.2(c)	Limited Liability Company Agreement of Anachemia Mining, LLC	Filed herewith

3.2(d)	Operating Agreement of AMRESCO, LLC	Filed herewith

3.2(e)	Bylaws of VWR, Inc.	Previously filed as Exhibit 3.6 to Form S-4, filed on December 21, 2007

3.2(f)	Limited Liability Company Agreement of VWR International, LLC	Previously filed as Exhibit 3.8(a) to Form S-4, filed on December 21, 2007

3.2(g)	First Amendment to Limited Liability Company Agreement of VWR International, LLC	Previously filed as Exhibit 3.8(b) to Form S-4, filed on December 21, 2007

3.2(h)	Limited Liability Company Agreement of VWR Management Services, LLC	Previously filed as Exhibit 3.10 to Form S-4, filed on December 21, 2007

Exhibit* Number	Description of Documents	Method of Filing
3.2(i)	Limited Liability Company Agreement of Anachemia Chemicals, LLC	Filed herewith

3.2(j)	Written Declaration of the Sole Member of BioExpress, LLC	Filed herewith

3.2(k)	Operating Agreement of Sovereign Scientific, LLC	Filed herewith

4.1(a)	Indenture, dated as of April 7, 2004, by and among CDRV Acquisition Corporation, as Issuer (the rights and obligations of which were assumed by VWR International, Inc.), the Subsidiary Guarantors from time to time parties thereto, as Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, relating to the 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation	Previously filed as Exhibit 4.1(a) to Annual Report on Form 10-K on for the year ended December 31, 2011

4.1(b)	Supplemental Indenture, dated as of April 7, 2004, relating to the 8% Senior Subordinated Notes	Previously filed as Exhibit 4.7 to VWR International, Inc. Form S-4, filed on August 30, 2004

4.1(c)	Form of 8% Senior Subordinated Notes	Previously filed as Exhibit 4.11 to VWR International, Inc. Form S-4, filed on August 30, 2004

4.1(d)	Supplemental Indenture, dated as of April 7, 2004, relating to the 8% Senior Subordinated Notes	Previously filed as Exhibit 4.13 to Amendment No. 2 to VWR International, Inc. Form S-4, filed on November 19, 2004

4.1(e)	Supplemental Indenture, effective as of June 29, 2007, relating to the 8% Senior Subordinated Notes	Previously filed as Exhibit 4.4 to Quarterly Report on Form 10-Q for the period ended June 30, 2007

4.2(a)	Indenture, dated as of September 4, 2012, among VWR Funding, Inc. and the guarantors named therein and Law Debenture Trust Company of New York, as Trustee, relating to 7.25% Senior Notes due 2017	Previously filed as Exhibit 4.1 to Quarterly Report on Form 10-Q for the period ended September 30, 2012

4.2(b)	Form of 7.25% Senior Notes due 2017	Previously filed as Exhibit 4.2 to Quarterly Report on Form 10-Q for the period ended September 30, 2012

4.2(c)	Supplemental Indenture, effective as of December 3, 2012, relating to the 7.25% Senior Notes due 2017	Filed herewith

4.2(d)	Registration Rights Agreement, dated September 4, 2012, among VWR Funding, Inc., the guarantors named therein and Goldman Sachs & Co., as representative of the Initial Purchasers	Previously filed as Exhibit 4.3 to Quarterly Report on Form 10-Q for the period ended September 30, 2012

Exhibit* Number	Description of Documents	Method of Filing
4.3(a)	Indenture, dated as of June 29, 2007, by and among VWR Funding, Inc., the Guarantors from time to time parties thereto, and Law Debenture Trust Company of New York, as Trustee, relating to 10.75% Senior Subordinated Notes due 2017 (including forms of Notes attached as an exhibit thereto)	Previously filed as Exhibit 4.7(a) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

4.3(b)	Exchange and Registration Rights Agreement, dated as of June 29, 2007, among VWR Funding, Inc., the Guarantors from time to time parties thereto, and the Purchasers named therein	Previously filed as Exhibit 4.4(c) to Annual Report on Form 10-K for the period ended December 31, 2011

4.4(a)	Agreement and Plan of Merger, dated May 2, 2007, among Varietal Distribution Holdings, LLC, Varietal Distribution Merger Sub, Inc., and VWR Funding, Inc. (formerly CDRV Investors, Inc.)	Previously filed as Exhibit 10.1(a) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

4.4(b)	First Amendment to said Merger Agreement, dated May 7, 2007	Previously filed as Exhibit 10.1(b) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

4.4(c)	Second Amendment to said Merger Agreement, dated May 7, 2007	Previously filed as Exhibit 10.1(c) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

5.1	Opinion of Kirkland & Ellis LLP regarding the legality of the securities to be issued	Filed herewith

5.2	Opinion of Adams and Reese LLP regarding the legality of the securities to be issued	Filed herewith

5.3	Opinion of Stoel Rives LLP regarding the legality of the securities to be issued	Filed herewith

5.4	Opinion of Vorys, Sater, Seymour and Pease LLP regarding the legality of the securities to be issued	Filed herewith

10.1	Amended and Restated Management Services Agreement, dated as of June 29, 2007, between VWR Funding, Inc. and Madison Dearborn Partners V-B, L.P.	Previously filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the period ended September 30, 2007

10.2(a)	Varietal Distribution Holdings, LLC 2007 Securities Purchase Plan*	Previously filed as Exhibit 10.3(a) to Quarterly Report on Form 10-Q for the period ended September 30, 2007

10.2(b)	Varietal Distribution Holdings, LLC 2007 Securities Purchase Plan, as amended*	Previously filed as Exhibit 10.1 to Current Report on Form 8-K on April 4, 2012

10.2(c)	Varietal Distribution Holdings, LLC 2007 Securities Purchase Plan, as amended*	Previously filed as Exhibit 10.1 to Current Report on Form 8-K on January 2, 2013

10.2(d)	Limited Liability Company Agreement, dated June 29, 2007, among Varietal Distribution Holdings, LLC and the unitholders named therein from time to time*	Previously filed as Exhibit 10.3(b) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

Exhibit* Number	Description of Documents	Method of Filing
10.2(e)	Securityholders Agreement, dated June 29, 2007, among Varietal Distribution Holdings, LLC and the other parties named therein from time to time*	Previously filed as Exhibit 10.3(c) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

10.2(f)	Form of Management Unit Purchase Agreement*	Previously filed as Exhibit 10.3(d) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

10.2(g)	Form of Incentive Unit Grant Agreement*	Previously filed as Exhibit 10.2 to Current Report on Form 8-K on April 4, 2012

10.2(h)	Form of Time-Based Incentive Unit Grant Agreement*	Previously filed as Exhibit 10.2 to Current Report on Form 8-K on January 2, 2013

10.3(a)	Employment Agreement, dated April 23, 2003, between VWR International GmbH and Manuel Brocke-Benz*	Previously filed as Exhibit 10.8(a) to Annual Report on Form 10-K for the year ended December 31, 2009

10.3(b)	Supplement to Employment Agreement, dated April 23, 2003, between VWR International GmbH and Manuel Brocke-Benz*	Previously filed as Exhibit 10.8(b) to Annual Report on Form 10-K for the year ended December 31, 2009

10.3(c)	Memorandum for Terms of Service as Interim President and Chief Executive Officer, dated August 1, 2012, between VWR Management Services, LLC and Manuel Brocke-Benz*	Previously filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the period ended September 30, 2012

10.4(a)	Amended and Restated Employment Letter, dated December 20, 2010, between VWR Management Services, LLC and John M. Ballbach*	Previously filed as Exhibit 10.4 to Annual Report on Form 10-K for the year ended December 31, 2010

10.4(b)	General Release, dated July 26, 2012, between VWR Management Services, LLC and John M. Ballbach*	Previously filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the period ended June 30, 2012

10.5	Amended and Restated Employment Letter, dated December 20, 2010, between VWR Management Services, LLC and Gregory L. Cowan*	Previously filed as Exhibit 10.5 to Annual Report on Form 10-K for the year ended December 31, 2010

10.6	Amended and Restated Employment Letter, dated December 20, 2010, between VWR Management Services, LLC and George Van Kula*	Previously filed as Exhibit 10.8 to Annual Report on Form 10-K for the year ended December 31, 2011

10.7	Amended and Restated Employment Letter, dated December 20, 2010, between VWR Management Services, LLC and Theodore C. Pulkownik*	Previously filed as Exhibit 10.7 to Annual Report on Form 10-K for the year ended December 31, 2012

10.8(a)	Employment Letter, dated August 24, 2012, between VWR Management Services, LLC and Stanley L. Haas*	Previously filed as Exhibit 10.8(a) to Annual Report on Form 10-K for the year ended December 31, 2012

10.8(b)	International Assignment Addendum, dated October 11, 2012, to Stanley L. Haas Employment Letter*	Previously filed as Exhibit 10.8(b) to Annual Report on Form 10-K for the year ended December 31, 2012

10.9	Employment Letter, dated June 13, 2008, between VWR International, LLC and Wu Ming Kei (a/k/a Eddy Wu)*	Previously filed as Exhibit 10.9 to Annual Report on Form 10-K for the year ended December 31, 2009

Exhibit* Number	Description of Documents	Method of Filing
10.10(a)	Credit Agreement, dated as of June 29, 2007, among VWR Funding, Inc., the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the Arrangers and other Agents named therein	Previously filed as Exhibit 4.5(a) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

10.10(b)	Amendment No. 1, dated as of June 4, 2012, to the Credit Agreement dated as of June 29, 2007, among VWR Funding, Inc., VWR Investors, Inc., each of the Foreign Subsidiary Borrowers from time to time party thereto, each of the Subsidiary Guarantors, each of the Lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent	Previously filed as Exhibit 10.1 to Current Report on Form 8-K on June 5, 2012

10.10(c)	Incremental Amendment, dated as of January 31, 2013, to the Credit Agreement dated as of June 29, 2007, amended as of June 4, 2012 (as further amended, supplemented or otherwise modified from time to time), among VWR Funding, Inc., VWR Investors, Inc., each of the Foreign Subsidiary Borrowers from time to time party thereto, each of the Subsidiary Guarantors, each of the Lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent	Previously filed as Exhibit 10.1 to Current Report on Form 8-K on February 1, 2013

10.10(d)	Guarantee and Collateral Agreement, dated as of June 29, 2007, among VWR Investors, Inc., VWR Funding, Inc., the Subsidiaries from time to time parties thereto, and Bank of America, N.A., as Collateral Agent	Previously filed as Exhibit 4.2(b) to Annual Report on Form 10-K for the year ended December 31, 2011

10.10(e)	Amendment No. 1, dated as of June 4, 2012, to the Guarantee Agreement, dated as of June 28, 2007, among VWR Funding, Inc., VWR Investors, Inc., each of the Subsidiary Guarantors from time to time a party to the Guarantee and Collateral Agreement, and Bank of America, N.A., as Collateral Agent	Previously filed as Exhibit 10.2 to Current Report on Form 8-K on June 5, 2012

10.11(a)	VWR International Nonqualified Deferred Compensation Plan, effective May 1, 2007*	Previously filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the period ended March 31, 2007

10.11(b)	Amendment to said Plan*	Previously filed as Exhibit 10.9(b) to Annual Report on Form 10-K for the year ended December 31, 2007

10.12(a)	VWR International Nonqualified Deferred Compensation Plan Trust Agreement, dated as of May 1, 2007, between VWR International, Inc. and Wells Fargo, N.A.*	Previously filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the period ended March 31, 2007

Exhibit* Number	Description of Documents	Method of Filing
10.12(b)	Amendment to said Trust Agreement*	Previously filed as Exhibit 10.10(b) to Annual Report on Form 10-K for the year ended December 31, 2007

10.13	VWR International Amended and Restated Retirement Plan*	Previously filed as Exhibit 10.11 to Annual Report on Form 10-K for the year ended December 31, 2011

10.14	VWR International, LLC Amended and Restated Supplemental Benefits Plan*	Previously filed as Exhibit 10.12 to Annual Report on Form 10-K for the year ended December 31, 2008

10.15	Board Compensation Policy*	Previously filed as Exhibit 10.14 to Annual Report on Form 10-K for the year ended December 31, 2007

10.16(a)	Receivables Purchase Agreement, dated November 4, 2011, among VWR Receivables Funding, LLC, VWR International, LLC, the various conduit purchasers from time to time party thereto, the various related committed purchasers from time to time party thereto, the various purchaser agents from time to time party thereto, the various LC participants from time to time party thereto and PNC Bank, National Association, as Administrator and LC Bank	Previously filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the period ended September 30, 2011

10.16(b)	Amendment No. 1 to Receivables Purchase Agreement, dated December 10, 2012, among VWR Receivables Funding, LLC, VWR International, LLC, PNC Bank, National Association, as Administrator, Purchaser Agent for the Market Street Purchaser Group and Related Committed Purchaser and Market Street Funding, LLC, as Conduit Purchaser	Previously filed as Exhibit 10.16(b) to Annual Report on Form 10-K for the year ended December 31, 2012

10.16(c)	Purchase and Sale Agreement, dated November 4, 2011, between the various entities listed on Schedule I thereto as Originators and VWR Receivables Funding, LLC	Previously filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the period ended September 30, 2011

12.1	Computation of Ratio of Earnings to Fixed Charges	Filed herewith

21.1	List of Subsidiaries of VWR Funding, Inc.	Filed herewith

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)	Filed herewith

23.2	Consent of Adams and Reese LLP (included in Exhibit 5.2)	Filed herewith

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.3)	Filed herewith

23.4	Consent of Vorys, Sater, Semour and Pease LLP (included in Exhibit 5.4)	Filed herewith

Exhibit* Number	Description of Documents	Method of Filing
23.5	Consent of KPMG LLP, an independent registered public accounting firm, with respect to the audited financials of VWR Funding, Inc.	Filed herewith

24.1	Powers of Attorney (included in the signature pages to this Registration Statement)	Filed herewith

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Law Debenture Trust Company of New York	Filed herewith

99.1	Form of Letter of Transmittal	Filed herewith

99.2	Form of Letter to DTC Participants Regarding the Exchange Offer	Filed herewith

99.3	Form of Letter of Beneficial Owners of the 7.25% Senior Notes due 2017 Regarding the Exchange Offer	Filed herewith

99.4	Notice of Guaranteed Delivery	Filed herewith

101.INS	XBRL Instance Document	Furnished herewith

101.SCH	XBRL Taxonomy Extension Schema Document	Furnished herewith

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	Furnished herewith

101.LAB	XBRL Taxonomy Extension Label Linkbase Document	Furnished herewith

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	Furnished herewith

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	Furnished herewith

*	Denotes management contract or compensatory plan, contract or arrangement.